As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933Under
The Securities Act of 1933

PerfectData Corporation

(Exact name of registrant as specified in its charter)

California	3990	95-3087593
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification Number)

110 West Easy Street
Simi Valley, California 93065
(805) 581-4000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Harris A. Shapiro
Chief Executive Officer
PerfectData Corporation
110 West Easy Street
Simi Valley, California 93065
(805) 581-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Robert W. Berend, Esq. Wachtel & Masyr, LLP 110 East 59th Street New York, New York 10022 Tel: (212) 909-9602	Kenneth R. Koch, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 Tel: (212) 935-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger of a wholly-owned subsidiary of PerfectData Corporation into SuperCom Ltd. have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	27,821,070	$0.69	$8,767,374	$709.28

(1)	The Registrant is offering 27,821,070 shares of its common stock, no par value per share, which is the maximum number of shares of common stock that the Registrant is expected to issue in the merger described herein to holders of ordinary shares of SuperCom Ltd., assuming that PerfectData's Final Net Available Cash prior to the merger is $1,500,000, and is calculated as the product of 12,706,339 SuperCom ordinary shares multiplied by the exchange ratio of 2.1895426 shares of PerfectData common stock for each SuperCom ordinary share.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, the registration fee has been calculated based on the book value of SuperCom common stock to be exchanged in the merger, as the product of (i) $0.69 (the book value of each share of SuperCom common stock computed as of the latest practicable date prior to the date of filing this registration statement) multiplied by (ii) 12,706,339, the estimated maximum number of SuperCom ordinary shares expected to be cancelled by the Registrant in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. PerfectData may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 24, 2003

[PerfectData Logo]	[SuperCom Logo]

PerfectData Corporation 110 West Easy Street Simi Valley, California 93065	SuperCom Ltd. Millennium Bldg. 3 Tidhar St., P.O.B. 2094 Raanana 43665 Israel

PERFECTDATA AND SUPERCOM
JOINT PROXY STATEMENT/PROSPECTUS

PerfectData Corporation and SuperCom Ltd. have entered into a merger agreement pursuant to which a newly-formed, wholly-owned Israeli subsidiary of PerfectData will merge with and into SuperCom and the shareholders of SuperCom will become shareholders of PerfectData. Following the merger, PerfectData will conduct only the business currently conducted by SuperCom. Upon consummation of the merger, holders of SuperCom ordinary shares will own 72.5% of PerfectData on a fully-diluted basis, and the holders of PerfectData common stock prior to the merger will own 21.5% of PerfectData on a fully-diluted basis, subject to certain adjustments described below and in this joint proxy statement/prospectus. The balance of PerfectData will be owned by certain parties that acted as finders in connection with this transaction. The closing of this merger is subject to the approvals of the shareholders of both PerfectData and SuperCom and certain other closing conditions.

In connection with the merger, PerfectData's shareholders are also being asked to approve the reincorporation of PerfectData in the State of Delaware (including the change of PerfectData's name to "SuperCom (Delaware) Inc.," or SuperCom Delaware, if the merger is consummated); an increase in the number of common shares that SuperCom is authorized to issue; a new equity incentive plan; the adoption of an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated; the election of a new board of directors consisting of six individuals nominated by SuperCom and two individuals nominated by PerfectData if the merger is consummated; and the ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young Global, as auditors if the merger is consummated.

The number of shares of PerfectData common stock (which will become SuperCom Delaware common stock after the reincorporation) to be issued for each ordinary share of SuperCom is not fixed and will be adjusted based upon the exchange ratio established by the merger agreement. Under the merger agreement, the exchange ratio is calculated so that each ordinary share of SuperCom outstanding immediately before the effective time of the merger will be converted into the number of shares of PerfectData common stock equal to (1) 3.3720926 multiplied by the number of shares of PerfectData common stock outstanding on a fully-diluted basis before the effective time of the merger, divided by (2) the number of ordinary shares of SuperCom outstanding on a fully-diluted basis immediately before the effective time of the merger. Based on the number of shares of PerfectData common stock and SuperCom ordinary shares outstanding as of October 10, 2003, and including the issuance by PerfectData of 150,000 of its shares to a third party conditioned upon the closing of the merger, SuperCom shareholders would receive 1.534804837 shares of PerfectData common stock for each ordinary share of SuperCom they own.

Adjustments to the exchange ratio will be made in the event that the Final Net Available Cash of PerfectData at the effective time of the merger is less than $2,000,000. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities. The Final Net Available Cash would have been $1,994,000 had the closing been effected as of June 30, 2003, assuming that through the sale of its operating assets (including inventory and certain accounts receivable) and collection of other accounts receivable PerfectData had realized full value on such assets. PerfectData currently estimates that its Final Net Available Cash immediately prior to the merger will be approximately $1,600,000. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,600,000, the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of SuperCom Delaware common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in the combined company, at the effective time of the merger, on a fully diluted basis would be approximately 78% and 17.6%, respectively. If the Final Net Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest amount it can be without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively.

After the merger and reincorporation, shareholders of PerfectData will continue to own the same number of shares as they currently own, but they will hold shares in the new Delaware corporation (SuperCom Delaware) instead of the current PerfectData. The shares of common stock of PerfectData are listed on the Over-the-Counter Bulletin Board under the symbol "PERF." We intend to apply to have the symbol changed to "SPRC" after completion of the merger.

We have each scheduled a meeting of our respective shareholders to vote on these important matters. The dates, times and places of the meetings are set forth in the accompanying notices of meeting. YOUR VOTE IN PERSON OR BY PROXY AT THE RESPECTIVE MEETINGS OF SHAREHOLDERS IS VERY IMPORTANT.

This document is a prospectus of PerfectData relating to the issuance of shares of PerfectData's common stock (which will become SuperCom Delaware's common stock) in connection with the merger and a joint proxy statement for both PerfectData and SuperCom to use in soliciting proxies for our shareholder meetings. It contains answers to frequently asked questions beginning on page 1 and a summary description of the merger beginning on page 8, followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under "Risk Factors" commencing on page 26 of the enclosed joint proxy statement/prospectus. We urge you to review the entire document carefully.

Harris A. Shapiro Chief Executive Officer and Chairman of the Board PerfectData Corporation	Avi Schechter Chief Executive Officer and President SuperCom Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the PerfectData common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is [          ], 2003, and this joint proxy statement/prospectus and the accompanying proxy cards are first being mailed to the shareholders of PerfectData and SuperCom on or about [          ], 2003.

PERFECTDATA CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                  ], 2003
AND NOTICE OF SHAREHOLDERS'S CONSENT

To the Shareholders of PerfectData Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of PerfectData Corporation, a California corporation ("PerfectData"), will be held at [Time], local time, on [Date], 2003, at [Address], to consider and vote upon the following matters:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of July 2, 2003 by and among PerfectData Corporation, PerfectData Merger Sub Ltd. and SuperCom Ltd. ("SuperCom") and the merger of PerfectData Merger Sub Ltd. with and into SuperCom (the "merger");
2.	To consider and vote upon a proposal to reincorporate PerfectData as a Delaware corporation (including, among other things, a change of PerfectData's name to "SuperCom (Delaware) Inc." if the merger is consummated);
3.	To consider and vote upon a proposal to increase the number of authorized shares of common stock from 10,000,000 to 55,000,000;
4.	To consider and vote upon a proposal to adopt a new equity incentive plan;
5.	To adopt an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated;
6.	To elect the number of directors of PerfectData hereinafter provided to serve until the next annual meeting of shareholders and until their successors are duly executed and qualify as follows:
(a)	to elect eight directors to serve if the merger is consummated; or
(b)	to elect five directors to serve if the merger is not consummated;
7.	To ratify the selection of independent auditors of PerfectData, as follows:
(a)	Kost, Forer & Gabbay, a member of Ernst & Young Global, for the fiscal year ending December 31, 2003 if the merger is consummated, or
(b)	KPMG LLP for the fiscal year ending March 31, 2004 if the merger is not consummated;
8.	To transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

If the merger is not consummated, only proposals 2, 3, 6(b) and 7(b), if approved by the shareholders of PerfectData, will be implemented.

NOTICE IS ALSO HEREBY GIVEN, pursuant to Section 603(b)(1) of the California General Corporation Law, that the holders of more than a majority of the outstanding shares of the PerfectData common stock have consented to the sale of the business operations of PerfectData and that PerfectData intends to close such sale 20 days after the sending of this notice.

All shareholders are cordially invited to attend the annual meeting. Even if you plan to attend the annual meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. An envelope is enclosed for that purpose. Any shareholder attending the annual meeting may withdraw his or her proxy and vote in person.

The merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

Any action may be taken on any of the foregoing proposals at the annual meeting on the date specified above or on any date to which the annual meeting may properly be postponed or adjourned. The PerfectData Board of Directors has fixed the close of business on [Record Date], 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Irene J. Marino Corporate Secretary

Simi Valley, California
[Date], 2003

SUPERCOM LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                       , 2003

To the Shareholders of SuperCom Ltd.:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of SuperCom Ltd., a company formed under the laws of Israel, will be held at [Time], local time, on [Date], 2003, at [Address], to consider and vote upon the following matters:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of July 2, 2003 by and among PerfectData Corporation, PerfectData Merger Sub Ltd. and SuperCom Ltd. ("SuperCom") and the merger of PerfectData Merger Sub Ltd. with and into SuperCom (the "merger"); and

2.    To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the special meeting. Even if you plan to attend the meeting in person, we request that you complete, date, sign and promptly return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. An envelope is enclosed for that purpose. Any shareholder attending the meeting may withdraw his proxy and vote in person.

You should notify SuperCom before voting at the meeting or indicate on the proxy card, whether or not you indicate how you want to vote, whether or not you are: (1) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of PerfectData or PerfectData Merger Sub; (2) a person or entity acting on behalf of PerfectData, PerfectData Merger Sub or a person or entity described in (1); or (3) a family member of, or an entity controlled by, PerfectData, PerfectData Merger Sub or any of the foregoing. If you do not notify SuperCom as aforesaid, you will not be entitled to vote on the merger and your vote will not be counted with respect to Proposal No. 1.

In addition, you should notify SuperCom before the meeting or indicate on the proxy card whether or not you are a U.S. resident and if you are a U.S. resident, indicate your U.S. state of residence.

The proposed merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

Any action may be taken on the foregoing proposal at the special meeting on the date specified above or on any date to which the meeting may properly be postponed or adjourned. The SuperCom board of directors has fixed the close of business on [Record Date], 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Avi Schechter Chief Executive Officer and President

Raanana, Israel
[Date], 2003

ii

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

iii

ANNEXES

iv
QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger if approved by the shareholders?

A:	Before the merger, PerfectData will reincorporate as a Delaware corporation known as SuperCom (Delaware) Inc., and which we sometimes call SuperCom Delaware. In the merger, SuperCom will merge with a wholly-owned subsidiary of SuperCom Delaware (formerly PerfectData), with SuperCom surviving as a wholly-owned subsidiary of SuperCom Delaware. PerfectData (which will become SuperCom Delaware) together with SuperCom are referred to collectively as the combined company. Upon completion of the merger, the combined company will conduct only the business currently being conducted by SuperCom.

Q:	Why are PerfectData and SuperCom proposing the merger?

A:	The boards of directors of PerfectData and SuperCom believe that the combined company will have greater access to capital than either company separately and that this greater access to capital will enhance shareholder value for their respective shareholders. The PerfectData board of directors also believes that the merger will provide PerfectData shareholders with the possibility of increased value through ownership of an operating company with potential for significant growth. The primary business activity of the combined company will be to continue the smart card technology business currently conducted and contemplated by SuperCom. There can be no assurance that shareholder value will be enhanced as contemplated.

Q:	What will shareholders of PerfectData receive in the merger?

A:	Shareholders of PerfectData will retain the same number of shares in the combined company as they had prior to the merger, but will be diluted down to an aggregate interest of approximately 21.5% (subject to certain adjustments) in the combined company, on a fully diluted basis. PerfectData currently estimates that its Final Net Available Cash immediately prior to the merger will be approximately $1,600,000. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,600,000, the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of PerfectData common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in the combined company, at the effective time of the merger, on a fully diluted basis would be approximately 78% and 17.6%, respectively. If the Final Net Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest amount it can be without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities.

Q:	What will shareholders of SuperCom receive in the merger?

A:	Each ordinary share of SuperCom outstanding immediately prior to the effective time of the merger (including all ordinary shares of SuperCom issuable upon exercise of SuperCom options) will be converted into the right to receive 1.534804837 shares of PerfectData common stock, subject to certain adjustments. The right to receive 1.534804837 shares of PerfectData common stock for each ordinary share of SuperCom, subject to adjustments, is referred to as the "exchange ratio." Adjustments to the exchange ratio will be made in the event that the Final Net Available Cash of PerfectData at the effective time of the merger is less than $2,000,000.
The Final Net Available Cash would have been $1,994,000 had the closing been effected as of June 30, 2003, assuming that through the sale of its operating assets (including inventory and certain accounts receivable) and collection of other accounts receivable PerfectData had realized full value on such assets. PerfectData currently estimates that its Final Net Available Cash immediately prior to the merger will be approximately $1,600,000. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,600,000, the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of SuperCom Delaware common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in the combined company, at the effective time of the merger, on a fully diluted basis would be approximately 78% and 17.6%, respectively. If the Final Net Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest it can go without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively.

Q:	What will option holders of SuperCom receive in the merger?

A:	Each outstanding option to purchase ordinary shares of SuperCom will be assumed by PerfectData and may be exercised only for such number of shares of PerfectData common stock (omitting any fractional shares) determined by multiplying the number of ordinary shares of SuperCom subject to each outstanding option by the exchange ratio (at an exercise price adjusted to reflect the change in the number of shares that may be purchased).

Q:	When are the shareholders' meetings?

A:	PerfectData's annual meeting of shareholders will take place on , 2003. SuperCom's special meeting of shareholders will take place on , 2003. The time and location of each meeting is specified in the notice of shareholder meetings.

Q:	What will happen at the PerfectData shareholders' meeting?

A:	At the PerfectData annual meeting of shareholders, PerfectData shareholders will vote on whether to approve (1) the merger and the merger agreement, (2) the reincorporation of PerfectData in the State of Delaware (including the change of PerfectData's name to "SuperCom (Delaware) Inc.," or SuperCom Delaware, if the merger is consummated); (3) an increase in the number of common shares that SuperCom is authorized to issue; (4) a new equity incentive plan; (5) the adoption of an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated; (6) the election of a new board of directors consisting of six individuals nominated by SuperCom and two individuals nominated by PerfectData if the merger is consummated; and (7) the ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young Global, as auditors if the merger is consummated. We cannot complete the merger unless the PerfectData shareholders vote to approve the merger and the merger agreement, the reincorporation and the increase in the number of authorized common shares. You should be aware that shareholders holding 1,234,716 shares (or approximately 19.9% as of [Record Date]) of PerfectData's outstanding common stock have entered into a voting agreement, which requires those shareholders to vote their shares of PerfectData common stock in favor of all of the proposals described above.

If PerfectData shareholders do not approve Proposal (1) with respect to the merger and the merger agreement, but otherwise vote in favor of the following proposals, they will be implemented: (2) reincorporation in the State of Delaware; (3) the increase in the authorized number of common shares; (6) the election of five directors, management's nominees being the current PerfectData directors; and (7) the selection of KPMG as auditors. The sale of PerfectData's business operations will also be effected.

Q:	What will happen at the SuperCom shareholders' meeting?

A:	At the SuperCom special meeting of shareholders, the SuperCom shareholders will vote on whether to approve the merger and the merger agreement. We cannot complete the merger unless the SuperCom shareholders vote to approve the merger agreement and the merger. Shareholders holding 7,117,481 shares (or approximately 56% as of [Record Date]) of SuperCom's outstanding ordinary shares have entered into a voting agreement, which requires those shareholders to vote their ordinary shares of SuperCom in favor of the merger agreement and the merger.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are risks associated with all business combinations, including this merger. In particular, you should be aware that the exchange ratio determining the number of PerfectData shares that SuperCom shareholders will receive is fixed and will not change as the market price of shares of PerfectData common stock fluctuates in the period before the merger. Accordingly, the market value of the shares of PerfectData common stock that you as a SuperCom shareholder will receive in the merger in return for your ordinary shares of SuperCom may be either less than or more than the current fair market value of the ordinary shares of SuperCom that you currently hold. There are also a number of other risks that are discussed in this document. Please read with particular care the more detailed description of the risks associated with the merger on pages 26 through 28.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the required approvals of PerfectData shareholders and SuperCom shareholders at their respective shareholders' meetings, are fulfilled. Fulfilling some of these conditions is not entirely within our control. In addition to shareholder approval, we must also send copies of the merger proposal filed with the Israeli Companies Registrar to secured creditors and notify unsecured creditors via publication, file "shareholder approval notices" with the Israeli Companies Registrar, obtain consent from the Office of the Chief Scientist of Israel's Ministry of Trade and Industry, obtain consent from the Israeli Investment Center of Israel's Ministry of Trade and Industry, obtain a ruling of the Israeli Income Tax Commissioner, and each of SuperCom and PerfectData must satisfy or waive all of the closing conditions contained in the merger agreement. We hope to complete the merger late in December 2003.

Q:	What should shareholders of PerfectData do to approve the merger and other proposals?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, PerfectData shareholders should sign, complete and mail their respective proxy cards in the enclosed postage-prepaid envelope as soon as possible so that their shares will be voted at the annual meeting of shareholders. In order to assure that we obtain your vote, please follow the voting instructions on your proxy card even if you currently plan to attend the meeting in person. The board of directors of PerfectData recommends voting FOR the proposals to approve the merger and the merger agreement, the reincorporation of PerfectData as a Delaware corporation (including the change of PerfectData's name to "SuperCom (Delaware) Inc."), an increase in the authorized number of shares of common stock to 55,000,000, the adoption of a new equity incentive plan, the adoption of an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated, the election of eight directors to serve until the next annual meeting of shareholders if the merger is consummated, and the ratification of the selection of Kost, Forer & Gabbay as auditors if the merger is consummated. For a description of the factors considered by the PerfectData board of directors in making its determination, see the section entitled "The Merger-PerfectData's Reasons for the Merger and Factors Considered by the PerfectData Board of Directors" on page 48.

Q:	What should shareholders of SuperCom do to approve the merger?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, SuperCom shareholders should sign, complete and mail their respective proxy cards in the enclosed postage-prepaid envelope as soon as possible so that their shares will be voted at the special meeting of shareholders. In order to assure that we obtain your vote, please follow the voting instructions on your proxy card even if you currently plan to attend the meeting in person. The board of directors of SuperCom recommends voting FOR the proposal to approve the merger and the merger agreement. For a description of the factors considered by the SuperCom board of directors in making its determination, see the section entitled "The Merger-SuperCom's Reasons for the Merger and Factors Considered by the SuperCom Board of Directors" on page 49.

Q:	What vote is required by PerfectData shareholders to complete the merger?

A:	The affirmative vote of holders of a majority of the outstanding shares of PerfectData common stock is required to approve the merger agreement and the merger. PerfectData shareholders who collectively hold approximately 19.9% of the outstanding capital stock of PerfectData as of [Record Date], have agreed to vote all of their shares in favor of approval of the merger agreement and the merger.

Q:	What vote is required by SuperCom shareholders to complete the merger?

A:	The affirmative vote of holders of 75% of the ordinary shares of SuperCom present and voting at a meeting at which a quorum is present is required to approve the merger agreement and related transactions. SuperCom shareholders who collectively hold approximately 56% of the outstanding capital stock of SuperCom as of [Record Date], have agreed to vote all of their shares in favor of approval of the merger agreement and the merger.

Q:	Will SuperCom shareholders recognize gain or loss for U.S. federal or Israeli income tax purposes as a result of the merger?

A:	We believe that SuperCom shareholders will not recognize gain or loss for United States federal income tax purposes by exchanging their SuperCom shares for any PerfectData shares in the merger. Because SuperCom is not a U.S. corporation, certain special rules apply, and this summary may not apply to all SuperCom shareholders. You are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this joint proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

The merger also has certain tax consequences for Israeli taxpayers. Under the Israeli Income Tax Ordinance [New Version], 1961, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. Special rules apply in reference to traded securities. On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, known as the tax reform, came into effect, thus changing the rules and definitions of traded securities within the relevant laws. Following the above-mentioned tax reform, the tax status of SuperCom, as a listed company, is not yet clear. SuperCom shareholders who acquired their shares prior to SuperCom's initial public offering in 2000 and who do not qualify for an exemption from Israeli capital gains tax under any tax treaty to which the State of Israel is a party, may be subject to Israeli capital gains tax on the sale of their SuperCom ordinary shares in the merger. You are urged to carefully review the detailed summary of the material Israeli tax consequences of the merger set forth in this joint proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

For a more complete description of the tax consequences of the merger, see the section entitled "Certain Material U.S. Federal and Israeli Income Tax Consequences of the Merger" on page 73.

Q:	Will my rights as a shareholder of SuperCom or PerfectData change as a result of the merger?

A:	SuperCom and PerfectData are incorporated in different jurisdictions having different corporate laws. In addition, the governing documents of each company vary and PerfectData intends to reincorporate as a Delaware corporation. As a result, a SuperCom shareholder will have different rights as a PerfectData shareholder than as a SuperCom shareholder. Similarly, as a result of the reincorporation in Delaware, a PerfectData shareholder will have different rights as a stockholder of a Delaware corporation. See the section entitled "Comparison of Rights of Holders of SuperCom Ordinary Shares and PerfectData and SuperCom Delaware Common Stock" on page 128.

Q:	Will I have dissenters' or appraisal rights?

A:	Under California law, where PerfectData is incorporated, PerfectData shareholders who do not vote in favor of the merger and the reincorporation of PerfectData in Delaware have the right to receive an appraisal of the fair value of their PerfectData shares and to obtain payment for such shares in connection with the merger. In addition, the shareholders who did not consent to the sale of PerfectData's business operations may also have this right. In order to qualify for this right, a shareholder must fully comply with the provisions of Sections 1300 through 1312 of the California General Corporation Law. See the section entitled "Statutory Dissenters' Rights of Dissenting PerfectData Shareholders" on page 69 and Annex D for a description of those procedures.

Under Israeli law, holders of SuperCom ordinary shares are not entitled to statutory dissenters' rights in connection with the merger.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Your broker cannot vote your shares unless your broker has discretionary voting authority or you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If your broker cannot vote your shares, this is considered a broker non-vote and those shares will not be considered present or represented with respect to a particular proposal at the shareholders' meetings.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. If you want to change your vote, send the Corporate Secretary of SuperCom or the Corporate Secretary of PerfectData, as applicable, a later-dated, signed proxy card before your shareholders' meeting or, if you hold your shares in your own name, attend your meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate officer before your meeting. If you have instructed your broker to vote your shares, you must follow your broker's directions in order to change those instructions.

Q:	Should shareholders send in their stock certificates now?

A:	No. SuperCom shareholders should not send in their share certificates now. After the merger is completed, PerfectData will arrange for the delivery to SuperCom shareholders of a letter of transmittal with written instructions for exchanging their SuperCom share certificates. PerfectData shareholders should not submit their stock certificates because their shares will not be exchanged in the merger. However, because of the reincorporation in Delaware, such PerfectData shareholders will be requested to exchange their certificates in the event they sell or transfer their shares.

Q:	What happens if the PerfectData shareholders do not vote to approve the merger agreement and the merger?

A:	If the merger agreement and merger are not approved by the requisite vote of PerfectData's shareholders, the merger will not be consummated and PerfectData would be obligated to pay a break-up fee of $250,000 plus fees and expenses up to $250,000 to SuperCom. If the merger is not consummated, none of the other proposals set forth in the notice of annual meeting, except the proposal to reincorporate PerfectData as a Delaware corporation and to increase the number of authorized shares and as hereinafter indicated, will be implemented. If the merger does not occur, PerfectData will consider other business alternatives, including, but not limited to, other business combinations. In addition, if the merger is not consummated, proposals 6(b) and 7(b) as set forth in the PerfectData notice of annual meeting will be implemented if approved by the shareholders of PerfectData. In addition, the current PerfectData business operations will have been sold.

Q:	What happens if the SuperCom shareholders do not vote to approve the merger agreement and the merger?

A:	If the merger agreement and merger are not approved by the requisite vote of SuperCom's shareholders, the merger will not be consummated and SuperCom would be obligated to pay a break-up fee of $250,000 plus fees and expenses up to $250,000 to PerfectData. If the merger does not occur, SuperCom may apply for listing of its shares on the Nasdaq SmallCap Market, if eligible, and will consider other business combination alternatives.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

PerfectData Shareholders: PerfectData Corporation 110 West Easy Street Simi Valley, California 93065 (805) 581-4000 Attn: Investor Relations	SuperCom Shareholders: SuperCom Ltd. Millennium Bldg. 3 Tidhar St., P.O.B. 2094 Raanana 43665 Israel +972-9-7750802 Attn: Investor Relations

You may also obtain additional information about PerfectData from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 164.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you in deciding how to vote. We urge you to read carefully the entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers for further information about the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

All references in this joint proxy statement/prospectus to PerfectData in a post-reincorporation or post-merger context refer to SuperCom Delaware or the combined company as the successor to all of the assets and liabilities of PerfectData.

The Companies

PerfectData Corporation
110 West Easy Street
Simi Valley, California 93065
http://www.PerfectData.com

PerfectData Corporation, or PerfectData, is a California corporation that has recently entered into an agreement for the sale of all of its business operations. Following the proposed reincorporation, PerfectData will be a Delaware corporation called SuperCom (Delaware) Inc. PerfectData's common stock trades on the OTC Bulletin Board under the symbol "PERF." PerfectData intends to apply to have the symbol changed to "SPRC" after completion of the merger.

SuperCom Ltd.
Millennium Bldg.,
3 Tidhar St., P.O.B. 2094
Raanana 43665, Israel
http://www.SuperComgroup.com

SuperCom, Ltd., or SuperCom, is engaged in the research, development and marketing of advanced technologies and products for government secured ID projects and smart card production technology. SuperCom provides customized solutions and advanced technologies to produce secure and durable documents such as national identity cards, passports, visas, driving licenses and vehicle registration. SuperCom also provides application software for the management of national population registries. Headquartered in Israel, SuperCom has offices in the United States and Hong Kong. SuperCom, incorporated in Israel, was founded in 1988, and currently has its principal executive offices in Raanana, Israel. Its common stock is currently traded on Nasdaq Europe under the symbol "SPRC."

PerfectData Merger Sub Ltd.
110 West Easy Street
Simi Valley, California 93065

PerfectData Merger Sub Ltd., or PerfectData Merger Sub, is a recently formed Israeli company that is a wholly-owned subsidiary of PerfectData. At the time of the merger, PerfectData Merger Sub will have conducted no business other than in connection with the merger agreement. After the merger of PerfectData Merger Sub with and into SuperCom, PerfectData Merger Sub will no longer exist. The merger of PerfectData Merger Sub with and into SuperCom is referred to in this document as the "merger."

SuperCom (Delaware) Inc.
110 West Easy Street
Simi Valley, California 93065

SuperCom (Delaware) Inc., or SuperCom Delaware, is a recently formed Delaware corporation that is a wholly-owned subsidiary of PerfectData. At the time of the proposed reincorporation (which will take place immediately before the merger), SuperCom Delaware will have conducted no business other than in connection with the proposed reincorporation. In the proposed reincorporation, PerfectData will merge with and into SuperCom Delaware, and SuperCom Delaware will succeed to all of PerfectData's assets, liabilities, rights and obligations.

Summary of the Merger

Structure of the Transaction (See page 58)

Before the merger, PerfectData will reincorporate as a Delaware corporation known as SuperCom (Delaware) Inc., or SuperCom Delaware. Subject to a favorable ruling from the Israeli Tax Authorities, in the merger, SuperCom will merge with a wholly-owned subsidiary of SuperCom Delaware (formerly PerfectData), with SuperCom surviving as a wholly-owned subsidiary of SuperCom Delaware. PerfectData (which will become SuperCom Delaware) together with SuperCom are referred to collectively as the combined company. Upon completion of the merger, the combined company will conduct only the business currently being conducted by SuperCom.

Merger Consideration; Exchange Ratio (See page 58)

The number of shares of PerfectData common stock (which will become SuperCom Delaware common stock after the reincorporation) to be issued for each ordinary share of SuperCom is not fixed and will be adjusted based upon the exchange ratio established by the merger agreement. Under the merger agreement, the exchange ratio is calculated so that each ordinary share of SuperCom outstanding immediately before the effective time of the merger will be converted into the number of shares of PerfectData common stock equal to (1) 3.3720926 multiplied by the number of shares of PerfectData common stock outstanding on a fully-diluted basis before the effective time of the merger, divided by (2) the number of ordinary shares of SuperCom outstanding on a fully-diluted basis immediately before the effective time of the merger. Based on the number of shares of PerfectData common stock and SuperCom ordinary shares outstanding as of October 13, 2003, and including the issuance by PerfectData of 150,000 of its shares to a third party subject to the closing of the merger, SuperCom shareholders would receive 1.534804837 shares of PerfectData common stock for each ordinary share of SuperCom they own.

Adjustments to the exchange ratio will be made in the event that the Final Net Available Cash of PerfectData at the effective time of the merger is less than $2,000,000. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest amount it can be without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.1895426 shares of PerfectData common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively, with the remainder of such fully-diluted shares to be held by certain parties that acted as finders.

The exchange ratio for SuperCom's common stock set forth above is fixed except for adjustments to reflect any reclassification, stock split, stock dividend or other similar change with respect to PerfectData or SuperCom capital stock occurring before the effective time of the merger. As a result, except for any such adjustments, the number of shares of PerfectData common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of PerfectData common stock. We encourage you to obtain current quotations of the market price of PerfectData common stock.

Shareholder Approvals (See pages 41 and 44)

The holders of 75% of the outstanding SuperCom ordinary shares, including a majority of the shares held by shareholders who are not related to PerfectData or PerfectData Merger Sub, present at the special meeting of SuperCom shareholders at which a quorum is present and voting must approve and adopt the merger agreement and approve the merger for the merger to occur. You should notify us before voting at the shareholders meeting or indicate on the proxy card (whether or not you indicate how you want to vote), whether or not you are related to PerfectData or PerfectData Merger Sub Ltd. You are deemed to be related to PerfectData or PerfectData Merger Sub Ltd. under Israeli law if you are a person or entity which holds, directly or indirectly, 25% or more of the nominal value of the issued and outstanding share capital, the right to appoint directors, or the voting power of PerfectData Merger Sub Ltd. or of PerfectData, or are a relative of or a corporation controlled by PerfectData Merger Sub Ltd., PerfectData or a person or entity that holds a 25% or more interest in PerfectData or PerfectData Merger Sub Ltd. as explained above. We are currently unaware of any SuperCom shareholder holding any interest in PerfectData or PerfectData Merger Sub Ltd. or of any PerfectData shareholder holding 25% or more of the PerfectData common stock. Each ordinary share of SuperCom outstanding on [Record Date], 2003, the record date, has one vote. Certain principal shareholders of SuperCom that hold approximately 56% of the outstanding ordinary shares have entered into agreements to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger.

The affirmative vote of the holders of a majority of the outstanding shares of PerfectData common stock is required for the approval of the merger agreement and the merger, the reincorporation, the increase in the number of authorized shares, and the adoption of an amendment to the bylaws increasing the number of directors at the PerfectData annual meeting. Abstentions and broker non-votes will have the same effect as voting against the merger, the reincorporation or the other two proposals.

The affirmative vote of the holders of a majority of the votes cast is required for the approval of the equity incentive plan and the ratification of the selection of Kost, Forer & Gabbay (or, in the alternative if the merger is not approved, KPMG LLP) as auditors at the PerfectData annual meeting. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect except as to quorum.

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the PerfectData annual meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect.

Certain principal shareholders of PerfectData that hold approximately 19.9% of the outstanding common stock have entered into agreements to vote their shares in favor of all the proposals set forth in the PerfectData notice of annual meeting.

Recommendations of the Boards of Directors of PerfectData and SuperCom (See pages 48 and 49)

After careful consideration, PerfectData's board of directors unanimously recommends that PerfectData shareholders vote FOR the proposals to approve the merger and the merger agreement, the reincorporation of PerfectData as a Delaware corporation (including the change of PerfectData's name to "SuperCom (Delaware) Inc."), an increase in the authorized number of shares of common stock to 55,000,000, the adoption of a new equity incentive plan, the adoption of an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated, the election of eight directors to serve until the next annual meeting of shareholders if the merger is consummated, and the ratification of the selection of Kost, Forer & Gabbay as auditors if the merger is consummated.

After careful consideration, SuperCom's board of directors unanimously recommends that SuperCom shareholders vote in favor of the proposal to approve the merger and the merger agreement.

Voting Agreements (See page 67)

The principal shareholders of both PerfectData (except the unaffiliated largest shareholder) and SuperCom entered into voting agreements dated as of July 2, 2003. The holders of approximately 56% of the voting power of SuperCom's outstanding ordinary shares and the holders of approximately 19.9% of the voting power of PerfectData's outstanding capital stock entered into voting agreements under which they agreed to vote in favor of the approval of the merger and the merger agreement, and in the case of PerfectData, the other proposals presented at the annual meeting.

The form of voting agreements are attached as Annexes B-1 and B-2, respectively, to this joint proxy statement/prospectus. We encourage you to read the forms of voting agreement carefully.

Lock-Up Agreements (See page 67)

The directors, executive officers and certain principal shareholders of both PerfectData and SuperCom entered into lock-up agreements dated as of July 2, 2003. The lock-up agreements cover shares owned by those shareholders representing approximately 56% of SuperCom's outstanding ordinary shares and approximately 19.9% of PerfectData's outstanding common stock as of [Record Date]. Under the agreements, those shareholders (other than PerfectData shares owned by Corey P. Schlossmann, a director of PerfectData, and the Digital Trust with respect to 100,000 shares which are subject to a different lock-up period) have agreed not to dispose of:

•	any of the covered shares for three months after the merger;
•	75% of the covered shares for six months after the merger;
•	50% of the covered shares for nine months after the merger; and
•	25% of the covered shares for one year after the merger.

The form of lock-up agreement for all except the two exceptions (which vary only as to the period) is attached as Annex C, to this joint proxy statement/prospectus. We encourage you to read the form of lock-up agreement carefully.

Interests of Directors and Executive Officers in the Merger (See page 50)

When considering the recommendations of the PerfectData board of directors and the SuperCom board of directors, you should be aware that certain of PerfectData's and SuperCom's directors and officers have interests in the merger that are different from, or are in addition to, your interests. Two of the PerfectData directors and three of the SuperCom directors, as well as the SuperCom officers, will continue to serve if the merger is consummated. As a result of these interests, these directors and officers of PerfectData and SuperCom may be more likely to vote to adopt the merger agreement and approve the merger than if they did not hold these interests. PerfectData's and SuperCom's shareholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

Share Ownership of Management and Certain Principal Shareholders (See pages 110 and 126)

As of October 13, 2003, directors and officers of PerfectData as a group and a trust as to which a partner of PerfectData's counsel acts as trustee beneficially owned 1,234,716 shares of common stock, which represents approximately 19.9% of the total voting power represented by PerfectData's outstanding capital stock.

As of October 13, 2003, directors, officers and affiliates of SuperCom as a group beneficially owned 7,117,481 shares of SuperCom's ordinary share capital, which represents approximately 56% of the total voting power represented by SuperCom's outstanding ordinary shares.

Finders' Fees

As compensation for acting as finder and introducing parties with respect to the prospective merger, Atlantis Equities, Inc. or its designee will receive the number of shares equal to 5% of the issued and outstanding shares of common stock on a fully-diluted basis of the combined company following the merger; provided, however, that if the Final Net Available Cash at closing is less than $2,000,000, then such transaction fee shall be reduced to an amount equal to 4.5% multiplied by a fraction, the numerator of which is the amount of Final Net Available Cash at closing and the denominator of which shall be $2,000,000. In addition, Belgravia Investment Partners LLC or its designees will receive a five-year warrant to purchase at an exercise price of $.01 per share the number of shares equal to 1% of the issued and outstanding shares of the combined company following the merger common stock on a fully-diluted basis; provided, however, that if the Final Net Available Cash at closing is less than $2,000,000, then such transaction fee shall be multiplied by a fraction, the numerator of which is the amount of Final Net Available Cash at closing and the denominator of which shall be $2,000,000. All such finder shares will have piggyback registration rights and will be subject to the same lock-up agreement as the directors and executive officers of SuperCom.

In addition, following the merger, for his financial advisory services in connection with the merger, Elie Housman, a consultant to SuperCom, will receive a transaction fee in cash in an amount equal to 4% of the Final Net Available Cash of PerfectData at closing.

The Merger Agreement

The following is a summary of specified provisions of the merger agreement. The merger agreement is attached to this joint proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Conditions to Completion of the Merger (See page 63)

PerfectData's and SuperCom's obligations to complete the merger are subject to the satisfaction or waiver of certain closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

•	both PerfectData and SuperCom must receive the requisite shareholder approvals of the matters described in the notices of the annual meeting and special meeting, respectively;
•	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission;
•	no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending;
•	all of the requisite Israeli governmental entity approvals shall have been obtained; and
•	all of the approvals required by the rules and regulations of Nasdaq Europe and Belgian law shall have been obtained.

The obligations of PerfectData to complete the merger are subject to the following additional conditions:

•	with certain exceptions, the representations and warranties of SuperCom must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;
•	SuperCom must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by SuperCom at or before the completion of the merger;
•	PerfectData shall have received an opinion from SuperCom's Israeli legal counsel regarding certain corporate legal matters;
•	PerfectData shall have received certificates of officers of SuperCom with respect to the accuracy of SuperCom' representations and warranties and performance by SuperCom of its covenants and obligations pursuant to the merger agreement;

•	certain consents, waivers and approvals required to consummate the merger shall have been obtained;
•	certain of SuperCom's principal shareholders shall have entered into voting agreements with PerfectData;
•	certain of SuperCom's directors, executive officers and principal shareholders shall have entered into lock-up agreements;
•	as of the effective time of the merger, two directors designated by PerfectData must have been elected to be members of the board of directors of PerfectData; and
•	there shall not have occurred a material adverse change (as defined in the merger agreement) prior to the closing of the merger.

The obligations of SuperCom to complete the merger are subject to the following additional conditions:

•	with certain exceptions, the representations and warranties of PerfectData must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;
•	PerfectData must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by PerfectData at or before the completion of the merger;
•	SuperCom shall have received an opinion from PerfectData's legal counsel regarding certain corporate legal matters;
•	SuperCom shall have received certificates of officers of PerfectData with respect to the accuracy of PerfectData' representations and warranties and performance by PerfectData of its covenants and obligations pursuant to the merger agreement;
•	certain consents, waivers and approvals required to consummate the merger shall have been obtained;
•	certain of PerfectData's directors, executive officers and principal shareholders shall have entered into voting agreements with SuperCom;
•	certain of PerfectData's directors, executive officers and principal shareholders shall have entered into lock-up agreements;
•	as of the effective time of the merger, six directors designated by SuperCom must have been elected to be members of the boards of directors of PerfectData;
•	PerfectData (i) shall have disposed of its operating assets, (ii) shall have cash or cash equivalents net of all liabilities in the amount of at least $1,500,000, and (iii) shall have no material liabilities, whether fixed, accrued or contingent, which in any event shall not exceed $50,000; and
•	holders of no more than 10% of the outstanding shares of PerfectData shall have exercised and perfected dissenters' rights under the California General Corporation Law.

Each of the conditions listed in the previous two paragraphs is waivable by the party or parties whose obligations to complete the merger are so conditioned.

For further detail regarding the closing conditions to the merger, see Article VI of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Termination of the Merger Agreement (See page 65)

The merger agreement may be terminated prior to the effectiveness of the merger under the following conditions:

•	by mutual consent of PerfectData and SuperCom;
•	subject to certain conditions, by either PerfectData or SuperCom if the merger has not occurred before January 1, 2004;
•	subject to certain conditions, by PerfectData or SuperCom if any application for regulatory or governmental approval necessary to consummate the merger is denied;
•	by PerfectData, if the shareholders of SuperCom fail to approve the merger agreement;
•	by SuperCom if the shareholders of PerfectData fail to approve any of the matters numbered 1 through 7 described in PerfectData's notice of the annual meeting;
•	by PerfectData, if (i) SuperCom materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to PerfectData's obligation to close the merger has not been satisfied or satisfaction is or becomes impossible;
•	by SuperCom, if (i) PerfectData materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to SuperCom's obligation to close the merger has not been satisfied or satisfaction is or becomes impossible; and
•	subject to certain conditions, by PerfectData or SuperCom, if the other party approves or enters into an agreement providing for it to engage in a superior acquisition proposal, in that the acquisition, if consummated, would result in a transaction more favorable to shareholders.

Payment of Break-Up Fees (See page 65)

In the event of the termination of the merger agreement by either PerfectData or SuperCom, the merger agreement will become void and have no effect. However, if PerfectData terminates the merger agreement because it has approved a superior acquisition proposal, or SuperCom terminates the merger agreement because (i) the shareholders of PerfectData have failed to approve the necessary proposals, (ii) there has been a material breach of PerfectData' representations or covenants, (iii) PerfectData has not satisfied its closing conditions, (iv) PerfectData has approved a superior acquisition proposal or (v) ten business days have elapsed since PerfectData deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then PerfectData must pay to SuperCom a termination fee equal to $250,000 in cash plus the fees and expenses incurred by SuperCom not to exceed $250,000. In addition, if SuperCom terminates the merger agreement because it has approved a superior acquisition proposal, or PerfectData terminates the merger agreement because (i) the shareholders of SuperCom have failed to approve the necessary proposals, (ii) there has been a material breach of SuperCom's representations or covenants, (iii) SuperCom has not satisfied its closing conditions, (iv) SuperCom has approved a superior acquisition proposal or (v) ten business days have elapsed since SuperCom deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then SuperCom must pay to PerfectData a termination fee equal to $250,000 in cash plus the fees and expenses incurred by PerfectData not to exceed $250,000.

No Solicitation (See page 62)

PerfectData and SuperCom have agreed, subject to specific exceptions, not to solicit, initiate, engage or participate in discussions or negotiations with any party (other than the other party) about any offer or proposal relating to an acquisition proposal, as defined in the merger agreement, while the merger is pending.

Stock Options and Warrants (See page 60)

All options outstanding under PerfectData's stock option plans prior to the merger will remain in full force and effect upon the merger on the same terms as are in effect immediately prior to the merger, except that all options will immediately vest (if not already exercisable in its entirety) and be exercisable until the third anniversary of the effective time of the merger.

SuperCom's stock option plan will be cancelled upon the merger. Upon the merger, options to purchase SuperCom ordinary shares that by their terms survive the merger will be converted into options to purchase shares of PerfectData common stock based upon the same exchange ratio as is applied to the conversion of SuperCom ordinary shares in the merger. The converted options will have rights similar to those of the existing SuperCom options. Any fractional interest resulting from the conversion will be rounded up or down to the nearest whole share of PerfectData common stock. Upon the merger, (i) each such option will be exercisable for such number of shares of PerfectData common stock as equals the number of ordinary shares of SuperCom into which the SuperCom options were exercisable multiplied by the exchange ratio, (ii) the per share exercise price for each such option will equal the applicable per share exercise price under the SuperCom plan divided by the exchange ratio, and (iii) any restriction on the exercise of any such option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall remain otherwise unchanged.

Board of Directors of PerfectData Following the Merger (See page 63)

Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the board of directors of the combined company will consist of six directors designated by SuperCom (who will be Eli Rozen, Avi Schechter, Philip M. Getter,   ,   and   ) and two directors designated by PerfectData (who will be   and   ).

Regulatory Approvals Required to Complete the Merger (See page 51)

Neither SuperCom nor PerfectData is aware of the need to obtain any regulatory approvals in order to consummate the merger other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;
•	various Israeli governmental approvals, including filings and notifications to the Israeli Companies Registrar under the Israeli Companies Law, approval by the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry, approval by the Investment Center of the Israeli Ministry of Trade & Industry and tax rulings by the Israeli Income Tax Commissioner; and
•	various approvals required pursuant to the rules and regulations of Nasdaq Europe and the laws of Belgium, including the approval of the Belgian Banking and Finance Commission.

PerfectData and SuperCom intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all of the approvals will be obtained.

Other Information

Dissenters' Rights of Dissenting Shareholders (See page 69)

Under Israeli law, holders of SuperCom ordinary shares are not entitled to appraisal rights in connection with the merger.

Under California law, PerfectData shareholders are entitled to dissenters' rights, subject to certain conditions discussed more fully elsewhere in this joint proxy statement/prospectus. Dissenters' rights entitle dissenting shareholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting dissenters' rights may lead to the loss of those rights, in which case the dissenting shareholder will be treated in the same manner as a non-dissenting shareholder.

See Annex D for a reproduction of Sections 1300 through 1312 of the California General Corporation Law which relate to the appraisal rights of dissenting shareholders. In view of the complexity of law relating to dissenters' rights, PerfectData shareholders who are considering objecting to the merger and/or the reincorporation in the State of Delaware and/or the sale of PerfectData's operating assets should consult their own legal advisors.

Material U.S. Federal Income Tax Consequences of the Merger (See page 73)

The parties have not requested and will not request a ruling from the Internal Revenue Service regarding the tax consequences of the merger.

The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code; however, there can be no assurance that the IRS or a court will agree with such intention. If the merger is deemed a reorganization, then generally the following U.S. federal income tax consequences would apply:

•	The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and PerfectData, SuperCom and PerfectData Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;
•	None of PerfectData, SuperCom and PerfectData Merger Sub shareholders will recognize income, gain or loss for U.S. federal income tax purposes as a result of the consummation of the merger;
•	No gain or loss will be recognized by SuperCom shareholders solely upon their receipt of PerfectData shares in exchange for SuperCom shares in the merger;
•	The aggregate tax basis of the PerfectData shares received by SuperCom shareholders in the merger will be the same as the aggregate tax basis of the SuperCom shares surrendered in exchange therefor; and
•	The holding period of the PerfectData shares received by SuperCom shareholders in the merger will include the period for which the SuperCom shares surrendered in exchange therefor was considered to be held, provided that the SuperCom shares so surrendered were held as a capital asset at the time of the merger.

However, the tax consequences to you will depend upon your particular circumstances. Accordingly, SuperCom shareholders are urged to consult with their own tax advisors to determine the tax consequences of the merger to them.

Material Israeli Income Tax Consequences of the Merger (See page 73)

Under the Israeli Income Tax Ordinance [New Version], 1961, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. Special rules apply in reference to traded securities. On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, known as the tax reform, came into effect, thus changing the rules and definitions of traded securities within the relevant laws. Following the above-mentioned tax reform, the tax status of SuperCom, as a listed company, is not yet clear. SuperCom shareholders who acquired their shares prior to SuperCom's initial public offering in 2000 and who do not qualify for an exemption from Israeli capital gains tax under any tax treaty to which the State of Israel is a party, may be subject to Israeli capital gains tax on the sale of their SuperCom ordinary shares in the merger. You are urged to carefully review the detailed summary of the material Israeli tax consequences of the merger set forth in this joint proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

Accounting Treatment of the Merger (See page 53)

We expect that the merger will be treated for accounting and financial reporting purposes as a reverse acquisition of PerfectData by SuperCom because the former SuperCom shareholders will control PerfectData after the reincorporation and merger. Under this accounting treatment, SuperCom is deemed for accounting purposes to be the acquiring entity and PerfectData the acquired entity. The financial statements of PerfectData after the merger will reflect SuperCom on a historical basis with the results of operations of PerfectData from the effective date of the merger. Because PerfectData has entered into an agreement for the sale of all its operating assets and the disposal of such assets is a condition to SuperCom's obligation to consummate the merger, the merger will be treated as a recapitalization of SuperCom, with no goodwill recorded.

Risk Factors (See page 26)

Shareholders of SuperCom and PerfectData are urged to consider the items under the section entitled "Risk Factors" beginning on page 26 in determining whether to vote in favor of approval of the merger.

Effects of the Reincorporation and Merger on the Rights of SuperCom Shareholders (See page 129)

The reincorporation of PerfectData as a Delaware corporation, if approved, will take place immediately before the merger. Following the reincorporation, PerfectData will become a Delaware corporation known as SuperCom (Delaware) Inc., or SuperCom Delaware. The rights of SuperCom shareholders receiving shares of PerfectData common stock in the merger will be governed by the certificate of incorporation and bylaws of SuperCom Delaware rather than the articles of association of SuperCom. These rights differ in certain respects from your current rights as a SuperCom shareholder, which are governed by Israeli law and the articles of association. Additionally, your percentage ownership interest in SuperCom will be diluted by approximately 27.5% (not taking into account any adjustments) because, after the merger, SuperCom's shareholders will own in the aggregate only approximately 72.5% of PerfectData, which will in turn own 100% of SuperCom.

Effects of the Reincorporation and Merger on the Rights of PerfectData Shareholders (See page 129)

If you are a current holder of PerfectData common stock, your rights as a SuperCom Delaware stockholder following the reincorporation will be governed by Delaware law and the certificate of incorporation and bylaws of SuperCom Delaware. These rights differ in certain respects from your current rights as a PerfectData shareholder, which are governed by California law and PerfectData's articles of incorporation and bylaws. The merger will result in a substantial dilution of your percentage ownership interest in PerfectData because the SuperCom shareholders will receive at least 72.5% (not taking into account any adjustments) of the outstanding common stock of PerfectData as consideration for the merger and finders will receive up to 6% of such outstanding common stock in connection with the merger.

Listing of Combined Company Common Stock After the Merger (See page 54)

The common stock of the combined company will be quoted on the Over the Counter Electronic Bulletin Board, or the OTC Bulletin Board, under the symbol "PERF." We intend to apply to have the symbol changed to "SPRC" after the completion of the merger. In addition, provided that we meet the applicable listing requirements following the merger, we intend to apply to list the combined company's common stock on either the Nasdaq SmallCap Market or the American Stock Exchange. However, unless there is a substantial increase in the bid price of PerfectData's common stock (to $4.00 per share in the case of Nasdaq and $3.00 per share in the case of the AMEX), such listing is not likely to occur immediately following the merger, if at all.

Resales of PerfectData Common Stock Received in Connection with the Merger (See page 77)

Shares of PerfectData common stock issued to holders of SuperCom ordinary shares upon consummation of the merger will be registered under the Securities Act of 1933, or the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of PerfectData or SuperCom, as that term is defined in the rules promulgated under the Securities Act.

Shares of PerfectData common stock received by those holders of SuperCom ordinary shares who are deemed to be "affiliates" of SuperCom at the time of the SuperCom shareholders' meeting and/or of PerfectData common stock who are deemed to be "affiliates" of PerfectData after the merger may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Moreover, officers, directors and certain principal shareholders of PerfectData and SuperCom are subject to contractual obligations that restrict their ability to transfer the shares they receive in the merger.

The registration statement of which this joint proxy statement/prospectus forms a part does not, and will not, cover any reoffers or resales of PerfectData common stock received by affiliates of PerfectData or SuperCom.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA
COMBINED FINANCIAL INFORMATION

PerfectData and SuperCom are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following summary of historical financial information of SuperCom has been derived from its audited historical financial statements. The consolidated financial statements of (a) PerfectData for the years ended March 31, 2003, 2002 and 2001 and the three months ended June 30, 2003 and 2002, and the balance sheet as of March 31, 2003 and 2002 and June 30, 2003, and of (b) SuperCom for the years ended December 31, 2002, 2001 and 2000 and the six months ended June 30, 2003 and 2002 and the balance sheet data as of December 31, 2002 and 2001 and June 30, 2003 are included elsewhere in this joint proxy statement/prospectus

This information should be read in conjunction with the financial statements and notes thereto and with "Management's Discussion and Analysis of SuperCom's Financial Condition and Results of Operations."

Summary Selected Historical Consolidated Financial Data of SuperCom

Set forth below is selected historical consolidated combined financial data for SuperCom and its subsidiaries for the periods and as of the dates indicated. This selected historical financial data is only a summary and we urge you to read this summary in conjunction with "Management's Discussion and Analysis of SuperCom's Financial Condition and Results of Operations" and the financial statements and related notes thereto of SuperCom for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000, which are included elsewhere in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,
	(U.S. dollars, in thousands, except per share data)
	2002	2003
Summary of Consolidated Statement of Operations:
Revenues	$4,002	$3,905
Cost of Revenues	589	1,504
Gross Profit	3,413	2,401
Operating Expenses:
Research and Development, net	829	465
Selling and Marketing	1,200	1,547
General and Administrative	1,130	939
Total Operating Expenses	3,159	2,951
Operating Income (Loss)	254	(550)
Financial Income (Expenses), net	30	(146)
Other Income (Expenses), net	2,186	(41)
Income (Loss) before Taxes on Income	2,470	(737)
Equity in Earnings (Loss) of an Affiliate	(4)	—
Net Income (Loss) from continuing operations	$2,466	$(737)
Loss from discontinued operations	131	—
Net income (loss)	$2,335	$(737)
Per Share Data:
Basic and Diluted earning (Loss) from continuing operations	$0.19	$(0.06)
Basic and Diluted earning (Loss) from discontinued operations	(0.01)	—
Basic and Diluted earning (Loss) per share	0.18	(0.06)
Summary of Balance Sheet Data:
Cash and Cash Equivalents	$609	$3,932
Bank deposit	32	791
Marketable debt securities	699	212
Trade receivables	740	3,851
Inventories	426	2,898
Total Current Assets	7,399	12,255
Total Assets	$9,854	$14,776
Total Current Liabilities	3,234	5,253
Accrued Severance Pay	422	392
Total Shareholders' Equity	$6,198	$8,786

	Year Ended December 31,
	(U.S. dollars, in thousands, except per share data)
	1998	1999	2000	2001	2002
Summary of Consolidated Statement of Operations:
Revenues	$7,455	$3,894	$3,062	$6,889	$8,027
Cost of Revenues	3,214	1,956	1,756	2,574	1,830
Gross Profit	4,241	1,938	1,306	4,315	6,197
Operating Expenses:
Research and Development, net	1,428	1,975	2,477	1,225	1,334
Selling and Marketing	1,121	1,588	4,180	4,628	2,828
General and Administrative	1,140	2,990	3,385	3,604	1,988
Total Operating Expenses	$3,689	$6,553	$10,042	$9,457	$6,150

Operating Income (Loss)	552	(4,615)	(8,736)	(5,142)	47
Financial Income (Expenses), net	(294)	545	744	123	(35)
Other Income (Expenses), net	(60)	(5)	(1,688)	(241)	6,203 (1)
Income (Loss) before Taxes on Income	198	(4,075)	(9,680)	(5,260)	6,215
Income Taxes	113	6	2	—	—
Equity in Earnings (Loss) of an Affiliate	23	18	19	—	(38)

Net Income (Loss) from continuing operations	$108	$(4,063)	$(9,663)	$(5,260)	$6,177
Loss from discontinued operations	—	97	1,276	1,288	427

Net income (loss)	$108	$(4,160)	$(10,939)	$(6,548)	$5,750
Per Share Data:
Basic and Diluted earning (Loss) from continuing operations	$0.01	$(0.34)	$(0.76)	$(0.42)	$0.49
Basic and Diluted earning (Loss) from discontinued operations	—	(0.01)	(0.1)	(0.1)	(0.04)
Basic and Diluted earning (Loss) per share	0.01	(0.35)	(0.86)	(0.52)	0.45

Summary of Balance Sheet Data:
Cash and Cash Equivalents	$2	$5,295	$8,565	$274	$4,567
Bank deposit	—	13,068	—	100
Marketable debt securities	—	—	—	—	547

Trade receivables	397	225	161	573	2,202
Inventories	682	1,079	2,832	3,777	3,144
Total Current Assets	3,014	20,883	12,887	6,006	11,092
Total Assets	$4,015	$21,941	$15,219	$8,531	$13,756
Total Current Liabilities	4,041	1,583	4,016	4,226	3,468
Accrued Severance Pay	395	705	858	442	362
Total Shareholders' Equity (Deficiency)	$(421)	$19,653	$10,345	$3,863	$9,497

(1)	Income generated primarily from sale of equity ownership in subsidiary. Please see "Risk Factors — We have a history of operating losses and negative cash flows and may not be profitable in the future."

Summary Unaudited Selected Pro Forma Condensed Combined Financial

The merger of PerfectData Merger Sub with and into SuperCom will be treated for accounting and financial reporting purposes as a reverse acquisition of PerfectData by SuperCom because the current SuperCom shareholders will control PerfectData after the reincorporation and merger. Under this accounting treatment, SuperCom is deemed for accounting purposes to be the acquiring entity and PerfectData the acquired entity. The financial statements of PerfectData after the merger will reflect SuperCom on a historical basis and will include the results of operations of PerfectData from the effective date of the merger. Because this transaction is in substance a recapitalization of SuperCom and not a business combination, no valuation of acquired assets was performed and no goodwill was recorded. See "Unaudited Pro forma Condensed Combined Financial Statements" on page 55.

We have presented summary pro forma combined financial data representing the SuperCom Delaware pro forma combined balance sheet as of June 30, 2003. Currently, PerfectData's fiscal year ends on March 31 of each year and SuperCom's fiscal year ends on December 31 of each year.

This pro forma combined balance sheet data gives effect to the transaction as if it occurred on June 30, 2003. The pro forma financial statements also include adjustments directly attributable to the transaction and expected to have a continuing impact on the combined company.

The pro forma financial information assumes that, prior to the merger, PerfectData has sold its business operations to Spray Products Corporation, thereby resulting in adjustments to its historical financial statements.

Although this pro forma financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and has been prepared based on currently available information using assumptions we believe are appropriate, you should note that this information may not be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented or of what actual results would be in the future. You should read the notes to the pro forma combined condensed financial statements for further discussion of the assumptions we made to prepare this information.

Pro Forma Combined Balance Sheet Data as of June 30, 2003
(U.S.dollars in Thousands)

	PerfectData Historical	Pro Forma Adjustments	(Adjusted)	SuperCom Historical	Pro Forma Adjustments	Pro Forma Combined
Cash and cash equivalents	$2,113	$100	$2,213	$3,932	$—	$6,145
Total assets	$2,416	$(203)	$2,213	$14,776	$—	$16,989
Total current liabilities	$345	$(295)	$50	$5,253	$600	$5,903
Total liabilities and shareholders' equity	$2,416	$(203)	$2,213	$14,776	$—	$16,989

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical per share data of PerfectData and SuperCom and combined per share data on an unaudited pro forma basis after giving effect to the merger of a wholly-owned subsidiary of PerfectData with and into SuperCom and assuming that 2.0171376 shares of PerfectData common stock are issued in exchange for each outstanding ordinary share of SuperCom.

The historical book value per share is computed by dividing shareholders' equity as of the applicable date by the actual number of shares of common stock outstanding. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding, assuming PerfectData had merged with SuperCom on June 30, 2003. The pro forma combined book value per share is computed by dividing total pro forma shareholders' equity by the pro forma number of common shares outstanding at June 30, 2003 assuming the merger had occurred on that date. The SuperCom equivalent pro forma combined per share amounts are calculated by multiplying the PerfectData pro forma combined per share amounts by the exchange ratio set forth above.

The pro forma financial information has been prepared using the reverse acquisition method of accounting in accordance with Staff Accounting Bulletin No. 103 Topic 2B. Because the former SuperCom shareholders will own a majority of the outstanding common shares of the combined company and PerfectData is a non-operating company with only cash and cash equivalents as assets, PerfectData is considered the acquiree in the transaction but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of SuperCom capital stock for the net monetary assets of PerfectData. Because this transaction is in substance a recapitalization of SuperCom and not a business combination, no valuation of acquired assets was performed and no goodwill was recorded. Please See "Unaudited Pro forma Condensed Combined Financial Statements."

The following information should be read in conjunction with the selected historical financial information, the pro forma unaudited combined condensed financial information and the separate historical financial statements of PerfectData and notes thereto and historical financial statements of SuperCom and notes thereto, included elsewhere in this joint proxy statement/prospectus. Because the pro forma financial information is based upon the financial condition and operating results of PerfectData and SuperCom during periods when the businesses were under separate management and control, the financial information presented may not be indicative of the operating results or financial position that would have been achieved had the merger of PerfectData and SuperCom been consummated as of the beginning of the earliest periods presented, nor is it indicative of the future operating results or financial position of the combined company.

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical—PerfectData:
Basic and diluted net loss per share	$(0.10)	$(0.02)
Book value per share at the end of the period	$0.36	$0.34

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical—SuperCom:
Basic and diluted net income (loss) per share	$0.45	$(0.06)
Book value per share at the end of the period	$0.75	$0.69

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
PerfectData and SuperCom Pro Forma Combined Consolidated
Pro forma combined net income (loss) per PerfectData share	$0.93	$(0.12)
Equivalent pro forma net loss per SuperCom share	$0.45	$(0.06)
Pro forma book value per PerfectData share	$1.88	$1.76
Equivalent pro forma book value per SuperCom share	$0.91	$0.85

MARKET PRICE INFORMATION

The common stock of PerfectData is listed on the OTC Bulletin Board under the symbol "PERF." SuperCom's ordinary shares are traded on Nasdaq Europe under the symbol "SPRC." Because the market price of PerfectData common stock that SuperCom shareholders will receive in the merger may increase or decrease before the merger, SuperCom shareholders are urged to obtain current market quotations.

The following tables sets forth, for the periods indicated, the high and low sales prices per share of PerfectData common stock as reported on the OTC Bulletin Board on and after April 17, 2003 and on the Nasdaq SmallCap Market prior thereto and the high and low closing prices per ordinary share of SuperCom as reported on Nasdaq Europe. Such OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. PerfectData's common stock has traded on the OTC Bulletin Board since April 17, 2003 and, prior to that, traded on the Nasdaq SmallCap Market since July 12, 1983, the date on which public trading of PerfectData common stock commenced. SuperCom's ordinary shares began trading on Nasdaq Europe in 1999. SuperCom intends to delist its shares from Nasdaq Europe as a result of Nasdaq Europe's decision to discontinue operation of the market. SuperCom intends to apply to list its ordinary shares on the Euronext Brussels stock exchange.

PerfectData Common Stock	High	Low
Year Ending March 31, 2004:
First Quarter	$1.35	$0.21
Second Quarter	$1.44	$0.88
Third Quarter (through October 13, 2003)	$1.24	$0.99
Year Ended March 31, 2003:
First Quarter	$1.65	$0.69
Second Quarter	$1.70	$0.69
Third Quarter	$1.00	$0.55
Fourth Quarter	$0.84	$0.50
Year Ended March 31, 2002:
First Quarter	$1.70	$0.88
Second Quarter	$1.59	$0.57
Third Quarter	$4.10	$1.00
Fourth Quarter	$3.25	$0.68

SuperCom Ordinary Shares	High	Low
Year Ending December 31, 2003:
First Quarter	$0.60	$0.38
Second Quarter	$0.55	$0.35
Third Quarter	$0.67	$0.30
Fourth Quarter (through October 22, 2003)	$0.54	$0.33
Year Ended December 31, 2002:
First Quarter	$0.40	$0.15
Second Quarter	$0.80	$0.20
Third Quarter	$0.57	$0.06
Fourth Quarter	$0.55	$0.10
Year Ended December 31, 2001:
First Quarter	$1.75	$0.75
Second Quarter	$1.20	$0.30
Third Quarter	$0.52	$0.20
Fourth Quarter	$0.75	$0.32
Year Ended December 31, 2000:
First Quarter	$8.00	$2.85
Second Quarter	$4.90	$2.40
Third Quarter	$4.90	$2.50
Fourth Quarter	$3.15	$0.90

Recent Share Price Data

The following table shows the last reported sales price of the PerfectData common stock and SuperCom ordinary shares on: May 2, 2003, the last full trading day before the public announcement of the letter of intent with respect to the proposed merger; July 7, 2003, the last full trading day before the public announcement of the definitive merger agreement; and on October 22, 2003, the latest practicable date prior to the filing of the registration statement of which this joint proxy statement/prospectus is a part with the SEC, each as reported on the OTC Bulletin Board and Nasdaq Europe, respectively:

	PerfectData	SuperCom
Last reported sale price on May 2, 2003	$0.56	$0.41
Last reported sale price on July 7, 2003	$1.20	$0.44
Last reported sale price on October 22, 2003	$1.01	$0.54

The foregoing tables show only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to vote in favor of approval of the proposals to be considered at the shareholders' meetings. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate SuperCom shareholders for decreases in the market price of PerfectData common stock that could occur before the merger becomes effective. In the event the market price of PerfectData common stock decreases or increases prior to the consummation of the merger, the value of the PerfectData common stock to be received in the merger in exchange for SuperCom ordinary shares would correspondingly decrease or increase. SuperCom shareholders are urged to obtain current market quotations for PerfectData common stock and to review carefully the other information contained in this joint proxy statement/prospectus. No assurance can be given as to the market prices of PerfectData common stock at any time before the consummation of the merger or at any time after consummation of the merger.

RISK FACTORS

This joint proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. PerfectData and SuperCom will operate as a combined company in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond the combined company's control. When voting on the merger, you should carefully consider the risks described below and elsewhere in this document. Additional risks and uncertainties not presently known to PerfectData and SuperCom, or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and the combined company.

Risks Relating to the Merger

After the merger, the value of shares of PerfectData common stock that SuperCom shareholders receive in the merger will fluctuate based on the market price of PerfectData common stock. Declines in the market price of PerfectData common stock will reduce the value received by SuperCom shareholders in the merger.

On October 13, 2003, the closing sales price of a share of PerfectData common stock on the OTC Bulletin Board was $1.24 per share. No adjustment to the exchange ratio will be made for changes in the market price or value of either PerfectData's shares of common stock or SuperCom's ordinary shares and neither SuperCom nor PerfectData can terminate the merger agreement solely because of changes in the market price or value of either company's common stock or ordinary shares prior to the effective time of the merger. After the merger, the value of the PerfectData shares that SuperCom shareholders receive in the merger will be determined by the market price of such shares as quoted on the OTC Bulletin Board. This market price could be substantially less than the assumed value of PerfectData common stock for purposes of calculating the exchange ratio. The market price of PerfectData common stock historically has been volatile, and neither SuperCom nor PerfectData can assure shareholders what the market price of the shares of PerfectData common stock will be at the time of the merger or at any time after the merger. In light of the planned disposition of PerfectData's historical business, the historical prices for PerfectData common stock may not be meaningful.

Further reductions in PerfectData's Net Available Cash will require PerfectData to issue more shares of its common stock for each ordinary share of SuperCom prior to the merger and, accordingly, further dilute the PerfectData shareholders.

Assuming no additional issuances of common stock and after taking into account outstanding options or warrants to purchase common stock by PerfectData or SuperCom, each share of common stock of SuperCom immediately prior to the effective time of the merger will be converted into a right to receive 1.534804837 shares of PerfectData common stock upon consummation of the merger. The exchange ratio is subject to adjustment for the benefit of SuperCom shareholders. PerfectData's Net Available Cash would have been $1,994,000 had the merger been effected as of June 30, 2003 and will further decrease as PerfectData continues to incur expenses prior to the effective time of the merger. Therefore, the exchange ratio will be adjusted prior to the effective time of the merger to the benefit of SuperCom shareholders and to the detriment of PerfectData shareholders. PerfectData currently estimates that its Net Available Cash immediately prior to the merger will be approximately $1,600,000. If the Net Available Cash of PerfectData prior to the merger is equal to $1,600,000, the exchange ratio (assuming no changes in the number of ordinary shares of SuperCom and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of PerfectData common stock at the effective time of the merger. If the Final Net Available Cash of PerfectData prior to the merger is equal to $1,500,000 (which is the lowest it can go without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426. PerfectData's shareholders would then own only 16.5% of the shares of the combined company on a fully-diluted basis as compared to 19.3% had the Net Available Cash as of June 30, 2003 been used.

At the effective time of the merger, PerfectData will be a public shell corporation with no operating business and few employees.

PerfectData has entered into an agreement for the sale of all its operating assets and the disposal of such assets is a condition to SuperCom's obligation to consummate the merger. As a result, the success of the combined company following the merger will largely depend, at least initially, on SuperCom's business and management capabilities. We cannot assure you that the combined company will be able to successfully implement SuperCom's business plan or that SuperCom's business plan, even if successfully implemented, will ultimately prove successful. Although the obligation of SuperCom to complete the merger is subject to the condition that at the effective time of the merger PerfectData's liabilities will not exceed $50,000 in the aggregate, the combined company may still be subject to lawsuits, claims or other unknown or contingent liabilities relating to PerfectData's historical business operations that may have a material adverse effect on the combined company's financial condition or business prospects.

PerfectData and SuperCom expect to incur significant costs associated with the merger.

SuperCom estimates that it will incur direct transaction costs of approximately $300,000 associated with the merger (not including finders' fees payable in stock), which will be included as a part of the total purchase cost for accounting purposes. In addition, PerfectData estimates that it will incur direct transaction costs of approximately $300,000 that will be expensed as incurred. There can be no assurance that the combined company will not incur additional merger charges in subsequent periods that may have a material adverse effect on the combined company's financial position, results of operations or liquidity.

The market price and marketability of the combined company's common stock may not improve after the merger, and may even decrease.

Currently, PerfectData common stock is thinly traded on the OTC Bulletin Board, and there is no U.S. public market for SuperCom ordinary shares although such shares currently trade on Nasdaq Europe. The market price and marketability of the combined company's stock following the merger will depend on many factors, some of which will be outside the combined company's control. We cannot assure you that the market price per share of the combined company's common stock after the merger will be equal to the market price per share of PerfectData common stock before the merger, or that the marketability of the combined company's common stock will improve or remain consistent with the marketability of PerfectData common stock before the merger.

There may be sales of substantial amounts of PerfectData common stock after the merger, which could cause its stock price to fall.

A substantial number of shares of PerfectData common stock may be sold into the public market within short periods of time at various dates following the closing of the merger. As a result, PerfectData's stock price could fall. Based on an assumed exchange ratio of 2.0171376, of the approximately 25,630,434 shares of PerfectData common stock to be issued to SuperCom shareholders in connection with this merger, approximately 11,277,390 shares will be immediately available for resale by the former shareholders of SuperCom and 14,356,938 shares of the combined company's outstanding common stock will be subject to "lock-up agreements" that restrict the timing of the resale of these shares. In addition, a total of 1,234,716 shares of the combined company held by PerfectData shareholders will be subject to lock-up agreements as well. Under the lock-up agreements, 4,049,104 shares will be released and available for sale in the public market three months after the closing date of the merger, 7,947,018 shares will be released and available for sale in the public market six months after the closing date of the merger, 11,844,932 shares will be released and available for sale in the public market nine months after the closing date of the merger and all of such shares will be released and available for sale in the public market one year after the closing date of the merger. In comparison, the average daily trading volume of PerfectData common stock for the five-day period ending on October 13, 2003, was 15,880 shares. While Rule 145 under the Securities Act may impose some limitations on the number of shares certain SuperCom shareholders may sell, sales of a large number of newly released shares of PerfectData common stock could occur and that could result in a sharp decline in PerfectData's stock price. In addition, the sale of these shares could impair the combined company's ability to raise capital through the sale of additional stock. See the sections entitled "The Merger — Restriction on Sales of PerfectData Common Stock by Affiliates of SuperCom" on page 53 and "Agreements Related to the Merger Agreement — Lock-up Agreements" on page 67.

You will incur immediate, substantial dilution in your ownership percentage after the merger is concluded.

PerfectData common stockholders will experience an immediate dilution of their ownership percentage in the combined company by approximately 78.5% (not taking into account any adjustments), because the merger agreement provides that the existing SuperCom shareholders will receive an aggregate of approximately 78.5% of the common stock of the combined company as consideration for the merger. Additionally, SuperCom shareholders will experience an immediate dilution of their ownership interest in SuperCom by approximately 27.5% (not taking into account any adjustments), because after the merger SuperCom will be a wholly-owned subsidiary of the combined company, only approximately 72.5% of which will be owned by the current SuperCom shareholders. If the Final Net Available Cash of PerfectData prior to the merger is equal to $1,500,000 (which is the lowest it can go without breaching the conditions to SuperCom's obligations to close), PerfectData and SuperCom's shareholders will experience dilution of approximately 83.5% and 20.6%, respectively. PerfectData shareholders and SuperCom shareholders who vote in favor of the merger will, therefore, incur an immediate and substantial dilution of their investment. In the future, we may issue a substantial number of shares of common or preferred stock, which could further reduce the percentage of ownership and voting rights in the combined company.

Failure to complete the merger could harm PerfectData's and SuperCom's businesses.

Failure to complete the merger could harm the businesses of PerfectData and SuperCom in a number of ways. Many of the transaction costs, including accounting and legal fees, must still be paid, without any offsetting benefits from the merger. If PerfectData and SuperCom fail to consummate the merger, under certain circumstances, either party may be required to pay a break-up fee to the other party. This payment would be $250,000 in cash plus fees and expenses incurred by the other party not to exceed $250,000. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. In the event that either PerfectData or SuperCom elects to seek another merger or business combination, the other party may not be able to find another party willing to pay an equal or greater consideration than the consideration to be paid in the merger. During the time that the merger agreement is in effect, both PerfectData and SuperCom are prohibited from soliciting, initiating, encouraging or entering into certain transactions, such as a merger, sale of assets (other than the sale of PerfectData's operating assets as permitted under the merger agreement) or other business combination with a party other than SuperCom or PerfectData, as the case may be. This uncertainty could cause PerfectData or SuperCom employees to leave their respective employers. In addition, if the merger is not completed, the market price of PerfectData common stock could decline, to the extent that the market price of PerfectData common stock prior to the merger reflected a market belief that the merger would be completed and its potential benefits would be realized.

Risks Relating to the Combined Company

In the following section discussing risks facing PerfectData and the combined company following the merger of PerfectData and SuperCom, references to "we," "us," "our" and "ours" refers to PerfectData, or SuperCom Delaware as successor to PerfectData, and its wholly-owned subsidiary, SuperCom, following the merger.

We have a history of operating losses and negative cash flows and may not be profitable in the future.

We have incurred substantial losses and negative cash flows since our inception. We had an accumulated deficit of approximately $16,984,000 at June 30, 2003. Although we generated net income of approximately $5,750,000 for the year ended December 31, 2002, such net income was generated primarily from the sale of our equity ownership in InkSure. We incurred losses of approximately $6,548,000 and $10,939,000 for the years ended December 31, 2001 and 2000, respectively, and a loss of $737,000 for the six months ended June 30, 2003. We expect to have net operating losses and negative cash flows for the foreseeable future, and expect to spend significant amounts of capital to enhance our products and services, develop further sales and operations, and fund expansion. As a result, we will need to generate significant revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Part of our operating expense levels are based on internal forecasts for future demand and not on firm customer orders for products or services. Our results may be affected by fluctuating demand for our products and services from one quarter to the next and by increases in the costs of components and raw materials acquired from suppliers.

We will face a need for additional capital and may need to curtail our operations if it is not available.

We believe that our current cash and cash equivalents, including cash of PerfectData acquired in the merger, in addition to our revenues generated from our business operations, will satisfy our operating capital needs for at least the next 24 months based upon our currently anticipated business activities. However, we may need additional capital even within the next 24 months if we undertake large projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which would adversely affect our prospects, business, operating results and financial condition by forcing us to curtail our operations or not pursue opportunities which present themselves.

We derive a substantial portion of our revenue from a small number of customers, and the loss of any one of those customers could adversely impact our operating results.

We depend on a limited number of customers for a substantial portion of our revenue. During the years ended December 31, 2002, 2001 and 2000, we derived 61%, 56% and 67%, respectively, of our consolidated net revenue for that year from three individual customers. In 2002, our customers Ministry of Internal Affairs of Ukraine, Intercomsoft and ISBAK accounted for 26%, 19% and 16%, respectively, of our consolidated net revenues. The termination or non-renewal of any significant contract upon expiration, or a substantial reduction in sales to any of our significant customers, would adversely affect our business unless we were able to replace the revenue we received from those customers. We cannot assure you as to how quickly, if at all, such revenue would be replaced.

Our reliance on third party technologies, raw materials and components for the development of some of our products and our reliance on third parties for manufacturing may delay product launch, impair our ability to develop and deliver products or hurt our ability to compete in the market.

Most of our products integrate third-party technology that we license and/or raw materials and components that we purchase or otherwise obtain the right to use, including: operating systems, microchips, security and cryptography technology for card operating systems, which prevents unauthorized parties from tampering with our cards, and dual interface technology, which enables cards to operate in both contact and contactless mode. Our ability to purchase and license new technologies and components from third parties is and will continue to be critical to our ability to offer a complete line of products that meets customer needs and technological requirements. We may not be able to renew our existing licenses or be able to purchase components and raw materials on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling or may need to redesign our products that incorporate that technology, and we may lose a competitive advantage. In addition, competitors could obtain licenses for technologies for which we are unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to security issues, either of which events could adversely affect our results of operations. Also, dependence on the patent protection of third parties may not afford us any control over the protection of the technologies upon which we rely. If the patent protection of any of these third parties were compromised, our ability to compete in the market also would be impaired.

Delays in deliveries from our suppliers or defects in goods or components supplied by our vendors could cause our revenues and gross margins to decline.

We rely on a limited number of vendors for certain components for the products we are supplying. Any undetected flaws in components supplied by our vendors could lead to unanticipated costs to repair or replace these parts. We currently purchase some of our components from a single supplier to take advantage of volume discounts which presents a risk that the components may not be available in the future on commercially reasonable terms or at all. Although we believe that there are additional suppliers for the equipment and supplies that we require, we may not be able to make such alternative arrangement promptly. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation.

Our inability to maintain and develop new strategic relationships with primary integrators for governmental secured ID and passport projects could impact our ability to obtain or sell our products, and prevent us from generating sales revenues.

We obtain and sell many of our products through strategic alliance and supplier agreements in which we act as subcontractors or suppliers to the primary integrator or contractor, including China Travel Service (Holdings) H.K. Ltd. in Hong Kong for the Hong Kong passport and China re-entry card projects and Intercomsoft in Moldova for the Moldova national documentation project. The loss of any of our existing strategic relationships, or the inability to create new strategic relationships in the future, could adversely affect our ability to develop and sell our products.

We sometimes depend upon our strategic partners to market our products and to fund and perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to these activities. These relationships may not continue or may require us to spend significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships.

If alliance or supplier agreements are cancelled, modified or delayed, if alliance or supplier partners decide not to purchase our products or to purchase only limited quantities of our products, or if we are unable to enter into additional alliance or supplier agreements, our ability to produce and sell our products and to generate sales revenues could be adversely affected.

Our dependence on third party distributors, sales agents, and value-added resellers could result in marketing and distribution delays.

We market and sell some of our products using a network of distributors covering several major world regions, including the United States. We are currently engaged in discussions with other potential distributors, sales agents, and value-added resellers. There can be no assurance that such arrangements will be finalized or, if finalized, increase our revenues or enable us to achieve profitability.

Our ability to terminate a distributor who is not performing satisfactorily may be limited. Inadequate performance by a distributor would adversely affect our ability to develop markets in the regions for which the distributor is responsible and could result in substantially greater expenditures by us in order to develop such markets. Our operating results will be highly dependent upon: (i) our ability to maintain our existing distributor arrangements; (ii) our ability to establish and maintain coverage of major geographic areas and establish access to customers and markets; and (iii) the ability of our distributors, sales agents, and value-added resellers to successfully market our products.

Third parties could obtain access to our proprietary information or could independently develop similar technologies because of the limited protection for our intellectual property.

Despite the precautions we take, third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and most of our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. If we are not able to defend successfully our industrial or intellectual property rights, we might lose rights to technology that we need to develop our business, which may cause us to lose potential revenues, or we might be required to pay significant license fees for the use of such technology. To date, we have relied primarily on a combination of patent, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution to protect our proprietary technology. We currently have three registered patents in Israel, one in Europe, one in the United States, one in Hong Kong, one in Ukraine and two patent applications pending in the United States and Europe and other jurisdictions for technology related to our smart card technology. We may not be issued patents based on our patent applications. Any inability to protect intellectual property rights in our technology could seriously harm our business, operating results and financial condition.

In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of Israel or the United States. Our means of protecting our intellectual property rights in Israel, the United States or any other country in which we operate may not be adequate to fully protect our intellectual property rights.

We may face harmful claims of infringement of proprietary rights, which could require us to devote substantial time and resources toward modifying our products or obtaining appropriate licenses.

There is a risk that our products infringe the proprietary rights of third parties. In August 2003, we received a letter stating that we may be infringing certain patents of third parties. We do not believe that our products or technology infringes such parties' patents or any other third party's patents. Regardless of whether our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expenses in defending them. If any infringement claims or actions are successfully asserted against us, we may be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products and services, expend significant resources to develop non-infringing technology, modify our products and services or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business by preventing us from selling some or all of our products. Adverse or protracted litigation or the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial position and operating results due the possible devotion of significant financial and human resources in defending such litigation.

A security breach of our internal systems or those of our customers could harm our business by adversely affecting the market's perception of our products and services.

For us to penetrate further the marketplace, the marketplace must be confident that we provide effective security protection for national identity and other secured ID documents and cards. Although we have not experienced any act of sabotage or unauthorized access by a third party of our software or technology to date, if an actual or perceived breach of security occurs in our internal systems or those of our customers, regardless of whether we caused the breach, it could adversely affect the market's perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners. If we or our customers were to experience a breach of our internal systems, our business could be severely harmed by adversely affecting the market's perception of our products and services

We may be exposed to significant liability for actual or perceived failure to provide required products or services which could damage our reputation and adversely affect our business.

Products as complex as those we offer may contain undetected errors or may fail when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

Because our customers rely on our products for critical security applications, we may be exposed to claims for damages allegedly caused to a customer as a result of an actual or perceived failure of our products. An actual or perceived breach of security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect our business reputation. Furthermore, our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could result in a claim for substantial damages against us by the customer, discourage other customers from engaging us for these services, and damage our business reputation.

We currently carry product liability insurance, errors and omissions for high-technology companies insurance and insurance to guard against losses caused by employees' dishonesty. We believe that this insurance coverage is comparable to that of other similar companies in our industry. However, that insurance may not continue to be available to us on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. We do not maintain insurance coverage for employee errors or security breaches, nor do we maintain specific insurance coverage for any interruptions in our business operations. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect our business.

Our efforts to expand our international operations are subject to a number of risks, any of which could adversely affect our future international sales.

Most of our business to date has been in jurisdictions other than the United States and we plan to increase our international sales outside of the United States. Our inability to obtain or maintain federal or foreign regulatory approvals relating to the import or export of our products on a timely basis could adversely affect our ability to expand our international business. Additionally, our international operations could be subject to a number of risks, any of which could adversely affect our future international sales, including:

•	increased collection risks;
•	trade restrictions;
•	export duties and tariffs;
•	uncertain political, regulatory and economic developments;
•	inability to protect our intellectual property rights; and
•	currency issues.

In addition, in many countries the national security organizations require our employees to obtain clearance before such employees can work on a particular transaction. Failure to receive, or delays in the receipt of, relevant foreign qualifications also could have a material adverse effect on our business, financial condition and results of operations. Additionally, as foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future. If we fail to adequately address any of these regulations, our business will be harmed.

The markets that we target for a substantial part of our future growth are in very early stages of development, and if they do not develop our business might not grow as much or as profitably as we hope.

Many of the markets that we target for our future growth are currently small or non-existent and need to develop if we are to achieve our growth objectives. If some or all of these markets do not develop, or if they develop more slowly than we anticipate, then we will not grow as quickly or profitably as we hope. For example, we are developing smart card products and services for the national government ID market. Smart card technology has not been widely adopted by national governments until recently, largely due to the cost of the necessary infrastructure and the relatively limited capabilities of previous microchips. We are investing in identification and security networks products and services, but so far we have not deployed our systems on a widespread basis. The development of these markets will depend on many factors that are beyond our control, including the factors that are discussed herein.

If smart card and highly secured document technology is not adopted in government and industry organizations, we may lose some of our existing customers and our business might not grow as much or as profitably as we hope.

Our ability to grow depends significantly on whether government and industry organizations adopt smart card technology as part of their new standards. If these organizations do not adopt smart card and highly secured document technology, then we might not be able to penetrate some of the new markets we are targeting, or we might lose some of our existing customer base.

In order for us to achieve our growth objectives, smart card technology must be adopted in a variety of areas, including:

•	bank credit and debit card systems, which in most countries have traditionally relied on magnetic stripe cards as their principal technology;
•	computer equipment, which must include smart card readers as standard equipment if the use of smart cards for Internet and other applications is to become common;
•	widely used digital signature information technology security systems;
•	national identity card programs, which are considering smart cards with biometric technology;
•	government issued passports and ID cards which include contactless smart card chips, which has been recently recommended as the new standard by International Committee of Aviation Organizations;
•	transportation applications using cards as method of payment; and
•	access control in such fields as education and health care.

There can be no assurance that any or all of these areas will adopt smart card technology.

We need to develop our position as a provider of software, systems and services to earn high margins from our technology.

The increasing sophistication of smart card technology places a premium on providing innovative software, systems and services to customers, in addition to manufacturing and supplying smart cards. While we have had some early success positioning ourselves as a provider of services and systems, we cannot be sure that we will continue to be successful with this strategy, or that we will be able to capture a significant share of the market for the sophisticated services and systems that we believe are likely to produce attractive margins in the future. A significant portion of the value of smart card technology lies in the development of operating systems and applications that will permit the use of smart cards in new markets. In contrast, the margins involved in manufacturing and selling smart cards can be relatively small, and might not be sufficient to permit us to earn an attractive return on our development investments.

If we are unable to keep up with rapid changes in smart card technology, our existing products and services could become obsolete.

The market for our products and services is marked by rapid technological change, frequent new product introductions and smart card technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products and services based on new or improved technologies or new industry standards can render existing products and services obsolete and unmarketable. To succeed, we will need to enhance our current products and service offerings and develop new products and services on a timely basis to keep pace with developments related to smart card technology and to satisfy the increasingly sophisticated requirements of our customers. Any delays in developing and releasing enhanced or new products and services or in keeping pace with continuous technological change may cause us to lose our existing customer base.

The process of developing our products and services is extremely complex and requires significant continuing development efforts. Our investments in research and development have been considerable and may increase in the future. In order to earn an adequate return on these investments, we need to expand our sales significantly. There can be no assurance that we shall achieve our development objectives or expand our sales.

The time from our initial contact with a customer to a sale is long and subject to delays, which could result in the postponement of our receipt of revenues from one accounting period to the next, increasing the variability of our results of operations.

The period between our initial contact with a potential customer and the purchase of our products and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures, particularly by governmental agencies. The typical sales cycle for our government customers has to date ranged from three to 24 months and the typical sales cycle for our commercial customers has ranged from one to six months. A lengthy sales cycle may have an impact on the timing of our revenue, which may cause our quarterly operating results to fall below investor expectations. We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources. We cannot assure you that this significant expenditure of time and resources will result in actual sales of our products and services.

Our markets are highly competitive and competition could harm our ability to sell products and services and could reduce our market share.

The market for smart card and secured document products and services is intensely competitive. We expect competition to increase as the industry grows and as smart card technology begins to converge with the information technology industry. We may not be able to compete successfully against current or future competitors. We face competition from technologically sophisticated companies, many of which have substantially greater technical, financial, and marketing resources than us. In some cases, we compete with entities that have pre-existing relationships with potential customers. As the national documentation production market expands, we expect additional competitors to enter the market.

Some of our competitors and potential competitors have larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do. Our competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future smart card products and services. In addition, our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition may result in reduced margins, loss of sales or decreased market shares which in turn could harm our business, operating results and financial condition.

We rely on the services of certain executive officers and key personnel, the loss of whom could adversely affect our operations.

Our future success depends largely on the efforts and abilities of our executive officers and senior management and other key employees, including technical and sales personnel. The loss of the services of any of these persons could harm our business. We do not maintain any key-person insurance for any of our employees.

Our ability to remain competitive depends in part on attracting, hiring and retaining qualified technical personnel.

Our future success depends in part on the availability of qualified technical personnel, including personnel trained in software and hardware applications within specialized fields. As a result, we may not be able to successfully attract or retain skilled technical employees, which may impede our ability to develop, install, implement and otherwise service our software and hardware systems and to efficiently conduct our operations.

The information technology and network security industries are characterized by a high level of employee mobility and the market for technical personnel remains extremely competitive in certain regions, including Israel. This competition means there are fewer highly qualified employees available to hire, the costs of hiring and retaining such personnel are high and they may not remain with our company once hired. Furthermore, there may be pressure to provide technical employees with stock options and other equity interests in our company, which may dilute our earnings (loss) per share.

Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive, might lead to additional departures of existing personnel and could have a material adverse effect on our business, operating results and financial condition.

Our planned growth will place significant strain on our financial and managerial resources and may negatively affect our results of operations.

Our ability to manage our growth effectively will require us:

•	to continue to improve our operations, financial and management controls, reporting systems and procedures;
•	to train, motivate and manage our employees; and
•	as required, to install new management information systems.

Our existing management and any new members of management may not be able to augment or improve existing systems and controls or implement new systems and controls in response to anticipated future growth. If we are successful in achieving our growth plans, such growth is likely to place a significant burden on the operating and financial systems, resulting in increased responsibility for our senior management and other personnel.

Our business is subject to government regulation of radio frequency technology.

The rules and regulations of the United States Federal Communications Commission (the "FCC") limit the radio frequency used by and level of power emitting from electronic equipment. Our readers, controllers and other radio frequency technology scanning equipment are required to comply with these FCC rules which may require certification, verification or registration of the equipment with the FCC. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. The equipment must be labeled according to the FCC's rules to show compliance with these rules. Testing, processing of the FCC's equipment certificate or FCC registration, and labeling may increase development and production costs and could delay introduction of our verification scanning device and next-generation radio frequency technology scanning equipment into the U.S. market. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could have a material adverse effect on our business, operating results and financial condition.

Conditions in Israel affect our operations in Israel and may limit our ability to sell our products and services.

Our operating subsidiary after the merger will continue to be incorporated under Israeli law and its manufacturing facility and research and development facility will continue to be located in Israel.

Political, economic and military conditions in Israel will, accordingly, continue to affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip, negotiations between Israel and the Palestinian Authority have ceased from time to time and there has been increased military activity characterized by some as war. More recently, violence has spread to Jerusalem and areas near Tel Aviv. Furthermore, several countries still restrict trade with Israeli companies, which may limit our ability to make sales, or purchase components from, in those countries. Any future armed conflict, political instability, continued violence in the region or restrictions could have a material adverse effect on our business, operating results and financial condition.

Our operations could be disrupted as a result of the obligation of management or key personnel to perform military service in Israel.

Generally, all male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Some of the officers and employees of SuperCom Ltd. are currently obligated to perform annual reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of SuperCom Ltd.'s officers or key employees due to military service. Any such disruption could affect our business, results and financial condition.

Fluctuations in the exchange rate between the United States dollar and foreign currencies may affect our operating results.

We incur expenses for our operations in Israel in New Israeli Shekels (NIS) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations, as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily NIS, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

We are exposed to special risks in foreign markets which may make it difficult in settling transactions.

In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by it in their countries into United States dollars or other currencies, or to take those dollars or other currencies out of those countries.

Our shareholders may face difficulties in the enforcement of civil liabilities against SuperCom Ltd. and its officers and directors.

Certain of our directors and our professional advisors are residents of Israel or otherwise reside outside of the United States. SuperCom Ltd. is incorporated under Israeli law and its principal office and facilities are located in Israel. All or a substantial portion of the assets of such persons are or may be located outside of the United States. It may be difficult to effect service of process within the

United States upon SuperCom Ltd., our operating subsidiary after the merger, or upon any such directors or professional advisors or to realize in the United States upon judgments of United States' courts predicated upon civil liability of SuperCom Ltd. or such persons under United States federal securities laws. We have been advised that there is doubt as to whether Israeli courts would (i) enforce judgments of United States' courts obtained against SuperCom Ltd. or such directors or professional advisors predicated solely upon the civil liabilities provisions of United States' federal securities laws, or (ii) impose liabilities in original actions against SuperCom Ltd. or such directors and professional advisors predicated solely upon such United States' laws. However, subject to certain time limitations, Israeli courts will enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction which recognizes similar Israeli judgments, provided that (1) due process has been observed, (2) such judgments or the execution thereof are not contrary to Israeli law, public policy, security or sovereignty, (3) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties and (4) an action between the same parties in the same matter is not pending in any Israeli court at the time the law suit is instituted in the foreign court.

We have never paid common stock dividends and are unlikely to do so for the foreseeable future.

We have never paid cash or other dividends on our common stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends on our common stock in the foreseeable future.

Risks Relating to Owning PerfectData Common Stock

PerfectData will, at the effective time of the merger, be an inactive public company but has contingent liabilities relating to its historical discontinued operations that could give rise to liability risks in the future.

PerfectData is engaged in the business of designing and marketing a broad line of computer, office care and maintenance products and accessories. PerfectData has agreed to sell its non-cash assets to Spray Products Corporation, or Spray. Although Spray has contractually assumed and agreed to indemnify and hold harmless PerfectData from and against most liabilities and obligations arising out of the conduct of PerfectData's operating business, PerfectData retained certain known and unknown risks that were not contractually assumed by Spray including, without limitation, (i) any liabilities under any benefit plan of PerfectData, (ii) tax liabilities incurred which relate to periods prior to the closing of the Spray transaction, (iii) certain accounts payable arising prior to the closing of the Spray transaction, and (iv) any liabilities of PerfectData which were owed to PerfectData's shareholders in their capacity as such. If for any reason Spray is not able to satisfy the assumed liabilities, if any, such outcome would have a material and adverse effect on PerfectData's financial condition. Accordingly, there can be no assurances that claims arising out of PerfectData's historical business and operations would not be asserted against PerfectData in the future and, if asserted, there can be no assurances that PerfectData would prevail.

Stocks traded on the OTC Bulletin Board are subject to market risks in addition to those market risks applicable to exchange-traded and Nasdaq Stock Market traded stocks.

Shares of common stock of PerfectData are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the Nasdaq system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, PerfectData common stock. Although the combined company intends to apply for listing of its common stock on either the Nasdaq SmallCap Market or the American Stock Exchange, unless the bid price of the PerfectData common stock rises to at least $4.00 or $3.00, respectively, there can be no assurance that the combined company will obtain such listing.

For the three-month period ended June 30, 2003, the average daily trading volume for shares of PerfectData common stock ranged from zero to 110,400 shares traded per day and the average weekly trading volume during such three-month period was only approximately 11,678 shares traded per day. Accordingly, investors in PerfectData who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

"Penny stock" rules may restrict the market for PerfectData common stock and may affect your ability to sell your shares in the secondary market.

PerfectData's common stock is subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq small-cap or national market systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell PerfectData common stock and may affect the secondary market for the common stock. These rules could also hamper PerfectData's ability to raise funds in the primary market for PerfectData common stock and may affect your ability to sell your shares in the secondary market.

PerfectData's stock price could be volatile which may prevent you from selling your stock at the time or price you desire.

The market price of PerfectData common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.50 to a high of $1.70 in the two-year period ended June 30, 2003. If the merger is consummated, factors such as the announcements of technological innovations or new products by the combined company's competitors, governmental regulation, developments in patent or other proprietary rights of the combined company's competitors, including litigation, fluctuations in operating results and market conditions for smart card company stocks in general could have a significant impact on the future price of PerfectData's common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to our performance. Information regarding the market price of our common stock, including our historical trading range and the last reported trading price on a recent date is set forth under the section entitled "Market Price Information," as well as information regarding fluctuations in the value to be received by SuperCom shareholders as a result of the merger.

We do not currently meet the listing requirements to list our common stock on the Nasdaq SmallCap Market or the American Stock Exchange which could adversely affect the liquidity of the combined company's stock.

The combined company does not currently meet the listing requirements for either the Nasdaq SmallCap Market or the American Stock Exchange, nor can we assure you that the combined company will meet such requirements in the future. If the combined company's common stock continues to be listed on the OTC Bulletin Board, rather than the Nasdaq SmallCap Market or American Stock Exchange, holders of the combined company's common stock may find that the liquidity of such securities is significantly impaired.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This joint proxy statement/prospectus contains and incorporates by reference forward-looking statements about PerfectData, SuperCom and the combined company, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding:

•	the regulatory approval process;
•	product development;
•	technology advances;
•	future results;
•	capital spending;
•	the timetable for consummating the merger;
•	the exchange ratio to be applied in connection with the merger;
•	revenue potential; and
•	future customer needs.

These statements may be made expressly in this document or may be incorporated by reference to other documents that PerfectData has filed with the Securities and Exchange Commission. Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans" or similar expressions as they relate to PerfectData, SuperCom or their management or by the fact that their truth or accuracy cannot be fully discerned without reference to future events.

PerfectData and SuperCom each believe that their respective expectations are based on reasonable assumptions. PerfectData and SuperCom shareholders should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond PerfectData's, SuperCom's and the combined company's control, that may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" commencing on page 26 of this joint proxy statement/prospectus, as well as:

•	economic and industry conditions including adverse changes in industry or economic conditions generally or in the markets served by SuperCom, product prices, capital expenditures requirements and volatility in the stock market;
•	operating factors including changes in operating conditions and costs, interest rates and access to capital markets;
•	political and governmental factors including political developments, changes in law and regulations and political stability in relevant areas of the world; and
•	competitive factors and technology advances including the actions of competitors.

No shareholder of SuperCom or PerfectData should place undue reliance on any forward-looking statements. These statements speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document.

The risk factors and cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that any person acting on behalf of either PerfectData, SuperCom or the combined company may issue. Except as otherwise required by federal securities laws, neither PerfectData nor SuperCom undertakes any obligation to publicly update or revise any forward-looking statements or the risk factors described in this joint proxy statement/prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this joint proxy statement/prospectus.

THE ANNUAL MEETING OF PERFECTDATA SHAREHOLDERS

General

PerfectData is furnishing this joint proxy statement/prospectus to holders of PerfectData common stock in connection with the solicitation of proxies by the PerfectData board of directors for use at the annual meeting of shareholders to be held on [                 ], 2003, and any adjournment or postponement thereof. PerfectData is also giving notice to those shareholders who did not consent to the sale of PerfectData's current operations. The holders of more than that a majority of its outstanding shares have consented to the sale of PerfectData's current operations. For further information, you are referred to "Notice as to Proposed Sale of PerfectData's Current Business Operations" on page 161.

The Agreement and Plan of Merger and Reorganization and certain material exhibits to that agreement are attached to this joint proxy statement/prospectus as Annexes A through C. For further information, you can also refer to the sections entitled "The Merger" on page 47 and "The Merger Agreement" on page 58.

Date, Time and Place

The date, time and place of the annual meeting of PerfectData shareholders are as follows:

[Date], 2003
[Time], local time
[Address]
[City], California [Zip]

Voting Procedures

Shares represented by valid proxies in the form enclosed in accordance with the instructions outlined below, received in time for use at the annual meeting and not revoked at or prior to the annual meeting, will be voted at the annual meeting. Where you specify a choice as to how your shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

FOR PROPOSAL 1:    To approve the Agreement and Plan of Merger and Reorganization dated as of July 2, 2003, as amended, by and among PerfectData Corporation, PerfectData Merger Sub Ltd., or PerfectData Merger Sub, and SuperCom Ltd. and the merger of PerfectData Merger Sub with and into SuperCom;

FOR PROPOSAL 2:    To reincorporate PerfectData as a Delaware corporation, including, among other things, a change of PerfectData's name to "SuperCom (Delaware) Inc." if the merger is consummated;

FOR PROPOSAL 3:    To increase the number of authorized shares of our common stock from 10,000,000 to 55,000,000;

FOR PROPOSAL 4:    To adopt a new equity incentive plan;

FOR PROPOSAL 5:    To adopt an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated;

FOR PROPOSAL 6:    To elect the number of directors of PerfectData hereinafter provided to serve until the next annual meeting of shareholders and until their successors are duly executed and qualify as follows: (a) to elect eight directors to serve if the merger is consummated; or (b) to elect five directors to serve if the merger is not consummated; and

FOR PROPOSAL 7:    To ratify the selection of independent auditors of PerfectData as follows: (a) Kost, Forer & Gabbay, a member of Ernst & Young Global, for the fiscal year ending December 31, 2003 if the merger is consummated; or (b) KPMG LLP for the fiscal year ending March 31, 2004 if the merger is not consummated.

If Proposals 1, 2 and 3 are not approved, the merger will not be consummated. If the merger is not consummated, only Proposals 2, 3, 6(b) and 7(b), if approved by the shareholders of PerfectData, will be implemented.

Record Date and Outstanding Shares

PerfectData has fixed the close of business on [Record Date], 2003, as the record date for the annual meeting. Only holders of record of PerfectData's common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.

Shareholders Entitled to Vote

As of the close of business on [Record Date], 2003, there were [                    ] shares of PerfectData common stock outstanding and entitled to vote.

Holders of PerfectData common stock are entitled to one vote for each share held as of the record date, except that cumulative voting is permitted for the election of directors. Please see "Proposal No. 6: To Elect Directors of PerfectData."

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Votes or abstensions of shareholders of record who are present at the meeting in person or by proxy and broker non-votes (as defined below) are counted as present or represented at the meeting for the purpose of determining if a quorum is present. If a quorum is not present at the PerfectData annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Any abstentions will have the same effect as votes against the approval of the proposals considered at the annual meeting where the vote of a majority of the outstanding shares is required.

If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote only on the election of directors and the retention of auditors. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority as indicated in the preceding sentence, this is a "broker non-vote" on the matter. Those shares subject to a broker non-vote will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required

To approve Proposal 1, the approval of the merger agreement and the merger; Proposal 2, the reincorporation of PerfectData as a Delaware corporation; Proposal 3, an increase in the number of common shares that SuperCom Delaware is authorized to issue; and Proposal 5, the adoption of an amendment to the bylaws increasing the number of directors from five to eight only if the merger is consummated, we require the affirmative vote of holders of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against Proposals 1, 2, 3, or 5.

To approve Proposal 4, the adoption of a new equity incentive plan, and Proposal 7, the ratification of the selection of auditors if the merger is consummated, we require the affirmative vote of a majority of the common stock present or represented by proxy and entitled to vote on the matter. Broker non-votes are not deemed to be present or represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on Proposals 4 or 7. Abstentions are treated as shares present or represented and entitled to vote and have the same effect as a vote against these proposals.

For Proposal 6, directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the PerfectData annual meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect. Cumulative voting is also permitted. See "Proposal No. 6: To Elect Directors of PerfectData."

Expenses of Proxy Solicitation

PerfectData will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, PerfectData will request brokers, custodians, nominees and other record holders of PerfectData common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of PerfectData common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, PerfectData will reimburse such holders for their reasonable expenses.

In addition to solicitation by mail, directors, officers and key employees of PerfectData may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

Voting of Proxies

The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of PerfectData's board of directors for use at the annual meeting. You may instruct us on how to vote your shares by either attending our annual meeting in person or mailing the enclosed proxy card back to us.

To instruct us how to vote your shares, please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted to approve each of the proposals to be considered at the annual meeting.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the Corporate Secretary of PerfectData by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and permitting you to vote.

PerfectData's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the PerfectData annual meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Availability of Accountants

KPMG LLP, independent public accountants, has acted as PerfectData's independent accountants beginning with the audit of PerfectData's financial statements for the fiscal year ended March 31, 2000. A representative of KPMG will be present at the annual meeting and will be available to respond to appropriate questions from shareholders.

In addition, Kost, Forer & Gabbay, a member of Ernst & Young Global, independent public accountants in Israel, has acted as SuperCom's independent accountants since 1999. Representatives of Kost, Forer & Gabbay are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

THE SPECIAL MEETING OF SUPERCOM SHAREHOLDERS

General

SuperCom is furnishing this joint proxy statement/prospectus to holders of SuperCom ordinary shares in connection with the solicitation of proxies by the SuperCom board of directors for use at the special meeting of shareholders to be held on                      , 2003, and any adjournment thereof.

This joint proxy statement/prospectus is first being furnished to shareholders of record of SuperCom on or about                      , 2003. This joint proxy statement/prospectus is also being furnished to SuperCom shareholders as a prospectus in connection with the issuance by PerfectData of shares of PerfectData common stock to SuperCom shareholders as contemplated by the merger agreement.

Date, Time and Place

The special meeting of shareholders will be held on                      , 2003 at      a.m., local time, at [Address].

Record Date

SuperCom's board of directors has fixed                      , 2003, as the record date for determination of SuperCom shareholders entitled to attend and vote at the special meeting.

Vote of SuperCom Shareholders Required

As of the close of business on [Record Date], 2003, there were                      ordinary shares of SuperCom outstanding and entitled to vote. Each SuperCom ordinary share is entitled to one vote. In general, the affirmative vote of 75% of the ordinary shares of SuperCom present and voting at a meeting at which a quorum is present will be required for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement (Proposal No. 1). However, if PerfectData, PerfectData Merger Sub or any person or entity holding 25% or more of either the voting power or the right to appoint a director of PerfectData or PerfectData Merger Sub holds shares in SuperCom, then there is an additional requirement for the approval. The additional requirement is that a majority of the shareholders who are present at the special meeting, excluding PerfectData, PerfectData Merger Sub, or any person or entity holding 25% or more of either the voting power or the right to appoint a director of PerfectData, or PerfectData Merger Sub, or anyone acting on their behalf, including their family members or entities under their control, shall not have voted against the merger. For these purposes, abstensions and broker non-votes are not considered to be votes against the merger. Neither PerfectData nor SuperCom is aware of any person or entity which would trigger the need for such additional approval.

Certain principal shareholders of SuperCom who collectively beneficially own approximately 56% of SuperCom's outstanding ordinary shares as of [Record Date], 2003, the record date for the special meeting, have entered into voting agreements to vote their shares in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Quorum

The quorum required for the special meeting is two or more shareholders holding collectively at least one-third of voting power, present in person or by proxy. Pursuant to SuperCom's articles of association, if within half an hour from the time set for the meeting, a quorum is not present, the meeting shall be adjourned and SuperCom shall immediately issue a notice of a reconvened meeting which shall take place 21 days following the date of such notice at the same time and place or at any other time and place as the board of directors of SuperCom designates in such notice.

Abstentions; Broker Non-Votes

SuperCom will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For the purpose of determining the outcome of the vote on the merger agreement and the merger, SuperCom will treat abstaining shares as not present and not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will have no effect on the outcome of the vote on the merger agreement and the merger.

Broker non-votes occur when a broker holding stock in "street name" votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." SuperCom will treat broker non-votes as shares that are present for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, SuperCom will treat broker non-votes as not present and not voting with respect to that matter (even though the shares are considered present for quorum purposes and may be voting on other matters).

Voting of Proxies

SuperCom requests that its shareholders complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or as indicated on the proxy card. You may also send your completed and signed proxy card to SuperCom at Millennium Bldg., 3 Tidhar St., P.O.B. 2094, Raanana 43665, Israel. Brokers holding ordinary shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies received at least 24 hours prior to the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger. Other than as set forth in this joint proxy statement/prospectus, SuperCom's board of directors does not currently intend to bring any other business before the special meeting and, so far as SuperCom's board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

Shareholders may revoke their proxies at any time prior to use by delivering a signed notice of revocation or a later-dated signed proxy in the same way, to the same addresses and at the same time set for delivery of proxies, or by attending the special meeting in person and revoking the proxy by making a written notice of revocation presented to the chairman of the meeting at the meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

SuperCom will bear the costs of solicitation of proxies from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of SuperCom in person or by telephone or facsimile. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay.

You should notify SuperCom before voting at the special meeting or indicate on the proxy card, whether or not you indicate how you want to vote, whether you are: (1) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of PerfectData or PerfectData Merger Sub; (2) a person or entity acting on behalf of PerfectData, PerfectData Merger Sub or on behalf of a person or entity described in (1); or (3) a family member of, or an entity controlled by, PerfectData, PerfectData Merger Sub or any of the foregoing. If you do not notify SuperCom as aforesaid, you will not be entitled to vote on the merger agreement and the merger and your vote will not be counted with respect to the merger agreement and the merger.

Availability of Accountants

Kost, Forer & Gabbay, a member of Ernst & Young Global, independent public accountants in Israel, has acted as SuperCom's independent accountants since 1999. Representatives of Kost, Forer &

Gabbay are expected to be present at the special meeting and will have an opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

THE MERGER

The following discussion summarizes the proposed merger and related transactions. The discussion is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of the conditions to the merger and related transactions are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. Statements made in this joint proxy statement/prospectus with respect to the terms of the merger and related transactions are qualified in their entirety by reference to the merger agreement, and you are urged to read the more detailed information set forth in the merger agreement and the other documents attached to this joint proxy statement/prospectus prior to casting a vote.

Background of the Merger

In mid-April 2003, SuperCom and its counsel distributed to PerfectData a non-binding letter of intent which set forth the proposed terms of a proposed merger transaction between PerfectData and SuperCom.

On or about April 29, 2003, Robert Ellin of Atlantis Equities, Inc., Elie Housman, a consultant to SuperCom, Eli Rozen, Chairman of SuperCom, and a representative of Mintz Levin, SuperCom's U.S. counsel, met with Harris A. Shapiro, Chairman of the Board and C.E.O. of PerfectData, at Mintz Levin's offices in New York City to negotiate the terms of the letter of intent relating to a merger between the companies.

On April 30, 2003, PerfectData and SuperCom entered into the non-binding letter of intent for a proposed merger between the companies. On May 5, 2003, the companies issued a joint press release announcing the entering into of the letter of intent.

Between May 5, 2003 and the end of June 2003, management of PerfectData and Wachtel & Masyr, LLP, PerfectData's counsel, performed a due diligence investigation of SuperCom's business. At the same time, management of SuperCom and Mintz Levin performed a due diligence investigation of PerfectData.

On May 28, 2003, Mintz Levin submitted a draft agreement and plan of merger to PerfectData and its counsel for its review. On May 29, 2003, management of SuperCom and PerfectData and their respective counsels met at the offices of PerfectData's counsel in New York City to discuss the terms of the merger agreement and various due diligence issues. The parties continued to discuss the terms of the merger agreement and various due diligence issues over the next month by telephone conference.

On June 2, 2003, Mintz Levin distributed drafts of all of the ancillary agreements relating to the merger agreement.

On June 20, 2003, management of SuperCom and PerfectData and their respective counsels met at the offices of Mintz Levin's counsel in New York City to discuss the proposed final terms of the merger agreement and the ancillary agreements.

On June 22, 2003, the PerfectData board of directors unanimously determined that the merger is fair to, and in the best interests of, PerfectData and its shareholders, approved and adopted the merger agreement (subject to further refinements) and the transactions contemplated thereby, and resolved to recommend that PerfectData shareholders vote for approval and adoption of the merger agreement and the transactions contemplated thereby. A revised version of the merger agreement was distributed to the parties on June 20, 2003. On June 15, 2003, by unanimous vote, the SuperCom board of directors approved and adopted the merger agreement and the transactions contemplated thereby, and resolved to recommend that SuperCom shareholders vote for approval and adoption of the merger agreement and the transactions contemplated thereby.

The final definitive merger agreement was executed by representatives of SuperCom, PerfectData and PerfectData Merger Sub on July 2, 2003. In addition, the principal shareholders of SuperCom and certain directors, officers and principal shareholders of PerfectData entered into voting agreements and lock-up agreements. PerfectData and SuperCom issued a joint press release announcing the definitive merger agreement on July 7, 2003.

PerfectData's Reasons for the Merger and Factors Considered by the PerfectData Board of Directors

PerfectData's board of directors believed that a combination of PerfectData and SuperCom would create an opportunity for PerfectData shareholders to enhance the value of their shares by combining PerfectData, a company with continuing operating losses, with what the board believes to be a promising growth company while enhancing the liquidity in their shares. The PerfectData board of directors considered candidates other than SuperCom, but concluded that a transaction with SuperCom was in the best interests of PerfectData and its shareholders. The PerfectData board of directors also considered other opportunities, including, without limitation, the liquidation and dissolution of PerfectData which the board of directors considered less advantageous with respect to maximizing shareholder value because of the fees and expenses, time delays and complexity involved with dissolving a public company and PerfectData's limited assets.

In the course of its deliberations regarding the merger, the PerfectData board of directors reviewed with PerfectData's outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for PerfectData. The PerfectData board of directors also considered the following factors, among others, in connection with its review and analysis of the merger. The conclusions of the PerfectData board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, the PerfectData shareholders:

•	PerfectData's financial outlook and possible alternatives to the proposed merger. In this regard, the PerfectData board considered the amount and range of merger consideration most likely to be required by other merger candidates, the likelihood of receiving a better offer from another merger candidate and the view of PerfectData's management that the merger represented the best strategic alternative available to PerfectData under the circumstances;
•	the limited alternatives available to PerfectData if it failed to complete the merger or another business combination;
•	SuperCom's business, financial condition, results of operations, assets, management, competitive position and prospects;
•	the percentage ownership of PerfectData shareholders of the combined company after the merger;
•	the search for other merger candidates undertaken by PerfectData's management;
•	the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;
•	the fact that PerfectData shareholders will have the opportunity to vote upon the proposal to approve the merger agreement and the merger; and
•	the results of the due diligence review of SuperCom conducted by PerfectData's management and its financial and legal advisors.

The PerfectData board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the PerfectData board of directors included:

•	the uncertain current and prospective market for SuperCom's products and technologies and the other risks relating to SuperCom's business and operations;
•	the operational losses in SuperCom;
•	the dilutive effect of the merger on PerfectData shareholders;
•	the risk that, because the exchange ratio provides for no adjustment for changes in the market price of PerfectData common stock, the per share value of the consideration to be received by SuperCom shareholders might be more than the price immediately before the announcement, or on the date of closing, of the merger due to fluctuations in the market value of PerfectData common stock;
•	the risk that the merger might not be completed in a timely manner or at all, and if the merger is not completed, PerfectData would have incurred significant costs and further reduced its financial position;
•	the fact that the merger as proposed would materially limit PerfectData's use of its net operating losses; and
•	the other risks and uncertainties set forth in the section entitled "Risk Factors" on page 24.

The foregoing discussion of information and factors considered by the PerfectData board of directors is not intended to be exhaustive, but is believed to include many material factors considered by the PerfectData board of directors. In view of the wide variety of factors considered by the PerfectData board of directors, the PerfectData board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the PerfectData board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the PerfectData board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the PerfectData board of directors unanimously agreed that the merger is fair to, and in the best interests of, the PerfectData shareholders and that PerfectData should proceed with the proposed merger.

In considering the recommendation of the PerfectData board of directors with respect to the merger agreement, PerfectData shareholders should be aware that two of the five directors will continue to serve if the merger is approved and then consummated and, accordingly, they have an interest in the merger that is different from, or are in addition to, the interests of the PerfectData shareholders generally. For further detail see the section entitled "The Merger—Interests of Certain Persons in the Merger" on page 50.

SuperCom's Reasons for the Merger and Factors Considered by the SuperCom Board of Directors

In evaluating the proposed merger, the board of directors of SuperCom considered a variety of factors, including financial and operating information relating to PerfectData and SuperCom. The following material factors were considered by SuperCom's board of directors:

•	the belief that the proposed merger would increase the potential for enhanced liquidity by providing SuperCom shareholders with shares in an entity that are publicly traded on the OTC Bulletin Board (and possibly on Nasdaq SmallCap Market or AMEX if application for listing is successful, as to which listing there can be no assurance) and would potentially provide SuperCom with increased access to the public capital markets for future equity issuances;
•	the belief that following the merger, as a U.S. public company, SuperCom could more easily complete complementary acquisitions to expand its distribution and product development capabilities, if its business strategy ultimately required it and conditions allowed for it;
•	the belief that the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of SuperCom and the fact that the proposed merger would result in current SuperCom shareholders owning at least 72.5% of the outstanding shares of common stock of PerfectData;
•	the intent that no taxable gain or loss will be recognized by SuperCom shareholders on the exchange of their ordinary shares of SuperCom for PerfectData common stock;
•	the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

•	the fact that, because PerfectData would not at the time of the merger have current business operations, the combined company would be able to continue the current business of SuperCom without the need to integrate the business with other operations; and
•	the belief that following the merger, as a U.S. public company, SuperCom will be able to continue the migration of its business operations to the United States, which it believes will be a significant market for its products.

SuperCom's board of directors considered a number of potentially negative factors in its deliberation of the merger, including:

•	the risk to SuperCom's shareholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;
•	the substantial dilutive effect of the merger on SuperCom's shareholders;
•	the volatility of the stock price of PerfectData on the OTC Bulletin Board;
•	the risk that the merger will not be completed, including the circumstances under which PerfectData could terminate the merger agreement and the circumstances under which SuperCom could be required to pay a termination fee to PerfectData;
•	the risks relating to potential unknown liabilities of PerfectData relating to its discontinued operations;
•	the transaction costs expected to be incurred in connection with the merger; and
•	the other risks described under "Risk Factors – Risks Related to the Merger" on page 26.

After due consideration, SuperCom's board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger. For these reasons, SuperCom's board of directors concluded that the merger is in the best interests of SuperCom and its shareholders. SuperCom's board of directors unanimously recommends that SuperCom's shareholders approve the merger agreement. Approval of the merger agreement will constitute approval of all transactions that it contemplates, including the exchange of all outstanding ordinary shares of SuperCom for PerfectData common stock and the applicable exchange ratio.

SuperCom's board of directors does not intend the foregoing discussion of information and factors to be exhaustive, but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, SuperCom's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of SuperCom's board of directors may have given different weights to the different factors.

In considering the recommendation of the SuperCom board of directors with respect to the merger agreement, SuperCom shareholders should be aware that the directors and officers of SuperCom have interests in the merger that are different from, or are in addition to the interests of the SuperCom shareholders generally. For further detail see the section entitled "The Merger — Interests of Certain Persons in the Merger" on page 50.

Interests of Certain Persons in the Merger

When considering the recommendations of the boards of directors of PerfectData and SuperCom, you should be aware that directors of PerfectData and certain executive officers and directors of SuperCom have interests in the merger and have arrangements that are different from, or are in addition to, those of the shareholders of PerfectData and SuperCom, generally. The boards of directors of PerfectData and SuperCom were aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

Newly-Appointed Members of the PerfectData Board of Directors

Following the merger, the board of directors of the combined company will consist of (i) six directors designated by SuperCom, who will initially be Eli Rozen, Avi Schechter, Philip M. Getter,                     ,                      and                     ; and (ii) two directors designated by PerfectData, who initially will be                      and                     . Mr. Rozen is currently a director of SuperCom, Mr. Schechter is an executive officer of SuperCom and                      and                      are currently directors of PerfectData.

Stock Options of Officers and Directors

Upon consummation of the merger, the stock options of the PerfectData officers and directors, as well as employee options, will immediately vest and will remain exercisable for a period of three years from the effective time of the merger. In addition, options held by officers or directors of SuperCom prior to the effective time of the merger will remain exercisable for the time period set forth in the applicable option grant agreement, regardless of whether the holders of such options continue as officers or directors of the combined company after the merger.

Change of Control and Severance Payments

PerfectData has no provision compensating any officer, director or employee in the event of a change of control, other than to vest options under PerfectData's stock option plan. Employees are entitled to severance payments upon the termination of employment based on their length of service to PerfectData. PerfectData estimates these payments will aggregate approximately $91,152 if employment were terminated as of October 31, 2003.

Indemnification of Directors and Officers

Directors and executive officers of PerfectData and SuperCom have customary rights to indemnification against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger and the plan is to maintain customary rights to indemnification for the foreseeable future following the effective time of the merger.

Following the merger, the combined company will fulfill and honor in all respects PerfectData's obligations under indemnification agreements between PerfectData and its directors and officers existing immediately prior to the effective time of the merger. In addition, the combined company intends to purchase "tail" or "runoff" directors' and officers' liability insurance covering those persons who are currently covered by PerfectData's directors' and officers' liability insurance policy for a period of five years from the completion of the merger.

As a result of the various arrangements discussed in this section, certain directors and executive officers of PerfectData and SuperCom may be more likely to vote in favor of recommending the approval of the merger agreement and the merger than if they did not hold these interests.

Regulatory Approvals

U.S. Regulatory Filings

PerfectData and SuperCom have determined that the merger is not subject to the pre-transaction reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire.

Although no pre-transaction filing pursuant to the HSR Act is required, the Antitrust Division of the Department of Justice or the Federal Trade Commission may nevertheless challenge the merger on antitrust grounds at any time before or after the completion of the merger. Accordingly, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws of the United States as either agency deems necessary or desirable in the public interest, or other persons could take action under the federal antitrust laws, including seeking to enjoin the merger.

Additionally, at any time before or after the completion of the merger, any state could take action under the federal or applicable state antitrust laws as it deems necessary or desirable in the public interest. Neither PerfectData nor SuperCom can assure shareholders of either such company that a challenge to the merger will not be made or that, if a challenge is made, that PerfectData and SuperCom will prevail. However, considering the size of each entity and the fact that SuperCom and PerfectData are currently in wholly separate lines of business, such challenge is not considered likely.

Neither PerfectData nor SuperCom is aware of any other U.S. governmental approvals or actions that are required to consummate the merger other than compliance with federal securities laws, Delaware corporate law and California corporate law. Should any approval or action be required, PerfectData and SuperCom currently plan to seek the approval or take the necessary action.

Israeli Governmental Approvals

Israeli Companies Law.    Under the Israeli Companies Law, PerfectData and SuperCom may not complete the merger without making certain filings and notifications to the Israeli Companies Registrar.

•	Merger Proposal. Each merging company is required to file with the Israeli Companies Registrar, jointly with the other merging company, a merger proposal setting forth certain details with respect to the merger.
•	Notice to Creditors. In addition, each merging company is required to notify its creditors of the proposed merger. Pursuant to the Israeli Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company, substantial creditors must be informed individually of the filing of the merger proposal with the Israeli Companies Registrar and where it can be reviewed, and unsecured creditors must be informed of the merger by publication in daily Hebrew newspapers in Israel and where necessary elsewhere and by making the merger proposal available for review. Creditors are entitled to apply to the appropriate court to request a delay or an order preventing the merger. Because SuperCom's shares are traded on Nasdaq Europe, SuperCom shall also have to publish an announcement of the merger in a daily newspaper in Belgium. The merging companies must notify the Israeli Companies Registrar of fulfilling the requirements with respect to notice to creditors.
•	Shareholder Approval Notice. The merger must then be approved by the shareholders of each merging company. After shareholder approval or non-approval, each of the merging companies will file a notice with the Israeli Companies Registrar concerning the decision of the shareholders. Assuming that the shareholders of each of the merging companies approve the merger and that all of the statutory procedures and requirements have been complied with, and so long as at least 70 days from the date of the filing of the merger proposal with the Israeli Companies Registrar have lapsed and the Israeli Commissioner of Restrictive Trade Practices has not filed an objection to the merger, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the surviving company's register and to issue the surviving company a certificate to that effect.

Office Of The Chief Scientist.    The Office of the Chief Scientist is a part of Israel's Ministry of Trade and Industry and provides research and development grants to high-tech companies, subject to an obligation to pay royalties on revenue derived from products developed under programs funded by the grants or based on technology funded by the grants. SuperCom has obtained grants from the Office of the Chief Scientist for different development programs. The consent of the Office of the Chief Scientist is required for any purchase of shares of a company funded by the Office of the Chief Scientist by a non-Israeli entity, and therefore, the approval of the merger by Office of the Chief Scientist is required.

Israeli Investment Center in the Israeli Ministry of Trade and Industry.    The Investment Center, which is also a part of Israel's Ministry of Trade and Industry, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of company tax to a full tax exemption for a fixed period, depending on a number of factors. SuperCom has received tax benefits from the Investment Center. In general, the consent of the

Investment Center is required for any purchase of shares of a company which has received benefits from the Israeli Investment Center, and therefore the approval of the Investment Center to the merger is required.

Israeli Income Tax Authorities.    Under the merger agreement, a ruling of the Israeli Income Tax Commissioner will be required as a condition for SuperCom to complete the merger. Please see the related discussion on pages 75 and 76 of this joint proxy statement/prospectus.

Belgian Law and Nasdaq Europe Approvals

Nasdaq Europe Market Authority.    In connection with the merger and the decision by the shareholders of Nasdaq Europe to close down Nasdaq Europe on January 5, 2004, SuperCom will apply to delist itself from Nasdaq Europe. It is expected that the Market Authority of Nasdaq Europe will approve the delisting.

Belgian Banking and Finance Commission.    The decision of delisting by the Market Authority of Nasdaq Europe will be subject to review by the Belgian Banking and Finance Commission. The Banking and Finance Commission may block the delisting upon finding that the delisting does not provide sufficient protection for investors. It is expected that the Banking and Finance Commission will approve the delisting, however.

SuperCom has decided to transfer its listing to Euronext Brussels prior to delisting. SuperCom will apply for a waiver of prospectus from the Belgian Banking and Finance Commission. As the shares to be listed have been publicly issued, SuperCom fits within the conditions for such waiver.

PerfectData and SuperCom intends to seek all of the foregoing regulatory approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all of the approvals will be obtained.

Accounting Treatment of the Merger

We expect that the merger will be treated for accounting and financial reporting purposes as a reverse acquisition of PerfectData by SuperCom because the former SuperCom shareholders will control PerfectData after the reincorporation and merger. Under this accounting treatment, SuperCom is deemed for accounting purposes to be the acquiring entity and PerfectData the acquired entity. The financial statements of PerfectData after the merger will reflect SuperCom on a historical basis with the results of operations of PerfectData from the effective date of the merger. Because PerfectData has entered into an agreement for the sale of all its operating assets and the disposal of such assets is a condition to SuperCom's obligation to consummate the merger, the merger will be treated as a recapitalization of SuperCom, with no goodwill recorded.

Restrictions on Sales of PerfectData Common Stock by Affiliates of SuperCom

The shares of PerfectData common stock to be issued in connection with the proposed merger will be registered under the Securities Act. Subject to the lock-up agreements between PerfectData and certain of SuperCom's principal shareholders, these shares will be freely transferable under the Securities Act, except for shares of PerfectData common stock issued to any person who is an affiliate of SuperCom at the time the merger is submitted to the shareholders for vote and/or who becomes an affiliate of PerfectData after the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of SuperCom, and may include some of the officers and directors, as well as their respective principal shareholders. Affiliates generally include directors, executive officers, and beneficial owners of 10% or more of the common stock of a company. Persons who are affiliates at the time the merger is submitted to the shareholders for vote may not sell their shares of PerfectData common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act, or any other applicable exemption under the Securities Act. Neither PerfectData nor SuperCom has given any commitment to file any such registration statement. Pursuant to the terms of the merger agreement, PerfectData will be entitled to place appropriate legends on the certificates evidencing any PerfectData common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the PerfectData common stock received by the affiliates.

Listing of PerfectData Common Stock After the Merger

Provided that we meet the listing requirements of the Nasdaq SmallCap Market or the American Stock Exchange following the time of the merger, we intend to apply for listing the shares of PerfectData common stock on either the Nasdaq SmallCap Market or the American Stock Exchange. However, unless there is a substantial increase in the bid price of PerfectData's common stock (to $4.00 per share in the case of Nasdaq and $3.00 per share in the case of the AMEX), such listing is not likely to occur immediately following the merger, if at all.

Finders' Fees

As compensation for acting as finder and introducing parties with respect to the prospective merger, Atlantis Equities, Inc. or its designee will receive the number of shares equal to 5% of the issued and outstanding shares of common stock on a fully-diluted basis of the combined company following the merger; provided, however, that if the Final Net Available Cash at closing is less than $2,000,000, then such transaction fee shall be reduced to an amount equal to 4.5% multiplied by a fraction, the numerator of which is the amount of Final Net Available Cash at closing and the denominator of which shall be $2,000,000. In addition, Belgravia Investment Partners LLC or its designee will receive five-year warrants, exercisable at $.01 per share, to purchase the number of shares equal to 1% of the issued and outstanding shares of common stock on a fully-diluted basis of the combined company following the merger; provided, however, that if the Final Net Available Cash at closing is less than $2,000,000, then such transaction fee shall be multiplied by a fraction, the numerator of which is the amount of Final Net Available Cash at closing and the denominator of which shall be $2,000,000. All such finder shares will have piggyback registration rights and will be subject to the same lock-up agreement as the directors and executive officers of SuperCom.

In addition, following the merger, for his financial advisory services in connection with the merger, Elie Housman, a consultant to SuperCom, will receive a transaction fee in cash in an amount equal to 4% of the Final Net Available Cash of PerfectData at closing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet is based on the June 30, 2003 balance sheet of PerfectData and the June 30, 2003 consolidated balance sheet of SuperCom and its subsidiaries. The unaudited pro forma condensed combined balance sheet assumes that the merger was completed on June 30, 2003, with SuperCom treated as the acquiring entity for financial reporting purposes.

The unaudited pro forma condensed combined financial statements have been prepared by management of PerfectData and SuperCom based on the financial statements included elsewhere herein. The pro forma adjustments include assumptions and preliminary estimates as discussed in the accompanying notes, and are subject to change. This pro forma statement may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated, and may not be indicative of financial result that may be obtained in the future. The unaudited pro forma condensed combined financial statements are based upon, and should be read in conjunction with, the historical financial statements of PerfectData for the year ended March 31, 2003 and for the three months ended June 30, 2003 included elsewhere in this joint proxy statement/prospectus, and the historical financial statements of SuperCom for the year ended December 31, 2002 and for the six months ended June 30, 2003, which are included elsewhere in this joint proxy statement/prospectus.

Pursuant to the merger agreement, PerfectData will issue shares of common stock to the holders of SuperCom ordinary shares. In addition, each outstanding option to purchase ordinary shares of SuperCom will be assumed by PerfectData. As a result of this transaction, without taking into account adjustments for PerfectData's Final Net Available Cash at closing, the current shareholders of SuperCom will own approximately 72.5% of the combined company while the current stockholders of PerfectData will own approximately 21.5%, both on a fully-diluted basis.

The number of shares of PerfectData common stock to be issued for each ordinary share of SuperCom is not fixed and will be adjusted based upon the exchange ratio established by the merger agreement. Adjustments to the exchange ratio will be made in the event that the Final Net Available Cash of PerfectData at the effective time of the merger is less than $2,000,000. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities.

The merger will be accounted for as a reverse acquisition of PerfectData by SuperCom. Although PerfectData will be the surviving legal entity, for financial reporting purposes, the entity whose shareholders hold in excess of at least 72.5% of the combined company, SuperCom, will be treated as the continuing accounting entity. The reverse acquisition will be treated as a capital stock transaction in which SuperCom will be deemed to have issued the shares of common stock held by the SuperCom shareholders for the net assets of PerfectData. Because this transaction is in substance a recapitalization of SuperCom and not a business combination, no goodwill will be recorded. The costs of the transaction will be charged to stockholders' equity.

Prior to the merger, PerfectData will have sold its business operations to Spray Products Corporation as indicated in Note 1.

Pro Forma Combined Balance Sheet as of June 30, 2003
(U.S.dollars in Thousands)

	PerfectData Historical	Pro Forma Adjustments	Notes	(Adjusted)	SuperCom Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets			(1)
Cash and cash equivalents	$2,113	$100		$2,213	$3,932	$—		$6,145
Bank deposits	—	—		—	791	—		791
Restricted cash deposits	—	—		—	68	—		68
Marketable debt securities	—	—		—	274	—		274
Accounts receivable, net	118	(118)		—	3,851	—		3,851
Inventories	108	(108)		—	2,898	—		2,898
Prepaid expenses and other current assets	76	(76)		—	441	—		441
Total current assets	$2,415	$(202)		$2,213	$12,255	$—		$14,468

Investments in an affiliate and others	$—	$—		$—	$323	$—		$323
Property and equipment, net	1	(1)		—	1,760	—		1,760
Severance pay fund	—	—		—	308			308
Capitalized Software Production Costs	—	—		—	130	—		130
Total Assets	$2,416	$(203)		$2,213	$14,776	$—		$16,989

Liabilities and shareholders' Equity
Current liabilities:			(2)				(3)
Short-term bank credit and current maturities of long-term loan	$—	$—		$—	$1,697	$—		$1,697
Accrued payable	185	(185)		—	985	600		1,585
Accrued compensation	89	(89)		—	234	—		234
Other accrued expenses	71	(21)		50	2,337	—		2,387
Total current liabilities	$345	$(295)		$50	$5,253	$600		$5,903
								—
Long-term loan, net of current maturities	—	—		—	345	—		345
Accrued severance pay	—	—		—	392	—		392

Shareholders' equity:							(3)
Common shares	11,206	—		11,206	40	16,687		27,933
Additional paid in capital	—	—		—	25,730	(25,730)		—
Accumulated deficit	(9,135)	92		(9,043)	(16,984)	8,443		(17,584)
Net shareholders equity	2,071	92		2,163	8,786	(600)		10,349

Total Liabilities and shareholders' Equity	$2,416	$(203)		$2,213	$14,776	$—		$16,989

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1) Assets.    Pursuant to the merger agreement, PerfectData must have a minimum of an aggregate of $1.5 million in cash and cash equivalents in order to fulfill SuperCom's obligation to close the transaction. Because the accounts receivable, prepaid expenses, and other current assets and fixed assets will be sold pursuant to the asset purchase agreement with Spray Products Corporation, they have been eliminated against accumulated deficit. On October 3, 2003 PerfectData entered into an Asset Purchase Agreement with Spray Products Corporation pursuant to which PerfectData agreed to sell substantially all of the operating assets of PerfectData for a price equal to the sum of (i) the value of PerfectData's inventory; (ii) PerfectData's collectible accounts receivable and (iii) $100,000 less the amounts of any trade payables of PerfectData.

(2) Liabilities.    According to the merger agreement, PerfectData must have no liabilities other than current liabilities not yet due, not to exceed $50,000 in the aggregate. All operating liabilities will be sold pursuant to the asset purchase agreement with Spray Products Corporation and are eliminated against accumulated deficit.

(3) Stockholders' Equity.

a.    Stockholders' equity was determined as if the consolidated financial statements are a continuation of SuperCom Ltd. Thus, the accumulated deficit and capital surplus accounts in the consolidated financial statements immediately after the merger will be the accounts of SuperCom Ltd. at that date. The accumulated deficit and other equity accounts of PerfectData at the date of the merger will be eliminated. The amount shown as issued capital in the consolidated balance sheet is calculated by adding to the capital of SuperCom Ltd, the amount deemed paid through the issuance of the ordinary shares of SuperCom for the net cash of PerfectData.

b.    The combined company will have an authorized capital of 55,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of "blank check" preferred stock, $.01 par value per share.

c.    Because the shareholders of SuperCom Ltd. will hold in excess of a majority of the stock of the combined company subsequent to the merger, SuperCom is treated for accounting purposes as the acquiring entity. PerfectData has no current operations that will continue subsequent to the merger. Consequently, the historical statement of operations of SuperCom is the historical statement of operations for the combined company, without any pro forma adjustments. The costs of the transaction will be charged directly to stockholders' equity. These transaction costs, which include the issuance of shares of common stock to finders, would not be pro forma adjustments to an unaudited pro forma condensed combined statement of operations because they are non-recurring costs directly attributable to the merger and therefore, are reflected as adjustments to shareholders' equity.

d.    The pro forma information shown above includes advisors' fees in aggregate amount of $600,000.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The following is not a complete statement of all of the terms of the merger agreement. For a complete description please refer to the full text of the merger agreement attached to this proxy statement/prospectus as Annex A. You are encouraged to read the entire merger agreement before voting your shares.

The Merger; Closing; Effective Time

The merger agreement provides that PerfectData Merger Sub Ltd., a newly-formed, wholly-owned Israeli subsidiary of PerfectData, will merge with and into SuperCom. SuperCom will survive the merger as a wholly-owned subsidiary of PerfectData. However, upon receiving the Israeli Tax Authorities ruling, SuperCom may elect at any time prior to the effective time of the merger, to structure the merger in the reverse way whereby SuperCom would merge with and into PerfectData Merger Sub and PerfectData Merger Sub would survive the merger as a wholly-owned subsidiary of PerfectData.

The closing of the merger will occur as soon as practicable after the later to occur of the last of the conditions to the merger have been satisfied or waived or the 71st day after the delivery of the Merger Proposal to the Israeli Companies Registrar, but in no event later than three business days thereafter, or at another time as PerfectData and SuperCom agree. The merger will become effective in the manner provided for in Section 323 of the Israeli Companies Law — 5759-1999 as promptly as practicable after the satisfaction of the conditions to the completion of the merger as set forth in the merger agreement. We currently expect that the closing of the merger will take place late in December 2003. However, because the merger is subject to shareholder approvals and other customary conditions, including the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, we cannot predict exactly when the closing will occur.

Merger Consideration; Exchange Ratio

The number of shares of PerfectData common stock (which will become SuperCom Delaware common stock after the reincorporation) to be issued for each ordinary share of SuperCom is not fixed and will be adjusted based upon the exchange ratio established by the merger agreement. Under the merger agreement, the exchange ratio is calculated so that each ordinary share of SuperCom outstanding immediately before the effective time of the merger will be converted into the number of shares of PerfectData common stock equal to (1) 3.3720926 times the number of shares of PerfectData common stock outstanding on a fully-diluted basis before the effective time of the merger, divided by (2) the number of ordinary shares of SuperCom outstanding on a fully-diluted basis immediately before the effective time of the merger. Based on the number of shares of PerfectData common stock and SuperCom ordinary shares outstanding as of October 13, 2003, and including the issuance by PerfectData of 150,000 of its shares to a third party conditioned upon the closing of the merger, SuperCom shareholders would receive 1.534804837 shares of PerfectData common stock for each ordinary share of SuperCom they own.

Adjustments to the exchange ratio will be made in the event that that the Final Net Available Cash of PerfectData at the effective time of the merger is less than $2,000,000. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,600,000, the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of PerfectData common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 78% and 17.6%, respectively. If the Final Net

Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest amount it can be without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively.

The exchange ratio for SuperCom's common stock set forth above is fixed except for adjustments to reflect any reclassification, stock split, stock dividend or other similar change with respect to PerfectData or SuperCom capital stock occurring before the effective time of the merger. As a result, except for any such adjustments, the number of shares of PerfectData common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of PerfectData common stock. We encourage you to obtain current quotations of the market price of PerfectData common stock.

Exchange of Shares

On the closing of the merger, PerfectData will deposit with U.S. Stock Transfer Corporation, PerfectData's exchange agent, or such other institution as PerfectData may select, for the benefit of the holders of ordinary shares of SuperCom, certificates representing the shares of PerfectData common stock to be issued in the merger.

Promptly after the closing of the merger, the exchange agent will mail to each SuperCom shareholder a letter of transmittal and instructions for effecting the exchange of SuperCom ordinary share certificates for stock certificates representing shares of PerfectData common stock. Upon surrender of a SuperCom ordinary share certificate for cancellation to the exchange agent, together with the letter of transmittal, the SuperCom shareholder will receive a certificate representing the number of shares of PerfectData common stock to which the shareholder is entitled.

SuperCom shareholders should not forward SuperCom ordinary share certificates to the exchange agent until they have received a letter of transmittal. SuperCom shareholders should not return SuperCom ordinary share certificates with their proxy.

No Fractional Shares

No certificate or scrip representing fractional shares of PerfectData common stock will be issued in connection with the merger. Instead, all shares of PerfectData common stock to which a SuperCom shareholder is entitled as a result of the merger shall be aggregated and if a fractional share of PerfectData common stock results even after such aggregation, then such fractional share shall be rounded up or down to the nearest whole share of PerfectData common stock, in lieu of the fractional share.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made after the effective time of the merger with respect to PerfectData common stock will be paid to the holders of any unsurrendered SuperCom ordinary share certificates with respect to the shares of PerfectData common stock represented by such SuperCom ordinary share certificates until the holders of the ordinary share certificates surrender them in accordance with the letter of transmittal.

Lost, Stolen or Destroyed Certificates

If any SuperCom ordinary share certificate is lost, stolen or destroyed, a SuperCom shareholder must provide an appropriate affidavit certifying that fact. PerfectData may require a SuperCom shareholder to deliver a bond as indemnity against any claim that may be made against PerfectData with respect to any lost, stolen or destroyed certificate.

Shares to be Issued in Another Name

If any certificate for shares of PerfectData common stock is to be issued in a name other than the name in which the SuperCom ordinary share certificate being exchanged is registered, the SuperCom ordinary share certificate must be properly endorsed and otherwise in proper form for transfer. Furthermore, the person requesting the exchange will have to pay PerfectData any transfer or other taxes required by reason of the issuance of the PerfectData certificate in any name other than that of the registered holder of the SuperCom ordinary share certificate surrendered, or establish to the satisfaction of PerfectData or its agent that the tax has been paid or is not payable.

Stock Options and Warrants

All outstanding options to purchase PerfectData common stock prior to the merger will remain in full force and effect upon the merger on the same terms as are in effect immediately prior to the merger, except that all such options, if not already, will immediately vest and will be exercisable until the day marking the third anniversary of the effective time of the merger.

All other outstanding options and warrants of PerfectData, consisting of options and warrants to purchase an aggregate of 55,000 shares of PerfectData common stock, will remain in full force and effect upon the merger on the same terms as are in effect immediately prior to the merger. All such options and warrants are currently exercisable and have expiration dates ranging from November 6, 2003 to March 30, 2005.

SuperCom's stock option plan will be cancelled upon the merger. Upon the merger, options to purchase SuperCom ordinary shares that by their terms survive the merger will be converted into options to purchase shares of PerfectData common stock based upon the same exchange ratio as is applied to the conversion of SuperCom ordinary shares in the merger. The converted options will have rights similar to those of the existing SuperCom options. Any fractional interest resulting from the conversion will be rounded up or down to the nearest whole share of PerfectData common stock. Upon the merger, (i) each such option will be exercisable for such number of shares of PerfectData common stock as equals the number of ordinary shares of SuperCom into which the SuperCom options were exercisable multiplied by the exchange ratio, (ii) the per share exercise price for each such option will equal the applicable per share exercise price under the SuperCom plan divided by the exchange ratio, and (iii) any restriction on the exercise of any such option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall remain otherwise unchanged.

Representations and Warranties

The merger agreement contains customary representations and warranties made by SuperCom and PerfectData.

SuperCom's Representations and Warranties

The representations and warranties made by SuperCom relate to various aspects of SuperCom's business, including:

•	corporate organization and qualification to do business;
•	capital structure;
•	authorization, execution, delivery and enforceability of the merger agreement and related agreements, receipt of board approval and shareholder voting requirements;
•	absence of a breach of SuperCom's memorandum of association, articles of association, material agreements, or, subject to obtaining the requisite approval by SuperCom's shareholders and compliance with the procedures prescribed under applicable U.S. and Israeli law, any law, rule, regulation, or judgment as a result of the merger;
•	receipt of regulatory approvals required to complete the merger;
•	financial statements contained in its public filings with the Market Authority of Nasdaq Europe;
•	absence of certain changes in the business;

•	absence of litigation;
•	compliance with applicable laws;
•	tax matters;
•	approval of the board of directors of SuperCom;
•	transactions with affiliates;
•	brokers' and finders' fees and third party expenses incurred in connection with the merger;
•	accuracy and completeness of filings and reports with the Market Authority of Nasdaq Europe, including financial statements;
•	accuracy and completeness of portions of this joint proxy statement/prospectus; and
•	completeness of disclosures and representations made.

The representations and warranties of SuperCom terminate upon the effective time of the merger.

Representations and Warranties of PerfectData and PerfectData Merger Corp.

The representations and warranties made by PerfectData and PerfectData Merger Sub relate to various aspects of PerfectData's and PerfectData Merger Sub's business, including:

•	corporate organization and qualification to do business;
•	capital structure;
•	authorization, execution, delivery and enforceability of the merger agreement and related agreements, receipt of board approval and shareholder voting requirements;
•	absence of a breach of PerfectData's articles of incorporation, bylaws, material agreements, or, subject to obtaining the requisite approval by PerfectData's shareholders and compliance with the procedures prescribed under applicable U.S. and Israeli law, any law, rule, regulation, or judgment as a result of the merger;
•	receipt of regulatory approvals required to complete the merger;
•	financial statements contained in its public filings with the Securities and Exchange Commission;
•	absence of certain changes in the business;
•	absence of litigation;
•	compliance with applicable laws;
•	tax matters;
•	approval of the board of directors of PerfectData and PerfectData Merger Sub;
•	transactions with affiliates;
•	brokers' and finders' fees and third party expenses incurred in connection with the merger;
•	accuracy and completeness of filings and reports with the Securities and Exchange Commission, including financial statements;
•	accuracy and completeness of portions of this joint proxy statement/prospectus;
•	the issuance of PerfectData's common stock as a result of the merger; and
•	completeness of disclosures and representations made.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement entitled "Representations and Warranties of the Company," relating to SuperCom, and "Representations and Warranties of Parent and Merger Sub," relating to PerfectData and PerfectData Merger Sub.

Covenants

Conduct of PerfectData's and SuperCom's Business Prior to the Merger

Each of PerfectData and SuperCom has agreed in the merger agreement that, while the merger is pending, it will carry on its business in its usual and customary manner except for transactions permitted under the merger agreement, including PerfectData's sale or liquidation of its operating assets. Furthermore, each of PerfectData and SuperCom has committed to conduct its business during the pendency of the merger in compliance with specific restrictions relating to the following:

•	amendment to its charter documents;
•	issuance of securities;
•	issuance of dividends or other distributions;
•	sale, lease, license and disposition of properties and assets;
•	actions that would prevent, delay or impede the consummation of the merger;
•	payment of finders' or investment bankers' fees; and
•	actions which would breach representations and warranties contained in the merger agreement.

A complete list of these actions is set forth in Section 5.2 of the merger agreement entitled "Prohibited Actions Pending Closing."

No Solicitation by PerfectData or SuperCom of Other Offers

Each of PerfectData and SuperCom has agreed that, while the merger is pending, it will not solicit or initiate any inquiries or proposals from any other entities regarding the sale of PerfectData's or SuperCom's business or assets, any of its capital stock or any merger, consolidation, business combination or similar transaction. In the event of a violation of this covenant by SuperCom or PerfectData, even if in fulfillment of the directors' fiduciary duty to accept a superior acquisition proposal, certain termination fees may be payable to the other party. See section entitled "The Merger Agreement — Termination of the Merger Agreement," page 65.

PerfectData's Sale of its Operating Assets; Net Available Cash of PerfectData

PerfectData is obligated to use its best efforts to sell its operating assets and conduct its business so that, as of the effective time of the merger, PerfectData shall have cash and cash equivalents in the amount of at least $2,000,000 net of all liabilities, whether fixed, accrued or contingent. In addition, the agreement with respect to the sale of PerfectData's operating assets shall be satisfactory to SuperCom and shall contain an express assumption of all liabilities of PerfectData's operating business.

Listing of Combined Company's Common Stock

PerfectData and SuperCom have agreed to cooperate to pursue all necessary documentation to secure the listing of the combined company's common stock on either the Nasdaq SmallCap Market or American Stock Exchange. However, we cannot assure you that the combined company will meet such listing requirements.

Merger Proposal; Notice to Creditors

SuperCom and PerfectData Merger Sub are required to execute a merger proposal and deliver this merger proposal to the Israeli Companies Registrar in accordance with certain provisions of the Israeli Companies Law. SuperCom and PerfectData Merger Sub are also required to have given notices of the merger to the creditors of each company, as required by the Israeli Companies Law and the regulations promulgated thereunder.

PerfectData's Employee Benefit Plans

PerfectData is required to terminate, prior to the effective time of the merger, any and all of its employee benefit plans, except with respect to outstanding stock options.

Meetings of Shareholders

PerfectData is obligated under the merger agreement to hold and convene a meeting of its shareholders for purposes of the consideration of and voting on the approval of (1) the merger agreement and the merger, the reincorporation of PerfectData in the State of Delaware (including the change of PerfectData's name to "SuperCom (Delaware) Inc.", if the merger is consummated); (2) an increase in the number of common shares that PerfectData is authorized to issue; (3) a new equity incentive plan; (4) an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated; (5) the election of a new board of directors consisting of six individuals nominated by SuperCom and two individuals nominated by PerfectData if the merger is consummated; and (6) the ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young Global, as auditors if the merger is consummated.

SuperCom is obligated under the merger agreement to hold and convene a special meeting of its shareholders for purposes of approval of the proposed merger agreement and the merger.

Boards of Directors of PerfectData and SuperCom After the Merger

Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the board of directors of PerfectData will consist of six directors designated by SuperCom (who will be Eli Rozen, Avi Schechter, Philip M. Getter,                  and                 ), and two directors designated by PerfectData (who will be                  and                 ).

Conditions to Closing

There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories and are summarized below.

The obligations of each party to complete the merger are subject to the following conditions:

•	the merger agreement and the merger must have been approved by the requisite vote of the SuperCom shareholders;
•	the merger agreement and the merger, the reincorporation of PerfectData in the State of Delaware (including the change of PerfectData's name to "SuperCom (Delaware) Inc.", if the merger is consummated); an increase in the number of common shares that SuperCom is authorized to issue; a new equity incentive plan; the adoption of an amendment to the bylaws increasing the number of directors from five to eight if the merger is consummated; the election of a new board of directors consisting of six individuals nominated by SuperCom and two individuals nominated by PerfectData if the merger is consummated; and the ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young Global, as auditors if the merger is consummated, must have all been approved by the requisite vote of the PerfectData shareholders;
•	the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC;
•	no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending;
•	PerfectData and SuperCom shall have received all Israeli governmental approvals required for the consummation of the merger; and
•	all approvals required pursuant to the rules and regulations of Nasdaq Europe and Belgian law for the consummation of the merger shall have been obtained.

The obligations of PerfectData to complete the merger are subject to the following additional conditions:

•	with certain exceptions, the representations and warranties of SuperCom must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;
•	SuperCom must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by SuperCom at or before the completion of the merger;
•	PerfectData shall have received an opinion from SuperCom's Israeli legal counsel regarding certain corporate legal matters;
•	PerfectData shall have received certificates of officers of SuperCom with respect to the accuracy of SuperCom' representations and warranties and performance by SuperCom of its covenants and obligations pursuant to the merger agreement;
•	certain consents, waivers and approvals required to consummate the merger shall have been obtained;
•	certain of SuperCom's principal shareholders shall have entered into voting agreements with PerfectData;
•	certain of SuperCom's directors, executive officers and principal shareholders shall have entered into lock-up agreements with PerfectData;
•	as of the effective time of the merger, two directors designated by PerfectData must have been elected to be members of the boards of director of PerfectData; and
•	there shall not have occurred a material adverse change to SuperCom, which is defined in the merger agreement as (i) the termination of either or both of SuperCom's agreements with the Department of Resources Maintenance of Ministry of Internal Affairs of Ukraine, (ii) SuperCom having cash or cash equivalents of less than $2,000,000 as of June 30, 2003, or (iii) any formal Israeli governmental investigation of SuperCom that has a material adverse effect on the business, financial condition and results of operations of SuperCom.

The obligations of SuperCom to complete the merger are subject to the following additional conditions:

•	with certain exceptions, the representations and warranties of PerfectData must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;
•	PerfectData must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by PerfectData at or before the completion of the merger;
•	SuperCom shall have received an opinion from its U.S. legal counsel to the effect that the merger will qualify as a reorganization within Section 368 of the Internal Revenue Code;
•	SuperCom shall have received certificates of officers of PerfectData with respect to the accuracy of PerfectData' representations and warranties and performance by PerfectData of its covenants and obligations pursuant to the merger agreement;
•	certain consents, waivers and approvals required to consummate the merger shall have been obtained;
•	certain of PerfectData's directors, executive officers and principal shareholders shall have entered into voting agreements with SuperCom;
•	certain of PerfectData's directors, executive officers and principal shareholders shall have entered into lock-up agreements with SuperCom;

•	as of the effective time of the merger, six directors designated by SuperCom must have been elected to be members of the board of directors of PerfectData;
•	PerfectData shall have disposed of its operating assets, shall have cash or cash equivalents in the amount of at least $1,500,000 net of all liabilities, and shall have no material liabilities, whether fixed, accrued or contingent, which in any event shall not exceed $50,000 in the aggregate; and
•	holders of no more than 10% of the outstanding shares of PerfectData common stock shall have exercised and perfected their dissenters' rights under the California General Corporation Law in connection with the merger.

Each of the conditions listed in the previous two paragraphs is waivable by the party or parties whose obligations to complete the merger are so conditioned.

Termination of the Merger Agreement

Under the following conditions, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the shareholder approvals have been obtained at the shareholders' meetings:

The merger agreement may be terminated prior to the effectiveness of the merger under the following conditions:

•	by mutual consent of PerfectData and SuperCom;
•	subject to certain conditions, by either PerfectData or SuperCom if the merger has not occurred before January 1, 2004;
•	subject to certain conditions, by PerfectData or SuperCom if any application for regulatory or governmental approval necessary to consummate the merger is denied;
•	by PerfectData, if the shareholders of SuperCom fail to approve the merger agreement;
•	by SuperCom if the shareholders of PerfectData fail to approve any of the matters described in PerfectData's notice of the annual meeting;
•	by PerfectData, if (i) SuperCom materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to PerfectData's obligation to close the merger has not been satisfied or satisfaction is or becomes impossible;
•	by SuperCom, if (i) PerfectData materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to SuperCom's obligation to close the merger has not been satisfied or satisfaction is or becomes impossible; and
•	subject to certain conditions, by PerfectData or SuperCom, if the other party approves or enters into an agreement providing for it to engage in a superior acquisition proposal, in that the acquisition, if consummated, would result in a transaction more favorable to shareholders.

Effect of Termination

If the merger agreement is terminated pursuant to the conditions set forth above, all further obligations of the parties under the merger agreement will terminate, except that any obligations with respect to payment of the break-up fee described below will survive.

Break-up Fees

In the event of the termination of the merger agreement by either PerfectData or SuperCom, the merger agreement will become void and have no effect. However, if PerfectData terminates the merger agreement because it has approved a superior acquisition proposal, or SuperCom terminates the merger agreement because (i) the shareholders of PerfectData have failed to approve the necessary proposals, (ii) there has been a material breach of PerfectData' representations or covenants, (iii) PerfectData has not satisfied its closing conditions, (iv) PerfectData has approved a superior acquisition proposal or (v) ten business days have elapsed since PerfectData deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then PerfectData must pay to SuperCom a termination fee equal to $250,000 in cash plus the fees and expenses incurred by SuperCom not to exceed $250,000. In addition, if SuperCom terminates the merger agreement because it has approved a superior acquisition proposal, or PerfectData terminates the merger agreement because (i) the shareholders of SuperCom have failed to approve the necessary proposals, (ii) there has been a material breach of SuperCom's representations or covenants, (iii) SuperCom has not satisfied its closing conditions, (iv) SuperCom has approved a superior acquisition proposal or (v) ten business days have elapsed since SuperCom deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then SuperCom must pay to PerfectData a termination fee equal to $250,000 in cash plus the fees and expenses incurred by PerfectData not to exceed $250,000.

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, including fees and expenses of agents, representatives, counsel and accountants, except that PerfectData and SuperCom will each pay 50% of all expenses and fees related to filing of the registration statement of which this joint proxy statement/prospectus is a part and related documents with the SEC.

AGREEMENTS RELATED TO THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes agreements related to the merger agreement. While PerfectData and SuperCom believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to this joint proxy statement/prospectus as Annexes B-1, B-2 and C.

PerfectData Voting Agreements

As a condition to SuperCom's willingness to enter into the merger agreement, the following directors, executive officers and principal shareholders of PerfectData entered into voting agreements with SuperCom: Harris A. Shapiro, Corey P. Schlossmann, Bryan Maizlish, Timothy D. Morgan, Tracie Savage, Irene J. Marino and Digital Trust. By entering into the voting agreements, these PerfectData shareholders have agreed to vote the shares of PerfectData capital stock that they beneficially own in favor of the approval of the merger and the adoption of the merger agreement and the other proposals set forth in the notice of annual meeting.

As of July 2, 2003, these PerfectData shareholders entered into the voting agreements with respect to approximately 1,234,716 shares of PerfectData capital stock beneficially owned by them which represented approximately 19.9% of the total outstanding PerfectData capital stock. None of the PerfectData shareholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

The PerfectData voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of PerfectData voting agreement is entitled "PerfectData Voting Agreement" and is attached as Annex B-1 to this joint proxy statement/prospectus. We encourage you to read the form of PerfectData Voting Agreement carefully.

SuperCom Voting Agreements

As a condition to PerfectData's willingness to enter into the merger agreement, the following principal SuperCom shareholders entered into voting agreements with PerfectData: Eli Rozen, Jack Hassan and Avi Landman. By entering into the voting agreements, these SuperCom shareholders have agreed to vote the ordinary shares of SuperCom that they beneficially own in favor of the approval of the merger and the adoption of the merger agreement. These SuperCom shareholders may vote their ordinary shares of SuperCom on all unrelated matters.

As of July 2, 2003, these SuperCom shareholders entered into the voting agreements with respect to approximately 7,117,481 shares of SuperCom ordinary shares beneficially owned by them which represented approximately 56% of the total outstanding SuperCom capital stock as of [Record Date]. None of the SuperCom shareholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

The SuperCom voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of SuperCom voting agreement is entitled "SuperCom Voting Agreement" and is attached as Annex B-2 to this joint proxy statement/prospectus. We encourage you to read the form of SuperCom Voting Agreement carefully.

Lock-Up Agreements

As of July 2, 2003, the directors, executive officers and certain principal shareholders of both PerfectData and SuperCom entered into lock-up agreements. The lock-up agreements cover shares owned by those shareholders representing approximately 56% of SuperCom's outstanding ordinary shares and approximately 19.9% of PerfectData's outstanding common stock as of [Record Date]. Under the agreements, those shareholders (other than Corey Schlossmann, a director of PerfectData, and the Digital Trust with respect to 100,000 shares) have agreed not to sell, transfer or otherwise dispose of:

•	any of the covered shares for three months after the merger,
•	75% of the covered shares for six months after the merger;
•	50% of the covered shares for nine months after the merger; and
•	25% of the covered shares for one year after the merger.

The form of lock-up agreement is attached as Annex C to this joint proxy statement/prospectus. We encourage you to read the form of lock-up agreement carefully.

With respect to the 504,759 shares beneficially owned by Mr. Schlossmann and 100,000 of the shares owned by the Digital Trust, each such shareholder has agreed not to sell, transfer or otherwise dispose of:

•	any of the covered shares for three months after the merger,
•	50% of the covered shares for six months after the merger; and
•	25% of the covered shares for nine months after the merger.

The form of such lock-up agreements with respect to the shares owned by these two shareholders is the same form as Annex C except that the lock-up period is as described above.

STATUTORY DISSENTERS' RIGHTS OF DISSENTING PERFECTDATA SHAREHOLDERS

A PerfectData shareholder shall have a right to receive payment for his, her or its shares of the PerfectData common stock as a result of the PerfectData shareholders' approval of either Proposal 1 in the PerfectData notice of annual meeting relating to merger and the merger agreement or Proposal 2 in the PerfectData notice of annual meeting relating to the reincorporation of PerfectData in the State of Delaware.

If the merger of PerfectData Merger Sub with and into SuperCom in Israel and the reincorporation merger of PerfectData with and into SuperCom Delaware are approved by the holders of the PerfectData common stock at the PerfectData annual meeting of shareholders and then consummated, a PerfectData shareholder will exchange one share of the PerfectData common stock which the shareholder owns for a share of the SuperCom Delaware common stock. Under the California General Corporation Law, any holder of the PerfectData common stock who does not wish to accept such shares of SuperCom Delaware common stock in respect of the shareholder's shares of the PerfectData common stock has the right to dissent from those mergers and to be paid the fair market value for his, her or its shares of the PerfectData common stock. The fair market value will be determined as of the day before the first announcement of the proposed transactions (a press release was issued on May 5, 2003). In making such determination, PerfectData, the dissenting shareholders and, if applicable, a court are to exclude any appreciation or depreciation to the fair market value of the PerfectData shares as a consequence of the proposed transactions. An adjustment will be made for any stock split, reverse stock split or share dividend thereafter affected.

If such PerfectData shareholder is not able to reach an agreement with PerfectData as to the fair market value of his, her or its shares of the PerfectData common stock, such PerfectData shareholder has the right to have the fair market value of his, her or its shares of the PerfectData common stock judicially determined, and paid to the PerfectData shareholder in cash, together with interest in some instances, provided that the PerfectData shareholder fully complies with the provisions of Sections 1300 through 1312 of the California General Corporation Law. A copy of these provisions is attached to this joint proxy statement/prospectus as Annex D.

Making sure that a PerfectData shareholder actually perfects his, her or its dissenters' rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination or waiver of the dissenters' rights. The following information is intended as a brief summary of the material provisions of the statutory procedures a PerfectData shareholder must follow in order to perfect his, her or its dissenters' rights. PerfectData shareholders who or which desire to dissent are urged to review Annex D for the complete procedure. Neither PerfectData nor SuperCom Delaware, as the surviving corporation of the reincorporation merger, will give the dissenting PerfectData shareholder any notice other than as described in this proxy statement-prospectus and as required by the California General Corporation Law.

If you are a PerfectData shareholder and you wish to exercise your dissenters' rights, you must satisfy the provisions of the California General Corporation Law attached as Annex D which require the following:

You must refrain from voting for approval of the merger and the reincorporation merger:    You must not vote any of your shares of the PerfectData common stock for approval of the merger or the reincorporation merger. If you vote, by proxy or in person, any of your shares of the PerfectData common stock in favor of the merger or the reincorporation merger, this will terminate your right to dissent. We also suggest that, if you wish to dissent, you do not vote in favor of any other proposal in the PerfectData notice of annual meeting because of their possible relationship to the two mergers.

Written notice from SuperCom Delaware:    Within ten days after the approvals are given at the PerfectData annual meeting, SuperCom Delaware, as the surviving corporation of the reincorporation merger, must give written notice to you and each other PerfectData shareholder who has fully complied with the conditions of the California General Corporation Law stating its determination as to the fair market value of the dissenting shares, forwarding copies of the relevant dissenters' rights sections of the California General Corporation Law and briefly describing the procedures which the dissenting shareholder must then follow if the dissenting shareholder desires to exercise his, her or its dissenters' rights. This constitutes an offer by SuperCom Delaware to pay that amount in full satisfaction of the dissenters' rights.

You must file a written notice of intention to demand to be paid the fair market value of your shares:    You must deliver to SuperCom Delaware, as the survivor of the reincorporation merger, a written notice of intention to demand to be paid the fair market value of your shares within 30 days from the date of the notice by SuperCom Delaware described in the preceding subsection. Your failure to make such demand within the 30-day period results in the loss of your dissenters' right to be paid.

In your written notice of demand you must state the number of shares held of record as to which you request purchase by SuperCom Delaware, as the surviving corporation of the reincorporation merger. You may accept SuperCom Delaware's offer as to its determination of the fair market value of your shares. If you do, SuperCom Delaware will pay you within 30 days of your acceptance. If you do not accept SuperCom Delaware's offer, you, as a dissenting shareholder, must state what you claim to be the fair market value of the dissenting shares as of the day preceding the first announcement of the proposed transaction. This statement of fair market value constitutes an offer by you to sell the shares at such price. Your written notice should also specify your name and mailing address.

A written notice of intention to demand to be paid the fair market value of your shares of the PerfectData common stock is only effective if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must be signed as the shareholder's name appears on the PerfectData common stock certificates(s). If you are the beneficial owner of the PerfectData common stock, but not the shareholder of record, you must have the shareholder of record sign a written notice of intention to demand to be paid the fair market value of your shares.

If you own the PerfectData common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the notice of intention in this capacity to demand to be paid the fair market value of your shares in that capacity.

If you own the PerfectData common stock with more than one person, such as in a joint tenancy or a tenancy in common, all the owners must sign, or have signed for them by an authorized agent, the notice of intention to demand to be paid the fair market value of your shares. An authorized agent, which could include one or more of the joint owners, may sign the notice of intention to demand to be paid the fair market value of our shares for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that the agent is signing the demand as that shareholder's agent.

If you are a record owner, such as a broker-dealer, which holds the PerfectData common stock as a nominee for others, you may exercise a right to be paid the fair market value of your shares with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written notice of intention to demand the number of shares as to which you intend to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written notice covers all the shares of the PerfectData common stock that are registered in your name.

If you are a PerfectData shareholder who intends to exercise dissenters' rights, you should mail or otherwise deliver a written notice of intention to demand to be paid the fair market value of your shares to:

SuperCom Ltd.
1285 Avenue of the Americas, 35th Floor
New York, New York 10019
Attention: Corporate Secretary

Surrender your stock certificate(s):    Within 30 days after the notice by SuperCom Delaware is mailed, you must deliver your stock certificate(s) to SuperCom Delaware, as the surviving corporation of the reincorporation merger, so that SuperCom Delaware may make a notation on the certificate(s) reflecting your demand. If you fail to submit your stock certificates(s) to SuperCom Delaware within this time frame, you will lose your right to be paid the fair market value of your shares.

You must continuously hold your PerfectData shares:    You must continuously hold your shares of the PerfectData common stock from the date you file the notice of intention to demand to be paid the fair market value of your shares through at least the date you surrender your shares for endorsement after the notice by SuperCom Delaware as to approval of the merger and the reincorporation merger is sent to you.

Payment period:    As noted above, each of SuperCom Delaware, as the surviving corporation of the reincorporation merger, and you have made offers as to the fair market value of your dissenting shares. If you and SuperCom Delaware are able to agree on an amount, SuperCom Delaware is obligated to pay you that amount within 30 days after such determination, provided that you surrender, against payment, your certificate(s) for shares of the PerfectData common stock for cancellation.

Commencement of Litigation:    If you are not able to agree with SuperCom Delaware, as the surviving corporation of the reincorporation merger, as to the fair value of your shares, then, within six months after notice of approval of the merger and the reincorporation merger was mailed to you, you may commence an action against SuperCom Delaware in the Superior Court of California for a determination of the fair market value of your shares.

You may, as an alternative, intervene in any pending action by another dissenting shareholder. SuperCom Delaware may move to consolidate all actions by dissenting shareholders.

Appraisal of shares:    If the court determines that you are entitled to dissenters' rights, the court will determine the value of your shares of the PerfectData common stock as of the day prior to the date of the first announcement of the transactions. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation to the fair market value of the shares due to the anticipation or accomplishment of the merger and the reincorporation merger. The court may appoint an appraiser or appraisers to make the determination as to fair market value of your shares. After the court determines the fair value of the shares, it will direct SuperCom Delaware, as the surviving corporation of the reincorporation merger, to pay that value to you. The court can also direct SuperCom Delaware to pay interest at the legal rate for judgments. In order to receive payment for your shares, you must then surrender your stock certificates to SuperCom Delaware.

The court could determine that the fair value of shares of stock is more than, the same as, or less than the reincorporation merger consideration. In other words, if you demand to be paid the fair market value of your shares, you could receive less consideration than you would under the merger agreement.

Costs and expenses of appraisal proceeding:    The costs of the appraisal proceeding (including the cost of any appraiser) may be assessed against SuperCom Delaware, as the surviving corporation of the reincorporation merger, and the shareholders participating in the appraisal proceeding in such manner as the court deems equitable under the circumstances. You may request that the court allocate the expenses of the appraisal action incurred by you pro rata against the value of all the shares held by all of the PerfectData shareholders entitled to dissenters' rights.

If the appraisal by the court exceeds the price offered by SuperCom Delaware by 125%, then the latter must pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at legal rate of judgments for such dissenters' rights actions).

Loss of shareholder's rights:    Until the fair market value of your dissenters' shares is determined, you continue to have all rights and privileges incident to such shares. You can, however, lose your dissenting shareholder status if you do not file an action, or intervene in another dissenting shareholder's action, within the statutory period or if you transfer your shares before they are endorsed as dissenters' shares. Additionally, a dissenting shareholder may not withdraw a demand for payment without the consent of SuperCom Delaware.

If you fail to comply with any of these conditions and each of the merger and the reincorporation merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement.

If only the reincorporation merger is approved by the PerfectData shareholders:

As indicated elsewhere in this joint proxy statement/prospectus, PerfectData's Board intends to implement the reincorporation of PerfectData in the State of Delaware even if the Merger is not consummated for any reason, provided that its shareholders approve the reincorporation merger. In such event, shareholders of PerfectData would still have dissenters' rights and all references in the preceding sections to SuperCom Delaware shall refer instead to the PerfectData subsidiary incorporated in Delaware, which shall retain the name of PerfectData Corporation. In addition, notices shall instead be sent by dissenting shareholders to PerfectData Corporation, 1445 East Los Angeles Rd., Suite 208, Simi Valley, California 93065, Attention: Irene J. Marino, Vice President, Finance.

Consult Legal Advisor

If you fail to comply strictly with the procedures described above, you will lose your right to be paid the fair market value of your shares. Consequently, if you wish to exercise your right to be paid the fair market value of your shares, we strongly urge you to consult a legal advisor before attempting to exercise your right to be paid the fair market value of your shares.

Notice as to Sale of PerfectData Business Operations

Those shareholders who did not consent to the proposed sale of PerfectData's current business operations, but are only receiving notice thereof, may also claim dissenters' rights by following the procedures set forth above. PerfectData will initiate the process by giving notice as to its offer of a buy-out price as described above. However, the fair market value will be determined as of the day before the first announcement of the proposed sale (                        ).

CERTAIN MATERIAL U.S. FEDERAL AND ISRAELI INCOME TAX CONSEQUENCES
OF THE MERGER

Certain Material U.S. Federal Income Tax Consequences of the Merger to SuperCom Shareholders

The following is a discussion of certain of the material United States federal income tax consequences of the merger to SuperCom shareholders. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to shareholders who are subject to special provisions of U.S. federal income tax law.

Further, the discussion below is limited to shareholders who hold SuperCom ordinary shares and, after the merger PerfectData common stock, as capital assets and does not address U.S. estate, gift, state or local taxation or taxation by countries other than the United States. Finally, SuperCom believes that it is not a "passive foreign investment company" within the meaning of Section 1297(a) of the Internal Revenue Code of 1986, as amended, or the Code, or a "foreign personal holding company" within the meaning of Section 552(a) of Code; PerfectData believes that it is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code, and the discussion below so assumes.

The discussion below is based on existing U.S. federal income tax law, including legislation, administrative rulings and court decisions, as well as on the U.S.--Israel income tax treaty, or the Treaty, all as in effect on the date of this joint proxy statement/prospectus, all of which are subject to change, or changes in interpretation, possibly with retroactive effect. The foregoing discussion also assumes that the merger will be completed in accordance with the terms of the merger agreement and this joint proxy statement/prospectus. No advance ruling has been, or will be, requested or received from the U.S. Internal Revenue Service, or the IRS, regarding the tax consequences of the transactions described herein and the IRS is not precluded from successfully asserting a contrary result.

Each SuperCom shareholder is advised to consult his, her or its own tax advisor as to the U.S. federal income tax consequences and Israeli tax consequences of the merger, and the ownership and disposition of the PerfectData common stock to him, her, or it in each case in light of the facts and circumstances that may be unique to him, her, or it and as to any U.S. estate, gift, state, local, or non-U.S. / Israeli tax consequences of the merger.

        U.S. Holders

The following discussion summarizes the material federal income tax consequences of the Merger to SuperCom shareholders who are U.S. persons, or the U.S. Holders. As used in this discussion, a "U.S. Holder" means a Holder who is:

•	a citizen or individual resident of the United States;
•	a corporation organized in or under the laws of the United States or any state thereof, including the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if, in general, the trust is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code.

This summary is not a comprehensive description of all of the tax consequences that may be relevant to U.S. Holders. For example, this discussion does not describe tax consequences that arise from rules that apply to some classes of taxpayers. This discussion also does not describe tax consequences that are generally assumed to be known by investors.

Provided that the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code:

•	no gain or loss will be recognized by U.S. Holders upon the receipt of PerfectData common stock solely in exchange for SuperCom ordinary shares in the merger;

•	the aggregate tax basis of the PerfectData common stock received by U.S. Holders in the merger will be the same as the aggregate adjusted tax basis of the SuperCom ordinary shares surrendered in exchange; and
•	the holding period of PerfectData common stock received by each U.S. Holder in the merger will include the holding period of the SuperCom ordinary shares surrendered in exchange.

A successful IRS challenge to the "reorganization" status of the merger would result in a U.S. Holder recognizing gain or loss with respect to each SuperCom ordinary share surrendered in the merger, equal to the difference between the U.S. Holder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the PerfectData common stock received in exchange. In such event, a U.S. Holder's aggregate tax basis in the PerfectData common stock received would equal its fair market value as of the effective time of the merger, and the U.S. Holder's holding period for such stock would begin the day after the merger.

U.S. Holders will be required to attach a statement to their tax returns for the year of the merger that contains the information described in United States Treasury Regulation Section 1.368-3(b). U.S. Holders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

Tax matters are very complicated, and the tax consequences of the merger to SuperCom shareholders will depend on their particular situation. SuperCom shareholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. This discussion is not intended to be a complete analysis or description of all potential tax consequences of the merger.

        Non-U.S. Holders

The following is a general discussion of the principal U.S. federal income tax consequences of the ownership and disposition of SuperCom common stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to Non-U.S. Holders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular Non-U.S. Holders in light of their personal circumstances, nor does it discuss certain tax provisions which may apply to individuals who relinquish their U.S. citizenship or residence.

An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) of the U.S. by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

Gain on Disposition of Common Stock.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of PerfectData common stock unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder; or in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

Information Reporting and Backup Withholding Tax.    Generally, PerfectData must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or certain other agreements.

Backup withholding is imposed at the rate of 30% on certain payments to persons that fail to furnish certain identifying information to the payor. A Non-U.S. Holder generally will be subject to withholding tax at a 30% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or under certain circumstances through an intermediary. Backup withholding and information reporting generally will also apply to dividends paid on common stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required.

Payment of the proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States (or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership), such payments will be subject to information reporting, and may be subject to backup withholding, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Certain Material Israeli Tax Consequences of the Merger to SuperCom Shareholders

The following is a summary discussion of certain Israeli tax consequences of the merger. The following summary is based upon the Israeli Income Tax Ordinance (New Version) 1961, as amended, and other laws and regulations, all as in effect as of the date of this joint proxy statement/prospectus. No assurance can be given that future legislation, regulations or interpretations will not significantly change the tax consequence described below, and any such change may apply retroactively. This summary does not discuss all aspects of Israeli tax consequences, which may apply to particular holders of SuperCom ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Holders of SuperCom ordinary shares should consult their own tax advisors as to the applicable Israeli tax consequences of the merger.

Under the Israeli Income Tax Ordinance [New Version], 1961, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. Special rules apply in reference to traded securities.

On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, known as the tax reform, came into effect, thus changing the rules and definitions of traded securities within the relevant laws. Following the above-mention tax reform the tax status of SuperCom, as a listed company, is not yet clear.

SuperCom shareholders who acquired their shares prior to SuperCom's initial public offering in 2000 and who do not qualify for an exemption from Israeli capital gains tax under any tax treaty to which the State of Israel is a party, may be subject to Israeli capital gains tax on the sale of their SuperCom ordinary shares in the merger. Such shareholders should consult their own tax advisors regarding the tax consequences of the merger to them.

In reference to shareholders who acquired shares either in the company's initial public offering or in public market transactions thereafter, the current situation is not clear due to the above-mentioned law reform and to a temporary lack of definitions within the relevant laws.

In some instances where SuperCom shareholders may be liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

In addition, the Convention Between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, or the Tax Treaty, exempts in most circumstances persons who qualify under the treaty as residents of the U.S. from Israeli capital gains tax in connection with the disposition of the shares in the merger. This exemption is available provided that these persons have not held, directly or indirectly, ordinary shares representing 10% or more of the voting power of SuperCom at any time during the 12-month period preceding the merger.

Israeli Tax Rulings.    SuperCom has approached the Israeli Tax Authorities (ITA) in order to receive a tax ruling, or the Tax Ruling. The Tax Ruling seeks to certify that for Israeli income tax purposes, SuperCom and its shareholders shall not recognize any gain or loss as a result of the merger; the SuperCom shareholders shall (i) have a carryover basis with respect to the PerfectData common stock received in the merger, (ii) include the period for which they have held the SuperCom ordinary shares converted in connection with the merger in determining the period for which they hold PerfectData common stock, and (iii) upon disposition of the PerfectData common stock received in connection with the merger, be subject to the same Israeli income tax orders and tax rates that would have applied had the sale been of SuperCom shares, (iv) the tax status of SuperCom in reference to the Israeli tax laws will be clarified; (v) the tax status of shareholders who acquired the SuperCom's shares either in the company's initial public offering or in public market transactions thereafter will be clarified; (vi) and the SuperCom employees whose options shall be converted into options to purchase PerfectData common stock shall not be subject to Israeli income tax as a result of such conversion.

Under the merger agreement, the parties' obligation to complete the merger is contingent upon SuperCom's receipt of the Israeli tax ruling outlined above.

Please note that because no relevant definitions have yet been published, the tax status in Israel, in reference to shareholders who sell PerfectData shares which were acquired in public market transactions after the merger is not clear.

Tax Consequences to PerfectData Shareholders

PerfectData does not expect that there will be any material adverse tax consequences to its shareholders from the merger, whether it is a taxable transaction or a nontaxable transaction for federal income tax purposes. In any event, the issuance of additional SuperCom Delaware common stock to the SuperCom shareholders pursuant to the merger will result in a significant limitation on the use by SuperCom Delaware of the net operating loss carryforwards of the combined companies after the merger.

The preceding discussion does not purport to be a complete analysis or discussion of all potential relevant tax effects to you. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

FEDERAL SECURITIES LAW CONSEQUENCES

The shares of PerfectData common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of PerfectData common stock issued to any person who is deemed to be an "affiliate" of SuperCom on the date of the annual meeting and/or of PerfectData following completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of SuperCom or PerfectData, as applicable, and may include executive officers, directors and significant shareholders of SuperCom or PerfectData, as applicable. Affiliates of SuperCom and PerfectData may not sell their shares of PerfectData common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;
•	Rule 145 (or, for SuperCom shareholders who become affiliates of PerfectData, Rule 144) under the Securities Act; or
•	any other applicable exemption under the Securities Act.

PerfectData's registration statement of which this joint proxy statement/prospectus forms a part does not cover the resale of shares of PerfectData common stock to be received by SuperCom affiliates in the merger.

INFORMATION REGARDING SUPERCOM

In this section, "Information Regarding SuperCom," references to "we," "us," and "our," refer to SuperCom.

BUSINESS OF SUPERCOM

Overview

We are a smart card technology company that designs, develops and markets advanced smart card technologies and products for the governmental and commercial secured identification markets. With an embedded microcontroller, smart cards have the unique ability to store large amounts of data, perform on-card functions, such as encryption, and interact intelligently with a smart card reader. Smart cards connect to a smart card reader through either direct physical contact or a remote contactless radio frequency interface. We function as a "one stop" technological integration and support source for smart card system integrators, utilizing our know-how and technologies. We develop and market a wide range of complementary technologies and solutions for the smart card market, including customizable smart cards, smart card-related products, proprietary smart card production technologies, and advanced identification, or ID, technologies, complemented by brand protection and authentication technologies. We were founded in 1988 and became a publicly-traded company on Nasdaq Europe in 1999.

Since 1994, our technologies and products have been included in several large governmental projects worldwide, such as the Hong Kong government passport project, the United Kingdom passport project and the Ukraine passport and ID smart card project. We believe that our extensive product line and experience, combined with our growth strategy in governmental projects and commercial solutions, position us for further growth. We cannot assure you, however, that such growth will be achieved.

Beginning in the fourth quarter of 2001, we completely reorganized our operational and strategic structure. This reorganization included an in-depth analysis of our technologies, products, applications, target markets, business and marketing strategies, as well as instituting aggressive cost-cutting measures. As a result of this process, we decided to focus on what we believed to be our core strengths:

•	smart card technology integration know-how;
•	high security solution integration;
•	proprietary smart card technologies and products;
•	expertise in multi-application smart cards; and
•	extensive experience with the government ID market.

We have partnered with several of the industry's leading smart card system integrators such as EDS for the Israeli identification project and Unisys for the Philippines passport project, and our products are used on a daily basis in a number of successful projects with certain governments and businesses worldwide.

Our objective is to become a leading provider of high-end smart card systems by marketing our extensive technological know-how, advanced technologies and value-added products and applications for government and commercial smart cards in the secured identification and access control markets, worldwide. While we intend to continue to participate in governmental ventures, we also plan to increase our sales efforts in the private commercial market through our distribution channels, including our recently entered into distribution arrangements with Clinton Electronics Corporation, TransTech Systems, Inc., and Laminex, Inc.

We will seek to market our products and proprietary technologies to position us as:

•	a horizontal smart card technology provider and integrator with the ability to respond to complex security and multi-application smart card system challenges; and

•	a provider of a combination of unique and traditional smart cards and complementary smart card-related products, which, as applicable, will be sold "off-the-shelf" as complete solutions.

There can be no assurance as to whether we shall achieve our objective, as to the degree of our success in growth in the commercial market or as to whether we shall achieve the desired position.

Our Market Opportunity

Many industries are rapidly adopting smart cards due to their enhanced security features. One reason for this move is the ability to use smart cards for multiple purposes. In today's world, mobile phones are used not only for communication, but also for mobile commerce. Credit cards are used as loyalty cards and as a means of authenticating e-commerce transactions. Transportation payment cards at once support multiple transportation providers and function as debit cards for select retailers. Smart cards can carry personal information for identification purposes, biometric data for physical access control, and digital signatures for network security.

A smart card is a card that stores information on an integrated circuit chip embedded within the card, rather than on a magnetic stripe on the surface. While a typical magnetic stripe card stores approximately 212 bytes of information, generally consisting of limited data, a smart card can store 64 kilobytes or more of information, which is many times more than a traditional magnetic stripe credit card. Additionally, the integrated circuit within a smart card serves as a central processing unit which, combined with its memory capacity, facilitates the use of encryption applications, which secure data and value exchanges within networks and the Internet. Smart cards also permit bi-directional authentication which means that in addition to authenticating the identity of the user, the card can authenticate the validity of the intended party or device prior to exchanging information or value.

Due to the need for more secure identification and authentication, and the ability to incorporate multi-application features, there has been a shift towards adapting high-end smart card systems in both governmental and commercial market segments. Governments are seeking to move away from their traditional paper-based identification systems, and commercial entities are also shifting their secured systems away from basic, low memory single application cards.

The demand for increasingly complicated smart card systems with novel technological abilities, combined with increased pressure for cost-effective systems, has fostered the emergence of multiple entrants in the smart card market, each specializing in specific aspects of smart card production, software or technology. However, the complexity and sheer volume of these specialized providers have generated an outcome opposite to the market's needs. This specialization has required a growing number of entities to become involved in a single project, thereby causing longer timelines, higher costs, and less optimized solutions.

Security, Cost Reduction and Smart Cards

Governments and commercial entities control and mass-produce various types of identification documents and cards, such as passports, visas, drivers' licenses, and national or contactless smart cards. Such documents and cards generally provide their owners with the ability to exercise special rights, obtain benefits, effect commercial transactions, or cross otherwise restricted borders. As a result of their importance, identification cards and related documents are often forged or altered. The costs associated with such fraud, for both victims and law enforcement agents, are significant. Consequently, governments and commercial organizations are seeking solutions that will heighten security, reduce costs associated with forged or fraudulent identification documentation and enable cost-effective production of secure and durable documentation.

Technological Developments

As an additional means of detecting fraud, identification systems increasingly use biometric data, which are unique biological characteristics such as fingerprints and facial images, to verify personal identity and other personal information, such as medical and financial information. For example, in our Philippines passport project, our identification system includes a person's fingerprint as verification of a person's identity. The inclusion of this information in cards or documents for on-line or real-time verification is particularly important for identification cards as they are often used in commercial transactions.

Political Developments

The growth in the national identification documentation market has been fueled by geopolitical developments including the disintegration of several federal states (such as the former Soviet Union), the subsequent emergence of newly independent nations, and the creation of regional communities (such as the European Union). These political developments have created significant opportunities as an increasing number of governments are seeking to create digital population registry databases and cost-effective, secure and durable national identification documentation. Over the past year, we have submitted a number of proposals to governments, including the Israeli and Ethiopian governments, to spearhead national identification documentation projects. Since the events of September 11, 2001, we have observed increased interest in government ID projects. Governments that had previously planned to change their national ID documents delayed implementation until 2003 or 2004 in order to establish an identification system with a higher degree of security.

Authentication and Security of Documents

Today, with the help of advanced printing technologies, counterfeiters can produce most of the current identification documents that exist in the world. The events of September 11, 2001 revealed to governments and security agencies worldwide that one way to fight terrorism is to require national ID documents with a high level of security. Our printing production and security technologies provide governments and their law enforcement agencies advanced and highly secure ID documents that help reduce and detect counterfeited ID documents.

Our Strategy

We are a provider of high-end smart card systems and secured ID document technologies. We believe that the government and commercial sectors are moving towards the more functional and broader applications that a smart card solution can provide over traditional methods. We are positioning ourselves to become a key player in government and commercial smart card markets as a result of our ability to function as a one-stop shop for cost-effective high-end smart card systems. Our objective is to become a market leader in the development and marketing of our advanced smart card technologies and value-added related products and applications for contactless smart card and ID markets worldwide.

We intend to achieve our goal by:

•	focusing on both government and commercial customers;
•	leveraging our technological competence and reputation;
•	focusing on the smart card business;
•	focusing research and development on adapting our current technology achievements to market demands;
•	increasing sales and marketing resources; and
•	seeking partnerships with other smart card companies.

There can be no assurance that we shall achieve our goal, whether in whole or in part.

Extend Technological Recognition

We believe that our customized systems, proprietary printing and production technologies, software packages and integration capabilities will enable us to position ourselves as a key technological player in the secured identification document/card market. There can be no assurance, however, that we shall become such a key technological player.

Leverage Technology/Know-How Into Complementary Markets

We intend to leverage our core technologies and know-how in order to respond to the needs of existing and potential customers. These technologies involve document authentication and registry database systems. We intend to tailor our marketing and sales efforts so as to integrate such technologies into the actual solutions offered to our governmental and commercial customers. There can be no assurance, however, that we shall be successful in these efforts.

Expand Contactless Smart Card Business

We believe that the picture identification contactless smart card represents the next generation of national identification documentation and anticipate increasing demand for this technology from our existing and potential customer base. We have positioned ourselves to service this demand through the development of our smart card production line technology. We intend to become a key player in the supply of contactless smart cards to the governmental and commercial markets, and are consequently investing in research and development to enhance our contactless smart card technologies in order to satisfy end-user requirements. There are two aspects of the expanding commercial market: (i) new applications and (ii) replacement of low-end magnetic stripe cards with contactless smart cards with security features. There can be no assurance that we shall become a key player in the governmental and commercial smart card markets.

Leverage Public Sector Expertise Into Commercial Applications

We believe that significant commercial possibilities exist for our secure and durable document/card production solutions. We have completed the process of leveraging our expertise to the production of picture identification contactless smart cards, and now provide solutions for commercial applications with requirements similar to those in the public sector, such as private or corporate identification cards, medical cards and benefits administration.

Penetrating New Markets

We intend to increase our penetration of existing markets by leveraging our current products and systems to new applications and new vertical markets, which can be used to produce various types of documents and cards. We will also seek to leverage our existing relationships and established reputation in new markets. We have initiated entry into geographic markets upon which we have not traditionally focused, such as the United States. There can be no assurance, however, that our efforts will achieve their objectives.

Research and Development

Our past research and development efforts have helped us to achieve our goal of offering our customers a complete line of products and solutions. As a result of our past efforts, we reduced the number of employees in our research and development activities to nine people as of June 30, 2003. We spent $2.5 million, $1.2 million and $1.3 million on research and development in 2000, 2001 and 2002, respectively. These amounts were spent on the development or improvement of our technologies and products, primarily in the areas of an automatic contactless smart card production line, data capture, management software, population registry software packages, security printing, contactless smart cards and document authentication. We will continue to research and develop new security and identification features through laser printing and pre-printing, create new personalization methods for contactless smart cards, develop a range of smart card applications and continue to develop our automatic contactless smart card production line. There can be no assurance that we can achieve any or all of our research and development goals.

Our Products and Technologies

Since our inception in 1988, we have been involved in the development of advanced technologies for the national documentation market. In view of the increasing demand for identification cards that are based on contactless smart card technologies, we have developed our fully-automated production line for picture identification contactless smart cards. We also offer to our customers raw materials and maintenance and service agreements. In 2002, we decided to focus on the commercial market through several new applications. Today, we have two major groups of solutions for our customers that are organized as separate marketing divisions:

•	our ID and smart card division provides ID solutions for governments and contactless smart card production facilities for the governmental markets; and

•	our commercial marketing division focuses on our commercial applications such as SmartGate 2400 and EduGate-1 in the United States and Asia Pacific.

Contactless Smart Cards

Our contactless smart cards are customizable, machine-readable smart cards designed for a broad range of commercial and governmental applications. From traditional ID documents to modern e-commerce cards, our contactless smart cards carry large quantities of data, securely stored in a sealed microchip and are read using our Smart Card Reader. The cards come in different sizes and can incorporate virtually any chip on the market. For increased durability, the cards are constructed from Teslin®, an ultra-thin material that resists abrasion. The cards are suitable for many existing and future applications, such as e-identity verification, contactless credit cards, loyalty cards, health cards, financial sector cards, transportation cards and others. Currently, our customers are using the cards as loyalty cards as part of our Edugate and Smartgate systems and as financial sector cards.

We have designed and developed what we believe are unique technologies for the production of our proprietary contactless smart card. The smart card is a pre-fabricated multi-layered Teslin® and polyester card that contains a radio frequency antenna and a programmable memory chip. Each smart card is personalized, including the initialization of its memory chip, in order to produce a particular contactless Supersmart card. The design of the contactless smart card minimizes the number of steps necessary to produce Supersmart cards because our proprietary printing technology allows customers to print directly onto multiple pages of the smart card. The Supersmart card uses read/write memory chips supplied by third parties with a capacity that ranges from one to eight kilobytes and contains an installed "on-board" operating system. This allows customers to re-program the chip following initialization, thereby adding, removing or updating applications and data without the need to replace the chip.

We have also developed the contactless smart card Production Line 1000 (SPPL 1000), a technology designed for the mass production of secure and durable picture identification contactless smart cards. The SPPL 1000-A automated smart card inlet production line produces the inlet that contains the chip and an antenna that carries the secure, personalized data in the finished card, which is the core of the contactless smart card. Producing a continuous reel of inlets, the SPPL 1000-A increases throughput and reduces waste. Utilizing our universal chip packaging, it can accommodate virtually any chip on the market.

Our SPPL 1000-B Automated Contactless smart card and pouch production line produces the highly durable casing for our inlet: either the finished, personalized smart card or our card-base or our pouch. The SPPL 1000-B uses pre-printed ultra-strong Teslin® pages to produce high quality color smart cards laminated with additional protective layers of polyester. The SPPL 1000-B accepts continuous reels of our smart card inlets, thereby maximizing flexibility and cost efficiency.

Contactless Smart Card Reader/Writer – 5600 series

Our Contactless Smart Card Readers/Writers are devices that transfer data to and from contactless smart cards. Our Contactless Smart Card Readers/Writers are easily integrated with devices such as vending machines, access gates and hand-held terminals. Unlike readers/writers that require direct contact between the card and reader, SuperCom Contactless Smart Card Readers/Writers operate by radio frequency technology which allows the transmission of data by simply holding the card near the reader. The ability to read cards without physical contact speeds reaction time and prolongs the life of both the smart card and the reader/writer. In addition, given that the 5600 Series Reader/Writer has no moving parts, maintenance and cost of ownership is considerably reduced.

Smart Card 8500 Series

Our Smart Card 8500 Series offers more features than our other smart cards. These smart cards are color personalized, highly durable, and may be produced at remote issuing stations by customers using our equipment. In addition, the 8500 Series' smart cards are designed to meet size and thickness standards regardless of the size of the chip the customer chooses.

The 8500 Series' smart cards may incorporate a variety of security features such as ID pictures and holograms, hidden features detectable by ultraviolet lamps or two-dimensional bar-code readers, and proprietary features that require special forensic equipment for authentication. Customers can select the security level required for each card, creating customized security solutions for different ID types.

Security Printing

We have developed fully automated production lines that allow for rapid mass production of generic pouches and personalized cards. Our ability to produce generic pouches is important because such pouches may be personalized through our proprietary transfer printing technology at a later stage. This provides customers with the option to decentralize the mass production of cards by manufacturing pouches in a centralized location and distributing them to sites (such as regional documentation issuing sites or embassies) where the pouch is personalized and the final card is produced.

Transfer Process Printing

Our proprietary transfer printing technology, which is patented in five jurisdictions, including the United States, Europe and Hong Kong, allows us to print captured data on booklets and pouches regardless of the size, design, type, thickness or lamination method used. This technology offers the customer the option of combining the security of personalized pouches and pre-sewn laminated booklets with the durability of laser printing in a cost-effective manner. The ability to affix data on any size pouch or booklet provides us with a competitive advantage as governments often purchase quantities of different types of blank passport booklets and pouches in bulk and desire the ability to produce durable passports and similar documents in various formats while utilizing their entire existing stock of booklets and cards. Our technology allows the printing of personalized data on multiple passport pages in the same step. This allows additional security data to be included in a passport without incurring a substantial increase in the cost of producing each booklet.

Teslin® Printing

A growing segment of the national identification documentation market uses Teslin® as its primary printing substrate. Teslin® is a polymer that was developed and patented in the United States by PPG Industries. We purchase all of the Teslin® used in our business from PPG Industries. Teslin® has been identified by the identification documentation production industry as a potential substrate because of its high absorption level, attractive print stability, and plastic-like flexibility and durability. Teslin®, however, is extremely sensitive to high temperatures. This renders useless any conventional printing technique based on extreme heat, such as laser printing. In addition, Teslin® is not receptive to ink jet printing. The practice adopted by the national identification production industry is to use thick pieces of Teslin® coated with various chemicals in order to increase its resistance to heat. This process, however, makes the cards more vulnerable to damage, thus vitiating the very attractiveness of Teslin®. We offer our customers the ability to print on Teslin® using high quality color laser printers. Our use of laser printing provides us with an important competitive advantage given that laser printing can retain functional stability for up to 10 years, as opposed to ink jet or thermal transfer technology printing, which are generally stable for only two to five years.

Our solution features a production process in which laser printing is controlled by proprietary software rather than the typical heat and pressure process. This solution makes laser printing possible on extremely thin layers of uncoated Teslin®, which maximizes durability while minimizing the possibility of forgery or tampering. We also utilize our Teslin® printing capability for the production of picture identification contactless smart cards in order to make such cards significantly more durable.

Software Packages

Our software packages are designed for data collection and management, and capturing and encoding various types of data in a personal digitized file. This facilitates control over the data printing process and storage of digitized files at either a remote site or central registry. The packages can handle all types of data ranging from images captured through live video, photo or color scanning to biometric information, including palm geometry, fingerprints and facial recognition. The packages are configurable with all types of database software, can be used with all commercially available platforms, including mainframe computers and UNIX servers, can support multiple document types and printers and can operate in Windows 98, Windows 2000, Windows XP and Windows NT environments.

Our proprietary software integrates these data capture technologies with a PC-based workstation in a modular configuration, allowing for the easy establishment and operation of multiple data collection stations and provision of customer-specific solutions. In addition, our software enables data capture workstation operators to control the image capture process exclusively through the keyboard and to calibrate multiple units of image capture equipment through one centralized workstation.

Raw Materials

We sell specially designed kits containing the raw materials necessary to produce some of our products, including silicon sheets, polyethylene terephthalate (PET) and Teslin®. Among the raw materials we sell are plastics, various printing substrates, toners and printing drums. Although not all of these materials incorporate our technologies, they include components necessary for the operation of certain of our systems. In some cases, our customer agreements require that customers purchase raw materials from us for the production of documents and cards exclusively for the term of the agreement.

EduGate-1

EduGate-1 is an access control and attendance system designed to combat school truancy. The system allows school personnel to record and automatically report students' entry or exit by using a system of smart cards and smart card readers while a remote central computer compiles data about students' attendance. An optional feature is PhoneGate, an automated system that contacts parents by email or text messaging if their child is absent from school.

DynaGate-1

DynaGate-1 is a portable smart card reader and data collection device that can also be integrated into our EduGate-1 system. It utilizes the Dynamic Access Control (DAC) concept (patent pending in the United States and Israel) to enable school personnel to check, record and automatically report a student's entry or exit using a specially designed mobile reader. The school's main management system records activity and automatically notifies parents of their child's absence from school.

SmartGate 2400

Security and identification authorization are important concerns for businesses and individuals alike. SmartGate 2400 is an integrated solution for these concerns, providing secured access control to targeted environments using contactless smart cards, controllers and readers. These units are programmed according to client specifications and carry an array of personalization and security features. The multi-application system can be integrated into a variety of environments, including office buildings, residential buildings, nursing homes, hospitals, universities and schools.

New Technologies

Through our involvement in the national identification documentation market, we have identified features that require new technologies that are complementary to our core technologies, primarily for document authentication and population registry systems. Magna is our comprehensive, web-based population registration and document issuance system that we market to businesses and government offices. An off-the-shelf software solution, Magna features generic core technology, intuitive modular structure and easy-to-use tools. Magna enables customization without dependency on technical experts as well as allowing controlled, seamless integration with existing legacy systems.

Our Customers and Current Projects

We are generally involved in two types of projects: turnkey projects or equipment and raw material sales projects.

In turnkey projects, we act as the sole primary contractor or a member of a consortium that is the primary contractor. In some turnkey projects, we also act as a subcontractor to primary contractors. In a turnkey project, our revenues derive from the sale of documents or cards produced with our overall systems on a per-document or per-card basis. An agreement for a turnkey project typically guarantees us revenue that gradually increases during the initial years of the project, and then declines during the remainder of the term of the agreement as demand decreases.

In equipment and raw material sales projects, we act as the sole primary contractor, a member of a consortium or a subcontractor to primary contractors. We generally derive revenue from the sale of data collection and document production systems followed by the sale of raw materials used for the ongoing production of documents, as well as maintenance fees.

Certain agreements, including our agreements with the Hong Kong and United Kingdom governments, require the customer to purchase a minimum amount of raw materials during the term of the agreement. We typically generate additional revenue from maintenance fees for the particular project.

Our Current Projects

Our current projects include the following:

Passports and ID Smart Card, Ukraine:    In September 1999, a consortium led by us was awarded a contract from the Ukrainian government for a national passport and ID smart card project. Over the course of the project, we will supply technology, production equipment and raw materials for the issuance of passports and ID smart cards. In April 2001, we signed the first phase of this agreement, which provided the Ukrainian government with a central production system for issuing Ukrainian passports and finished the initial implementation phase. During the next ten years, we will provide maintenance and raw materials to the Ukrainian government for its passport project. Because this project involves new and advanced technology that requires construction of a specific infrastructure and operational environment to carry out the implementation phase of the project, the entire implementation phase of the project will take two to three years to complete. Pursuant to the terms of the agreement, we will also provide our technology-based equipment and raw materials for the production of ID smart cards. Equipment sales from this project are valued at over $17.5 million and are expected to be recognized between the years 2002 to 2005. Based on this agreement, we also expect additional revenue from the future sale of related consumables and peripheral equipment. During 2002, we began the delivery of the first phase of the Ukraine ID smart card project and generated revenues of $2.1 million. During the six months ended June 30, 2003, we generated an aggregate of $1.97 million in revenues from this project.

National Documentation, Moldova:    In August 1995, we entered into an agreement with Intercomsoft Ltd., an Irish company, or Intercomsoft, which was subsequently amended on May 5, 1998 and July 22, 1998, in connection with a national documentation project in Moldova. The agreement has a term of ten years. Pursuant to the agreement, we will supply Intercomsoft with equipment and raw materials necessary for the production of passports, drivers' licenses, vehicle registrations, identification cards and other documents, as required from time to time under an agreement between Intercomsoft and the Ministry of Internal Affairs of Moldova, or MIAM. Pursuant to the Agreement, Intercomsoft is required to pay us for the equipment and raw materials that we supply to Intercomsoft. In addition, we are entitled to 25% of Intercomsoft's gross profits from the sale of ID documentation to the MIAM. In addition, Trimol Group Inc., a publicly-traded company in the United States and the parent company of Intercomsoft, issued 125,000 Trimol shares to us as partial consideration for the equipment supplied and the other undertakings. In 2002, we generated revenues of $1.5 million pursuant to this agreement. During the six months ended June 30, 2003, we generated $530,000 in revenues pursuant to this agreement.

Drivers Licenses/Vehicles Registrations, Gruzia (Georgia):    CT Card Technologies (1994) Ltd., or CT Card Tech, our 40%-owned subsidiary, received orders from Raney Investment Inc., which has an agreement with the government of Gruzia, for the supply of equipment and raw materials for the production of drivers' licenses and vehicle licenses. Pursuant to the CT Card Tech Agreement, as subcontractor, we will supply the equipment and raw materials for the project. In 2002, we generated revenues of $100,000 pursuant to this agreement. During the six months ended June 30, 2003, we did not generate any revenues pursuant to this agreement.

Passports, Hong Kong:    In September 1996, SuperCom Asia Pacific Ltd., or SuperCom Asia Pacific, our 80%-owned subsidiary, entered into an agreement with China Travel Service (Holdings) H.K. Ltd., or CTSH, which supplies passports to the Hong Kong government. Pursuant to the agreement, SuperCom Asia Pacific, as subcontractor, is obligated to provide CTSH with all the equipment and raw materials required for the production of passports in Hong Kong. The agreement provides for payments for equipment and raw materials purchased plus annual fees for maintenance after the first 12 months. In September 1999, the parties signed a supplementary agreement whereby they agreed to extend the agreement for an additional term of three years through December 31, 2003. We have not yet received confirmation from CTSH whether such agreement will be extended further. In 2002, we generated revenues of $940,000 pursuant to this agreement. During the six months ended June 30, 2003, we generated $320,000 in revenues pursuant to this agreement.

Hong Kong – China Re-Entry Cards:    In 1996, SuperCom Asia Pacific entered into an agreement with China Travel Services (CHK) Ltd., or CTS, which is responsible for the supply of Hong Kong – China re-entry cards to the Hong Kong government. According to the agreement, SuperCom Asia Pacific, as subcontractor, will provide CTS with all the equipment and raw material necessary for the production of the Hong Kong – China re-entry cards. The agreement provides for payment of equipment and raw material plus annual maintenance fees after the first 12 months. The term of the agreement is five years with a five-year renewal option and can be terminated for cause. In 2002, we generated revenues of $600,000 pursuant to this agreement. During the six months ended June 30, 2003, we generated $390,000 in revenues pursuant to this agreement.

In December 1999, the parties signed a supplementary agreement in which they agreed to maintain the unit price of raw materials for an additional period of three years starting on January 1, 2000, provided that CTS will maintain during that term a minimum annual order of raw materials of 1,000,000 units per year.

Passports, United Kingdom:    In December 1997, we entered into an agreement with the Stationary Office Limited, or TSO, an English company, which was awarded a ten-year agreement in June 1997 to supply passports to the United Kingdom Passport Agency. Pursuant to the agreement, we, as subcontractor, will supply TSO with equipment and training for the production of passports at TSO's central facility in Manchester, England and at six regional offices of the United Kingdom Passport Agency. In addition, TSO has the option to purchase raw materials from us at prices specified in the agreement. The TSO agreement may be terminated for cause and upon termination of TSO's agreement with the Passport Agency. In 2002, we generated revenues of $285,000 pursuant to this agreement. During the six months ended June 30, 2003, we generated revenues of $140,000 pursuant to this agreement.

Sales and Marketing

We sell our systems and products worldwide through distribution channels that include direct sales and traditional distributor or reseller sales. We have approximately 15 employees directly engaged in the sale, distribution and support of our products and are represented by seven independent distributors and resellers with which we have distribution agreements. We are implementing a U.S. penetration plan, geared at establishing a strong U.S. sales and marketing presence and strategic partnerships. We expect these efforts to lead to a strong project flow and increased product sales, and we anticipate that by 2005 nearly a majority of all of our overall revenues will come from U.S.-based projects. However, we cannot assure you that we will meet this objective.

Our resellers sell our systems and products to business enterprises, healthcare and educational institutions and government agencies and act as the initial customer service contact for the systems and products they sell. We establish relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the reseller is eligible to purchase our systems and products for resale. These agreements generally do not grant exclusivity to the resellers.

During 2003, we signed distribution agreements with three U.S. distributors: TransTech Systems, Inc., Laminex Inc. and Clinton Electronics Corporation, providing us with what we believe to be, but cannot assure you will be, complete nationwide sales, distribution and support coverage for our systems and products for the U.S. market.

Customer Service

We believe that customer support plays a significant role in our sales and marketing efforts and in our ability to maintain customer satisfaction, which is critical to our efforts to build our reputation and permit us to grow in both new and existing markets. In addition, we believe that the customer interaction and feedback involved in our ongoing support functions provide us with information on customer needs that contributes to our product development efforts.

We generally provide maintenance services under our agreements pursuant to terms that are unique to each particular agreement. We provide service either through customer training, local third-party service organizations, our subsidiaries, or our personnel, including appropriate personnel sent from our headquarters in Israel. We generally provide our customers with a warranty for our products varying in length from 12 to 36 months. Costs incurred annually by SuperCom for product warranties have to date been insignificant; however, there can be no assurance that these costs will not increase significantly in the future.

Manufacturing

Our manufacturing operations consist primarily of materials planning and procurement, quality control of components, kit assembly and integration, final assembly, and testing of fully-configured systems. A significant portion of our manufacturing operations consists of the integration and testing of off-the-shelf components. All of our products and systems, whether or not manufactured by us, undergo several levels of testing, including configuration to customer orders and testing with current release software, prior to delivery.

Certain components, such as printers and digital cameras, are purchased and then integrated by us into a data capture workstation. We perform a significant amount of primary assembly of our printers. We contract with manufacturers to produce less technologically sensitive and complex features of our printers to our specifications.

In addition, we purchase raw materials such as Teslin®, silicon, toners and certain security features, used by our customers in the production of ID documents from third parties. While third parties process many of the materials according to our specifications, we carry out the finishing and packaging of the consumable materials.

We do not have minimum supply commitments from our vendors and generally purchase components on a purchase order basis. Although we generally use standard raw materials and components for our systems, some of the key raw materials or components are available only from a single source, such as Teslin® which is only available from PPG Industries, or from limited sources, including various chips and toners. Even where multiple sources are available, we typically obtain components and raw materials from only one vendor to ensure high quality, prompt delivery and low cost. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation. We have, however, identified alternate sources of supply for most of our components and raw materials. We believe that our open systems architecture facilitates the substitution of components when this becomes necessary or desirable.

Competition

The market for our products and services is extremely competitive. Our management expects this competition to intensify as the markets in which our products and services compete continue to develop. We face competition from technologically sophisticated companies, many of which have substantially greater technical, financial, and marketing resources. In some cases, we compete with entities that have pre-existing relationships with potential customers. As the national documentation production market expands, we expect additional competitors to enter the market. However, to date we have been able to compete because our products combine technologies and features that provide customers with a complete and comprehensive solution. There can be no assurance, however, that other companies will not offer similar products in the future.

In the passport production and national identification card markets, we compete with local governments and government-owned or private sector security printing companies. These companies have either adapted new printing technologies to the passport production market or use the same technologies as we do. These companies include Canadian Bank Notes; Thomas De la Rue, a publicly-held English company; Giesecke & Devrient GmbH, a German company; 3M Inc., a publicly-held American company; Setec Oy, a Finnish company that produces passports using laser engraving technology; Toppan, a Japanese company that manufactures laser printers; and American Banknote Corporation.

We are able to compete to date on the basis of, among other things, our ability to produce national identification cards of any size that feature high-speed laser printing on Teslin® and polyester, which provides enhanced security and significant durability. There can be no assurance, however, that other companies will not offer similar products in the future.

We also compete with system integrators such as EDS, Unisys, Siemens, TRW, Lockheed-Martin and IBM which act as prime integrators in connection with government agreements. These system integrators, however, sometimes act as our partners when we participate in consortiums led by, or including, one or more of these system integrators.

In projects where customers require biometric data collection technology, we compete with automatic fingerprint identification system, or AFIS providers such as Lockheed-Martin, Printrak International (Motorola), TRW, Cogent Technology, Sagem Morpho of France and NEC of Japan. AFIS suppliers tend to position themselves as prime integrators on turnkey projects. We have developed integration capabilities with AFIS systems and can print encrypted AFIS data onto our national identification cards and passports.

In the emerging market for contactless smart cards for use in national documentation systems, we compete with companies such as Schlumberger, Gempluss and Orga Cards, which supply smart cards for commercial applications using polyvinylchloride, or PVC, and other material platforms; Giesecke & Devrient Oberthur, which supplies smart cards; ODS Landis & Gyr and Maurer, a German company, which produces laser engraved polycarbonate cards; Nova Card and Amatech, German companies, and Austrian Cards, an Austrian company, which also use antenna winding technology, PET cards and sell contactless production equipment; Muhlbauer and Meltzer, German companies which are competitors in manufacturing contactless equipment; and Bull and De La Rue, which is engaged in the business of printing money, passport and other secured documents.

Intellectual Property

Our ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, copyright, trade secret and other intellectual property laws, employee and third-party nondisclosure agreements, licensing and other contractual arrangements and have also applied for patent protection to protect our proprietary technology and intellectual property. These legal protections afford only limited protection for our proprietary technology and intellectual property.

Patents.    We currently have three registered patents in Israel, one in Europe, one in the United States, one in Hong Kong, one in Ukraine and two patent applications pending in the United States and Europe and other jurisdictions for technology related to our smart card technology. We intend to file additional patent applications when and if appropriate. There is no guarantee that patents will arise from our applications or, if patents do arise, that we will be afforded proprietary protection should claims arise. In addition, we recognize that our existing patents provide us only limited protection. Moreover, not all countries provide legal protection of proprietary technology to the same extent. There can be no assurance that the measures taken by us to protect our proprietary technologies are or will be sufficient to prevent misappropriation of our technologies or portions thereof by unauthorized third parties or independent development by others of similar technologies or products. In addition, regardless of whether our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expenses in defending them. Our costs could also increase if we have to pay license fees as a result of these claims.

Licenses.    We license technology and software, such as operating systems and database software from third parties for incorporation into our smart card systems and products and we expect to continue to enter into these types of agreements for future products. Our licenses are either perpetual or for specific terms.

Government Regulation

Some of our contracts relate to projects that have elements that are classified for national security reasons. Although most of our contracts are not themselves classified, persons with high security clearances are often required to perform portions of the contracts. We believe that our employment of personnel with high security clearances is helpful in obtaining such contracts. Doing business with governments is complex and requires the ability to comply with intricate regulations and satisfy periodic audits.

Our smart card readers must comply in the United States with the regulations of the Federal Communications Commission, or the FCC, which may require certification, verification or registration of the equipment with the FCC. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. In addition, the equipment must be labeled according to the FCC's rules to show compliance with these rules. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. To date, our smart card readers have complied with the regulations of the FCC; however, there can be no assurance that they will continue to do so in the future.

Employees

As of June 30, 2003, we had 54 full-time employees. The following table describes our employees and the employees of our subsidiaries by department.

	2000	2001	2002

Research, Development & Manufacturing	62	34	25
Marketing and Sales	27	13	15
Administration	22	12	11
Total	111	59	51

Our Israeli employees are not part of a collective bargaining agreement. However, in Israel we are subject to certain labor statutes, and to certain provisions of collective bargaining agreements between the Histadrut, the General Federation of Labor in Israel, and the Coordinating Bureau of Economic Organizations, including the Industrialists' Association. These are applicable to our Israeli employees by virtue of expansion orders of the Israeli Ministry of Labor and Welfare. These statutes and provisions principally concern the length of the workday, minimum daily wages for professional workers, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, annual and other vacations, sick pay and other conditions for employment. We provide our employees with benefits and working conditions that comply with the required minimum. In addition, all employees in Israel under collective bargaining agreements and expansion orders are entitled to automatic adjustment of wages relative to increases in the Consumer Price Index in Israel. The amount and frequency of these adjustments are modified from time to time.

Generally, all male adult citizens and permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform up to 31 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers and employees are currently obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, no assessment can be made as to the full impact of such requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion of such obligations.

All of our employees have entered into confidentiality agreements. We have also granted certain employees options to purchase shares of our ordinary shares under our option plan. We consider our relationship with our employees to be a good one and have never experienced a labor dispute, strike or work stoppage.

Our ability to succeed depends, among other things, upon our continuing ability to attract and retain highly qualified managerial, technical, accounting, sales and marketing personnel.

Facilities

We currently lease an approximately 1,844 square meter facility in Rannana, Israel. The lease for most of this space expires at the end of 2010. We sublet approximately 50 square meters of space in this facility to CT Card Tech. We also lease SuperCom Asia Pacific's office in Hong Kong pursuant to a lease expiring in July 2005 and SuperCom, Inc.'s office in New York, pursuant to a lease which is terminable upon two months' notice.

Our total annual rental fees for 2000, 2001 and 2002 were $513,000, $571,000 and $414,121, respectively, and were linked to the Consumer Price Index in the United States. Our total annual lease commitments for 2003 are $295,000.

We believe that our existing facilities and new facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future without material disruption to our business and on commercially reasonable terms.

Legal Proceedings

Other than as described below, there are no material pending legal proceedings to which we are a party or of which our property is subject.

On July 14, 2003, a complaint was filed against us by Mr. Yaacov Pedhatzur, an Israeli citizen, in the Magistrate's Court of Tel Aviv, Israel. The plaintiff claims that we owe him NIS 250,000 in commissions allegedly due for his part in establishing business connections for us in Eastern Asia during the years 1993-1998. We plan to contest this claim.

On December 12, 1999, Secusystem Ltd, an Israeli company, filed a claim against us and one of our former subsidiaries, InkSure Technologies Ltd., or InkSure, in the District Court in Tel Aviv-Jaffa, Israel. The plaintiff alleges that the development of certain products by InkSure involves confidential information belonging to the plaintiff and that its use constitutes, among other things, a breach of a confidentiality agreement executed between the plaintiff and us and theft of the plaintiff's trade secrets. The plaintiff claims that such products should be deemed to be entirely owned by it or owned in equal parts with InkSure. Based on such allegations, the plaintiff asked the court to order the defendants to: (i) cease any activity which involves the plaintiff's confidential information; (ii) furnish the plaintiff with a certified report detailing all profits derived by the defendants from such activity; (iii) pay the plaintiff an amount equal to all such profits; and (iv) pay the plaintiff additional damages in the amount of NIS 100,000. Alternatively, the plaintiff asked the court to declare that the above-mentioned products are owned by the plaintiff and InkSure in equal parts and that the plaintiff is entitled to 50% of all profits derived therefrom, in which case, the plaintiffs asked that the defendants disgorge 50% of the profits detailed in the above-mentioned report. We believe that we, together with InkSure, have good arguments to defend against this claim.

In August 2003 we received letters on behalf of two companies which claim that certain of our products may be infringing certain patents of such companies. Such companies have invited us to examine their patents and determine whether we believe our products infringe such patents and then obtain licenses from such companies if we believe our products infringe their patents. We do not believe that our products or technology infringe these companies' patents or any other third party's patents. Please see "Risk Factors — We may face harmful claims of infringement of proprietary rights, which could require us to devote substantial time and resources toward modifying our products or obtaining appropriate licenses."

Subsidiaries and Affiliates

The diagram below shows our holdings in our subsidiaries and affiliates as of June 30, 2003:

As part of our plan of reorganization, we have made a strategic decision to focus on our core business and shut down all operations which are not a part thereof. As a result, we liquidated Genodus Inc. and its subsidiary; Kromotech Inc. and its subsidiary, both of which developed technology used in our business which we currently own, and sold all of our equity in InkSure Technologies, Inc. and its subsidiaries.

SuperCom Asia Pacific Limited, or SAP

SAP, registered in Hong Kong, is responsible for our sales and marketing efforts in the Far East. SAP is 80% owned by us and 20% by Chandler Technology Limited, a company owned by SAP's former managing director, Thomas Chan.

C.T. Card Tech Technologies Ltd., or CT Card Tech

CT Card Tech, incorporated in Israel in 1994, is responsible for our sales and marketing activities in the former Soviet Union (other than the Ukraine and Moldova). CT Card Tech is 40% owned by us and 60% owned by CT Card Tech's managing director.

SuperCom Slovakia A.S., or SuperCom Slovakia

SuperCom Slovakia, incorporated in Slovakia, was established to implement a national documentation project in the Republic of Slovakia. SuperCom Slovakia is 66% owned by us and 34% owned by EIB Group a.s, a privately-held Czech company.

SuperCom Inc.

SuperCom Inc., incorporated in Delaware, is responsible for our sales and marketing efforts in the United States. SuperCom Inc is 100% owned by us.

SUPERCOM SELECTED FINANCIAL DATA

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of SuperCom's Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The selected financial data presented below as of December 31, 2000, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 are derived from SuperCom's financial statements, which are included elsewhere in this joint proxy statement/prospectus and which have been audited by Kost, Forer & Gabbay, a member of Ernst & Young Global. The selected financial data presented below as of June 30, 2003, for the six months ended June 30, 2002 and 2003 are derived from our unaudited financial statements, which are included elsewhere in this joint proxy statement/prospectus and, in the opinion of our management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations. Operating results for the six months ended June 30, 2003 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2003.

Summary of consolidated financial data

	Six Months Ended June 30,
	(U.S. dollars, in thousands, except per share data)
	2002	2003
Summary of Consolidated Statement of Operations:
Revenues	$4,002	$3,905
Cost of Revenues	589	1,504
Gross Profit	3,413	2,401
Operating Expenses:
Research and Development, net	829	465
Selling and Marketing	1,200	1,547
General and Administrative	1,130	939
Total Operating Expenses	3,159	2,951
Operating Income (Loss)	254	(550)
Financial Income (Expenses), net	30	(146)
Other Income (Expenses), net	2,186	(41)
Income (Loss) before Taxes on Income	2,470	(737)
Equity in Earnings (Loss) of an Affiliate	(4)	—
Net Income (Loss) from continuing operations	$2,466	$(737)
Loss from discontinued operations	131	—
Net income (loss)	$2,335	$(737)
Per Share Data:
Basic and Diluted earning (Loss) from continuing operations	$0.19	$(0.06)
Basic and Diluted earning (Loss) from discontinued operations	(0.01)	—
Basic and Diluted earning (Loss) per share	0.18	(0.06)

Summary of Balance Sheet Data:
Cash and Cash Equivalents	$609	$3,932
Bank deposit	32	791
Marketable debt securities	699	274

Trade receivables	740	3,851
Inventories	426	2,898
Total Current Assets	7,399	12,255
Total Assets	$9,854	$14,776
Total Current Liabilities	3,234	5,253
Accrued Severance Pay	422	392
Total Shareholders' Equity	$6,198	$8,786

Summary of consolidated financial data

	Year Ended December 31,
	(U.S. dollars, in thousands of USD, except per share data)
	1998	1999	2000	2001	2002
Summary of Statement of Operations:
Revenues	$7,455	$3,894	$3,062	$6,889	$8,027
Cost of Revenues	3,214	1,956	1,756	2,574	1,830
Gross Profit	$4,241	$1,938	$1,306	$4,315	$6,197
Operating Expenses:
Research and Development	1,428	1,975	2,477	1,225	1,334
Selling and Marketing, net	1,121	1,588	4,180	4,628	2,828
General and Administrative	1,140	2,990	3,385	3,604	1,988
Total Operating Expenses	$3,689	$6,553	$10,042	$9,457	$6,150
Operating Income (Loss)	552	(4,615)	(8,736)	(5,142)	47
Financial Income (Expenses), net	(294)	545	744	123	(35)
Other Income (Expenses), net	(60)	(5)	(1,688)	(241)	6,203
Income (Loss) before Taxes on Income	198	(4,075)	(9,680)	(5,260)	6,215
Income Taxes	113	6	2	—	—
Equity in Earnings (Loss) of an Affiliated Company, Net of taxes	23	18	19	—	(38)

Net Income (Loss) from continuing operations	$108	$(4,063)	$(9,663)	$(5,260)	$6,177
Loss from discontinued operations	—	97	1,276	1,288	427
Net income (loss)	$108	$(4,160)	$(10,939)	$(6,548)	$5,750
Per Share Data:
Basic and Diluted earning (Loss) from continuing operations	$0.01	$(0.34)	$(0.76)	$(0.42)	$0.49
Basic and Diluted earning (Loss) from discontinued operations	—	(0.01)	(0.1)	(0.1)	(0.04)
Basic and Diluted earning (Loss) per share	0.01	(0.35)	(0.86)	(0.52)	0.45
Summary of Balance Sheet Data:
Cash and Cash Equivalents	$2	$5,295	$8,565	$274	$4,567
Bank deposit	—	13,068	—	100	—
Marketable debt securities	—	—	—	—	609
Trade receivables	397	225	161	573	2,202
Inventories	682	1,079	2,832	3,777	3,144
Total Current Assets	3,014	20,883	12,887	6,006	11,092
Total Assets	$4,015	$21,941	$15,219	$8,531	$13,756
Total Current Liabilities	4,041	1,583	4,016	4,226	3,468
Accrued Severance Pay	395	705	858	442	362
Total Shareholders' Equity (Deficiency)	$(421)	$19,653	$10,345	$3,863	$9,497

Exchange Rates (NIS per US$ 1.00)

At December 31, 2002, the exchange rate between the Israeli Shekel, or NIS, and the U.S. dollar was NIS 4.737 = US$ 1.00 and the exchange rate between the NIS and the Euro was NIS 4.9696 = 1.00 Euro. The following table shows for the periods and dates indicated, certain information concerning the representative U.S. dollar exchange rate for translating NIS as determined by the Bank of Israel for the years ended December 31, 1988 through 2002. As of June 30, 2003, the exchange rate was NIS 4.312 = US $1.00.

Year	Exchange Rate At End of Period	Average Rate (1)	High	Low
1998	4.16	3.80	4.37	3.55
1999	4.15	4.14	4.29	4.01
2000	4.04	4.08	4.20	3.97
2001	4.416	4.205	4.416	4.041
2002	4.737	4.738	4.991	4.437
2003	4.312 (through June 30, 2003)	4.6596	4.924	4.312

(1)	The average of the daily exchange rates during the year.

SUPERCOM MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPERCOM'S
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements, the related notes and other financial information appearing elsewhere in this joint proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

Overview

We were incorporated under the laws of the State of Israel in 1988. From our incorporation until 1999, we were a development-stage company primarily engaged in research and development, establishing relationships with suppliers and potential customers and recruiting personnel. During the fiscal year ended December 31, 2002, we completed our reorganization plan which began in 2001. According to such plan, we decided to focus our marketing and sales efforts on the commercial market with a new line of products, including SmartGate 2400, EduGate, DynaGate and Flight Gate, while still maintaining our business in the governmental market.

During fiscal 2002, we sold our equity interest in our subsidiary, InkSure Technologies, Inc., or InkSure, for which we received aggregate proceeds of approximately $6,600,000 from the sale of shares.

Revenues

The primary products that we sell are smart card systems, smart card production machines and raw materials used for the production of smart cards and secured ID cards. We derive the majority of our revenues during the first two years of an agreement with a customer. This revenue is generated by the delivery of the data collection and document production systems. Following delivery of such systems, the majority of revenues generated from the agreement results from ongoing deliveries of raw materials for use with the installed systems. We also typically generate additional revenues from maintenance fees.

Our systems are tailored to meet the specific needs of our customers. In order to satisfy these needs, the terms of each agreements, including the duration of the agreement and prices for our products and services differ from agreement to agreement.

Additional revenue is generated through licensing technology, mostly with commercial customers.

Operating Expenses

Our costs associated with a particular project may vary significantly depending on the specific requirements of the customer and the terms of the agreement, as well as on the extent of the technology licensing. As a result, our gross profits from each project may vary significantly.

Our research and development expenses consist of salaries, raw material and equipment costs, as well as financing research and development operations in subsidiaries.

Net Income

Our operating results are significantly affected by, among other things, the timing of contract awards and performance of agreements. As a result, our revenues and income may fluctuate substantially from quarter to quarter, and comparisons over longer periods of time may be more meaningful. Our operating results are not seasonal because contracts are awarded and performed throughout the year. The nature of our expenses (including cost of revenues) are mainly fixed or semi-fixed and any fluctuation in revenues will generate a significant variation in gross profit and net income.

Critical Accounting Policies

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, allowance for bad debts, valuation of inventories and impairment of intangible assets.

We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Under different assumptions or conditions, actual results may differ from these estimates.

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition and Bad Debt

We generate revenues primarily from governmental projects sales and commercial sales. We recognize revenues in respect of products when, among other things, we have delivered the goods being purchased and we believe collectability to be reasonably assured. We do not grant a right of return to our customers. We perform ongoing credit evaluations of our customers' financial condition and we require collateral as deemed necessary. An allowance for doubtful accounts is determined with respect to those accounts that we have determined to be doubtful of collection. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required.

Inventories

We state our inventories at the lower of cost or market value. Inventory write-offs and write-down provisions are provided to cover risks arising from slow-moving items or technological obsolescence. Our reserves for excess and obsolete inventory are primarily based upon forecasted demand for our products, and any change to the reserves arising from forecast revisions would be reflected in cost of sales in the period the revision is made.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

The determination of the value of such long-lived and intangible assets requires management to make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, we could be required to record impairment charges. Any material change in our valuation of assets in the future and any consequent adjustment for impairment could have a material adverse impact on our future reported financial results.

Results of Operations

Revenue (in thousands of USD) based on geographic location is shown below:

	2002	2001	2000
North America	581	2,241	139
Europe	5,237	1,962	1,263
Far East	1,942	2,212	1,518
Israel	229	327	142
Other	38	147	0
Total	8,027	6,889	3,062

Percentages of revenue based on geographic location is shown below:

	2002	2001	2000
North America	7.24%	32.53%	4.54%
Europe	65.24%	28.48%	41.25%
Far East	24.19%	32.11%	49.58%
Israel	2.85%	4.75%	4.63%
Other	0.48%	2.13%	0%
Total	100%	100%	100%

Six Months Ended June 30, 2003 Compared with the Six Months Ended June 30, 2002

Revenues

Our revenues in the six months ended June 30, 2003 were $3,905,000, compared to $4,002,000 during the six months ended June 30, 2002, a decrease of 2.4%. The decrease in our revenues in the six months ended June 30, 2003 was primarily due to the inclusion of InkSure revenues of $1,884,000 in the results of operations for the six months ended June 30, 2002. If InkSure's results of operations were not included in the six months ended June 30, 2002, our revenues increased from $2,118,000 to $3,905,000, an increase of 84.4%. This increase was primarily due to our growth in international governmental projects and their implementations during the first quarter of 2003, with the main contributor being the Ukraine ID project, from which we will derive revenues until the end of 2005.

Gross Profit

Our gross profits in the six months ended June 30, 2003 were $2,401,000 compared to gross profits of $3,413,000 in the six months ended June 30, 2002, a decrease of 29.6%. The gross profit margin for the six months ended June 30, 2003 decreased by 24% as compared to 85% in the six months ended June 30, 2002. The decrease in our gross profit was primarily due to the inclusion of InkSure's gross profit of $1,613,000 in the results of operations for the six months ended June 30, 2002. If InkSure's results of operations were not included in the six months ended June 30, 2002, our gross profits increased from $1,800,000 to $2,401,000, an increase of 33.4%. This increase is primarily due to an increase in hardware volume, which has lower margins, and different product mix.

Net Income (Loss)

In the six months ended June 30, 2003, our net loss was $737,000 compared to a net income of $2,335,000 in the six months ended June 30, 2002 (of which $ 2,186,000 was other income from the divestment of the InkSure shares). The decrease was primarily due to a decrease in gross profit margins and an increase in sales and marketing expenses.

Expenses

Our research and development expenses for the six months ended June 30, 2003 totaled $465,000 compared to $829,000 in the six months ended June 30, 2002, a decrease of 44%. The decrease in the research and development expenses was primarily due to the absence of the intensive research and development expenses incurred by the divested subsidiary InkSure. If InkSure's results of operations were not included in the six months ended June 30, 2002, our research and development expenses decreased from $499,000 to $465,000, a decrease of 6.8%.

Our selling and marketing expenses for the six months ended June 30, 2003 totaled $1,547,000 compared to $1,200,000 in 2002, an increase of 29%. If InkSure's results of operations were not included in the six months ended June 30, 2002, our selling and marketing expenses increased from $412,000 to $1,547,000, an increase of 275%. The increase in the selling and marketing expenses for the six months ended June 30, 2003 is primarily due to the growth of marketing activities relating to our international governmental projects during the first quarter of 2003.

Our general and administrative expenses for the six months ended June 30, 2003 totaled $939,000 compared to $1,130,000 in 2002, a decrease of 17%. The decrease in general and administrative expenses for the six months ended June 30, 2003 was due to the absence of expenses incurred by the divested subsidiary InkSure. If InkSure's results of operations were not included in the six months ended June 30, 2002, our general and administrative expenses decreased from $941,000 to $939,000, a decrease of 1%.

Our operating expenses for the six months ended June 30, 2003 totaled $2,951,000 compared to $3,159,000 for the six months ended June 30, 2002. The decrease in operating expenses was primarily due to a reduction in general and administrative and research and development expenses due to the absence of the operating expenses incurred by the divested subsidiary InkSure. If InkSure's results of operations were not included in the six months ended June 30, 2002, our operating expenses increased from $1,852,000 to $2,951,000, an increase of 59.3%.

Year Ended December 31, 2002 Compared with the Year Ended December 31, 2001

Revenues

Our revenues in 2002 were $8,027,000 compared to $6,889,000 in 2001, an increase of 17%. The increase was primarily due to a growth in international governmental projects. The delivery of the first phase of the Ukraine ID project, from which we expect revenues to continue until the end of 2005, was an major element of this growth. We have also launched a new series of commercial access control products, including the SmartGate 2400 system. This is part of our new commercial marketing strategy to supplement our on-going governmental projects.

Gross profit

Our gross profits in 2002 were $6,197,000 compared to gross profits of $4,315,000 in 2001, an increase of 44%. The gross profit margin for the year 2002 increased by 14% as compared to 63% in 2001. The increase in our 2002 gross profit was primarily due to the increase in revenues and better mix of products sold in 2002 compared to 2001.

Net income

Our net income in 2002 was $5,750,000 compared to a net loss of $6,548,000 in 2001. This increase was primarily due to our divestment of InkSure for an aggregate consideration of $6,600,000. Commencing with the quarter ended June 30, 2002, the financial results of InkSure are not included in our financial statements. For the fiscal years 2002, 2001 and 2000, InkSure's operations generated revenues of $1,880,000, $1,760,000 and $140,000, respectively. In addition, InkSure had a net income of $300,000 in 2002 and a net loss of $480,000 and $1,730,000 in 2001 and 2000, respectively

Expenses

Our research and development expenses in 2002 were $1,334,000 compared to $1,225,000 in 2001, an increase of 9%. The increase in the research and development expenses was mainly due to the intensive research and development activities pursued by InkSure.

Our selling and marketing expenses in 2002 were $2,828,000 compared to $4,628,000 in 2001, a decrease of 39%. The decrease in the selling and marketing expenses was primarily as a result of

InkSure's and another of our subsidiary's, SuperCom SmartCards Inc.'s reduced expenses in connection with its efforts to penetrate new markets in the United States and Europe which have been cut back since the fourth quarter of 2001.

Our general and administrative expenses in 2002 were $1,988,000 compared to $3,604,000 in 2001, a decrease of 45%. The decrease in the general and administrative expenses was due to our cost-cutting plan that resulted in increased efficiency.

Our operating expenses in 2002 were $6,150,000 compared to $9,460,000 in 2001, a decrease of 35%. The decrease in operating expenses was primarily due to our reduction of general and administrative expenses and the exclusion of InkSure's financial results from our financial reports. The decrease in general and administrative expenses was due to a cost-cutting plan that resulted in increased efficiency.

Other Income (Expenses)

Our other income in 2002 was $6,203,000 compared to $(241,000) other expenses in 2001. This increase was primarily due to our divestment of InkSure. We divested our investment in InkSure in three parts. Due to such divestment, we had a gain in the aggregate amount of $6,423,000.

Discontinued operations

As part of our reorganization plan, we have made a decision to focus on our core business and to shut down all operations not included in our core business that result in losses. As a result, we closed SuperCom SmartCards Inc., Genodus Inc., and its subsidiary; and Kromotec Inc., and its subsidiary. Loss from discontinued operations for 2002 totaled $427,000, compared to $1,288,000 for 2001.

Year Ended December 31, 2001 Compared with the Year Ended December 31, 2000

Revenues

Our revenues in 2001 were $6,889,000 compared to $3,062,000 in 2000, an increase of 125%. The increase was primarily due to the implementation of new projects of which the majority were performed in the commercial market in the United States. Revenues also increased due to the Westvaco License Agreement in the United States. Most of our revenues were realized during the fourth quarter following increased security needs as a consequence of the events of September 11, 2001.

Gross profit

Our gross profits in 2001 were $4,315,000 compared to gross profits of $1,306,000 in 2000, an increase of 230%. The gross profit margin for the year 2001 increased by 19% as compared to 43% in 2000. The increased gross profit is primarily due to an increase in licenses volume, which has higher margins, and different product mix.

Net income

Our net loss in 2001 was $6,548,000 compared to a net loss of $10,939,000 in 2000, a decrease of 40%. The net loss decreased due to the increase in revenues (mostly during the fourth quarter) and the implementation of our cost cutting program which resulted in increased efficiency.

Expenses

Our research and development expenses in 2001 were $1,225,000 compared to $2,477,000 in 2000, a decrease of 51%. The decrease in the research and development expenses was primarily due to the achievement by the SuperCom ID division in 2001 of the desired level of maturity of the technology.

Our selling and marketing expenses in 2001 were $4,628,000 compared to $4,180,000 in 2000, an increase of 11%. The increase in the selling and marketing expenses were primarily as a result of expenses incurred by InkSure and SuperCom SmartCards in connection with their efforts to penetrate new markets in the United States and Europe.

Our general and administrative expenses in 2001 were $3,604,000 compared to $3,385,000 in 2000, an increase of 6%. The increase in the general and administrative expenses were primarily related to the implementation of the cost cutting program that led to an increase in compensation payments as well as increased legal expenses.

Our operating expenses in 2001 were $9,457,000 compared to $10,042,000 in 2000, a decrease of 6%. The decrease in operating expenses was primarily due to the implementation of our cost cutting plan leading to improved efficiency.

Other Income (Expenses)

Our other expenses in 2001 were $(241,000) compared to $(1,688,000) other expenses in 2000. This decrease in the other expenses was primarily due to a decline in the market value of available for sale securities in the amount of $1,688,000 in 2000.

Discontinued operations

As part of our reorganization plan, we have made a decision to focus on our core business and to shut down all operations not included in our core business that result in losses. As a result, we closed SuperCom SmartCards Inc., Genodus Inc., and its subsidiary; and Kromotec Inc., and its subsidiary. Loss from discontinued operations for 2001 totaled $1,288,000 compared to $1,276,000 for 2000.

Liquidity and Capital Resources

Since May 1999, we have funded operations primarily through cash generated from our initial public offering on Nasdaq Europe in April 1999, which resulted in total net proceeds of approximately $23,600,000 (before offering expenses), our sale of shares of our subsidiary, InkSure, and, to a lesser extent, borrowings from financial institutions. As of June 30, 2003, our principal source of liquidity was $4,997,000 of cash, cash equivalents and marketable securities. As of June 30, 2003, we had $2,042,000 of debt outstanding relating to obligations under our credit facility and an obligation for severance pay to Israeli employees of $392,000 of which $308,000 is provided by monthly deposits with severance pay funds, insurance policies and by an accrual. As of June 30, 2003, our accumulated net deficit was $16,984,000.

In April 1999, we entered into an underwriting agreement to sell 2,526,316 ordinary shares plus an additional 631,579 ordinary shares offered by selling shareholders at an offering price of $10.00 per share for gross proceeds to us of approximately $25,300,000. The gross proceeds were offset by underwriting fees of $1,700,000 and offering expenses of $1,250,000 so that we received net proceeds of $22,350,000 from this public offering.

As of June 30, 2003, our cash, short-term deposits, and marketable debt securities totaled $4,997,000, compared to $1,402,000 as of June 30, 2002. On December 31, 2002, our cash, short-term deposits, and marketable debt securities totaled $5,176,000 compared to $374,000 on December 31, 2001. This increase in cash was primarily due to divestment of InkSure for gross proceeds of $6,600,000.

We anticipate that our capital resources for 2003 will come from our profits and credit facilities as well as cash acquired in the merger with PerfectData. Our budget relies on our existing projects and estimated commercial revenues. We project that our expenses for 2003 will be approximately equal to our revenues. As we reach the desired level of technology advancement in our products, we anticipate that no major expenses will be needed in connection with research and development efforts. With respect to our bank credit facilities, we will use these loans as our available credit goes up to $2,500,000. As of June 30, 2003, we had $2,042,000 of indebtedness outstanding under our credit facility, which reflects 82% of the total amount available under the credit facility, which matures in 2005. The interest rate on our outstanding borrowings under the facility averages the LIBOR rate plus 2.75%, and we were in full compliance with all of the covenants contained in the credit agreement underlying the facility as of June 30, 2003. Non-compliance with any of the covenants, requirements, or other terms and conditions under the credit agreement constitutes an event of default and potentially accelerates the outstanding balance of the credit facility for immediate payment.

Since the quarter ended December 31, 2001, we have continued to implement our comprehensive cost-cutting plan, including the reorganization of our headquarters and our subsidiaries, the freezing of non-profitable activities, and staff reductions. The first results from this cost-cutting plan were visible in the fiscal quarter ended December 31, 2001 and have continued in 2002 and in 2003.

We believe that our existing capital resources, together with the capital of PerfectData upon consummation of the merger, will be sufficient to fund our planned operations through at least the end of 2004. We will be required to raise additional funds to meet our long-term planned goals. Following the merger, we intend to consider other alternatives for financing, which may include public or private equity financings. There can be no assurance that the merger will be successful or that such additional financing, if at all available, can be obtained on terms acceptable to us. If we are unable to obtain such additional financing, future operations will need to be scaled back further or discontinued.

Research and Development, Patents and Licenses

Our past research and development efforts have helped us to achieve our goal of offering our customers a complete line of products and solutions. As a result of our past efforts, we reduced the number of employees in our research and development activities to nine people as of June 30, 2003. We spent $2.5 million, $1.2 million and $1.3 million on research and development in 2000, 2001 and 2002, respectively. These amounts were spent on the development or improvement of our technologies, primarily in the areas of an automatic contactless smart card production line, data capture, population registry software packages, security printing, contactless smart cards and document authentication. We will continue to research and develop new security and identification features through laser printing and pre-printing, create new personalization methods for contactless smart cards, develop a range of smart card applications and continue to develop our automatic contactless smart card production line.

Contractual Obligations

The following table summarizes our contractual obligations and commitments as of December 31, 2002 that will require significant cash outlays in the future:

Contractual Obligations	Total	2003	2004	2005	2006	2007 and Beyond
Long-Term Debt	$786,000	$357,000	$317,000	$112,000
Capital Lease Obligations
Operating Leases	$1,089,000	$295,000	$280,000	$280,000	$234,000
Unconditional Purchase Obligations
Other Long-Term Obligations (as reflected on Balance Sheet)
Total Contractual Cash Obligations	$1,875,000	$652,000	$597,000	$392,000	$234,000

Income Taxes

As of December 31, 2002, we had approximately $12,300,000 of net operating loss carry forwards available to offset future taxable income, which may be carried forward and offset against taxable income in the future for an indefinite period. Our subsidiary in Hong Kong has estimated total available carry forward tax losses of $720,000, which are available to offset against taxable income in the future for an indefinite period.

Recent Accounting Pronouncements

In June 2002, the FASB issues SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issue regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material impact on our results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34", or FIN No. 45. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.

FIN No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. It also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods that end after December 15, 2002 and the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. We do not expect the adoption of FIN No. 45 to have a material impact on our results of operations or financial position.

In November 2002, the Emerging Issues Task Force, or EITF, of the FASB reached a consensus on EITF issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. We will adopt this new accounting interpretation effective July 1, 2003. We are currently evaluating the impact of this change.

In January 2003, the FASB issued Interpretation No. 46, " Consolidation of Variable Interest Entities", or FIN 46. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", or ARB 51, which currently requires inclusion in consolidated financial statements of subsidiaries in which an enterprise has a majority voting interest. FIN 46 broadens application of ARB 51 to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For the first fiscal year or interim period beginning after June 15, 2003, the enterprise must apply the Interpretation to variable interest entities in which it holds a variable interest acquired prior to February 1, 2003. We do not expect FIN 46 to have a significant effect on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", or SFAS 150. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003.

Quantitative and Qualitative Disclosure About Market Risks

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from investments without significantly increasing risk. Some of the securities in which we may invest may be subject to market risk. This means that a change in prevailing interest rates and foreign currency rates against the NIS may cause the value of the investment to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of our investment will probably decline. To minimize this risk, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including U.S. dollars, NIS bank deposits, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

Our financial market risk includes risks related to international operations and related foreign currencies. We anticipate that sales outside of North America will continue to account for a significant portion of our consolidated revenue in 2003. To date, most of our sales have been valued in U.S. dollars. In future periods, we expect our sales to be principally valued in U.S. dollars, eliminating foreign currency exchange risk.

We value expenses of some of our international operations, such as Israel and Hong Kong, in each country's local currency and therefore are subject to foreign currency exchange risk. However, through December 31, 2002, we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates, although we have incurred a loss of $100,000 in the three months ended June 30, 2003 due to fluctuations in foreign exchange rates. We do not use financial instruments to hedge operating expenses in Israel or Hong Kong that are valued in local currency. We intend to continue to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

We do not use derivative financial instruments for speculative trading purposes, nor do we hedge our foreign currency exposure to offset the effects of changes in foreign exchange rates.

Our exposure to market risks for changes in interest rates relates primarily to our credit facility. At June 30, 2003, our financial market risk related to this debt was immaterial. Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk.

Impact of Inflation and Currency Fluctuations

Because the majority of our revenue is paid in or linked to the U.S. dollar, we believe that inflation and fluctuation in the NIS/U.S. dollar exchange rate has no material effect on our revenue. However, a portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Because some of our costs are in NIS, inflation in Israel and U.S. dollar exchange rate fluctuations do have some impact on expenses and, as a result, on net income. Our NIS costs, as expressed in U.S. dollars, are influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a delayed basis, by a devaluation of the NIS in relation to the U.S. dollar.

In 2001 and 2002, the rate of devaluation of the NIS against the U.S. dollar exceeded the rate of inflation. It is unclear what the devaluation rate will be in the future, and we may be materially adversely affected if inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar, or if the timing of the devaluation lags behind increases in inflation in Israel.

We do not engage in any hedging or other transactions intended to manage risks relating to foreign currency exchange rate or interest rate fluctuations. At June 30, 2003, we did not own any market risk sensitive instruments except for our revolving line of credit. However, we may in the future undertake hedging or other similar transactions or invest in market risk sensitive instruments if management determines that it is necessary or advisable to offset these risks.

Off-Balance Sheet Transactions

We do not have any material off-balance sheet transactions and we are not party to any material off-balance sheet transactions.

MANAGEMENT OF SUPERCOM AND THE EXECUTIVE OFFICERS AND DIRECTORS OF SUPERCOM JOINING PERFECTDATA

Directors and Executive Officers

In addition to the two PerfectData nominees for director, the following persons are expected to serve as directors and executive officers of the combined company after the merger:

Name	Age	Title
Eli Rozen	48	Chairman of the Board
Avi Schechter	37	Chief Executive Officer, President and Director
Philip M. Getter	66	Director
[ ]		Director
[ ]		Director
[ ]		Director
Eyal Tuchman	35	Chief Financial Officer and Vice President, Corporate Finance
Eli Basson	42	Vice President, Projects and Chief Operating Officer
Avi Carmon	47	Vice President, Business Development and Marketing

Eli Rozen is one of our co-founders and serves as a director and Chairman of the Board of Directors and is a nominee for director of the combined company. In 1988, Mr. Rozen joined Electrocard Ltd., our predecessor, and served as the General Manager and a director until our establishment in 1988. From 1988 until 2000, he served as our Chief Executive Officer and President. Mr. Rozen has a B.S. in Industrial Engineering and Management from the Israel Institute of Technology.

Avi Schechter is our Chief Executive Officer and President and a nominee for director of the combined company. Mr. Schechter has many years of commercial and managerial experience. From March 2001 to November 2001, he served as the Chief Executive Officer of Genodus Inc., one of our subsidiaries. Mr. Schechter was in charge of developing a generic platform that pioneered a simplified and complete implementation of a multitude of Enterprise Application Integration projects. Prior to joining Genodus, from November 1998 to February 2001, he was the Chief Executive Officer of E-com Global Electronic Commerce, a subsidiary of the Aurec group. Prior to that, Mr. Schechter was the Chief Executive Officer of Tikal Ltd., a service company, which provides medical information for insurance companies. He holds a B.A. in Economics and Sociology from Bar-Ilan University and an M.S. in Information Systems from Recanati School of Business, Tel-Aviv University.

Philip M. Getter is a nominee for director of the combined company. Since December 2000, he has been President of DAMG Capital LLC, an investment bank. From March 1996 to December 2000, he served as a managing director and head of corporate finance of Prime Charter Ltd. From 1992 to March 1996, he was a senior vice president, investment banking, at Josephthal Lyon & Ross. Mr. Getter has more than 30 years of experience in the securities industry. From 1975 to 1982, he was Chairman and Chief Executive Officer of Generics Corporation of America, a public company that was one of the largest generic drug companies in the United States. Since May 1999, Mr. Getter has been a director of EVCI Career Colleges Inc., a public company trading on the Nasdaq National Market System. He is currently a member of the League of American Theatres and Producers, serves on the board of the American Theatre Wing and is a Trustee of the Kurt Weill Foundation for Music. Mr. Getter has produced events for Broadway, film and television. Mr. Getter received his B.S. in Industrial Relations from Cornell University.

Eyal Tuchman is our Vice President, Corporate Finance and Chief Financial Officer. Mr. Tuchman has years of experience in accounting and finance in publicly traded companies. Prior to joining us, he served as Chief Financial Officer of Magam Group, a company traded on the Tel-Aviv Stock Exchange, from 1996 to 2002, and before that, was a Senior Auditor at Kessleman & Kessleman (today, PriceWaterhouseCoopers), one of the top five CPA firms in Israel. Mr. Tuchman holds a B.A. in Economics & Accounting from Ben Gurion University, as well as a C.P.A.

Eli Basson is our Vice President, Projects and Chief Operating Officer. Mr. Basson entered his position as Vice President and Chief Operating Officer after serving as the C.E.O. of Genodus, Inc. from December 1999 to March 2001. Before joining Genodus, Basson served as our Vice President of Research & Development and Operations. From July 1994 to July 1997, he was Vice President of Customer Support for Eldor Computers, and from December 1992 to July 1994, he was Deputy Vice President of Customer Support and Response Center Manager at Orbotech (USA). Basson holds a Masters of Science in Management from Lesley College and a B.S. in Electrical Engineering from the Technion Israel Institute of Technology.

Avi Carmon is our Vice President, Business Development and Marketing. Mr. Carmon has many years of international commercial experience. Prior to joining us, he was Chief Executive Officer of Cellactive from January 2000 to June 2002. Before joining Cellactive, Mr. Carmon served as Vice President of Sales, Marketing & Operations for Scanvec, a Nasdaq-traded Israeli/American software company, and he held the same position at Mercado. He received an M.B.A. in International Marketing from Tel-Aviv University, a Masters of Science in Computer Science, Data & Telecommunications from Boston University, and a B.S. in Computer Engineering from Ben Gurion University.

Compensation of Directors

We provide cash compensation to members of our board of directors for serving on our board of directors and for attendance at board and committee meetings. We currently pay non-employee directors an annual fee of 26,000 NIS, or $5,900, and employee directors $1,500 per month. Although it is not our current policy, we expect that we will reimburse members of our board of directors for reasonable expenses in connection with attendance at board and committee meetings. In consideration for services as non-employee directors, we also grant options to purchase ordinary shares to our non-employee directors. We granted to our non-employee directors options to purchase a total of 250,000 of our ordinary shares during the fiscal year ending December 31, 2002. Following the merger, our board will continue to have the discretion to grant options annually to our non-employee directors pursuant to our stock incentive plan if approved by the PerfectData shareholders.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned by our Chief Executive Officer and each of our other most highly compensated executive officers who were employed by us at the end of fiscal 2002 for services rendered to us in all capacities during the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation Salary ($)	Other Annual Compensation Bonus ($)	Long-Term Compensation	Securities Underlying Options (#)	All Other Compensation ($)
Avi Schechter, President and	2002	165,449	15,143		140,000
Chief Executive Officer	2001	104,459	10,107		0
	2000				0

Eli Basson, Vice President,	2002	113,668	1,340		17,764
Projects and Chief Operating	2001	137,008	1,450		0
Officer	2000	124,513	2,565		0

Eli Rozen, Chairman of the	2002	110,941	21,805		0
Board of Directors	2001	143,183	19,007		0
	2000	289,225	108,675		0

Avi Landman, Research	2002	56,147	15,177		0	152,442	(1)
Manager	2001	77,372	20,046		0
	2000	164,531	19,161		0

Avi Carmon, Vice President,	2002	49,326	5,065		50,000
Business Develoment and	2001
Marketing	2000

Eyal Tuchman, Vice President	2002	48,890	5,065		50,000
Corporate Finance and Chief	2001
Financial Officer	2000

(1)	Represents payment to Mr. Landman relating to termination of his employment agreement with us.

Option Grants During Our Last Fiscal Year

The following table contains information concerning stock options granted in 2002 to each of the executive officers named in the Summary Compensation Table above.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2002	Exercise Price (per share)	Expiration Date
Eli Basson	17,764	3.7%	$0.42	3/17/12
Avi Landman	0
Eli Rozen	0
Avi Schechter	70,000	29.3%	$0.42	1/1/12
	70,000		$0.42	3/17/12
Eyal Tuchman	50,000	10.5%	$0.42	6/20/12
Avi Carmon	50,000	10.5%	$0.42	6/20/12

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

We have employment agreements with the following executive officers, each of whom will be an executive officer of the combined company and SuperCom after consummation of the merger:

Avi Schechter's consulting/services agreement, dated July 1, 2002, provides for his services as our President and Chief Executive Officer until terminated by either party as described below. The agreement provides for an annual salary of $179,822. In addition, we provide Mr. Schechter with the use of an automobile, mobile telephone and regular telephone. Either party may terminate the employment agreement without cause upon 90 days' prior notice or we may terminate it upon 30 days' notice for cause. In the event of Mr. Schechter's termination in connection with a change of control, he is entitled to receive his salary for 180 days. During 2002, we granted Mr. Schechter options to purchase an aggregate of 140,000 ordinary shares at an exercise price of $0.42 per share.

Eyal Tuchman's employment agreement, dated July 1, 2002, provides for his employment as our Vice President, Corporate Finance and Chief Financial Officer until terminated by either party as described below. The agreement provides for an annual salary of $97,780, plus a bonus as determined by the board of directors. In addition, we provide Mr. Tuchman with the use of an automobile and mobile telephone. Either party may terminate the employment agreement without cause upon 90 days' prior notice or we may terminate it immediately for cause. During 2002, we granted Mr. Tuchman an option to purchase 50,000 ordinary shares at an exercise price of $0.42 per share.

Eli Basson's employment agreement, dated July 28, 1997, provides for his employment as our Vice President and Chief Operating Officer until terminated by either party as described below. The agreement provides for an annual salary of $113,668. Either party may terminate the employment agreement without cause upon 90 days' prior notice or we may terminate it upon two weeks' prior notice for cause. During 2002, we granted Mr. Basson an option to purchase 17,764 ordinary shares at an exercise price of $0.42 per share.

Eli Rozen's consulting/services agreement, dated October 1, 2001, provides for his employment as our Chairman of the Board of Directors until terminated by either party as described below. The agreement provides for an annual salary of $110,400. In addition, we provide Mr. Rozen with the use of an automobile and mobile telephone and regular telephone. Either party may terminate the employment agreement without cause upon 60 days' prior notice or we may terminate it upon 30 days' notice for cause. During 2003, we granted Mr. Rozen an option to purchase 720,981 ordinary shares at an exercise price of $0.42 per share.

Avi Landman's consulting/services agreement, dated October 1, 2001, provides for his employment as our Research Manager until terminated by either party as described below. The agreement provides for an annual salary of $55,200. Either party may terminate the employment agreement without cause upon 60 days' prior notice or we may terminate it upon 30 days' notice for cause.

Avi Carmon's employment agreement, dated July 1, 2002, provides for his employment as our Vice President, Business Development and Marketing until terminated by either party as described below. The agreement provides for an annual salary of $49,000, plus a bonus equal to 1% of sales. In addition, we provide Mr. Carmon with the use of an automobile, mobile telephone and regular telephone. Either party may terminate the employment agreement without cause upon 60 days' prior notice or we may terminate it immediately for cause. During 2002, we granted Mr. Carmon an option to purchase 50,000 ordinary shares at an exercise price of $0.42 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 1, 2001, we entered into an agreement with our 40%-owned subsidiary CT Card Tech pursuant to which we have agreed to sub-lease office space in our Rannana, Israel facility to CT Card Tech and to provide CT Card Tech with certain additional services in consideration for a monthly payment of $1,000.

On March 7, 2000, we entered into an agreement with IFTIC Ltd., or IFTIC, a company registered in Israel and wholly-owned by Menachem Meron, a member of our board of directors. Under the terms of the agreement, IFTIC provides us with market promotion and management services for a minimum fee of $2,500 per month for the first 10 hours and an additional fee of 1.5% of sales initiated from new customers first introduced by Mr. Meron. We paid IFTIC $20,190 in 2002 pursuant to this agreement.

On October 1, 2001, we entered into a consulting agreement with a company owned by our Chairman of the Board of Directors and a principal shareholder, Eli Rozen. In consideration for these services, we have undertaken to pay Mr. Rozen $10,500 per month plus car expenses. During 2002, we paid Mr. Rozen $145,550 pursuant to this agreement.

On October 1, 2001, we entered into a consulting agreement with Ashland Investments Ltd., or Ashland, a company owned by Avi Landman, a current member of our board of directors, one of our co-founders and a principal shareholder. In consideration for these services, we have undertaken to pay Mr. Landman $4,600 per month. In addition, we provide Mr. Landman with the use of an automobile and mobile telephone. During 2002, we paid Ashland $64,000 pursuant to this agreement.

During 2002, Avi Landman, one of our co-founders, received $152,442 as back compensation in connection with salary and social benefits for the period he served as an employee in connection with the termination of his employment agreement.

On October 1, 2001, we entered into a consulting agreement with J.R. Hagran Ltd., a company owned by one of our co-founders Jacob Hassan. In consideration for these services, we have undertaken to pay Mr. Hassan $4,600 per month plus car expenses. During 2002, we paid this company $80,475 pursuant to this agreement.

During 2002, one of our co-founders, Jacob Hassan, received $154,000 as back compensation in connection with salary and social benefits for the period he served as an employee in connection with the termination of his employment agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF SUPERCOM

Except as otherwise provided, the following table sets forth certain information regarding beneficial ownership of our ordinary shares as of October 13, 2003, by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of our outstanding ordinary shares, (ii) each of our current directors and nominees for director of the combined company, (iii) the executive officers named in the Summary Compensation Table above, and (iv) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The principal address of our directors and executive officers listed below (all but Jacob Hassan) is c/o SuperCom Ltd., Millennium Bldg., 3 Tidhar St., P.O.B. 2094, Raanana, Israel. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include ordinary shares issuable upon the exercise of options or warrants exercisable within 60 days of October 13, 2003 and deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Eli Basson (1)	74,078	*
Jacob Hassan (2)	2,346,358	18.47%
Ester Koren (3)	16,667	*
Avi Landman (4)	2,362,431	18.57%
Menahem Meron (5)	16,667	*
Eli Rozen (6)	3,113,007	23.24%
Avi Schechter (7)	93,334	*
Eyal Tuchman (8)	33,333	*
Avi Elkind (9)	16,667	*
Avi Carmon (10)	33,333	*
Philip M. Getter	0	*
All directors and executive officers as a group (9 persons) (11)	5,759,517	40.98%

*	Represents beneficial ownership of less than 1% of outstanding ordinary shares.
(1)	Includes options to purchase 74,078 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.
(2)	Mr. Hassan's address is 21 Shnat Hayovel, Hod Hasharon , Israel.
(3)	Includes options to purchase 16,667 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof. Ms. Koren is one of our current directors.
(4)	Includes (a) options to purchase 16,667 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof and (b) 500,000 shares owned by Ashland Investments LLC, a limited liability company owned by Mr. Landman.
(5)	Includes options to purchase 16,667 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof. Mr. Meron is one of our current directors.
(6)	Includes options to purchase 687,648 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.

(7)	Includes options to purchase 93,334 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.
(8)	Includes options to purchase 33,333 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.
(9)	Includes options to purchase 16,667 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.
(10)	Includes options to purchase 33,333 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.
(11)	Includes options to purchase 988,394 ordinary shares which are currently exercisable or exercisable within 60 days of the date hereof.

Dividend Policy of SuperCom

We have never declared nor paid any cash dividends on our ordinary shares. Following the merger, we do not intend to pay cash dividends on the combined company's common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our or the combined company's board of directors deem relevant.

INFORMATION REGARDING PERFECTDATA

General

PerfectData was incorporated in the State of California on June 8, 1976. PerfectData was originally founded by an experienced group of engineers and data processing professionals to design and manufacture a proprietary line of magnetic media maintenance equipment - disk pack cleaners and inspectors. This line of equipment, which has since been discontinued, was originally sold to Original Equipment Manufacturers, or OEMs, such as Burroughs Corporation (now Unisys Corporation), DEC (Digital Equipment Corporation), NCR Corporation and 3M Corporation. Sales of these products by such well-known companies contributed to increased user awareness as to the need for routine computer care and maintenance. It also brought credibility to PerfectData as a key manufacturer in the industry.

With the evolution of the computer work environment from the sterile, climate-controlled surroundings of a clean room to the mainstream office and home environments, simple preventative maintenance became a key element in maintaining equipment efficiency and personal productivity. In response to this evolution, PerfectData's cleaning and maintenance products were designed to address the needs of the end users of computers and office automation equipment and by maintenance organizations as part of preventative maintenance programs to reduce equipment "down time" and service costs and to increase product life. See the later section "Products" under this caption "Information Regarding Perfect Data."

Proposed Sale of Operations

The merger agreement with SuperCom requires, as a condition precedent to closing, that PerfectData sell or discontinue its current operations prior to consummation of the merger.

Even had SuperCom not made the foregoing a condition precedent, the PefectData board of directors, or the Board, in consultation with certain major shareholders, had concluded that a sale or liquidation of the current operations was in the best interests of PerfectData and its shareholders. The Board and these shareholders noted that, despite efforts during the past three years by PerfectData to increase its revenues and to reduce its expenses, PerfectData continued to operate at a loss, thereby diluting PerfectData's cash position, which is its principal current asset. They also noted that PerfectData had received offers to buy, and then operate, PerfectData's operations, that there was a threat of PerfectData's customers turning to other suppliers, especially in view of the announcement as to the proposed SuperCom transaction, and that PerfectData's lease would (and did) expire on June 30, 2003, thereby raising the question of whether a long-term renewal was feasible under all the circumstances.

During the past three fiscal years, prior to entering into the merger agreement with SuperCom, PerfectData had been seeking acquisitions which have not been related to its current business. The Board was of the opinion that profitability on a continuous basis would not be achieved absent an acquisition of a new business or businesses and/or new products. There was no assurance as to when any such acquisition would be consummated or when profitability on more than a monthly basis would be achieved, if at all. During the past two years, two potential acquisitions were actively pursued; however, both terminated for different reasons and the Company incurred expenses in connection therewith. See the later section "Terminated Acquisitions" under this caption "Information Regarding PerfectData."

PerfectData has entered into an asset purchase agreement to sell to Spray Products Corporation, or Spray, which manufactures products accounting for more than 85% of PerfectData's current sales. For information as to this proposed transaction, see "Notice as to Proposed Sale of PerfectData's Current Business Operations" elsewhere in this joint proxy statement/prospectus.

There can be no assurance that a sale to Spray or any other purchaser will be consummated. In such event, the Board would have to liquidate its operating business to comply with the SuperCom condition to divest its business prior to consummation of the merger.

Terminated Acquisitions

From October 2001 to February 2002, PerfectData was engaged in negotiations pursuant to which the shareholders of GraphCo Technologies, Inc., or GraphCo would acquire a majority interest in, and control of the Board of, PerfectData. GraphCo is a technologies, software and systems development company providing advanced security solutions for biometric identification, secure access, surveillance and secure law enforcement incident management. The negotiations were mutually terminated on February 19, 2002.

In August and September 2002, PerfectData was engaged in negotiations with another privately-held company, with annual revenues approximating $100 million, pursuant to which the stockholders of that company would acquire a majority interest in, and control of the Board of, PerfectData. Just as the parties were prepared to execute a definitive merger agreement, the other company received an offer from another very large public company and negotiations were terminated during the weekend of September 20, 2002. The other company was ultimately sold to another very large public company.

The Industry

The PerfectData's products have been sold in the computer and office equipment accessories and supplies market. This market targets small, medium and large sized businesses as well as the home environment.

This market has been serviced mainly by office product catalogs, office superstores, mass merchants, consumer electronics retailers, warehouse clubs and computer superstores. PerfectData has been organized to service all of these distribution channels.

Products

PerfectData has designed, assembled and/or packaged all of its cleaning and maintenance products which it has marketed and distributed. PerfectData has sub-contracted for its components from a variety of established suppliers and manufacturers.

The consumable cleaning and preventative maintenance products have been for home, office and computer environments. These products were designed to eliminate or minimize contamination in and around computer and office automation equipment. Use of PerfectData's products on a regular basis has reduced equipment downtime and the need for unnecessary service and repairs.

PerfectData's principal selling product has been the PerfectDuster EcoDuster line of compressed gas dusters. This product has been offered in a variety of formulations to meet competitive pressures and buyer demand. All of these dusters have been 100% CFC free and contain no ozone depleting chemicals that could damage the ozone layer in the earth's upper atmosphere.

Other products that PerfectData has been selling are CD and tape drive cleaners, CD player cleaners, static control products, laser and inkjet printer cleaners, fax and copy machine cleaners, and a variety of premoistened cleaning wipes for specific equipment.

Marketing

Distribution.    PerfectData's products have been sold primarily through retail distribution under PerfectData's "PerfectData" trademark. The retail distribution channel has been comprised of office product catalogs, office product distributors and dealers, stationery and computer retail stores and large warehouse/superstore type accounts.

Customers.    While the PerfectData has sold products to more than 160 customers in the United States, Canada and other countries, during fiscal 2003 approximately 86% of PerfectData's net sales were accounted for by its 10 largest customers. Two customers accounted for 47% and 23%, respectively, of total sales. Sales to these customers were made pursuant to specific purchase orders and neither customer was obligated to purchase PerfectData's products under any other agreement. The loss of either or both of these customers could have an adverse effect on the Company's business. No other customers accounted for more than 10% of the PerfectData's net sales in fiscal 2003.

Sales Organization

Domestic Sales.    Sales of products under PerfectData's registered trademark "PerfectData" have been made by independent manufacturers' representative groups, dealers and large distributors. Sales of the PerfectData's products to Original Equipment Manufacturers under private label arrangements have been handled by PerfectData sales personnel located in California and, on a selected basis, by certain assigned independent manufacturers' representatives. Agreements between PerfectData and manufacturers' representatives or distributors may be terminated on short notice by either party.

International Sales.    Sales of the PerfectData's products worldwide have been handled by the Company's sales personnel located in California through international distributors and customers. PerfectData has no agreements with foreign distributors.

Customer Service and Support.    In order to enhance customer service, training, field support and technical support, PerfectData has had a toll-free 800 phone number.

All products have been sold with a "return to manufacturer" warranty for replacement of damaged or defective goods only. Products have been warranted for 90 days from the date of purchase. Dealers and distributors have been required to perform this replacement service on behalf of PerfectData. All products returned for warranty replacement were required to receive a written return authorization receipt from PerfectData prior to the return of any goods. Costs incurred annually by PerfectData for product warranties have been insignificant.

Competition

PerfectData believes that neither PerfectData nor any of its competitors has had a dominant position in the cleaning and maintenance market. There are many competitors in this market and some of these competitors are substantially larger in size and have greater financial resources than PerfectData.

PerfectData believes that the effectiveness, quality, service and the price competitiveness of its products, along with its marketing efforts and programs, product selection and responsiveness to accounts' needs, have been the principal basis on which it competes in this market.

Materials and Supplies

The nature of the raw materials used in PerfectData's products have been various chemicals, metals, plastics and paper goods. PerfectData assembled and/or packaged its products in the United States from materials and supplies purchased primarily from domestic vendors and sub-contractors. Some of the assembled component parts have been manufactured by vendors located in the Far East because it has been more cost effective to obtain goods and fabrication expertise at significantly reduced costs when compared with purchasing the same goods domestically.

PerfectData believes that its established relationships with its vendors and suppliers have been in good order. The Company has not experienced any significant production delays or loss of revenue due to the lack of parts or material shortages.

The Company does not believe that federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, have had, or will have, any material effect on its capital expenditures, its potential earnings or its competitive position.

Employees

As of October 13, 2003, PerfectData employed eight persons, of whom three were engaged in assembly and testing, two in marketing and sales, and three in general management and administration. PerfectData intends to phase out all but three of these employees and terminate all related benefit plans prior to consummation of the merger and consistent with its operational sale plans. See "Notice as to Proposed Sale of PerfectData's Current Business Operations" elsewhere in this joint proxy statement/prospectus.

Properties

Since June 1993, PerfectData has been leasing (the lease expired June 20, 2003) a 24,500 square foot building constructed in Simi Valley, California for the specific needs of PerfectData. From September 2001 to June 2003 PerfectData sublet approximately 6,700 square feet of the facility to another company for use as warehousing. Both PerfectData and the subtenant have continued to occupy the facility on a month-to-month basis until October 31, 2003. Effective October 15, 2003, PerfectData has been leasing office space in Simi Valley, California for a six-month term at $950 per month, but will not move in until it vacates the other building.

PERFECTDATA'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
PERFECTDATA'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, "Management's Discussion and Analysis of PerfectData's Financial Condition and Results of Operations," references to "we," "us," "our," and "ours" refer to PerfectData.

You should read the following discussion and analysis in conjunction with PerfectData's Financial Statements and related Notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this joint proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this joint proxy statement/prospectus. See the section entitled "Cautionary Statement Regarding Forward Looking Statements" at page 39. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this joint proxy statement/prospectus. We do not assume any obligation to revise forward-looking statements.

Proposed Sale of Current Business Operations

On October 3, 2003, PerfectData entered into an Asset Purchase Agreement with Spray Products Corporation, or Spray, pursuant to which PerfectData agreed to sell substantially all of the operating assets of PerfectData for a price equal to the sum of the value of the inventory, collectible accounts receivable and $100,000, less the amount of the trade payables of PerfectData which are being assumed by Spray. Ten percent of the purchase price will be held in escrow pending the collection of certain receivables by Spray. PerfectData is not transferring any of its cash or cash equivalents as part of the transaction. The purchase price is deemed fair consideration for the assets because PerfectData had negotiated over a period of months with several potential purchasers. Spray is currently the major supplier to PerfectData of compressed gas dusters, which represents more than 85% of PerfectData's current sales.

The closing of the sale of the assets to Spray is expected to occur on the 21st day after PerfectData sends a notice to shareholders who did not consent to the sale. In the event either party terminates the Asset Purchase Agreement in violation thereof, or is unable to close, that party shall pay a break-up fee of $100,000 to the other party.

Beginning November 1, 2003, if the Asset Purchase Agreement is not terminated, then Spray shall act as a manager for the fulfillment of orders from PerfectData's customers. As compensation for Spray's services, Spray is entitled to a fee of 7½% of the Net Sales (as such term is defined), payable monthly.

The PerfectData Board of Directors, after consultation with certain major shareholders, had elected to sell the operating business assets of PerfectData because, despite efforts by PerfectData during the past three years to increase revenues and to reduce its expenses, PerfectData is continuing to operate at a loss, as indicated below, thereby diluting its cash position, which is its major asset. The Board and these shareholders noted that PerfectData had received offers to buy, and then operate, PerfectData's operations, that there was a threat of PerfectData's customers turning to other suppliers, especially in view of the announcement as to PerfectData's proposed transaction with SuperCom, and that PerfectData's lease would (and did) expire on June 30, 2003, thereby raising the question of whether a long-term renewal was feasible under all the circumstances. The Board concluded that a sale or liquidation of the operating assets was in the best interest of PerfectData and its shareholders even if no transaction with SuperCom was effected. Moreover, SuperCom is requiring that PerfectData dispose of its current operations prior to consummation of the SuperCom transaction. In addition, PerfectData's shareholders would retain a lower percentage of the outstanding shares of the common stock upon consummation of the SuperCom transaction if the amount of PerfectData's cash and cash equivalents was reduced by the continuing operational losses.

Critical Accounting Policies

Management believes that the following discussion addresses PerfectData's most critical accounting policies, which are those that are most important to the portrayal of PerfectData's financial condition and results, and require the most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

    Allowance for Doubtful Accounts:

PerfectData evaluates the collectibility of its accounts receivable and provides an allowance for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables and customers' credit-worthiness. Amounts later determined and specifically identified to be uncollectible are written off against the allowance.

    Valuation of Inventory:

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Market value is dependent primarily on consumer demand and competitor product offerings. PerfectData reviews inventories and records adjustments for any decline in its value below cost. Adjustments are primarily determined by identifying excess and slow-moving products based upon prior sales, estimating values for such items, and providing for any losses in value based upon those estimates.

Results of Operations

    Year Ended March 31, 2003 Compared With Year Ended March 31, 2002

Net sales in fiscal 2003 increased $289,000, or 17%, to $2,005,000 from net sales of $1,716,000 in fiscal 2002. The increased sales in fiscal 2003 were a result of an increase in sales volume with the PerfectData's existing customers.

Cost of Goods sold ("Costs") as a percentage of net sales was 66% for fiscal 2003, as compared to 73% for fiscal 2002. The decrease in Costs related to a reduction in labor expenses as well as the absence of inventory write-downs. Included in the year-earlier period were write-downs of certain inventories, aggregating $55,000, which were made for products PerfectData was deeply discounting or discontinuing.

Selling, General and Administrative Expenses ("Expenses") for fiscal 2003 and 2002 were $1,358,000 and $1,310,000, respectively. The increase in Expenses related to costs associated with the PerfectData's efforts to find a suitable merger candidate. The costs, which included legal fees, amongst others, and which related to a specific transaction with a specific merger candidate, aggregated approximately $115,000.

Other Income for fiscal 2003 was primarily dividend income of $40,000. Other Income for fiscal 2002 was primarily dividend income of $93,000 net of a loss on securities of $37,000.

The decreased net loss in fiscal 2003 from that in fiscal 2002 directly related to the increased sales, as described above.

The Board is pleased with the increased sales and the reduction in costs other than those relating to seeking acquisitions. However, the Board believes that profitability on a long-term basis will not be obtained absent the acquisition of a new business or businesses and/or new products. For this reason the Board resumed its search for a suitable acquisition candidate immediately after the termination in September 2002 of the acquisition negotiations described above. There can be no assurance as to when such pursuits will be successful or as to when profitability will be achieved, if at all.

    Three Months Ended June 30, 2003 Compared With Three Months Ended June 30, 2002

Net sales for the first fiscal quarter ended June 30, 2003 ("current quarter") increased $161,000, or 29%, to $725,000 from net sales of $564,000 in the year-earlier period. The increased sales were a result of an increase in sales volume with PerfectData's existing customers.

Cost of Goods Sold as a percentage of net sales was 65%, consistent with the year-earlier period.

Selling, General and Administrative Expenses ("Expenses") for the current quarter were $354,000 as compared to $331,000 in the year-earlier period, an increase of $23,000. The Board of Directors awarded the Chairman of the Audit Committee 50,000 shares of PerfectData's common stock as compensation for his services over the past three years. Although the shares were issued July 31, 2003, subsequent to the current quarter, since the compensation was for past services performed, PerfectData has recorded in the current quarter $51,500 of compensation expense related to these shares. The increase in Expenses was partially offset by a decrease in commission expense. The majority of sales in the current quarter were handled by PerfectData personnel rather than independent representative groups. PerfectData also realized a savings in freight costs. With certain accounts, products were shipped directly from the suppliers to the customers.

Other Income for the current quarter was dividend income of $5,000 as compared to dividend income of $12,000 in the year-earlier period.

The decreased net loss for the current quarter directly related to the increased sales.

Liquidity and Capital Resources

PerfectData's cash and cash equivalents decreased $60,000 from $2,173,000 at March 31, 2003 to $2,113,000 at June 30, 2003. The decrease in cash during the current three-month period resulted from cash used in operating activities of $60,000, which was primarily the result of the net loss of $94,000 as well as a decrease in accounts payable, partially offset by a decrease in inventories and accounts receivable.

As a result of the continuing negative cash flows from operations, PerfectData is dependent on the invested proceeds from its March 2000 private placement in order to meet its payable requirements.

PerfectData believes that, as a result of the cash described in the preceding paragraph, its working capital is adequate to fund the PerfectData's operations and its requirements for the fiscal year ending March 31, 2004.

PERFECTDATA'S MANAGEMENT

Directors and Executive Officers

The following table contains certain information relating to the directors and executive officers of PerfectData as of October 13, 2003:

Name	Age	Position
Harris A. Shapiro	68	Chief Executive Officer, Director and Chairman of the Board
Bryan Maizlish	42	Director
Timothy D. Morgan	49	Director
Tracie Savage	40	Director
Corey P. Schlossmann	48	Director
Irene J. Marino	59	Vice President Finance, Chief Financial Officer, Chief Accounting Officer and Secretary

    Family Relationships of Nominees and Executive Officers

For information that there are no family relationships among the nominees for election as directors and the executive officers of PerfectData, see "Proposal No. 6: To Elect Directors of PerfectData" elsewhere in this joint proxy statement/prospectus.

    Business History

Harris A. Shapiro was elected as a director of PerfectData and its Chairman of the Board on March 31, 2000. On September 7, 2000, he was designated Chief Executive Officer of PerfectData. Mr. Shapiro has been the President of Millennium Capital Corporation, a consulting firm specializing in mergers and acquisitions, since 1994. He was Senior Vice President Corporate Finance of Gilford Securities Incorporated, a registered broker-dealer, from January 1, 1999 to March 29, 2000. Prior to Gilford Securities, he was a Managing Director of Whale Securities Co., L.P., a registered broker-dealer, from June 1993 until December 1998.

Bryan Maizlish was elected as a director of PerfectData on March 31, 2000. He is currently working at Lockheed Martin Management and Data Systems and has been employed at Lockheed Martin Corporation since August 2000. Prior thereto, he served as the Executive Vice President, Chief Strategy Officer and Chief Financial Officer of Magnet Interactive/Noor Group Ltd., a private company furnishing comprehensive consulting, engineering and interactive services. Prior thereto, he held various managerial positions for over a decade with companies in the media communications industry, such as MCA, Inc., Gulf & Western Corporation and Gene Roddenberry's Norway Corporation.

Timothy D. Morgan was elected as a director of PerfectData on March 31, 2000. He has, since October 1997, been a consultant on matters of business strategies, taxation, finance and asset protection techniques, and providing interim Chief Financial Officer and Controller services. None of the foregoing services or any of those hereafter described were provided to PerfectData. From 1980 through October 1997, he was a principal of Abacus Tax and Financial Services, a firm specializing in tax compliance and pension plan administration. Prior to 1982, Mr. Morgan was manager of purchasing and accounting departments for various companies, including Dennison Eastman Corporation, Syntel Cavitron, Incorporated, and Contempo Casuals, Incorporated.

Tracie Savage was elected in July 1995 as a director of PerfectData. She is currently a main news anchor for KFWB Radio in Los Angeles. She previously worked for the Los Angeles television subsidiary of the National Broadcasting Company, Inc. ("NBC"). From March 1994 to March 2001, Ms. Savage was the co-anchor of NBC Channel 4's "Today in L.A.: Weekend". From 1991 to 1994, she was a general assignment reporter for the independent Los Angeles station, KCAL. Ms. Savage has been in broadcast journalism for more than 16 years and has been the recipient of numerous awards and honors in her field.

Corey P. Schlossmann was elected as a director of PerfectData on March 31, 2000. Mr. Schlossmann has been Chief Executive Officer since October 1999, and Chief Financial Officer since January 1999, of Nationwide Auction Systems. Since January 1996, he has also served as a partner of Gordon, Fishburn & Schlossmann, a management consulting and accounting firm. Mr. Schlossmann was a partner of Hankin & Co., a consulting firm, from 1988 until 1995.

Irene J. Marino originally joined PerfectData in March 1982 and rejoined PerfectData in September 1987 after a leave of approximately four months. Ms. Marino was promoted to Manager of Finance and Administration in March 1983 and to Controller and Assistant Secretary in March 1986. Upon rejoining PerfectData in September 1987, Ms. Marino assumed the positions of Controller, Chief Financial Officer and Secretary of PerfectData. She was appointed Vice President of Finance in August 1989, and has more than 35 years' experience in finance, accounting and administration.

    Directorships on Other Public Companies

For information as to service as a director of other public companies, see "Proposal No. 6: To Elect Directors of PerfectData" elsewhere in this joint proxy statement/prospectus.

    Compliance with Section 16(a) of the Exchange Act

Based solely on a review of Forms 3 and 4 furnished to PerfectData under Rule 16a-3(e) promulgated under the Exchange Act, with respect to fiscal 2003, PerfectData is not aware of any director or executive officer of PerfectData who failed to file on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Exchange Act during fiscal 2003.

As of March 31, 2003, i.e., the end of fiscal 2003, there were no beneficial owners of 10% or more of the PerfectData common stock known to the Company other than Joseph Mazin who was, until July 27, 2000, the President and Chief Executive Officer of PerfectData and, until March 31, 2000, a director of PerfectData. Mr. Mazin has advised PerfectData that he timely filed all reports required by Section 16(a) of the Exchange Act during fiscal 2003.

    Committees and Board Meetings

The Board has two standing committees: Audit and Compensation.

For additional information relating to the Audit Committee, see the succeeding section "Report of the Audit Committee" under this caption "PerfectData's Management."

Since March 31, 2000, Harris A. Shapiro and Corey P. Schlossmann have served as members of the Compensation Committee, with Mr. Shapiro serving as the Chairman. The Compensation Committee has the authority to approve the remuneration of key officers of PerfectData and, if incorporated or acquired, its subsidiaries, review and recommend to the PerfectData's Board of Directors changes in PerfectData's stock benefit and executive, managerial or employee compensatory and benefit plans or programs and administer stock option, restricted stock or similar plans of PerfectData. However, to date the Board itself, rather than its Compensation Committee, has been acting on the matters described in the preceding sentence.

Although PerfectData has no Nominating Committee, prior to the proposed transactions as to which this joint proxy statement/prospective relates, if a shareholder had a recommendation as to a nominee for election as a director, such shareholder was advised to make his, her or its recommendation in writing addressed to Harris A. Shapiro, as the Chairman of the Board of PerfectData, at its corporate office, giving the business history and other relevant biographical information as to the proposed nominee and the reasons for suggesting such person as a director of PerfectData. The PerfectData Board would then promptly review the recommendation and advise the shareholder of its conclusion and, if a rejection, the reasons therefor.

During fiscal 2003 there were six meetings of the PerfectData Board and the directors acted by unanimous written consent on another occasion. During fiscal 2003, the Audit Committee held one meeting and the Compensation Committee held no meetings. In addition, the Chairman of the Audit Committee reviewed with management and the independent auditors the three quarterly reports of PerfectData before they were filed.

Report of the Audit Committee

    General

The Audit Committee of the Board of Directors of PerfectData Corporation (the "Company") is comprised of three non-employee directors and operates under a written charter (the "Charter") adopted by the Board of Directors on May 22, 2000 and amended and restated on October 15, 2002. The Audit Committee understands that a copy of the Charter was attached as Appendix B to the Company's proxy statement dated November 8, 2002 for its annual meeting of shareholders held on December 6, 2002.

The Board of Directors has determined that each Audit Committee member is independent in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the "NASD") applicable to companies like the Company whose common stock was traded on The Nasdaq Stock Market Inc. ("Nasdaq") until April 16, 2003. The Board has determined that each member of the Audit Committee is "financially literate" under the NASD definition and that at least one of the three members has accounting or related financial management experience as required for Nasdaq companies.

Since March 31, 2000, Timothy D. Morgan, Tracie Savage and Corey P. Schlossmann have served as members of the Audit Committee, with Mr. Schlossmann serving as the Chairman.

    Functions Performed in Fiscal 2003

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors as the representative of the Company's shareholders. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In fulfillment of this responsibility, the Audit Committee has reviewed and discussed the audited financial statements for the Company's fiscal year ended March 31, 2003 ("fiscal 2003") with management and, as indicated in the succeeding paragraph, with the independent auditors. As a result of these reviews, the Audit Committee authorized management to file the Annual Report on Form 10-KSB for fiscal 2003. The Audit Committee also has the responsibility to report the results of its activities to the Board of Directors and, where required or deemed appropriate, to the shareholders of the Company. This report is an example of the latter.

In this context of monitoring and overseeing, the Committee has discussed and reviewed with the independent auditors all matters required to be discussed with them by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee has met with the Company's independent auditors, with and without management present, to discuss the overall scope of their audit, the results of their examinations and their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee has also reviewed resumes of the personnel of the independent auditors who service the Company's account in order to evaluate their experience and qualifications and a report by the independent auditors describing the firm's internal control procedures and any material issues raised by the firm's most recent internal quality control review by a peer firm, including the firm's response to such review.

The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company which the independent auditors in their professional judgment consider may be reasonably be thought to bear on the auditors' independence consistent with Independence Standards Boards Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the auditors any relationships that may impact their objectivity and independence and has satisfied itself as to the auditors' independence.

    Audit Fees

KPMG LLP, the Company's independent auditors, billed $50,975 for professional services rendered for its audit of the Company's annual financial statements for fiscal 2003 and its reviews of the financial statements included in the Company's Forms 10-QSB filed for fiscal 2003. These services and the fee therefor had been authorized by the Audit Committee on October 15, 2002.

    Financial Information Systems Design and Implementation Fees

During fiscal 2003, KPMG LLP did not, directly or indirectly, operate or supervise the operation of the Company's information system or manage the Company's local area network or design or implement for the Company a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole.

    All Other Fees

KPMG LLP estimated that it would bill $12,000 for its services in connection with the filing of annual tax returns for the Company for fiscal 2003. This was the only other service being performed by KPMG LLP for the Company for fiscal 2003 other than those services described under the caption "Audit Fees." The Audit Committee had reviewed in August 2003 these services and had concluded that they are compatible with maintaining the independence of KPMG LLP and were not prohibited services under the Sarbanes-Oxley Act of 2002 so as to cause KPMG LLP to lose its independence. The Audit Committee also authorized on June 22, 2003 the Company to pay the bill.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2004 ("fiscal 2004"). The Audit Committee also has approved the intended fee of KPMG LLP for such services. This fee will be $40,000 for the audit and $5,000 for each of the three quarterly reviews, or an aggregate of $55,000. The Audit Committee also has determined that the retention of KMPG LLP to make quarterly reviews (of which one has already been made with the Audit Committee's approval) and to prepare the Company's annual tax returns for fiscal 2004 would not impact such firm's independence. In addition, the Audit Committee met with management and KPMG LLP and reviewed the financial statements to be included in the Company's Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2003.

    Actions Taken

In view of the Company's proposed transaction with SuperCom, Ltd. ("SuperCom"), the Audit Committee intends to meet with SuperCom's independent auditors and make alternative arrangements in the event that the proposed transaction with SuperCom is consummated. The Audit Committee, on June 7, 2003, authorized KPMG LLP to conduct a limited due diligence review for a fee of $25,000 which services were deemed by the Audit Committee to be consistent with KPMG LLP's independence. KPMG gave its report to the full Board on June 22, 2003. The Audit Committee, on October 8, 2003, authorized KPMG LLP to review this registration statement and approved a fee estimated to be $25,000 for such services. The Audit Committee deems such services to be consistent with KPMG LLP's independence.

Submitted by the Audit Committee on October 8, 2003

Corey P. Schlossmann, Chairman
Timothy D. Morgan
Tracie Savage

Certain Relationships and Related Transactions

As a result of a private placement closed on March 31, 2000, Millennium Capital Corporation ("Millennium") and JDK & Associates Inc. ("JDK") became financial advisors to PerfectData to seek acquisitions and financings on its behalf pursuant to a Consulting Agreement dated as of January 20,

2000 (the "Consulting Agreement") by and among Millennium, JDK and PerfectData. For their services, Millennium and JDK are to receive a cash fee equal to five percent of the Consideration (as defined) received or paid by PerfectData with respect to the acquisition or the financing offering. Harris A. Shapiro, PerfectData's Chairman of the Board and Chief Executive Officer, is the sole director, officer and shareholder of Millennium.

Pursuant to an amendment dated as of June 20, 2003, Millennium and JDK agreed to terminate the Consulting Agreement effective with the consummation of the merger, provided that JDK received 150,000 shares of the PerfectData common stock and PerfectData confirmed that Millennium and JDK may each exercise a warrant expiring March 30, 2005 to purchase 10,000 shares of the PerfectData common stock at $2.75 per share. These warrants were originally authorized in connection with the Consulting Agreement for issuance to potential investors, but were not used at that time or subsequently.

Executive Compensation

    Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to PerfectData during each of the last three fiscal years by PerfectData's Chief Executive Officer as of the end of the last fiscal year. No other executive officer of PerfectData earned in excess of $100,000.

Name and Principal Position	Annual Compensation		Long-Term Compensation Securities Underlying Options	Other Compensation
	Year	Salary
		($)		($)
Harris A. Shapiro (1)	2003	150,000	35,000	2,250	(2)
Chief Executive Officer	2002	118,125	—	1,750	(2)
Chairman of the Board	2001	87,500	25,000	2,750	(2)

(1)	The Board designated Mr. Shapiro as the Chief Executive Officer of PerfectData effective September 2000. PerfectData and Mr. Shapiro entered into a one-year employment agreement in September 2000 providing for a base annual salary of $150,000. The Board has, from time to time, extended the term of his contract at the same salary, with the current expiration date being the earlier of (a) December 31, 2003 or (b) the consummation of the transaction with SuperCom.
(2)	Mr. Shapiro was paid cash compensation for his services as a director.

Option /SAR Grants in Last Fiscal Year

    2000 Option Plan

In May 2000, the Board of Directors of PerfectData adopted the Stock Option Plan of 2000 (the "2000 Option Plan"). In October 2000, the shareholders of PerfectData approved the 2000 Option Plan and ratified options previously granted. PerfectData registered under the Securities Act the shares issuable upon the exercise of options granted or to be granted pursuant to the 2000 Option Plan in a Registration Statement on Form S-8 filed on December 13, 2000. As a result of such filing, optionees who are not affiliates of PerfectData may resell the shares of PerfectData common stock received upon exercise immediately, while affiliates will require a "re-offer prospectus" to resell or wait one year after exercise to resell pursuant to the exemption of Rule 144 under the Securities Act. PerfectData has not as yet filed such re-offer prospectus. As of the PerfectData Record Date, no option granted under the 2000 Option Plan has been exercised. The 2000 Option Plan provides for the grant of options to purchase shares of Perfect Data common stock to directors, officers, employees and consultants of PerfectData. Non-qualified stock options may be granted to directors, officers, employees and consultants. Incentive stock options, as such form is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted only to employees. The term of the 2000 Option Plan is for ten years and it provides for the grants of an aggregate of 2,000,000 shares of PerfectData common stock. The 2000 Option Plan is currently administered by the Board. As indicated under "Proposal No. 3: To Increase Authorized Number of Shares of PerfectData Common Stock" elsewhere in this joint proxy statement/prospectus, the Board has authorized cancellation of the reserve under the 2000 Option Plan (except for outstanding options) if the merger is consummated.

The 2000 Option Plan, consistent with the provisions of the Code, provides that the exercise price of an incentive stock option shall not be less than the fair market value of PerfectData common stock on the date of grant, except that, if the employee owns stock possessing more than 10% of the total combined voting power of all classes of stock, the exercise price of the option must be at least 110% of the fair market value of PerfectData common stock on the date of grant and the incentive stock option cannot be exercised after five years from the date of grant. No stock option granted has, and no option, if any, to be granted under the 2000 Option Plan may have, a term in excess of ten years. The exercise price of a non-statutory or nonqualified option may be less than the fair market value on the date of grant. However, all options granted to date have had exercise prices at or greater than the fair market value on the date of grant.

The number of shares subject to an outstanding option and the exercise price thereof are subject to adjustment in the event of a stock dividend, stock split, reorganization, recapitalization, combination of shares, change in corporate structure or similar events. No fractional shares will be issued upon exercise and PerfectData has no obligation to pay for such fractional share.

Options granted to date are not exercisable during the first year after the date of grant and thereafter become exercisable in annual installments of either 25% or 33% each. It is expected that future options, if any, will be granted on a similar basis. Options to be granted to employees in the future, if any, may have performance goals as the condition precedent to becoming exercisable.

Options granted under the 2000 Option Plan are non-transferable and not immediately exercisable. Future options, if any, are expected to be granted on the same basis.

If the optionee's employment will terminate for any reason other than his or her death or disability, he or she may, for a period of up to three months, exercise the option to the extent exercisable upon the date of termination. If the optionee's employment will terminate because of his or her total and permanent disability (as defined in the Code), the optionee will have 12 months to exercise the stock option to the extent exercisable upon the date of termination. In the event of other disability causing termination, the optionee may have six months (three months in the event the optionee wants continuous treatment of the stock option as an incentive stock option) to exercise the stock option to the extent exercisable upon the date of termination. If the optionee dies, his estate may exercise the stock option to the extent exercisable upon the date of death of the optionee, whether it occurred during the initial term or during the three, six or 12-month periods described in the three preceding sentences. In no event may a stock option be exercised beyond its original expiration date. Similar provisions are applicable to optionees who are not employees.

If the merger is consummated, all of the outstanding options will become immediately exercisable and be exercisable for a period of three years from the effective time of the merger.

For a consultant to be eligible to receive a grant of a stock option under the 2000 Option Plan, the optionee must be a natural person and the services rendered for PerfectData must be of a bona fide nature and not in connection with the offer or sale of securities of PerfectData in a capital raising transaction and do not directly or indirectly promote or maintain a market for PerfectData's securities.

At the PerfectData Record Date, options covering a total of 183,500 shares of PerfectData common stock were outstanding under the 2000 Option Plan at a weighted average exercise price of $1.29 per share.

    Activity in Fiscal 2003

During fiscal 2003, each of the five directors, including Harris A. Shapiro, the Chief Executive Officer of PerfectData, was granted stock options aggregating 35,000 shares of PerfectData common stock.

In September 2002, each of the five directors, including Harris A. Shapiro, the Chief Executive Officer of PerfectData, agreed to cancel options granted in March 2000 and September 2000, aggregating 50,000 shares of PerfectData common stock. The directors agreed to such cancellations because a proposed acquisition agreement pending at the time required such cancellation and because both counsel to PerfectData and counsel to the proposed acquisition candidate advised them that continuance thereof could cause material adverse charges to PerfectData under California law.

PerfectData has never granted any stock appreciation rights (SARs).

Option Grants, Exercises and Values

The following table provides certain summary information concerning the granting of options during fiscal 2003 to the Chief Executive Officer who is the sole executive officer named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
	(#)		($)
Harris A. Shapiro	10,000	100%	1.60	6/18/12
Harris A. Shapiro	25,000	100%	1.00	9/25/12

The following table provides certain summary information concerning the exercise of options during fiscal 2003 and unexercisable options held as of the end of fiscal 2003 by the Chief Executive Officer who is the sole executive officer named in the Summary Compensation Table:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options Held at Fiscal Year End	Value of Unexercised In-the-Money Options at FY-End
	(#)	($)	(#)	($)
Harris A. Shapiro	—	—	35,000 (1)	(2)

(1)	As of March 31, 2003, no options were exercisable.
(2)	Such value is based upon the market value of PerfectData common stock as of March 31, 2003, less the exercise price payable per share under such options. As of March 31, 2003, the market value was less than the exercise price.

Directors' Compensation

Each director is paid $250.00 for telephonic participation and $500.00 for attendance in person at a meeting of the Board.

Directors may be granted stock options as compensation for their services. During fiscal 2003, each of the five directors agreed to cancel options previously granted under the 2000 Option Plan, aggregating 50,000 shares of PerfectData common stock. During fiscal 2003, each of the five directors were granted stock options under the 2000 Option Plan aggregating 35,000 shares of Common Stock. See also "Activity in Fiscal 2003" under "Option/SAR Grants in Last Fiscal Year."

There are no other relationships with respect to other entities that would require disclosure here under Item 404 of Regulation S-B.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS OF PERFECTDATA

The table below shows the number of shares of PerfectData common stock beneficially owned as of the PerfectData Record Date by the following persons:

•	each shareholder known by PerfectData to beneficially own more than 5% of the outstanding shares of its common stock;
•	each current member of the board of directors;
•	each named executive officer; and
•	all directors and named executive officers as a group.

To the knowledge of PerfectData and unless otherwise indicated, each person in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person.

The number of shares beneficially owned by each shareholder is determined under the rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after the PerfectData Record Date through the exercise of any option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Joseph Mazin 11120 Sherman Way Sun Valley, CA 91252	793,997	(2)	12.8
Flamemaster Corporation 11120 Sherman Way Sun Valley, CA 91252	537,997		8.7
William B. Wachtel, Trustee of Digital Trust (3) c/o Wachtel & Masyr, LLP 110 East 59th Street New York, NY 10022	427,873		6.9
Harris A. Shapiro (4) 110 West Easy Street Simi Valley, CA 93065	306,166	(5)	4.9
Bryan Maizlish (6) 9705 Conestoga Way Potomac, MD 20854	15,922	(7)	Nil
Timothy D. Morgan (6) 11734 Gladstone Circle Fountain Valley, CA 92708	17,122	(7)	Nil
Tracie Savage (6) 6212 Banner Avenue Los Angeles, CA 90038	26,222	(8)	Nil

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Corey P. Schlossmann (6) 19654-A Roscoe Blvd. Northridge, CA 91324	516,425	(7)	8.3
All directors and officers as a group (6 in number)	886,423	(9)	14.1

(1)	The percentages computed in the table are based upon 6,209,530 shares of PerfectData common stock which were outstanding on the PerfectData Record Date.
(2)	The shares of PerfectData common stock reported in the table include (a) 537,997 shares owned by Flamemaster Corporation ("Flamemaster") for which Mr. Mazin has voting power as the President, Chairman and Chief Executive Officer of Flamemaster; (b) 36,000 shares owned by the Flamemaster Employees' Profit Sharing Plan for which Mr. Mazin is the fiduciary; and (c) 23,000 shares owned by Altius Investment Corporation ("Altius") for which Mr. Mazin has shared voting power as Chairman of the Board of Altius. The shares reported in the table also include 5,000 shares issuable upon the exercise of an option expiring November 6, 2003 being held by Donna Mazin, his wife. Certain of the shares reported in the table are owned by Ms. Mazin or as to which shares she shares dispositive and voting powers with Mr. Mazin.
(3)	William B. Wachtel as the Trustee of the Digital Trust has, under the trust agreement, sole voting and investment power with respect to the shares reported in the table. Harris Shapiro, currently the Chairman of the Board, Chief Executive Officer and a director of PerfectData, was the settler of the Digital Trust and made an irrevocable grant to it of the assets which the Digital Trust used to affect the purchase of the shares. The beneficiaries of the Digital Trust are Mr. Shapiro's children and grandchildren who survive him, although the Trustee, in his absolute discretion, may pay or apply yearly income or the principal of the Trust to any beneficiary. Because he made an irrevocable grant and has no voting or investment power with respect to the shares, Mr. Shapiro is not the beneficial owner of the shares reported in the table as being owned of record by the Digital Trust and beneficially by the Trustee.
(4)	Mr. Shapiro is the Chairman of the Board, the Chief Executive Officer and a director of PerfectData.
(5)	The shares of PerfectData common stock reported in the table reflect (a) 284,500 shares owned by Millennium Capital Corporation ("Millennium") for which Mr. Shapiro has voting power as its President; (b) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the 2000 Option Plan; (c) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan; and (d) 10,000 shares issuable upon the exercise by Millennium of a warrant expiring March 30, 2005. The shares of the Perfect Data common stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (b) or (y) 16,667 shares issuable upon the exercise of the option described in (c), neither of which was exercisable as to such shares at the PerfectData Record Date or within 60 days thereafter.
(6)	A director of PerfectData.
(7)	The shares of PerfectData common stock reported in the table include (a) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the 2000 Option Plan and (b) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan. The shares of the PerfectData common stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (a) or (y) 16,667 shares issuable upon the exercise of the option described in (b), neither of which was exercisable as to such shares at the PerfectData Record Date or within 60 days thereafter.

(8)	The shares of the PerfectData common stock reported in the table include (a) 10,000 shares issuable upon the exercise of an option expiring July 20, 2005; (b) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the 2000 Option Plan; and (c) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan. The shares of PerfectData common stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (b) or (y) 16,667 shares issuable upon the exercise of the option described in (c), neither of which was exercisable as to such shares at the PerfectData Record Date or within 60 days thereafter.
(9)	The shares of PerfectData common stock reported in the table include (a) those shares indicated in the text to Notes 5, 7 and 8 and (b) 1,250 shares issuable to an executive officer upon the exercise of an option expiring October 30, 2011 under the 2000 Option Plan. The shares of the common stock reported in the table do not include (x) 1,250 shares issuable upon the exercise of the option described in (b), none of which was exercisable as to such shares at the PerfectData Record Date or within 60 days thereafter.

Equity Compensation Plans

The following table sets forth, as of March 31, 2003, certain summary information with respect to compensation plans under which shares of PerfectData's common stock are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (excluding securities reflected in column (a) ) (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	216,500	$1.43	1,815,000
Equity compensation plans not approved by security holders	25,000	$2.71	71,000
Total	241,500	$1.56	1,886,000

INFORMATION REGARDING PERFECTDATA MERGER SUB LTD.

PerfectData Merger Sub Ltd. is a newly-formed, wholly-owned subsidiary of PerfectData, which was organized in Israel for the sole purpose of effecting the merger by merging with and into SuperCom. It engages in no other business. Its principal executive offices are presently located at 110 West Easy Street, Simi Valley, California 93065 and its telephone number is (805) 581-4000.

COMPARISON OF RIGHTS OF HOLDERS OF SUPERCOM ORDINARY SHARES AND PERFECTDATA AND SUPERCOM DELAWARE COMMON STOCK

Upon the consummation of the merger, holders of the SuperCom ordinary shares will become holders of the PerfectData common stock. As a result, SuperCom shareholders, whose current rights as shareholders are governed by Israeli law, will become PerfectData shareholders, and their rights as shareholders will be governed by California law. However, if the proposal to reincorporate PerfectData as a Delaware corporation is adopted at the PerfectData annual meeting of shareholders, the rights of all PerfectData stockholders will be governed by Delaware law. This change will affect both the current PerfectData shareholders and the former SuperCom shareholders whose shares were exchanged into PerfectData common stock pursuant to the merger. Similarly, the holders of options to acquire shares of the SuperCom common stock will become holders of equivalent options to acquire shares of the PerfectData common stock and if the reincorporation is consummated the holders of options to purchase PerfectData common stock will convert into options to purchase common stock of the Delaware corporation.

The statutes and court decisions with respect to the rights of shareholders under California, Israeli stockholders under Delaware laws contain certain differences. In addition, the Articles of Incorporation and Bylaws of PerfectData differ in certain respects from the Memorandum of Association and Articles of Association of SuperCom and the Certificate of Incorporation and Bylaws of SuperCom (Delaware) Inc., or SuperCom Delaware, the Delaware corporation that will survive the reincorporation.

The following is an explanation of the material differences among the rights of a shareholder under California or Israeli law and those of a stockholder under Delaware law and as a shareholder under the Articles of Incorporation and the Bylaws of PerfectData, as a shareholder under the Memorandum of Association and Articles of Association of SuperCom and as a stockholder under the Certificate of Incorporation and Bylaws of SuperCom Delaware. The following discussion does not purport to constitute a detailed comparison of the provisions of the California General Corporation Law, or the CGCL, the Israeli Companies Law, or the ICL, and the Delaware General Corporate Law, or the DGCL. The respective shareholders of PerfectData and SuperCom should refer to these statutes for a definitive explanation of each statute. In addition, the discussion of the differences in rights governed by each respective corporation's charter documents does not purport to be complete, and the respective shareholders of PerfectData and SuperCom should refer to the respective charter documents of each corporation. Copies of the PerfectData Articles of Incorporation and Bylaws are available for inspection at the principal executive offices of PerfectData, and copies will be sent to shareholders of PerfectData or SuperCom upon request. Copies of the SuperCom Memorandum of Association and Articles of Association are available for inspection at the principal executive offices of SuperCom, and copies will be sent to shareholders of SuperCom or PerfectData upon request. A copy of the Certificate of Incorporation and Bylaws of SuperCom Delaware are attached as Annexes F and G, respectively, to this joint proxy statement/prospectus.

Authorized Capital Stock

PerfectData. The authorized capital stock of PerfectData currently consists of 10,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value.

SuperCom. The authorized share capital of SuperCom currently consists of 26,500,000 ordinary shares.

SuperCom Delaware. The authorized capital stock of SuperCom Delaware currently consists of 10,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value. If the merger is consummated and the reincorporation and increase in authorized shares have been approved by the PerfectData shareholders, the authorized capital stock of SuperCom Delaware will consist of 55,000,000 shares of common stock and 2,000,000 shares of preferred stock.

Size of the Board of Directors

PerfectData. Under the CGCL, although changes to the number of directors must in general be approved by a majority of the outstanding voting shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The PerfectData Bylaws provide that the number of directors shall not be less than three or more than five until changed by an amendment of the Articles of Incorporation or by a bylaw adopted by the PerfectData shareholders. Accordingly, the PerfectData board of directors has presented a proposal for the annual meeting of shareholders to amend the PerfectData Bylaws to increase the number of PerfectData directors to eight if the merger is consummated.

SuperCom. Under the ICL, the number of directors is determined in a corporation's articles of association and it is sufficient to state the maximum and minimum number of directors in such document, provided that a public corporation must have a minimum of four directors, among them at least two external directors. The SuperCom Articles of Association provide that the number of directors shall not be less than two nor more than eight, as may be fixed, from time to time, by an ordinary resolution of its shareholders in a general meeting.

SuperCom Delaware. The DGCL permits the board of directors alone to change the authorized number of directors or the range of the number of directors by amendment to the corporation's bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change to the number of directors may be made only by an amendment to the certificate of incorporation approved by the stockholders). The SuperCom Delaware Certificate of Incorporation does not prohibit the directors from amending the bylaws nor does it fix the number of directors. Accordingly, the provision in the SuperCom Delaware Bylaws provides that the range of the number of directors shall be between six and eight and the number within that range shall be fixed from time to time by the Board.

Removal of Directors

PerfectData. Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. The PerfectData Articles of Incorporation and Bylaws do not contain a provision governing the removal of directors, so the aforementioned provision of the CGCL governs the removal of directors.

SuperCom. The ICL provides that, unless the articles of association provide otherwise, a director, other than an external director, may be removed by the majority of the voting rights represented in person or by proxy at a meeting of a corporation's shareholders, provided that such a director is afforded with a reasonable opportunity to present his or her position before the general meeting of the shareholders. In addition, in certain circumstances, a director's term of office expires if such director is convicted of certain offenses, if such director is declared bankrupt, or if a court determines that such director is unable to regularly perform his or her obligations as a director. The SuperCom Articles of Association also provide that SuperCom may, by an ordinary resolution of its shareholders in a general meeting, remove a director from his or her office before the end of his or her term of service, and may, by an ordinary resolution of the general meeting passed within thirty days thereafter, elect another in his or her stead; and such successor shall hold office until the annual general meeting at which the term of the removed director would have expired. This provision does not apply to any external director, which, under the ICL, may be removed only if he or she has ceased to comply with the preconditions for nomination as an external director, as defined in the ICL, or has breached his or her duty of loyalty to the company. Then, in order to remove such external director, the board of directors is required to recommend such removal and the general meeting of shareholders is required to approve the removal by a majority, which includes a third of the votes of the noncontrolling voting shareholders, provided that the votes of the dissenting shareholders do not exceed 1% of the entire voting rights in the corporation and provided that such a director is afforded with a reasonable opportunity to present his or her position before the general meeting of the shareholders.

SuperCom Delaware. Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the shares voted against such removal would not be sufficient to elect the director under such cumulative voting procedures. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise. The SuperCom Delaware Certificate of Incorporation does not provide for cumulative voting or for a classified board of directors. Consequently, any director of SuperCom Delaware may be removed from office at any time with or without cause upon the affirmative vote of the holders of a majority of the then outstanding shares of voting stock.

Filling Vacancies on the Board of Directors

PerfectData. Under the CGCL, any vacancy on the board of directors, other than one created by removal of a director, may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the remaining directors in office, or the affirmative vote of a majority of the remaining directors at a meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The PerfectData Bylaws, which were approved by its shareholders, permit directors to fill vacancies created by the removal of a director.

SuperCom. The SuperCom Articles of Association provide that if a director's office becomes vacant, the board of directors may, by affirmative vote of a majority of the directors then in office (even if less than a quorum otherwise required under the Articles), elect a person for such vacant office, provided such elected person shall retire on the date of the first annual general meeting thereafter. Under the ICL, in case of a vacancy of an external director, if there are no other two external directors then in office, the board of directors shall convene a special meeting of the shareholders in order to fill such vacancy by a majority vote, which includes a third of the votes of the noncontrolling voting shareholders, provided that the votes of the dissenting shareholders do not exceed 1% of the entire voting rights in the corporation.

SuperCom Delaware. Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in a corporation's certificate of incorporation or bylaws. The SuperCom Delaware Certificate of Incorporation does not so provide and its Bylaws provide that any vacancy resulting from the removal or resignation of a director may be filled by a majority of the directors then in office (even though less than a quorum) even if such vacancy was created by removal of a director by the stockholders.

Cumulative Voting

PerfectData. Under the CGCL, if any shareholder gives notice at the meeting of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election unless the corporation is a "listed corporation" (as hereinafter defined) and has a provision in its articles of incorporation or bylaws that eliminates cumulative voting. A "listed corporation" is a corporation whose shares are either (i) listed on the New York or American Stock Exchanges or (ii) designated for trading on the Nasdaq National Market System. The PerfectData Bylaws permit cumulative voting and PerfectData is currently eligible under the CGCL to eliminate such voting because it is not a "listed corporation," but doing so would require shareholder approval to change the provision in the PerfectData Bylaws.

SuperCom. The ICL and SuperCom Articles of Association do not contain any provision with respect to cumulative voting rights and, therefore, SuperCom shareholders are not entitled to cumulate their votes.

SuperCom Delaware. Under the DGCL, cumulative voting in the election of directors is not mandatory. The SuperCom Delaware Certificate of Incorporation and Bylaws do not provide for cumulative voting. By approving the reincorporation, the PerfectData shareholders will be eliminating the cumulative voting rights which they currently have under the CGCL. This elimination of cumulative voting will limit the ability of minority shareholders to obtain representation on the SuperCom Delaware board of directors.

Classified Board of Directors

PerfectData. The CGCL prohibits a classified board of directors unless the corporation is a "listed corporation" (as defined in the preceding section "Cumulative Voting"). Because PerfectData is currently not a listed corporation, it cannot currently have a classified board of directors.

SuperCom. Under ICL, unless the articles of association of a corporation provide otherwise, the term of office of directors is set until the next annual general meeting. The SuperCom Articles of Association provide that directors are elected to hold office until the next annual general meeting, and do not provide for a classified board of directors. However, under the ICL, the term of office of external directors is three years, and a corporation may extend it once for another term of three years.

SuperCom Delaware. The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors, and thus a change in control of a corporation, a lengthier and more difficult process. The SuperCom Delaware Certificate of Incorporation and Bylaws do not provide for a classified board.

Voting Power

PerfectData. The CGCL permits a corporation to create series of shares that are entitled to cast more or less than one vote per share. The PerfectData Articles of Incorporation states that each share of PerfectData capital stock has the right to one vote at all meetings of shareholders.

SuperCom. The ICL permits a corporation to allocate different voting rights to different classes of shares. SuperCom has currently only one class of shares (Ordinary Shares) and under SuperCom's Articles of Association the holder of each such outstanding share has the right to one vote for such share at all meetings of shareholders. However, by a resolution approved by 75% of the voting power represented and voting in a general meeting, SuperCom may provide for shares with preferred or deferred rights, including in regard to voting rights.

SuperCom Delaware. The DGCL, unless otherwise provided in a corporation's certificate of incorporation or bylaws, allows for one vote per share of capital stock at all meetings of stockholders. The SuperCom Delaware Certificate of Incorporation states that each share of SuperCom Delaware capital stock has the right to one vote at all meetings of stockholders.

Power to Call Special Meeting of Shareholders

PerfectData. Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting, or such additional persons as are authorized by a corporation's articles of incorporation or bylaws. The PerfectData Bylaws provide that the board of directors, the Chairman of the Board, the President, or the holders of shares entitled to cast not less than 10% of votes at such meeting may call a special meeting.

SuperCom. Under the ICL, a special meeting of shareholders of a public corporation may be called by the board of directors, a request of two directors or 25% of the directors in office, shareholders holding at least 5% of the issued capital of the corporation and at least 1% of the voting rights of the corporation, or shareholders holding at least 5% of the voting rights of the corporation.

SuperCom Delaware. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The provision governing special meeting of stockholders in the SuperCom Delaware Bylaws is similar to the current provision in the PerfectData Bylaws.

Action of Shareholders Without a Meeting

PerfectData. Under the CGCL, unless otherwise provided in the articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting to be taken without a meeting and without prior notice if a written consent is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize the action. If consent is sought from less than all shareholders entitled to vote, the corporation must give notice to the non-consenting shareholders. The PerfectData Articles of Incorporation are silent on this subject, so the provisions of the CGCL as set forth herein govern. The PerfectData Bylaws are consistent with the statutory provision. Notice is being given in this joint proxy statement/prospectus to those shareholders who did not consent to the sale of the PerfectData operations. See "Notice as to Proposed Sale of PerfectData's Current Business Operations."

SuperCom. Under the ICL, only a private company may adopt a resolution of the general meeting without a meeting. SuperCom is currently not a private a company and, thus, despite a contrary provision contained in its Articles of Association, all resolutions of the shareholders must be passed at a general meeting.

Supercom Delaware. Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual or special meeting of a corporation's stockholders may be taken without a meeting if a resolution in writing has been signed or consented to by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting and notice is thereafter given to the shareholders who did not consent. The SuperCom Delaware Certificate of Incorporation does not prohibit stockholder actions without a meeting.

Amendment to Articles of Incorporation, Memorandum of Association and Certificate of
Incorporation

PerfectData. The CGCL provides that, unless otherwise stated in a corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote on those shares. Amendments to allow for stock splits, unless the corporation has more than one class of shares outstanding, (including a proportionate increase in the authorized number of shares) do not require shareholder approval. Unless otherwise provided in the articles of incorporation, any provision in the articles of incorporation which requires a greater vote than required by law cannot be amended or repealed except by the greater vote. The PerfectData Articles of Incorporation are silent on this subject, so the provisions of the CGCL as set forth herein govern.

SuperCom. Under the ICL, an Israeli company such as SuperCom, which was incorporated prior to February 1, 2000, may not amend its memorandum of association, except to the limited extent allowed under the provisions of the former Companies Ordinance (New Version) 1983, or under certain circumstances in accordance with Israeli law. In general, at a minimum, the affirmative vote of the holders of at least 75% of the voting rights of SuperCom represented in person or by proxy at a meeting of shareholders at which a quorum is present and voting thereon is required under the Companies Ordinance for the permitted limited amendments to the memorandum of association.

SuperCom Delaware. Under the DGCL, the certificate of incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. SuperCom Delaware's Certificate of Incorporation does not contain a provision requiring a greater proportion of voting power to amend its Certificate of Incorporation.

Amendment to Bylaws and Articles of Association

PerfectData. The CGCL provides that, unless a corporation's board of directors is prohibited by the articles of incorporation, the bylaws, or Section 212 of the CGCL, a corporation's board of directors or a majority of the outstanding shares entitled to vote may amend a corporation's bylaws. The PerfectData Bylaws permit either the shareholders or the Board to amend the Bylaws, except those provisions specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable Board or vice versa. These provisions may only be amended by the shareholders. Accordingly, the PerfectData shareholders are being asked at this annual meeting of shareholders to approve an amendment to the Bylaws increasing the number of directors from five to eight if the merger is consummated.

SuperCom. Under the ICL, an Israeli company such as SuperCom, which was incorporated prior to February 1, 2000, may amend its articles of association by a majority of 75% of the voting rights present, unless the articles were amended by a 75% majority to determine otherwise. SuperCom's Articles of Association have not been amended to determine otherwise.

SuperCom Delaware. The DGCL provides that the power to adopt, amend or repeal a corporation's bylaws shall be held by the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Under the SuperCom Delaware Certificate of Incorporation, the SuperCom Delaware Board of Directors is expressly authorized to adopt, amend, alter or repeal the SuperCom Delaware Bylaws.

Statutory Anti-Takeover Protections

PerfectData. The CGCL contains certain limitations on "cash out mergers" and requires a fairness opinion in situations in which an interested party is involved in a business combination as, for example, a tender offer, a merger or other form of reorganization as defined in the CGCL.

SuperCom. The ICL provisions governing anti-takeover protections with respect to mergers are described below, under "Required Shareholder Votes in Connection with a Business Combination." SuperCom's Articles of Association do not contain any anti-takeover provisions. Thus, the provisions of the ICL govern such matters exclusively.

SuperCom Delaware. The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder. With certain exceptions an interested stockholder is a person who, or a group which, owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

For purposes of the DGCL, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or any receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations under the DGCL does not apply if: (i) prior to the time at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns at least 85% of the corporation's voting stock upon consummation of the transaction which made him, her or it an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the time such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by this section of the DGCL by a provision in its certificate of incorporation or Bylaws. SuperCom Delaware does not intend to make such election; therefore, this section of the DGCL will apply to SuperCom Delaware.

Required Shareholder Votes in Connection with a Business Combination

PerfectData. The CGCL requires that the holders of a majority of the voting power of the outstanding shares of stock of both acquiring and target corporations entitled to vote approve statutory mergers. The CGCL contains a exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

The CGCL also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

With certain exceptions, the CGCL also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.

The CGCL also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of the CGCL may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

The CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally, a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

The CGCL also requires that the holders of all shares of the same class be treated equally in a merger transaction unless all holders of that class of shares consent to the disparate treatment.

The PerfectData Articles of Incorporation do not contain any provision regarding the shareholder vote in connection with a business combination, so the provisions of the CGCL described above shall govern.

SuperCom. The ICL permits merger transactions with the approval of each party's board of directors and a vote of the majority of each party's shares. However, in companies such as SuperCom which were incorporated prior to February 1, 2000, that did not amend their articles of association by a 75% majority to state otherwise, the affirmative vote of 75% of such corporation's shares voting on the proposed merger at a general shareholders' meeting at which a proper quorum exists is required to approve a merger. If one party to the merger or any person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of such party to the merger holds shares of the other merging corporation, then a majority of the shareholders who are present at the meeting of such other merging corporation, other than the first merging corporation, or any person or entity holding 25% or more of either the voting power or the right to appoint a director of the first merging corporation or anyone acting on his or her behalf, including family members or entities under his or her control, must not have objected to the merger. The ICL does not require court approval of a merger, but a court may substitute its approval for the requisite class approvals or for the above requisite unrelated shareholder approval if requested to do so by the holders of at least 25% of the voting rights of a merging corporation. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving corporation will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that merger proposals of the merging companies have been filed with the Israeli Registrar of Companies. The SuperCom Articles of Association do not contain any provision governing business combinations and, therefore, the aforementioned provisions of the ICL govern such matters exclusively.

SuperCom Delaware. The DGCL requires that the holders of a majority of the voting power of the outstanding shares of stock of both acquiring and target corporations entitled to vote approve statutory mergers. The DGCL contains a exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 90% of the voting power of the surviving or acquiring corporation or its parent entity.

The DGCL requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the agreement and plan of merger does not amend the existing certificate of incorporation of such surviving corporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

Although the laws of California and Delaware may be similar as to whether the holders of voting stock of the surviving corporation have to vote on a merger, the CGCL gives certain protections to shareholders on mergers and certain other transactions. To that extent, a PerfectData shareholder may lose certain rights as the result of the reincorporation.

Loans to Directors, Officers and Employees

In view of Section 402 of the Sarbanes-Oxley Act of 2002 prohibiting loans to executive officers and directors of public issuers, the following discussion of state law will be academic so long as PerfectData or SuperCom Delaware is a public company.

PerfectData. Under the CGCL, the directors of a California corporation are not authorized to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) unless the outstanding shares of the corporation are held by 100 or more shareholders, the corporation has a bylaw approved by the outstanding shares authorizing the board alone to approve such loans or guaranties and if the board determines (without counting the vote of any interested director or directors) that such loans or guaranties may reasonably be expected to benefit the corporation. Although PerfectData has more than 100 shareholders, PerfectData does not have a bylaw authorizing its board of directors to approve such loans or guaranties.

SuperCom. The ICL does not address specifically the issue of loans or guaranties to directors and officers, but does provide that transactions of a corporation with an "office holder" (which term includes, among others, directors and certain officers) or in which an office holder has interest, will require certain specific approvals as a condition to their validity, as more fully described below under Related-Party Transactions. For instance, a transaction with an office holder which is not done in the ordinary course of business requires approval of the audit committee and of the board of directors (in that order). Similarly, an agreement concerning the terms of service of a director, requires approvals of the audit committee, the board of directors and the the general meeting of the shareholders (in such order). In considering such approvals members of the audit committee and the board of directors – and to some extent shareholders as well – are subject to their general duties towards the corporation, e.g., the duty to act in good faith and for the benefit of the corporation. See also "Related-Party Transactions" below.

SuperCom Delaware. Under the DGCL, a corporation, its officers or other employees may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation, even without approval of the stockholders. The officers and employees of SuperCom Delaware will, accordingly, have the right set forth in the preceding sentence.

Related-Party Transactions

PerfectData. Under the CGCL, certain contracts or transactions in which one or more of a corporation's directors has or have an interest are not void or voidable solely because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the CGCL (i) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts and, in the case of board approval, the contract or transaction must also be "just and reasonable" to the corporation, or (ii) the contract or transaction must have been just and reasonable or fair, as applicable, to the corporation at the time it was approved. In the latter case, the CGCL explicitly places the burden of proof on the interested director. Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

SuperCom. The ICL codifies the fiduciary duties that office holders owe to a corporation. An "office holder" is defined in the ICL as a director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any of the foregoing positions without regard to such person's title. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. An office holder owes the corporation a duty of care as set forth in the Israeli Tort Ordinance. The ICL requires an office holder to act at the level of expertise in which a reasonable office holder would have acted under the circumstances, including taking reasonable measures to obtain pertinent information. The duty of loyalty requires the office holder to act in good faith and for the benefit of the corporation, including avoiding any action that involves a conflict of interest between the office holder's position in the corporation and any other position he may have or his personal affairs, avoiding any action that involves competition with the business of the corporation, avoiding exploiting any business opportunity of the corporation in order to receive personal advantage for himself or others, and revealing and submitting to the corporation any information and documents relating to the corporation's affairs which the office holder has received due to his position as an office holder in the corporation. Under the ICL, all arrangements as to compensation of office holders who are not directors require approval of the board of directors and may require the approval of the audit committee. Arrangements regarding the compensation of directors require audit committee, board of directors and shareholder approval. The ICL requires that an office holder promptly, and not later than the board meeting at which such transaction is first discussed, disclose any personal interest that he or she may have and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the corporation. The office holder must also disclose as aforesaid the interests of any entity in which he or she is a five percent or greater shareholder or holds five percent of the voting rights of such entity, director or general manager or in which he or she has the right to appoint at least one director or the general manager. In addition, if the transaction is an extraordinary transaction, as defined under the ICL, the office holder must also disclose any such personal interest of the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the corporation's profitability, assets or liabilities. Whether or not the transaction is an extraordinary transaction, it must not be adverse to the corporation's interest. Generally, an office holder who has a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors may not be present at the meeting or vote on the matter. If a majority of the directors have a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors, a director may be present and vote on the matter, and the matter will be submitted to the shareholders for their approval.

Under the ICL, a shareholder has a duty to act in good faith and in a customary manner towards the corporation and other shareholders while exercising his or her rights and duties towards the corporation and the other shareholders and refrain from abusing his power in the corporation, including, among other things, when voting in the general meeting of shareholders on the following matters: (i) an amendment to the articles of association; (ii) an increase of the corporation's authorized share capital; (iii) a merger; or (iv) approval of certain acts and transactions, including interested party transactions, that require shareholder approval, as specified in the ICL.

Under the ICL, a shareholder is also required to refrain from deprivation of other shareholders. In addition, any controlling shareholder, any shareholder who knows that he or she can determine the outcome of a shareholder vote and any shareholder who, under a corporation's articles of association, can appoint or prevent the appointment of an office holder or can otherwise exercise power in the corporation, is under a duty to act with fairness towards the corporation. The ICL does not describe the substance of this duty but provides that the breach of such duty of fairness is to be regarded as a breach of the duty of loyalty of an office holder, with the required changes.

SuperCom Delaware. Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, (i) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts and, in the case of board approval, the contract or transaction must also be "fair" to the corporation, or (ii) the contract or transaction must have been just and reasonable or fair, as applicable, to the corporation at the time it was approved. Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum).

Therefore, certain transactions that the PerfectData board of directors might not be able to approve because of the number of interested directors, or the exclusion of interested director shares, could be approved by a majority of the disinterested directors of SuperCom Delaware, although less than a majority of a quorum, or by a majority of all voting shares, which might not include a majority of the disinterested shares. The PerfectData board of directors is not aware of any plans to propose any transaction involving directors of PerfectData or SuperCom nominees to the PerfectData board of directors which could not be so approved under the CGCL, but could be so approved under the DGCL.

Indemnification and Limitation of Liability

PerfectData. The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines, and (ii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or in respect of amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Indemnification is permitted by the CGCL only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. The CGCL requires indemnification when the individual has successfully defended the action on the merits.

California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that which is specifically authorized by statute. The PerfectData Articles of Incorporation include such a provision.

The CGCL also permits a corporation to adopt a provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. The PerfectData Articles of Incorporation eliminate the liability of directors to PerfectData to the fullest extent permissible under the CGCL, as such law exists currently or as it may be amended in the future. The CGCL does not permit the elimination of monetary liability where such liability is based on: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested party transactions between the corporation and a director in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees.

SuperCom. The ICL provides that an Israeli corporation cannot exculpate an "office holder" from liability with respect to a breach of his or her duty of loyalty towards the corporation. However, the ICL allows an Israeli corporation to exculpate in advance an office holder from his or her liability to the corporation with respect to a breach of the duty of care towards the corporation, if the corporation's articles of association include a provision permitting such exculpation.

The ICL further provides that an Israeli corporation may insure an office holder against liability resulting from an action by such office holder in his or her capacity as an office holder, provided that the corporation's articles of association contain a provision allowing such insurance, in the following instances: (i) breach of the office holder's duty of care towards the corporation or towards another person or entity; (ii) breach of the office holder's duty of loyalty towards the corporation, provided that the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the corporation; and (iii) a monetary liability imposed on the office holder in favor of another person or entity.

The ICL further provides that an Israeli corporation may indemnify an office holder retroactively, or undertake to indemnify an office holder in advance (within certain limits), for liability or expense imposed on such office holder due to an action by such office holder in his or her capacity as an officeholder, provided that the corporation's articles of association contain a provision allowing such indemnification, in respect of the following: (i) any financial obligation imposed on the office holder in favor of another person or entity pursuant to a judgment, including a judgment upon a settlement or an arbitration award that was approved by a court of law; and (ii) all reasonable legal expenses, including attorney's fees, incurred by or charged to the office holder by a court of law, in a proceeding instituted against the office holder by the corporation, on the corporation's behalf or by another person or entity, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.

The ICL provides that a corporation may not exculpate or indemnify an office holder, nor enter into an insurance contract which would provide coverage for his or her liability to the corporation incurred as a result of any of the following: (i) a breach by the office holder of his duty of loyalty, provided that a corporation may enter into an insurance contract that would insure an office holder against liability resulting from a breach of the duty of loyalty towards the corporation if the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the corporation; (ii) a reckless or intentional breach by the office holder of his duty of care; (iii) any act or omission done with the intent to unlawfully reap a personal gain; or (iv) a fine or forfeit levied upon the office holder.

Pursuant to the ICL, indemnification of, and procurement of insurance coverage for, office holders in a public corporation must be approved by the audit committee, the board of directors, and: (a) if the office holder is a director, by the corporation's shareholders, or (b) if the office holder is a controlling person, as defined in the ICL, by a third of the votes of the noninterested voting shareholders, provided that the votes of the dissenting shareholders do not exceed 1% of the entire voting rights in the corporation.

The SuperCom Articles of Association include the provisions required for permitting the procurement of insurance coverage as permitted under the ICL, except for the provision required for permitting the company to exculpate in advance an office holder from his or her liability to the company with respect to a breach of the duty of care towards the company.

SuperCom Delaware. The DGCL generally permits indemnification of expenses (including attorneys' fees) incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of the disinterested directors (even though less than a quorum), by independent legal counsel or by stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The DGCL also requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

A provision of the DGCL states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. As a result, the DGCL permits the indemnification agreements such as those presently in effect between PerfectData and its officers and directors, and which such agreements will be assumed by SuperCom Delaware upon completion of the reincorporation.

The SuperCom Delaware Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under the DGCL, as such law exists currently or as it may be amended in the future. Under the DGCL, such a provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such a limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve SuperCom Delaware or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

Although there are the differences noted above among California, Delaware and Israeli statutory provisions with respect to indemnification, neither the PerfectData nor SuperCom boards of directors, based on the advice of their respective counsel, believe that they are so material as to dissuade a PerfectData shareholder from voting for the reincorporation and a SuperCom shareholder from voting for the approval of the Merger.

Dividends and Repurchases of Shares

PerfectData. Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares), unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1¼ times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1¼ times its current liabilities if the average earnings before taxes on income and before interest expense for the preceding two fiscal years were less than the average interest expense for such years). Under the CGCL, there are exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans. PerfectData's Articles of Incorporation do not have any provision relating to the payment of dividends or the repurchase of shares, so the provision of the CGCL shall govern.

SuperCom. The ICL provides that dividends may generally be paid out of a corporation's profits, provided that there is no reasonable concern that the distribution will prevent the corporation from being able to meet its existing and anticipated obligations when they become due. "Profits" are defined as the greater of: (i) a corporation's surplus, defined as those amounts included in the capital of the corporation originating from the corporation's net profits, as well as other amounts in the capital of the corporation that are not share capital or premiums on shares; and (ii) a corporation's accumulated surplus for the two previous fiscal years. Under the SuperCom Articles of Association, payment of dividends requires a proposal by the board of directors and approval by ordinary resolution of the shareholders. Such resolution may not provide for payment of an amount exceeding that proposed by the board of directors.

SuperCom Delaware. The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

Although the CGCL provisions relating to payment of dividends and repurchase of shares may differ from these of Israeli or Delaware, the PerfectData board of directors does not believe that SuperCom Delaware will likely be paying dividends or repurchasing shares under the DGCL that it would be forbidden to pay or repurchase under the CGCL. The SuperCom board of directors does not believe that SuperCom Delaware will likely be paying dividends or repurchasing shares under the DGCL that it would be forbidden to pay or repurchase under the ICL.

Shareholder Derivative Suits

PerfectData. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative action suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The PerfectData Articles of Incorporation do not have any provision relating to derivative actions, so the provisions of the CGCL shall govern.

SuperCom. Under the ICL, a derivative action may be brought in Israel by a shareholder or a director of a corporation for the benefit of that corporation and with the approval of the court. A shareholder may not sue derivatively unless the shareholder has first demanded that the corporation take action, and the demand has been refused, ignored, delayed or responded to in a manner which the shareholder or director does not believe eliminates the grounds for the cause of the action. A creditor of a corporation may also bring derivative action for the benefit of that corporation solely in connection with a prohibited distribution by the corporation.

SuperCom Delaware. A derivative action may be brought in Delaware by a stockholder of a corporation. The DGCL provides that the person must allege that he was a stockholder at the time when the transaction took place. A stockholder may not sue derivatively without first demanding that the corporation bring suit, which demand has been refused, unless it is shown that such demand would have been futile.

A PerfectData or SuperCom shareholder, accordingly, will lose the right to institute a derivative action against SuperCom Delaware with respect to a transaction which occurred prior to his, her or it becoming a stockholder of the SuperCom Delaware.

Dissenters' Appraisal Rights

PerfectData. Under the CGCL, a shareholder of a corporation participating in certain major corporation transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction.

Shareholders of a California corporation whose shares are listed on a national securities exchange or on the Nasdaq National Market System generally do not have such dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. In general, the CGCL affords dissenters' rights in sale of assets reorganizations. PerfectData shareholders have dissenters' rights as provided in the CGCL.

SuperCom. The ICL does not provide for any statutory dissenters' rights in connection with a merger.

SuperCom Delaware. Under the DGCL, a shareholder of a corporation participating in certain major corporation transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction. Under the DGCL, unless the certificate of incorporation otherwise provides, such appraisal rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or any combination thereof, or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the agreement and plan of merger does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. The SuperCom Delaware Certificate of Incorporation is silent with respect to appraisal rights, so that the provisions of the DGCL govern.

With respect to a merger or a sale of assets, the reincorporation would not materially affect a the dissenters' rights of the PerfectData shareholders. SuperCom shareholders would gain stockholder's dissenters' rights as a result of the reincorporation.

Dissolution

PerfectData. Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

SuperCom. Under the ICL and the Israeli Companies Ordinance (New Version) 1983, there are three ways to dissolve a corporation. The first is dissolution by court, at the request of either the corporation itself (following a resolution for dissolution passed by a majority of 75% of the voting shareholders at a general meeting) or a third party, for instance a creditor asserting insolvency of the corporation or a shareholder claiming that it is "just and equitable" to dissolve the corporation. The second way to dissolve a corporation is by voluntary dissolution, when the corporation willingly passes a resolution for dissolution by a majority of 75% of the voting shareholders. A voluntary dissolution may turn into dissolution under the supervision of a court – and this is the third way - upon application filed with a court by a creditor, shareholder or the corporation if the court deems such supervision just.

SuperCom Delaware. Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution of a Delaware corporation is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The SuperCom Delaware Certificate of Incorporation contains no such supermajority voting requirement, and a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of SuperCom Delaware which had previously been approved by its board of directors.

Accordingly, except for the loss of the right of the holders of 50% or more of the voting power in a California corporation to vote for its dissolution where the board of directors has not so authorized the dissolution, there will be no change for the PerfectData shareholders as a result of the reincorporation.

In addition to the changes in shareholders' rights resulting in the reincorporation, the proposed SuperCom Delaware Certificate of Incorporation and Bylaws contain some important differences from the PerfectData Articles of Incorporation and Bylaws. For a description of these differences, please see "Description of PerfectData and SuperCom Delaware Capital Stock". A copy of the SuperCom Delaware Certificate of Incorporation is attached to this joint proxy statement/prospectus as Annex F, and a copy of the SuperCom Delaware Bylaws is attached to this joint proxy statement/prospectus as Annex G. You are urged to read the proposed certificate of incorporation and bylaws carefully and in their entirety before making a decision on the reincorporation.

OTHER PROPOSALS TO BE PRESENTED AT THE PERFECTDATA ANNUAL MEETING

In addition to the proposal to approve the merger and the merger agreement, PerfectData shareholders will be asked to consider and vote upon the following proposals. The approval of each of these proposals is conditional upon the closing of the merger with SuperCom. If the merger is abandoned, none of the actions described below will be effected, except Proposals 2, 3, 6(b) and 7(b) as set forth in the PerfectData notice of annual meeting.

PROPOSAL NO. 2:    To Authorize the Reincorporation of PerfectData as a Delaware Corporation.

General

The second proposal in PerfectData's notice of annual meeting is for the PerfectData shareholders to approve the reincorporation of PerfectData, which is currently a California corporation, under the laws of the State of Delaware. This reincorporation, if authorized at the PerfectData annual meeting of shareholders, will be effected by merging PerfectData with and into SuperCom Delaware, a newly-formed Delaware corporation and a wholly-owned subsidiary of PerfectData. A copy of the reincorporation merger agreement is attached to this joint proxy statement/prospectus as Annex E. You are urged to read the reincorporation merger agreement carefully and in its entirety before making a decision on the reincorporation proposal.

The PerfectData board of directors is including as part of the reincorporation authorization by the shareholders the authority to change the name of SuperCom (Delaware) Inc. to PerfectData Corporation if the merger is not consummated for any reason.

SuperCom (Delaware) Inc., or SuperCom Delaware, will have the same capitalization as PerfectData if "Proposal 3: To Increase the Authorized Shares of PerfectData Common Stock" is approved, except that its common stock will have a par value of $0.01 per share while the PerfectData common stock has no par value. The PerfectData board of directors does not believe that this change in par value will have any significant effect on the PerfectData shareholders. A similar change would be made to the par value of the "blank check" preferred stock, as to which no shares are outstanding in PerfectData.

Because the PerfectData board of directors intends, assuming shareholder approval, to reincorporate PerfectData in Delaware whether or not the merger is consummated, the term SuperCom Delaware as used under this caption "Proposal 2: To Authorize the Reincorporation of PerfectData as a Delaware Corporation" shall refer to the current subsidiary named SuperCom (Delaware) Inc. (to be renamed PerfectData Corporation if the merger is not consummated).

Reasons for Change

If the merger is consummated, the principal executive offices of PerfectData in Simi Valley, California will be closed, with the principal executive offices of SuperCom (Delaware) to be opened in New York, New York becoming the principal executive offices of PerfectData. Accordingly, following the merger, PerfectData's headquarters will no longer be located in the State of California and a reason for PerfectData continuing to be subject to California law will be eliminated.

Even if the merger is not consummated, the sale by PerfectData of its current business operation which had entirely been conducted from its headquarters in California makes it less necessary to continue to have the headquarters located in that state.

After a careful review of the differences among California law to which PerfectData is currently subject and Delaware law to which SuperCom Delaware is currently subject, the PerfectData board of directors, with the concurrence of the SuperCom board of directors, concluded that PerfectData should be reincorporated in the State of Delaware. Some of the principal differences which could materially affect the rights of a PerfectData shareholder or a SuperCom shareholder are reviewed in the section entitled "Comparison of Rights of Holders of SuperCom Ordinary Shares and PerfectData and SuperCom Delaware Common Stock." The PerfectData board of directors believes that the General Corporation Law of the State of Delaware, or the DGCL will furnish the most flexibility to the PerfectData directors, while at the same time protecting the rights of the PerfectData shareholders.

For many years the State of Delaware has followed a policy of encouraging incorporation in that State and has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many corporations have been initially incorporated in Delaware or have subsequently reincorporated in Delaware in a manner similar to that proposed by PerfectData. Because of Delaware's prominence as a state of incorporation for many corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL, and establishing public policies with respect to corporations incorporated in Delaware. As a result, Delaware corporation law is comparatively well known and understood. It is anticipated that, as in the past, Delaware corporation law will continue to be interpreted and explained in a number of significant court decisions. PerfectData shareholders should be aware, however, that Delaware law has been publicly criticized on the grounds that it does not afford minority stockholders all the same substantive rights and protections that are available under the laws of a number of other states (including California) and that, as a result of the proposed reincorporation, the rights of shareholders will change in a number of important respects, as discussed in the next paragraph. PerfectData's board of directors believes that the advantages of the reincorporation to PerfectData and its shareholders outweigh its possible disadvantages.

The PerfectData board of directors believes that the reincorporation will have the following effects, among others, on the rights of the PerfectData shareholders as they become stockholders of SuperCom Delaware:

•	The cumulative voting rights of PerfectData shareholders with respect to the election of directors will be eliminated, thereby limiting the ability of PerfectData minority shareholders to have representation on the PerfectData Board of Directors.
•	Section 203 of the DGCL may make it more difficult for interested stockholders to acquire SuperCom Delaware in the future, while there is no comparable provision under California law.
•	Officers and employees (including directors who are officers or employees) will now be eligible to receive loans from SuperCom Delaware if such loans are reasonably expected to benefit the corporation. This is a change for PerfectData shareholders.
•	PerfectData shareholders with specified ownerships of shares will lose their absolute right to inspect the shareholders' list without showing a purpose reasonably related to such person's interest as a shareholder.
•	Although the tests for paying dividends and repurchasing shares differ between California law on the one hand and Delaware law on the other hand, this issue will not be meaningful to SuperCom Delaware stockholders because of the unlikelihood of cash dividends or repurchases of shares in the foreseeable future.
•	California law furnishes certain protections for shareholders on mergers which Delaware law does not.
•	A PerfectData shareholder may currently institute a derivative action against PerfectData even if not a shareholder at the time of the transaction in question, which right he, she or it will not have in the SuperCom Delaware.
•	PerfectData shareholders will lose the right to dissolve PerfectData if 50% of the holders of voting stock so demand even if the PerfectData Board of Directors does not act.

The principal differences between the rights of California shareholders and Delaware stockholders are discussed in "Comparison of Rights of Holders of SuperCom Ordinary Shares and PerfectData and SuperCom Delaware Common Stock." You are urged to read this section of the joint proxy statement/prospectus carefully and in its entirety before making a decision on the reincorporation proposal.

Summary of Provisions of SuperCom Delaware's Charter Documents

In addition to the changes in shareholders' rights resulting in the change from California law to Delaware law, SuperCom Delaware's proposed certificate of incorporation and bylaws contain some important differences from PerfectData's articles of incorporation and bylaws. For a description of these differences, please see "Description of PerfectData and SuperCom Delaware Capital Stock" and "Comparison of Rights of Holders of SuperCom Ordinary Shares and PerfectData and SuperCom Delaware Common Stock." A copy of SuperCom Delaware's proposed certificate of incorporation is attached to this joint proxy statement/prospectus as Annex F, and a copy of SuperCom Delaware's proposed bylaws is attached to this joint proxy statement/prospectus as Annex G. You are urged to read the proposed certificate of incorporation and bylaws carefully and in their entirety before making a decision on the reincorporation proposal.

Vote Required

Adoption of the reincorporation transaction requires the vote of a majority of the outstanding shares of PerfectData's common stock. Shareholders holding an aggregate of 1,234,716 shares (or approximately 19.9% as of [Record Date]) of PerfectData's outstanding common stock have entered into a voting agreement which requires those shareholders to vote their shares of PerfectData common stock in favor of the reincorporation. The reincorporation will be effective immediately upon acceptance of filing by the Delaware Secretary of State, which we expect will occur immediately before the merger of PerfectData Merger Sub with and into SuperCom if the merger is approved. Otherwise, the reincorporation will become effective when we file the certificate of merger relating to PerfectData merging with and into SuperCom Delaware (to be renamed PerfectData Corporation) after the PerfectData annual meeting of shareholders.

Recommendation

THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REINCORPORATION TRANSACTION. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE REINCORPORATION.

PROPOSAL NO. 3:    To Increase Authorized Number of Shares of PerfectData Common Stock

General

The PerfectData board of directors is seeking the approval of the PerfectData shareholders to increase the number of authorized shares of the PerfectData common stock from 10,000,000 to 55,000,000 shares. The authorized shares of the PerfectData preferred stock would remain at 2,000,000 shares. The PerfectData board of directors is seeking approval of Proposal No. 3 because of its concern that there are insufficient shares of the PerfectData common stock, after meeting the requirements for which shares are currently reserved, to meet the corporate requirements hereinafter discussed. The PerfectData board of directors would request shareholder approval to an increase in the authorized number of shares even if the merger were not consummated.

Because SuperCom Delaware, PerfectData's newly formed Delaware subsidiary, currently has the same number of authorized shares of common stock (except that it is $.01 par value and not no par) as PerfectData, it will be necessary to increase the number of authorized shares of SuperCom Delaware common stock to consummate the merger. Accordingly, approval by the PerfectData shareholders of this Proposal No. 3 will be deemed authority to amend the Articles of Incorporation of SuperCom Delaware to increase its authorized shares of the SuperCom Delaware common stock from 10,000,000 to 55,000,000 shares. The PerfectData board of directors, based on advice of counsel, does not consider the change in par value to be a change adverse to the PerfectData shareholders.

There were outstanding, as of the PerfectData Record Date, 6,209,530 shares of the PerfectData common stock and an aggregate of 2,276,000 shares were reserved for the following purposes: (1) 2,000,000 shares for exercises of stock options granted or to be granted under the PerfectData Stock Option Plan of 2000 of which stock options to purchase an aggregate of 183,500 shares were outstanding; (2) 10,000 shares for exercises of stock options granted under the PerfectData 1985 Employee Stock Option Plan; (3) 76,000 shares for the exercises of stock options or warrants granted or to be granted pursuant to the PerfectData board's authorization on April 28, 1999, of which stock options to purchase 5,000 shares were outstanding; (4) 20,000 shares reserved for exercise of an option granted to a former consultant to PerfectData; (5) 20,000 shares for the exercises of warrants held by Millennium Capital Corporation, or Millennium, and JDK Associates, Inc., or JDK; and (6) 150,000 shares to be issued to JDK upon consummation of the merger and the resultant cancellation of the Consulting Agreement dated as of January 20, 2000 by and among PerfectData, Millennium and JDK. As a result of these reservations, only 1,514,470 shares of the authorized 10,000,000 shares of PerfectData common stock were available, as of the PerfectData Record Date, for other corporate purposes. Upon consummation of the merger, the 150,000 shares will be issued to JDK and all of the other reserves will be cancelled except for shares necessary to provide for the exercises of outstanding options and warrants, i.e., an aggregate of 238,500 shares. However, if the merger is consummated after November 3, 2003, the option described in (3) above will terminate if not exercised prior thereto and, if the merger is consummated after November 26, 2003, the option described in (4) above will terminate if not exercised on or prior thereto.

If the merger is consummated, PerfectData would be required to issue or reserve for issuance, assuming an exchange ratio of 1.534804837 with no adjustment as provided in the two succeeding paragraphs and no change as described in the last sentence of the preceding paragraph, an aggregate of 29,090,481 shares of the PerfectData common stock for the following purposes:

(1)    an aggregate of 19,501,750 shares to be issued in exchange for the shares of the SuperCom ordinary shares;

(2)    an aggregate of 2,747,420 shares to be issued upon the exercises of PerfectData stock options to be exchanged for the outstanding SuperCom share options;

(3)    an aggregate of 1,841,311 shares to be issued to finders; and

(4)    an aggregate of 5,000,000 shares to be reserved in connection with the new equity incentive plan if Proposal No. 4 is approved;

We intend to issue the number of shares of SuperCom Delaware common stock to be issued under the merger agreement as consideration for the merger. This number, however, is not fixed and will be adjusted based upon the exchange ratio and the adjusted exchange ratio established by the merger agreement. Under the merger agreement, the exchange ratio is calculated so that each ordinary share of SuperCom outstanding immediately before the effective time of the merger will be converted into the number of shares of PerfectData common stock equal to (1) 3.3720926 times the number of shares of PerfectData common stock outstanding on a fully-diluted basis before the effective time of the merger, divided by (2) the number of ordinary shares of SuperCom outstanding on a fully-diluted basis immediately before the effective time of the merger. Based on the number of shares of PerfectData common stock and SuperCom ordinary shares outstanding and reserved as of the PerfectData Record Date, SuperCom shareholders would receive 1.534804837 shares of PerfectData common stock for each ordinary share of SuperCom they own.

Adjustments to the exchange ratio will be made in the event that the Final Net Available Cash of PerfectData at the effective time of the Merger is less than $2,000,000. Pursuant to the merger agreement, "Final Net Available Cash" means, as of the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of PerfectData's cash and cash equivalents, less the aggregate amount of all of PerfectData's liabilities. Assuming that the Final Net Available Cash of PerfectData prior to the merger equals $1,600,000, the adjusted exchange ratio (assuming no changes in the number of SuperCom ordinary shares and PerfectData common stock outstanding on a fully diluted basis) would be adjusted so that each ordinary share of SuperCom would be converted into the right to receive 2.0171376 shares of PerfectData common stock at the effective time of the merger, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the Merger, on a fully diluted basis would be approximately 78% and 17.6%, respectively. If the Final Net Available Cash of PerfectData prior to the merger equals $1,500,000 (which is the lowest amount it can be without breaching the conditions to SuperCom's obligations to close), the adjusted exchange ratio would be 2.1895426, and the respective ownership of SuperCom's shareholders and PerfectData's shareholders in PerfectData, at the effective time of the merger, on a fully diluted basis would be approximately 79.4% and 16.5%, respectively.

Assuming a Final Net Available Cash of PerfectData prior to the merger of $1,500,000 which results in an exchange ratio of 2.1895426, if the merger is consummated, PerfectData would be required to issue or reserve for issuance an aggregate of 38,390,890 shares of PerfectData common stock.

Shareholders of PerfectData will continue to own the same number of shares after the merger and reincorporation, but they will hold shares in the new Delaware corporation, SuperCom Delaware, instead of the current PerfectData. The issuance of SuperCom Delaware common stock to the SuperCom stockholders will have a substantial dilutive effect on the voting power and percentage ownership of current PerfectData shareholders.

PerfectData's board of directors believes the increase in the number of authorized shares is also necessary to provide PerfectData or the combined company following the merger with the flexibility to act in the future with respect to financing programs (i.e., the right to issue both (1) those shares sold to investors directly or subsequently issued upon conversion or exercise of the securities which are sold to the investors and (2) those used in payment of underwriter's, placement agent's or finder's fees), stock splits, issuances under equity incentive plans and other corporate purposes without the delay and expense associated with obtaining special shareholder approval each time an opportunity requiring the issuance of shares may arise. In addition, although neither the PerfectData board of directors nor the SuperCom board of directors have any specific company as to which its stock or assets would be acquired under consideration, the PerfectData board believes that, should an appropriate acquisition opportunity present itself in the future, PerfectData or SuperCom Delaware should have the flexibility to use shares of the PerfectData common stock or the SuperCom common stock instead of, or in addition to, cash to effect such an acquisition. If the merger is not consummated, the PerfectData board will definitely be seeking an acquisition. In addition, there can be assurance that PerfectData will use shares of the PerfectData common stock in any or all of the ways described in this paragraph.

PerfectData's board of directors further believes that the lack of authorized shares of common stock available for issuance would unnecessarily limit SuperCom Delaware's ability to pursue the opportunities described in the preceding paragraph. Other than as contemplated by the merger agreement or in connection with the merger, or with respect to outstanding options or warrants, neither PerfectData's board of directors nor SuperCom's board of directors has any immediate plans, understandings, agreements or commitments to issue additional shares of common stock. No additional action or authorization by PerfectData's shareholders or SuperCom Delaware's stockholders would be necessary before issuing additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which PerfectData's or SuperCom Delaware's common stock is then listed or quoted.

Effect on PerfectData Shareholders

Without giving effect to the merger (the effect of which is described in the preceding subsection "General" under this caption "Proposal No. 3: To Increase Authorized Number of Shares of PerfectData Common Stock"), authorization of the additional shares of the PerfectData common stock will have no effect on the rights of the existing holders of the PerfectData common stock. Their rights will continue, as hereinafter described, unless and until such shares are issued, in which event the only effect would be a dilution of the voting rights of existing holders as a result of the increased number of outstanding shares of the PerfectData common stock.

Although the issuance of additional shares of PerfectData common stock would theoretically increase the amount necessary to pay dividends, the PerfectData Board does not anticipate, because of the current financial requirements of PerfectData and its financial condition, that dividends on the PerfectData common stock will be paid in the foreseeable future. The SuperCom board believes that the likelihood of dividends in SuperCom Delaware in the foreseeable future is also unlikely.

The PerfectData board of directors recognizes that, when a public company has a substantial number of authorized and unreserved shares, this condition could create concern among existing shareholders that their stock interests could be substantially diluted when such additional shares are issued. Sometimes such concerns may even have a depressive effect on the market price for the PerfectData common stock. The PerfectData board of directors believes that, in view of certain of the intended uses of such shares as described in the preceding section "General" under this caption "Proposal No. 3: To Increase Authorized Number of Shares of PerfectData Common Stock," all of which the PerfectData board of directors believes will be beneficial to PerfectData and its shareholders, the addition of the authorized shares should not have an adverse effect.

In voting on this Proposal No. 3, PerfectData shareholders should be aware that the PerfectData board of directors or the SuperCom Delaware board of directors may use the additional shares to enter into a transaction which other shareholders do not believe would be in their best interests. One example of this is for either board of directors to authorize the issuance of shares to a third person or persons in an attempt to defeat an acquisition proposal by another party whom the board of directors opposes but these shareholders favor. The PerfectData board of directors, in proposing this Amendment to the Certificate of Incorporation to increase the authorized number of shares, has no such current intention.

The number of the additional shares which may be issued and the extent of dilution of voting rights cannot be predicted because the PerfectData board does not know the number of shares, whether of the PerfectData or SuperCom Delaware common stock or securities convertible or exercisable into shares of the PerfectData or SuperCom Delaware common stock, that may be issued in the future for the purposes described in the section "General" under this caption "Proposal No. 3: To Increase Authorized Number of Shares of PerfectData Common Stock" other than the merger.

Vote Required

Approval of the proposal to increase the outstanding shares of the PerfectData common stock requires the vote of a majority of the outstanding shares of PerfectData's common stock. Abstentions and broker non-votes will have the same effect as voting against the proposal and, accordingly, could lead to its defeat. Shareholders holding an aggregate of 1,234,716 shares (or approximately 19.9% as of

[Record Date] of PerfectData's outstanding common stock have entered into a voting agreement which requires those shareholders to vote their shares of PerfectData common stock in favor of this proposal.

Recommendation

FOR THE REASONS STATED ABOVE, THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS THAT THE PERFECTDATA SHAREHOLDERS VOTE FOR PERFECTDATA PROPOSAL THREE TO AUTHORIZE THE BOARD TO INCREASE THE AUTHORIZED SHARES OF THE PERFECTDATA COMMON STOCK. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ADOPTION OF THIS PROPOSAL.

PROPOSAL NO. 4:    Approval of the new equity incentive plan.

General

Under the merger agreement, PerfectData agreed to present a new equity incentive plan to its shareholders for approval. The equity incentive plan provides that 5,000,000 shares of PerfectData's common stock will be set aside to be issued from time to time after the merger as various forms of incentive compensation. The plan would be administered by a committee consisting of members of PerfectData's board of directors in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act. The plan further provides that the committee is granted the authority and discretion to select participants under the plan that are either employees of (including officers and/or directors of PerfectData who are also employees) or consultants to PerfectData, or non-employee directors of PerfectData whose services are important to PerfectData. The committee is also granted the discretion to determine the awards to be made pursuant to the plan, including the number of awards, the time and manner in which such awards are to be granted, conditions upon which such awards may be exercised or retained, and other terms and requirements of the various compensation incentives. SuperCom Delaware will assume the plan as part of the reincorporation, and all references to PerfectData in the plan will be applicable to SuperCom following the reincorporation merger and the merger.

PerfectData is soliciting proxies in favor of adopting the equity incentive plan described above. A copy of the equity incentive plan is attached as Annex H. You are encouraged to read the equity incentive plan carefully and in its entirety before making a decision on the proposal to adopt the equity incentive plan.

Reasons for Adopting the New Equity Incentive Plan

PerfectData's board of directors believes that adopting the new equity incentive plan will assist the combined company in attracting and retaining the most qualified employees, consultants, directors and officers. PerfectData's board of directors anticipates that the plan will provide added incentives for these persons to continue in the long term service of the combined company and to create a more direct interest in the future operations of the combined company by more closely aligning the compensation of participating persons with stockholder value. The board further believes that the new equity incentive plan is necessary to provide SuperCom Delaware with the flexibility to act following the merger with respect to employee and officer incentives without the delay and expense associated with obtaining stockholder approval each time an opportunity arises in which it is in the best interests of the combined company to issue equity incentives to its employees or officers.

There can be no assurance, however, that the plan will achieve the objectives described in the preceding paragraph.

The PerfectData board of directors has authorized, effective with the consummation of the merger, termination of the reserve of shares of the PerfectData common stock (except as to the outstanding options) with respect to (1) the 2000 Option Plan as to 2,000,000 shares and (2) the April 28, 1999 authorization as to 76,000 shares. No further options may, in any event, be granted pursuant to the 1985 Option Plan. Accordingly, after the merger is consummated, there will be in effect no equity incentive plan to attempt to achieve the results described in the second preceding paragraph. If the merger is not consummated for any reason, the PerfectData board of directors intends to continue to use the shares under the 2000 Option Plan and the April 28, 1999 authorization.

Effects of Adopting the New Equity Incentive Plan

There are currently no plans, understandings, agreements or commitment to issue any of the incentive shares. We are currently unable to determine the amounts of incentive shares to be allocated to management following the merger. If the plan is approved and adopted, shares of SuperCom Delaware common stock could be issued at any time by act of the committee without any additional action or authorization by SuperCom Delaware's stockholders, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which SuperCom Delaware's common stock is then listed or quoted. Any issuance of shares of SuperCom Delaware common stock under the equity incentive plan will dilute your voting power and earnings per share as a SuperCom Delaware stockholder, up to ___% based upon the number of shares expected to be outstanding after the merger, if all of the shares allocated to the plan are issued. Furthermore, the recipients of the shares issued under the equity incentive plan may have incentives that differ from yours with respect to any issue which may come before SuperCom Delaware's stockholders for a vote. Notwithstanding these negative effects, the Perfect Data board of directors believes that the new equity incentive plan is necessary to facilitate the operation of the business of the combined company following the merger and in the best interests of the combined company.

Material Provisions of the Plan

Under the 2003 Employee, Director and Consultant Stock Plan, we may grant incentive stock options, nonqualified stock options and restricted stock awards. A total of 5,000,000 shares of common stock will be reserved for issuance under this plan. There is no allocation in the 2003 Employee, Director and Consultant Stock Plan of these shares as among incentive stock options, non-qualified stock options and restricted stock awards.

The 2003 Employee, Director and Consultant Stock Plan will be administered by the board of directors or the compensation committee of the board of directors which will determine the terms of options and stock awards, including:

•	the determination of which employees, directors and consultants will be granted options and stock awards;
•	the exercise price or purchase price, if any and the number of shares subject to options and stock awards;
•	the schedule upon which options become exercisable and upon which restrictions on stock awards lapse; and
•	the termination or cancellation provisions applicable to options and stock awards.

The number of shares allocable to executive officers, directors and employees, whether subject to options or awards, is not currently determinable. In the opinion of the PerfectData Board, it is not feasible to compare the amounts previously allocable by SuperCom to such categories because of the change from the State of Israel with its tax and other consequences to that of the United States with different tax and other consequences. Similarly, the PerfectData Board believes that a comparison with what PerfectData previously allocated to these categories is not relevant because of the substantial changes in personnel and operations.

The maximum term of options granted under our plan is ten years.

If we are acquired, the board of directors or the compensation committee of the board of directors will provide that outstanding options and stock awards under our plan shall be:

•	assumed by the successor company or replaced with a comparable right to shares of capital stock of the successor company;
•	exercised within a specified number of days after which or the options will terminate if they have not been exercised and the stock awards will terminate if they have not been accepted;
•	terminated in exchange for a cash payment equal to the difference between the exercise price or purchase price, if any, and the fair market value of the shares subject to the option or stock award at the time we are acquired.

If we are acquired, the board of directors or compensation committee of the board of directors may also provide that all outstanding options fully vest and repurchase rights to outstanding stock awards waived.

Vote Required

Adoption of the equity incentive plan requires the vote of a majority of the votes cast at the PerfectData annual meeting. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect other than to help assure a quorum. Shareholders holding an aggregate of 1,234,716 shares (or approximately 19.9% as of [Record Date]) of PerfectData's outstanding common stock have entered into a voting agreement which requires those stockholders to vote their shares of PerfectData common stock in favor of adopting the equity incentive plan.

Recommendation

THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE EQUITY INCENTIVE PLAN PROPOSAL. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5:    To Adopt an Amendment to the Bylaws to Increase Number of PerfectData Directors

General

The fifth proposal in the PerfectData notice of annual meeting is for the PerfectData shareholders to adopt an amendment to the bylaws increasing the number of PerfectData directors from five to eight, which amendment would become effective only if the merger is consummated. Section 2 of Article III of the PerfectData Bylaws provides that the number of authorized directors shall be not less than three or more than five unless changed by an amendment of the PerfectData Articles of Incorporation or by adoption of a bylaw approved by the PerfectData shareholders. Based on the advice of Wachtel & Masyr, LLP, counsel to PerfectData, the PerfectData directors concluded that the second procedure was preferable because it does not require a filing in the State of California (Delaware if Proposal No. 2 is adopted) every time it is decided to increase or decrease the number of authorized directors.

The PerfectData board agreed to this request by the SuperCom board of directors because it would enable the PerfectData board of directors, after the merger, to continue to have two representatives of the current PerfectData directors, while at the same time it would add three directors who were independent of PerfectData and SuperCom, although selected by SuperCom. The remaining three PerfectData directors to be elected would be three current SuperCom directors.

Should the merger not be consummated for any reason, which is not the recommendation of the PerfectData board of directors, this proposal, even if adopted by the PerfectData shareholders, will not be implemented.

Vote Required

A majority of the outstanding shares of the PerfectData common stock is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal and, accordingly, could lead to its defeat. Shareholders holding an aggregate of 1,234,716 shares of the PerfectData common stock (or approximately 19.9% as of [Record Date]) have entered into a voting agreement which requires those shareholders to vote their shares in favor of the amendment to the bylaws.

Recommendation

THE PERFECTDATA BOARD RECOMMENDS ADOPTION OF THE BYLAW INCREASING THE AUTHORIZED NUMBER OF DIRECTORS BY THREE, NOT ONLY BECAUSE IT IS A CONDITION PRECEDENT TO THE MERGER, OF WHICH THE PERFECTDATA BOARD IS IN FAVOR, BUT ALSO AS INDICATED ABOVE, IT GIVES THE PERFECTDATA SHAREHOLDERS AFTER THE MERGER THE BENEFIT OF THE CONTINUITY OF SOME PERFECTDATA REPRESENTATION, WHILE AT THE SAME TIME GIVES THEM THE BENEFIT OF THREE DIRECTORS INDEPENDENT OF BOTH PERFECTDATA AND SUPERCOM. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ADOPTION OF THE BY-LAW.

PROPOSAL NO. 6:    To Elect Directors of PerfectData

Alternative Nominees

The sixth proposal in the PerfectData notice of annual meeting is to elect directors of PerfectData. Five directors will be elected to serve for a term commencing on the date of the PerfectData annual meeting and ending on either (1) the effective time if the merger is consummated or (2) the date (a) of the next annual meeting of shareholders of PerfectData and (b) on which his or her successor is duly elected and qualifies if the merger is not consummated. Eight directors (including two of the five directors elected in accordance with the preceding sentence) will be elected, each to serve for a term (1) commencing on the effective time if the merger is consummated and the new bylaw increasing the number of PerfectData directors is adopted (i.e., the foregoing Proposal No. 5 in the PerfectData notice of annual meeting) and (2) ending on the date (a) of the next annual meeting of shareholders of PerfectData and (b) on which his or her successor is duly elected and qualifies.

If the reincorporation merger (i.e., Proposal No. 2 in the PerfectData notice of annual meeting) is approved and then consummated, election of the directors in accordance with the foregoing paragraph shall be deemed authority to elect such persons as directors of SuperCom Delaware (if the merger is effected) or PerfectData Corporation (i.e., the renamed Delaware subsidiary) if the merger is not effected.

PerfectData proxies received in response to this solicitation by the PerfectData board of directors, unless specified otherwise, will be voted in favor of the eight or five nominees named below in the sections "Nominees if Merger" or "Nominees if No Merger," respectively. If a nominee should not be available for election as contemplated, which is not currently anticipated, the PerfectData management proxies will vote for such lesser number of directors as are available to serve or will vote for the substitute nominee designated by the current SuperCom board of directors if a SuperCom nominee should not be available or by the current PerfectData board if a PerfectData nominee should not be available. In no event will PerfectData proxies be voted for more than eight nominees to serve if the merger is thereafter consummated or five nominees to serve if the merger is not consummated.

No current director of PerfectData, no nominee for election as a director of PerfectData, no executive officer of PerfectData, and no person who will become an executive officer of SuperCom Delaware upon consummation of each of the merger and the reincorporation merger is a party in a material proceeding adverse to PerfectData or has a material interest adverse to PerfectData.

Cumulative Voting

Section 708 of the CGCL permits a PerfectData shareholder, when voting for PerfectData directors, to cumulate his, her or its votes unless shareholders of a listed company (as defined), which PerfectData is not, vote to eliminate this right. Section 7(c) of PerfectData's Bylaws permit a PerfectData shareholder to cumulate his, her or its votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the PerfectData shareholder's votes are entitled, or distribute the PerfectData shareholder's votes on the same principle among as many candidates as the PerfectData shareholder thinks fit. No PerfectData shareholder is entitled to cumulate votes for any candidate or candidates pursuant to the preceding sentence unless such candidate's name or candidates' names have been placed in nomination prior to the voting and the PerfectData shareholder gives notice at the PerfectData annual meeting of his, her or its intention to cumulate the PerfectData shareholder's vote prior to the voting. Once any PerfectData shareholder has given such notice, any other PerfectData shareholder may cumulate his, her or its votes for candidates in nomination. The candidates receiving the highest number of votes will be elected directors.

The following is an example of cumulative voting: If a PerfectData shareholder owns 1,000 shares of the PerfectData common stock on the PerfectData Record Date, then such shareholder may, (1) when eight directors are being elected, vote 8,000 shares in favor of one nominated candidate or divide the 8,000 votes among the eight nominated candidates and (2) when five directors are being elected, vote 5,000 shares in favor of one nominated candidate or divide the 5,000 votes among the five nominated candidates.

Nominees if Merger

The next following table sets forth certain information, as of [the PerfectData Record Date], concerning the nominees for election as directors of PerfectData to serve only if the merger is consummated and Proposal No. 5 increasing the number of directors is adopted. The information as to age has been furnished to PerfectData by the individual named. Except for Messrs.                    and                     , none of the nominees currently owns shares of the PerfectData common stock. For information as to the shares of the PerfectData common stock beneficially owned by Messrs.                      and                     , see the table for PerfectData under the caption "Information Regarding Perfect Data — Security Ownership of Management and Principal Shareholders of PerfectData" elsewhere in this joint proxy statement/prospectus. For information as to the shares of SuperCom common stock beneficially owned by Messrs. Rozen, Schechter, Getter and                       , see the table for SuperCom under the caption "Information Regarding SuperCom—Security Ownership of Management and Certain Principal Shareholders of SuperCom" elsewhere in this joint proxy statement/prospectus. None of the eight nominees is currently a director of PerfectData except for Messrs.        and        who were first elected as PerfectData Directors on March 31, 2000.

Name of Nominee	Age	Position with SuperCom or PerfectData
Eli Rozen	48	Chairman of the Board
Avi Schechter	37	Chief Executive Officer, President and Director
Philip M. Getter	66	Director
[ ]		Director
[ ]		Director
[ ]		Director
[ ]		Director
[ ]		Director

Nominees if No Merger

The next following table sets forth certain information, as of the PerfectData Record Date, concerning the nominees for election as directors of PerfectData to serve only until the effective time if the merger is consummated (except in the case of Messrs.                  and                 ) or, if the merger is not consummated, until the next annual meeting of shareholders of PerfectData and until his or her successor is duly elected and qualifies. The information as to age as been furnished to PerfectData by the individual named. For information as to the shares of the PerfectData common stock owned by each of the nominees, see the table for PerfectData under the caption "Information Regarding PerfectData — Security Ownership of Management and Principal Shareholders of PerfectData" elsewhere in this joint proxy statement/prospectus.

Name of Nominee	Age	Year First Elected Director	Position and Offices with PerfectData
Harris A. Shapiro	68	2000	Director, Chairman of the Board and Chief Executive Officer
Bryan Maizlish	42	2000	Director
Timothy D. Morgan	49	2000	Director
Tracie Savage	40	1995	Director
Corey P. Schlossmann	48	2000	Director

Family Relationships of Nominees and Executive Officers

There are no family relationships among the nominees for election as directors of PerfectData and the current executive officers of PerfectData and the current executive officers of SuperCom who will become executive officers of SuperCom Delaware if each of the merger and the reincorporation merger is consummated.

Business History of Nominees

For the business histories of Messrs. Rozen, Schechter, Getter,                and                 , see the section "Information Regarding SuperCom — Management of SuperCom and the Executive Officers and Directors of SuperCom Joining PerfectData" elsewhere in this joint proxy statement/prospectus.

For the business histories of Messrs. Bryan Maizlish, Timothy Morgan, Harris Shapiro and Corey Schlossmann and Ms. Tracie Savage, see the section "Information Regarding PerfectData — PerfectData's Management" elsewhere in this joint proxy statement/prospectus.

Directorships on Other Public Companies

Since October 1999, Corey Schlossmann has served as a director of Entrade, Inc., a New York Stock Exchange holding company whose online subsidiaries (including Nationwide Auction Systems of which he is an executive officer) provide auction and asset disposition services to the utility and manufacturing industries, among others.

No other current director of PerfectData currently serves on any board of any company other than PerfectData with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the reporting requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Since May 1999, Mr. Getter has been a director of EVCI Career Colleges Inc., a public company trading on the Nasdaq National Market System.

No person nominated to be elected as a director of PerfectData who is not currently a director of PerfectData currently serves on any board of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the reporting requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act, except Messrs. Housman and Getter.

Committees and Board Meetings

The Board has two standing committees: Audit and Compensation.

For information as to these committees currently, see the section "Information Regarding PerfectData — PerfectData's Management" elsewhere in this joint proxy statement/prospectus.

Upon consummation of the merger, members to these two standing committees will be appointed by the new Board.

Compliance with Section 16(a) of the Exchange Act

For information as to compliance with Section 16(a) of the Exchange Act with respect to the PerfectData common stock, see the section "Information Regarding PerfectData — PerfectData's Management" elsewhere in this joint proxy statement/prospectus.

Certain Relationships and Related Transactions

For information as to certain relationships and transactions between PerfectData and any director, Information Regarding PerfectData — PerfectData's Management" elsewhere in this joint proxy statement/prospectus.

There have been no relationships or transactions between PerfectData and (1) any nominee designated by SuperCom to be elected as a director of PerfectData, (2) any person selected by SuperCom to become an executive officer of PerfectData after the Merger, or (3) any shareholder of SuperCom.

Vote Required

Directors will be elected by a plurality of the votes of the holders of PerfectData common shares present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect other than to ensure that a quorum is present. Shareholders holding an aggregate of 1,234,716 shares (or approximately 19.9% as of [Record Date]) of PerfectData's outstanding common stock have entered into a voting agreement which requires those shareholders to vote their shares of PerfectData common stock in favor of the new slate of directors to serve if the merger is consummated. If all of the eight nominees are not elected, SuperCom will have the right to terminate the merger agreement. Election of the new slate of eight directors is a condition of SuperCom's obligation to close the merger.

Recommendation

THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR ELECTION OF EACH NOMINEE.

PROPOSAL NO. 7:    To Ratify Selection of PerfectData's Independent Auditors

Alternative Choices

The PerfectData Board is seeking the ratification of the selection by the PerfectData Audit Committee of independent accountants of PerfectData, as follows:

•	Kost, Forer & Gabbay, a member of Ernst & Young Global, SuperCom's current independent accountants, if the merger is consummated, for the fiscal year ending December 31, 2003.
•	KPMG LLP, PerfectData's current independent accountants, if the merger is not consummated, for the fiscal year ending March 31, 2004.

The SuperCom Delaware board of directors intends to use SuperCom's fiscal year, which ends December 31, and not PerfectData's, which ends March 31, if the merger is consummated.

The CGCL does not require the approval of the selection of independent auditors by PerfectData's shareholders; however, in view of the importance of the financial statements to shareholders, the PerfectData board of directors deems it desirable that PerfectData's shareholders pass upon the selection of auditors. In the event that shareholders disapprove of the selection, the PerfectData Audit Committee will consider the selection of other auditors. Even if the appointment is ratified, PerfectData's Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in PerfectData's and its shareholders' best interests.

Kost, Forer & Gabbay has audited SuperCom's financial statements since 1999. Its representatives are expected to be present at the PerfectData annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

A representative of KPMG LLP will be present at the PerfectData annual meeting. PerfectData has been informed that the representative does not intend to make any statement to the PerfectData shareholders at the annual meeting, but will be available to respond to appropriate questions from PerfectData shareholders relating to the past financial statements of PerfectData.

Reason for Alternative Choices

If the merger is consummated, SuperCom's executive officers will become the executive officers of PerfectData and three of the eight PerfectData directors will be former SuperCom directors. Accordingly, they desire that PerfectData's independent accounting firm be the one with which they have been working at SuperCom. Similarly, if the merger is not consummated, the PerfectData Audit Committee believes there is no reason for a change, KPMG LLP having served as PerfectData's independent auditors since the fiscal year ending March 31, 2000.

Vote Required

Ratification of the selection of Kost, Forer & Gabbay, a member of Ernst & Young Global, as independent auditors of PerfectData for the fiscal year ending December 31, 2003, or of KPMG LLP for the fiscal year ending March 31, 2004, requires the vote of a majority of the votes cast at the PerfectData annual meeting. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect other than to ensure that a quorum is present. Shareholders holding an aggregate of 1,234,716 shares (or approximately 19.9% as of [Record Date]) of PerfectData's outstanding common stock have entered into a voting agreement, which requires those stockholders to vote their shares of PerfectData common stock in favor of the ratification of the selection of Kost, Forer & Gabbay as auditors.

Recommendation

THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KOST, FORER & GABBAY AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION OF THE SELECTION OF KOST, FORER & GABBAY AS AUDITORS.

IN THE ALTERNATIVE, IN THE EVENT THAT THE MERGER IS NOT CONSUMMATED FOR ANY REASON, WHICH IS NOT THE RECOMMENDATION OF THE PERFECTDATA BOARD OF DIRECTORS, THE PERFECTDATA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2004. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

NOTICE AS TO PROPOSED SALE OF PERFECTDATA'S CURRENT BUSINESS OPERATIONS

PerfectData is hereby giving notice to its shareholders pursuant to Section 603(b)(1) of the California General Corporation Law, or the CGCL that it has agreed to sell PerfectData's current business operations as described below. The holders of a majority of the outstanding shares of PerfectData's common stock had agreed, pursuant to an agreement dated as of July 15, 2003 by and among Leland P. Polak, Joseph Mazin, William B. Wachtel as Trustee for the Digital Trust, a trust formed under the laws of the State of New York, Bryan Maizlish, Timothy D. Morgan, Tracie Savage, Harris A. Shapiro, Corey P. Schlossmann, Irene J. Marino and PerfectData, to authorize PerfectData to sell its inventory, intellectual property and business operations. Such shareholders and their affiliates have now consented as to an aggregate of 3,406,716 shares of PerfectData common stock or 54.9% of the outstanding shares. On                      2003, PerfectData received consents from such shareholders and their affiliates and is now required under the CGCL to give this Notice to the shareholders who did not consent.

On October 3, 2003, PerfectData entered into an Asset Purchase Agreement with Spray Products Corporation, or Spray, pursuant to which PerfectData agreed to sell substantially all of the operating assets of PerfectData for a price equal to the sum of the value of the inventory, collectible accounts receivable and $100,000, less the amount of trade payables of PerfectData which are being assumed by Spray. Ten percent of the purchase price will be held in escrow pending the collection of certain receivables by Spray. PerfectData is not transferring any of its cash or cash equivalents as part of the transaction. The purchase price is deemed fair consideration for the assets because PerfectData had negotiated over a period of months with several potential purchasers. Spray is currently the major supplier to PerfectData of compressed gas dusters, which represents more than 85% of PerfectData's current sales.

The closing of the sale of the assets shall occur on                     , 2003, which is the 21st day after the sending of this Notice. Section 603 of the CGCL requires only ten calendar days' notice, while Rule 14c-2(b) under the Exchange Act requires at least 20 days' prior notice, as to the closing of the transaction. In the event either party terminates the Asset Purchase Agreement in violation thereof, or is unable to close, that party shall pay a break-up fee of $100,000 to the other party.

Beginning November 1, 2003, if the Asset Purchase Agreement is not terminated, then Spray shall act as a manager for the fulfillment of orders from PerfectData's customers. As compensation for Spray's services, Spray is entitled to a fee of 7½% of the Net Sales (as such term is defined), payable monthly.

The PerfectData Board of Directors has elected to sell the operating business assets of PerfectData because PerfectData is continuing to operate at a loss, thereby diluting its cash position, which is its principal current asset. See the section "Proposed Sale of Operations" under the caption "Information Regarding PerfectData" for a more detailed description of the directors' reasons and the discussions with major shareholders which led to this conclusion even if there were no proposed transaction with SuperCom. Moreover, SuperCom is requiring that PerfectData dispose of its current operations prior to consummation of the SuperCom transaction. In addition, PerfectData's shareholders would retain a lower percentage of the outstanding shares of the common stock upon consummation of the SuperCom transaction if the amount of PerfectData's cash and cash equivalents was reduced by the continuing operational losses.

PerfectData shareholders who did not consent may claim dissenters' rights. For information as to the procedure such shareholders must follow, see "Statutory Dissenters' Rights of Dissenting PerfectData Shareholders" elsewhere in this proxy statement/prospectus.

DESCRIPTION OF PERFECTDATA AND SUPERCOM DELAWARE CAPITAL STOCK

The following summary of the current terms of PerfectData's capital stock and the terms of SuperCom Delaware's capital stock to be in effect after the completion of the reincorporation and merger is not meant to be complete. For a complete description you should refer to PerfectData's Articles of Incorporation and Bylaws and SuperCom Delaware's Certificate of Incorporation and Bylaws. Copies of the PerfectData articles of incorporation and bylaws will be sent to holders of shares of PerfectData common stock or SuperCom common stock upon request. See "Where You Can Find More Information" on page 164. Copies of SuperCom Delaware's proposed Certificate of Incorporation and Bylaws are attached to this joint proxy statement/prospectus as Annex F and Annex G, respectively.

PerfectData

Authorized Capital Stock. PerfectData's authorized capital stock consists of 10,000,000 shares of common stock, no par value per share, and 2,000,000 shares of "blank check" preferred stock, no par value per share. If Proposal No. 3 is adopted, the authorized shares of the common stock will be increased to 55,000,000.

Common Stock. Subject to the rights of holders of preferred stock, if any, holders of shares of the PerfectData common stock are entitled to share equally on a per share basis in such dividends as may be declared by the PerfectData board of directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of PerfectData common stock. Upon PerfectData's liquidation, dissolution or winding up, after payment of creditors and the holders of any of its senior securities, including preferred stock, if any, PerfectData's assets will be divided pro rata on a per share basis among the holders of the shares of its common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all shareholders' meetings for all purposes. If at a shareholder meeting, a shareholder elects to vote his or her shares cumulatively for directors, other shareholders may also do so.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock. PerfectData's certificate of incorporation authorizes 2,000,000 shares of "blank check" preferred stock. The PerfectData board of directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

SuperCom Delaware

Following the reincorporation transaction, SuperCom Delaware's authorized capital stock will consist of 55,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of "blank check" preferred stock, par value $.01 per share.

Authorized Capital Stock. Subject to the rights of holders of preferred stock, if any, holders of shares of the SuperCom Delaware common stock are entitled to share equally on a per share basis in such dividends as may be declared by the SuperCom Delaware board of directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of SuperCom Delaware common stock. Upon SuperCom Delaware's liquidation, dissolution or winding up, after payment of creditors and the holders of any of its senior securities, including preferred stock, if any, SuperCom Delaware's assets will be divided pro rata on a per share basis among the holders of the shares of its common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock. SuperCom Delaware's certificate of incorporation authorizes 2,000,000 shares of "blank check" preferred stock. The Supercom Delaware board of directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Transfer Agent

The transfer agent for PerfectData's common stock is the U.S. Stock Transfer Corporation.

OTC Bulleting Board and Potential Nasdaq SmallCap Market or AMEX Listing

PerfectData's common stock is listed on the Over the Counter Bulletin Board under the symbol "PERF." Provided that the combined company meets the applicable listing requirements following the merger, the combined company intends to apply for listing the shares of PerfectData common stock on either the Nasdaq SmallCap Market or American Stock Exchange. There can be no assurance that we will meet such listing requirements, especially as to the minimum bid price of $4.00 and $3.00, respectively.

LEGAL MATTERS

The validity of the shares of PerfectData common stock offered by this joint proxy statement/prospectus will be passed upon for PerfectData by Wachtel & Masyr, LLP. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York, is acting as counsel to the board of directors of SuperCom in connection with certain legal matters relating to the merger, the merger agreement and the transactions contemplated thereby. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. and Wachtel & Masyr, LLP will deliver opinions concerning the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The financial statements of PerfectData at March 31, 2003 and for the years ended March 31, 2003 and 2002 have been included in this joint proxy statement/prospectus which is referred to and made a part of this prospectus and registration statement, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, upon the authority of such firm as experts in accounting and auditing.

The financial statements of SuperCom as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this joint proxy statement/prospectus, have been so included in reliance on the report of Kost, Forer & Gabbay, a member of Ernst & Young Global, independent accountants, given on authority of said firm as experts in auditing and accounting.

The financial statements of SuperCom Asia Pacific Limited as of December 31, 2002 and for the year ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of BDO International, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

A representative of KPMG LLP will be present at the annual meeting of PerfectData shareholders and will be available to respond to appropriate questions from PerfectData shareholders. Representatives of Kost, Forer & Gabbay, a member of Ernst & Young Global, are expected to be present at the special meeting of SuperCom shareholders with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

We know of no matters to be presented at either shareholders' meeting other than the matters described in this document. However, if any other matters do come before the meetings, it is intended that the holders of the proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in PerfectData's proxy statement and for consideration at the next annual meeting of shareholders by submitting their proposals to PerfectData in a timely manner. The deadline for timely receipt of shareholder proposals is a reasonable time before PerfectData begins to print and mail its proxy materials.

If PerfectData does not receive notice of any matter to be considered for presentation at the next annual meeting, although not included in the proxy statement, by a reasonable time before PerfectData mails its proxy materials for that annual meeting, management proxies may confer discretionary authority to vote on the matters presented at the annual meeting by a shareholder in accordance with Rule 14a-4 under the Exchange Act. All shareholder proposals should be marked for the attention of Secretary, PerfectData Corporation, 1443 East Los Angeles Avenue, Suite 208, Simi Valley, California 93065 or, if the merger is consummated, to SuperCom, 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.

WHERE YOU CAN FIND MORE INFORMATION

PerfectData files reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the following public reference facility maintained by the SEC:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

Reports, proxy statements and other information concerning PerfectData prior to April 16, 2003 may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

PerfectData has filed a registration statement under the Securities Act with the SEC with respect to the PerfectData common stock to be issued to SuperCom shareholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of PerfectData filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the SEC addresses listed above.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals related to the merger. PerfectData and SuperCom have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than [                    ], 2003, and neither the mailing of the joint proxy statement/prospectus to PerfectData and SuperCom shareholders nor the issuance of PerfectData common stock in the merger shall create any implication to the contrary.

Information on SuperCom's Web Site

Information on any SuperCom internet web site is not part of this document and you should not rely on that information in deciding whether to approve the merger and adopt the merger agreement, unless that information is also in this document.

INDEX TO FINANCIAL STATEMENTS

Page
SuperCom Ltd.:
Reports of Independent Auditors	F-3 – 4
Consolidated Balance Sheets of SuperCom as of December 31, 2002 and 2001	F-5 – 6
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-7
Statements of Changes in Shareholders' Equity	F-8
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-9 – 10
Notes to Consolidated Financial Statements	F-11 – 28
Consolidated Balance Sheets of SuperCom as of June 30, 2003 (unaudited)	F-30 – 31
Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (unaudited)	F-32
Statements of Changes in Shareholders' Equity (unaudited)	F-33
Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (unaudited)	F-34 – 35
Notes to Interim Consolidated Financial Statements	F-36 – 38
PerfectData Corporation:
Report of Independent Auditors	F-40
Balance Sheet of PerfectData as of March 31, 2003	F-41
Statements of Operations for the years ended March 31, 2003 and 2002	F-42
Statements of Shareholders' Equity and Comprehensive Income (Loss) for years ended March 31, 2003 and 2002	F-43
Statements of Cash Flows for the years ended March 31, 2003 and 2002	F-44
Notes to Financial Statements	F-45 – 53
Balance Sheet of PerfectData as of June 30, 2003 (unaudited)	F-54
Statements of Operations for the three months ended June 30, 2003 and 2002 (unaudited)	F-55
Statements of Cash Flows for the three months ended June 30, 2003 and 2002 (unaudited)	F-56
Notes to Interim Financial Statements	F-57 – 59

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002
IN U.S. DOLLARS

INDEX

Page
Report of Independent Auditors	F-3 – 4
Consolidated Balance Sheets	F-5 – 6
Consolidated Statements of Operations	F-7
Statements of Changes in Shareholders' Equity	F-8
Consolidated Statements of Cash Flows	F-9 – 10
Notes to Consolidated Financial Statements	F-11 – 28

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

SUPERCOM LTD.

We have audited the accompanying consolidated balance sheets of Supercom Ltd. ("the Company") and its subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of "Supercom Asia Pacific Limited" a subsidiary which statements reflect total assets of 6% of consolidated assets as of December 31, 2002, and total revenues of 24% of consolidated revenues for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the data included for this subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors for 2002, the consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2002 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel	KOST FORER & GABBAY
April 14, 2002	A Member of Ernst & Young Global

[BDO LETTERHEAD]

Report of Independent Auditors

To the Board of Directors of
SuperCom Asia Pacific Limited

We have audited the accompanying consolidated balance sheet of SuperCom Asia Pacific Limitied and its subsidiary (collectively "the Company") as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2002 and the consolidated results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO International

BDO International

Hong Kong
October 2, 2003

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2001	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$274	$4,567
Restricted cash deposits	—	53
Short-term deposit	100	—
Marketable debt securities	62	609
Trade receivables (net of allowance for doubtful accounts of $1,200 as of December 31, 2001 and 2002)	573	2,202
Other accounts receivable and prepaid expenses	408	508
Inventories	3,777	3,153
Assets of discontinued operations	812	—
Total current assets	6,006	11,092
LONG-TERM INVESTMENTS:
Investment in an affiliate and others	323	323
Severance pay fund	339	288
	662	611
PROPERTY AND EQUIPMENT, NET	1,863	1,880
CAPITALIZED SOFTWARE PRODUCTION COSTS, NET	—	173
	$8,531	$13,756

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share amounts

	December 31,
	2001	2002
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank credit and current maturities of long-term loan	$1,076	$851
Trade payables	1,252	691
Employees and payroll accruals	533	192
Accrued expenses and other liabilities	1,266	1,734
Liabilities of discontinued operations	99	—
Total current liabilities	4,226	3,468
LONG-TERM LIABILITIES:
Long-term loan, net of current maturities	—	429
Accrued severance pay	442	362
Total long-term liabilities	442	791
COMMITMENTS AND CONTINGENT LIABILITIES
SHAREHOLDERS' EQUITY:
Share capital: Ordinary shares of NIS 0.01 par value – Authorized: 26,500,000 shares as of December 31, 2001 and 2002 Issued and outstanding: 12,706,339 shares as of December 31, 2001 and 2002	40	40
Additional paid-in capital	25,949	25,730
Deferred stock compensation	(245)	(26)
Accumulated other comprehensive income	116	—
Accumulated deficit	(21,997)	(16,247)
Total shareholders' equity	3,863	9,497
	$8,531	$13,756

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands, except shares and per share amounts

	Year ended December 31,
	2000	2001	2002
Revenues	$3,062	$6,889	8,027
Cost of revenues	1,756	2,574	1,830
Gross profit	1,306	4,315	6,197
Operating expenses:
Research and development	2,477	1,225	1,334
Selling and marketing, net	4,180	4,628	2,828
General and administrative	3,385	3,604	1,988
Total operating expenses	10,042	9,457	6,150
Operating income (loss)	(8,736)	(5,142)	47
Financial income (expenses), net	744	123	(35)
Other income (expenses), net	(1,688)	(241)	6,203
Income (loss) before income taxes	(9,680)	(5,260)	6,215
Income taxes	2	—	—
Equity in earnings (losses) of affiliates, net of taxes	19	—	(38)
Net income (loss) from continuing operations	(9,663)	(5,260)	6,177

Loss from discontinued operations	1,276	1,288	427
Net income (loss)	$(10,939)	$(6,548)	$5,750
Net earnings (loss) per share:
Basic and diluted earnings (loss) from continuing operations	$(0.76)	$(0.42)	$0.49
Basic and diluted loss from discontinued operations	$(0.10)	$(0.10)	$(0.04)
Basic and diluted net earnings (loss) per share	$(0.86)	$(0.52)	$0.45
Weighted average number of ordinary shares outstanding	12,706,339	12,706,339	12,706,339

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. dollars in thousands, except share amount

	Number of ordinary shares	Share capital	Additional paid-in capital	Deferred stock compensation	Other accumulated comprehensive income (loss)	Accumulated deficit	Total comprehensive Income (loss)	Total shareholders' equity
Balance as of January 1, 2000	12,706,339	$40	$25,752	$(277)	$(1,352)	$(4,510)		$19,653
Amortization of deferred stock compensation	—	—	—	163	—	—		163
Other comprehensive income:
Unrealized losses on available-for-sale securities	—	—	—	—	(220)	—	$(220)	(220)
Other-than-temporary decline in market value of available-for-sale securities reclassified to net loss	—	—	—	—	1,688	—	1,688	1,688
Net loss		—	—	—	—	(10,939)	(10,939)	(10,939)
Total comprehensive loss							$(9,471)
Balance as of December 31, 2000	12,706,339	40	25,752	(114)	116	(15,449)		10,345
Forfeiture of stock options	—	—	(22)	22	—	—		—
Deferred stock compensation	—	—	219	(219)	—	—		—
Amortization of deferred stock compensation	—	—	—	66	—	—		66
Net loss	—	—	—	—	—	(6,548)	$(6,548)	(6,548)
Total comprehensive loss							$(6,548)
Balance as of December 31, 2001	12,706,339	40	25,949	(245)	116	(21,997)		3,863
Forfeiture of stock options held by Inksure's employees	—	—	(219)	219	—	—		—
Other comprehensive income:
Functional currency adjustment due to sale of Inksure	—	—	—	—	(116)	—	(116)	(116)
Net income	—	—	—	—	—	5,750	5,750	5,750
Total comprehensive income							$5,634
Balance as of December 31, 2002	12,706,339	$40	$25,730	$(26)	$—	$(16,247)		$9,497

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net income (loss)	$(10,939)	$(6,548)	$5,750
Loss for the period from discontinued operations	1,276	1,288	427
Net income (loss) from continuing operations	(9,663)	(5,260)	6,177
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	350	372	442
Equity in losses (earnings) of an affiliate, net	(19)	—	38
Accrued severance pay, net	9	(288)	(20)
Amortization of deferred stock compensation	163	66	—
Decline in market value of available for sale securities	1,688	—	—
Decrease (increase) in trade receivables	64	(412)	(2,061)
Decrease (increase) in other accounts receivable and prepaid expenses	225	272	(153)
Increase in inventories	(1,753)	(945)	(217)
Increase (decrease) in trade payables	1,173	(312)	(355)
Increase (decrease) in employees and payroll accruals	189	(14)	(341)
Increase (decrease) in accrued expenses and other liabilities	925	(390)	881
Loss on sale of property and equipment	—	511	209
Accumulated interest on marketable debt securities	—	—	(1)
Gain on issuance of subsidiary's shares	—	—	(1,802)
Gain on sale of subsidiary's shares	—	—	(1,936)
Gain on sale of subsidiary	—	—	(2,685)
Net cash used in operating activities	(6,649)	(6,400)	(1,824)
Adjustments to reconcile net loss to net cash used in operating activities from discontinued operations	179	122	375
Net cash used in operating activities from discontinued operations	(1,097)	(1,166)	(52)
Net cash used in operating activities of continuing operations	(7,746)	(7,566)	(1,876)
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	719	14
Purchase of property and equipment	(1,219)	(1,891)	(73)
Proceeds from short-term deposit	13,028	—	100
Investment in short-term deposits	—	(100)	—
Loan to related party	(275)	—	—
Proceeds from sale of subsidiary	—	—	4,352
Investment in marketable debt securities	—	—	(908)
Proceeds from redemption of marketable debt securities	—	—	362
Restricted cash deposits	—	—	(53)
Realization of investment in a subsidiary	—	—	(58)
Proceeds from issuance of shares in Inksure	—	—	230
Proceeds from sale of subsidiary's shares	—	—	1,630
Net cash used for investment activities from discontinued operations	(467)	(549)	—
Net cash provided by (used in) investing activities	11,067	(1,821)	5,596
Cash flows from financing activities:
Short-term bank credit, net	(53)	1,076	(192)
Proceeds from long-term loan	—	—	850
Principal payment of long-term loan			(64)
Net cash provided by (used in) financing activities from discontinued operations	—	20	(20)
Net cash provided by (used in) financing activities	(53)	1,096	574
Increase (decrease) in cash and cash equivalents	3,268	(8,291)	4,294
Less — increase (decrease) in cash and cash equivalents from discontinued operations	(9)	11	(1)
Cash and cash equivalents at the beginning of the year	5,295	8,554	274
Cash and cash equivalents at the end of the year	$8,554	$274	$4,567

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2000	2001	2002
Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$46	$75	$60
Supplemental disclosure of non-cash investing and financing activities:
Transfer of inventory to property and equipment	$—	$—	$789

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands

NOTE 1 — GENERAL

a.    Supercom Ltd. ("the Company") was established in 1988 in Israel and is traded since 1999 on NASDAQ EUROPE under the symbol SPRC.

The Company is a technology integrator and provider of high-end smartcard systems. The Company functions as a "one-stop" technological integration and support source for system integrators, utilizing its unique know-how and technologies. The Company is also a developer and provider of a wide-range of complementary, cutting-edge technologies and solutions for the smartcard market. The Company develops and markets innovative smartcards, smartcard-related products, proprietary smartcard production technologies and advanced identification technologies, complemented by brand protection and authentication technologies. The Company is also the developer of generic web-based, large-scale organizational registry software system. The Company also sells specially designed kits containing the raw materials necessary to produce cards and smartcards.

The Company sells its products through centralized marketing offices in distinct world regions. The Company has a subsidiary in Hong-Kong, Supercom Asia Pacific Limited; in which the Company holds 80% of the shares.

b.    Concentration of risk that may have a significant impact on the Company:

The Company derived most of its revenues from several major customers (see Note 14).

The Company purchases certain raw materials used in its products from a sole source supplier. Although there are a limited number of manufacturers of those particular raw materials, management believes that other suppliers could provide similar components on comparable terms without affecting operating results.

c.    Sale of Inksure Technologies Inc.:

During March 2002 the Company divested part of its investment in InkSure Technologies Inc. (a subsidiary), to Elad Ink a privately held investment company. Under the terms of the transaction, the Company sold 1,141,553 shares in the subsidiary for $1,000.

During May 2002 the Company divested another part of its investment in InkSure Technologies Inc. (a subsidiary), to ICTS Information Systems BV, a member of the ICTS group (Nasdaq: ICTS). Under the terms of the transaction, the Company sold 782,771 shares in the subsidiary for $1,000.

As a result of those divests the company had gains net of expenses in the amount of $1,936.

In July 2002, Inksure Technologies Inc. issued 3,850,945 Ordinary shares to a private investor. In September 2002 Inksure Technologies Inc. issued 310,560 Ordinary shares to a private investor. As a result of those placements, the Company had gains net of expenses in the amount of $1,802.

On October 2, 2002, the Company divested the remaining investment in InkSure Technologies Inc., to ICTS Information Systems BV. Under the terms of the transaction, the Company sold 3,075,676 shares in InkSure for $4,583.

e.    Discontinued operations:

In December 2002, the Company discontinued the operations of two subsidiaries, ("Genodous Inc." and "Kromotek, Inc.") and disposed of all assets related to them. The operations and cash flows of those two subsidiaries have been eliminated from the operations of the Company. The Company has no intention of continuing its activity in the subsidiaries. The Company's plan of discontinuance involved (i) termination of all employees related to those subsidiaries, including payment of all statutory and contractual severance sums, by the end of the fourth quarter of 2002, and (ii) disposal of the equipment.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

The discontinuance of operations of the subsidiaries, was accounted for in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144").

As a result of the disposition as mentioned above, the results of operations of the two subsidiaries were reported separately as discontinued operations in the statement of operations for the year ended December 31, 2000, 2001 and 2002 respectively, and are summarized as follows:

	Year ended December 31,
	2000	2001	2002
Revenues	$244	$373	$—
Operating expenses:
Research and development	941	1,063	132
Selling and marketing, net	72	113	46
General and administrative	504	497	—
Total operating loss	1,273	1,300	178
Financial income (expenses)	(3)	12	—
Other expenses	—	—	249
Net loss	$1,276	$1,288	$427

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

a.    Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.    Financial statements in U.S. dollars:

A majority of the Company's and its subsidiaries' sales is made in U.S. dollars. In addition, a substantial portion of the Company's and its subsidiaries' costs is incurred in dollars.

Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB") "Foreign Currency Translation". All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

Through 1999, the financial statements of a subsidiary, whose functional currency was not the U.S. dollar, have been translated into U.S. dollars, in accordance with Statement of Financial Accounting Standards ("SFAS") 52, "Foreign Currency Translation". All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting aggregate translation adjustments are reported as a component of other comprehensive income (loss). Starting January 1, 2000, the U.S. dollar became the functional currency of the subsidiary.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

c.    Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries in Israel, United States and Hong-Kong. Intercompany transactions and balances have been eliminated upon consolidation.

d.    Cash equivalents:

The Company considers highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

e.    Restricted cash:

Restricted cash is primarily invested in certificates of deposit, which mature within one year and is used to secure an agreement with a customer.

f.    Short-term deposits:

The Company classifies deposits with maturities of more than three months and less than one year as short-term deposits. The short-term deposits are presented at their cost. The accrued interest is included in other accounts receivable.

g.    Marketable securities:

The Company accounts for investments in debt securities in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. The amortized cost of held-to-maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization any decline in value judged to be other than temporary and interest are included in financial income, net. At December 31, 2002 and 2001, marketable debt securities were designated as held to maturity. In 2000, marketable equity securities were designated as available-for-sale. Accordingly, these securities stated at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

According to Staff Accounting Bulletin No. 59 ("SAB 59") management is required to evaluate each period whether a securities' decline in value is other than temporary. The company considers fair value below cost for two consecutive quarters to be other than temporary impairment.

h.    Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. Cost is determined as follows:

Raw materials, parts and supplies — using the moving "average cost" method.

Work-in-progress — represents the cost of manufacturing.

Finished products — on the basis of direct manufacturing costs, with the addition of allocable, indirect manufacturing costs.

i.    Investment in an affiliate and majority owned subsidiary:

The investment in a company, over which the Company can exercise significant influence, over operating and financial policies of the investee (generally, entities in which the Company holds 20% to 50% of ownership or voting rights) is presented using the equity method of accounting.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

The investment in a majority-owned company, is represented using the equity method of accounting, due to the participation rights that the minority has.

j.    Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	6 – 20
Leasehold improvements	over the term of the lease

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell.

The company does not expect the adoption on FIN No. 144 to have a material impact on its result of operations on financial position.

k.    Accrued severance pay:

The Company's and its Israeli subsidiaries' liabilities for severance pay are calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month's salary for each year of employment, or a portion thereof. The Company's liability for all its employees is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes immaterial profits.

Severance expenses (revenues) for the years ended December 31, 2000, 2001 and 2002 amounted to $198, $(41) and $88, respectively.

l.    Revenue recognition:

The Company and its subsidiaries generate their revenues from sale of products, maintenance and royalties. The sale of products involves the sale of Smartcard System and raw materials. The Company sells its products through centralized marketing offices in distinct world regions.

Product sales of smartcard systems, SPPL smartcard production machines and raw materials are recognized in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101") when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, collectability is probable, and no significant obligations remain.

The company does not provide a right of return to its customers.

The Company provides maintenance services. Maintenance income is recognized when the services are performed.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

The Company is entitled to royalties upon the sales of smartcard systems. Royalties are recognized when such royalties are reported to the Company.

Deferred revenues and customer advances include amounts received from customers for which revenues have not been recognized.

m.    Research and development costs

SmartCard systems research and development cost are charged to the statement of operation as incurred.

Research and development costs incurred in the process of software production before establishment of technological feasibility, are charged to expenses as incurred. Costs of the production of a product master incurred subsequent to the establishment of technological feasibility are capitalized according to the principles set forth in SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Based on the Company's product development process, technological feasibility is established upon completion of a detailed program design or a working model.

Costs incurred by the Company between completion of the detailed program design and the point at which the product is ready for general release have been capitalized.

Capitalized software development costs will be amortized on a product-by-product basis commencing with general product release by the greater of the amount computed using: (i) the ratio that current gross revenues from sales of the software bear to the total of current and anticipated future gross revenues from sales of that software, or (ii) the straight-line method over the estimated useful life of the software product (3 years).

The Company assesses the recoverability of this intangible asset on a regular basis by determining whether the amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows from the specific software product sold. Based on its most recent analyses, management believes that no impairment of capitalized software development costs exists as of December 31, 2002.

n.    Income taxes:

The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

o.    Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. The Company's trade receivables are derived from sales to customers located primarily in Europe (including Eastern Europe), South-East Asia, England, Turkey, United States and Israel. Management believes that credit risk is moderated by the diversity of its customers and geographic sales areas. The Company performs ongoing credit evaluations of its customer's financial conditions. The allowance for doubtful accounts is determined with respect to specific debts that the Company has determined to be doubtful of collection.

Cash and cash equivalents and marketable debt securities are deposited with major banks in Israel, Hong-Kong and United States. Management believes that the financial institutions that hold the Company's investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

The Company's marketable debt securities include investments in securities of U.S corporations. Minimal credit risk exists with respect to these marketable debt securities.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

p.    Basic and diluted net earnings (loss) per share:

Basic net earnings (loss) per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings (loss) per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus the dilutive potential of Ordinary shares considered outstanding during the year, in accordance with FASB Statement No. 128, "Earnings Per Share".

All outstanding stock options have been excluded from the calculation of the diluted net earnings (loss) per share because all such securities are anti-dilutive for all periods presented. The number of outstanding options was 768,410, 543,495 and 880,712 for the years ended December 31, 2000, 2001 and 2002, respectively.

q.    Fair value of financial instruments:

The following methods and assumptions were used by the Company and its subsidiaries in determining their fair value disclosures for financial instruments:

At December 31, 2002 and 2001, the carrying amounts of cash and cash equivalents, restricted cash deposits, short-term deposits, trade receivables, other accounts receivable, trade payables, short-term bank credit and other accounts payable approximate their fair value due to the short-term maturity of such instruments. The fair value for marketable securities is based on quoted market prices.

The carrying amount of the Company's long-term loan approximates its fair value. The fair value was estimated using discounted cash flows analyses, using current interest rates for loans or similar terms and maturities.

r.    Accounting for stock-based compensation:

The Company has chosen to account for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB-25"), "Accounting for Stock Issued to Employees". Under APB-25, when the exercise price of the Company's stock options is lower than the market price of the underlying shares on the date of grant, no compensation expense is recognized.

Under Statement of Financial Accounting Standard No. 123, pro forma information regarding net income and income per share is required, and has been determined as if the company had accounted for its employee share options under the fair value method of SFAS No. 123.

The fair value of these options is amortized over their vesting period and estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 2001 and 2002: risk-free interest rate of 6%, 2% and 1.5%, respectively, with a dividend yielded of 0% for each year, volatility factors of the expected market price of the Company's Ordinary shares of 0.67, 1.44 and 0.515, respectively, and a weighted-average expected life of the option of 5 years for each year.

The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," had been applied:

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

	Year ended December 31,
	2000	2001	2002
Net income (loss) from continuing operations as reported	$(9,663)	$(5,260)	$6,177
Deduct: Stock based compensation expenses Determined under fair value based method	586	297	256
Add: stock based compensation expenses included in reported net income (loss)	163	66	—
Pro forma net income (loss) from continuing operations	$(10,086)	$(5,491)	$5,916
Basic and diluted net earnings (losses) per share from continuing operations as reported	(0.76)	(0.42)	0.49
Pro forma basic and diluted net income (loss) from continuing operations	$(0.79)	$(0.43)	$0.47
Net loss from discontinuing operations as reported	$(1,276)	$(1,288)	$(427)
Deduct: Stock based compensation expenses Determined under fair value based method	—	—	—
Add: stock based compensation expenses included in reported net income (loss)	—	—	—
Pro forma net loss from discontinuing operations	$(1,276)	$(1,288)	$(427)
Pro forma basic and diluted loss from discontinuing operations	$(0.10)	$(0.10)	$(0.04)
Net income (loss) as reported	$(10,939)	$(6,548)	$5,570
Deduct: Stock based compensation expenses Determined under fair value based method	586	297	256
Add: stock based compensation expenses included in reported net income (loss)	163	66	—
Pro forma net income (loss)	$(11,362)	$(6,779)	$5,494
Basic and diluted net earnings (losses) per share as reported	(0.86)	(0.52)	0.45
Pro forma basic and diluted loss from	$(0.91)	$(0.54)	$(0.434)

s.    Non-royalty-bearing grants:

The Company received non-royalty-bearing grants from the Fund for Encouragement of Marketing Activity. These grants are recognized at the time the Company is entitled to such grants on the basis of the costs incurred and included as a deduction of sales and marketing expenses.

t.    Advertising costs:

The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2000, 2001 and 2002 were approximately $355, $295 and $48, respectively.

u.    Recently issued accounting pronouncements:

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issue regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN No. 45"). FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.

FIN No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. It also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods that end after December 15, 2002 and the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The Company does not expect the adoption of FIN No. 45 to have a material impact on its results of operations or financial position.

In November 2002, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. The Company will adopt this new accounting effective July 1, 2003. The Company is currently evaluating the impact of this change.

The company does not expect the adoption of EITF issue No. 00-21 to have a material impact on its result of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN No. 46"), which clarifies the application of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", relating to the consolidation of certain entities. First, FIN No. 46 will require identification of the Company's participation in variable interest entities ("VIEs"), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit them to operate on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest. Then, for entities identified as VIEs, FIN No. 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN No. 46 is effective for all new VIES created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period commencing after June 15, 2003. FIN No. 46 also sets forth certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. The Company does not expect that adoption of FIN No. 46 will have an effect on its results of operations or financial position.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

NOTE 3 — MARKETABLE DEBT SECURITIES

The following is a summary of held-to-maturity securities:

	Amortized cost		Unrealized gains (losses)		Estimated fair value
	2001	2002	2001	2002	2001	2002
Corporate obligations	$62	$609	$—	$(15)	$62	$594

All Marketable debt securities will be redeemed by December 31, 2003.

In 2000 the company write-off its investment in available for sale share, due to a decline in their market value.

NOTE 4 — INVENTORIES

	December 31,
	2001	2002
Raw materials, parts and supplies	$833	$962
Work-in-progress	330	—
Finished products	2,614	2,182
	$3,777	$3,144

NOTE 5 — INVESTMENT IN AFFILIATES AND OTHERS

a.    The Company holds 40% of an affiliate, which serves as a regional marketing office responsible for marketing in the former Soviet territories (excluding Ukraine and Moldavia). During 2002, the equity losses in the affiliate were not significant.

b.    In December 1997, the Company established, Supercom Slovakia in equal shares with another investor as a result of a transaction with the Ministry of Interior.

In March 2000, the Company purchased an additional 16% of Supercom Slovakia, at the nominal value of $1, and granted to the third party a loan in the amount of $275, which bears an interest of 0.7% per month for any amounts outstanding. This interest is added to the outstanding principal of the loan and will be repaid under the same conditions of the loan.

The third party has an option to buy back 16% of the shares, for $1, subsequent to repayment of the loan to the Company.

The Company currently owns 66% of Supercom Slovakia outstanding shares. The Company has accounted for this investment using the equity method of accounting, due to the minority interest participation rights.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

NOTE 6 — PROPERTY AND EQUIPMENT

	December 31,
	2001	2002
Cost:
Computers and peripheral equipment	$1,682	$2,287
Office furniture and equipment	549	410
Leasehold improvements	1,128	1,027
	3,359	3,724
Accumulated depreciation:
Computers and peripheral equipment	1,151	1,423
Office furniture and equipment	166	164
Leasehold improvements	179	257
	1,496	1,844
Depreciated cost	$1,863	$1,880

Depreciation expenses for the years ended December 31, 2000, 2001 and 2002 are $350, $372 and $442 respectively.

NOTE 7 — BANK CREDIT

a.    As of December 31, 2002, the Company had credit lines from several banks in the aggregate amount of $1,550, of which $354 is denominated in NIS and bears interest at the rate of prime + 1.721% and $900 is denominated in dollars and bears interest at LIBOR + 2.85%.

The weighted average interest rate on the credit lines as of December 31, 2001 and 2002 was approximately 6.21% and 11.71% respectively.

The Company had an unused credit facility in the amount of approximately $296 as of December 31, 2002 (there is no fee for the unused portion of the credit facility).

b.    Long-term loans:

	December 31,
	2001	2002
Banks	$—	$786
Less — current maturities on long-term loans	—	357
	$—	$429

The loans bear annual interest at the rate of LIBOR + 3%.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

NOTE 8 — ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2001	2002
Customer advances	$154	$140
Deferred revenues	654	304
Accrued expenses	366	259
Commissions	—	960
Other	92	55
	$1,266	$1,718

NOTE 9 — COMMITMENTS AND CONTINGENT LIABILITIES

a.    Lease commitments:

The Company's facilities and the facilities of certain subsidiaries are rented under several operating lease agreements for periods ending in 2006.

Future minimum lease commitments under non-cancelable operating leases for the years ended December 31, are as follows:

2003	$295
2004	280
2005	280
2006	234
$1,089

Rent expenses for the years ended December 31, 2000, 2001 and 2002 were approximately $513, $571 and $414, respectively.

b.    Guarantees

The Company obtained bank guarantees in the amount of $60 in order to secure the company's lease. The Company provided a guarantee in favor of Bank Hapoalim Ltd. in the amount of $500, for debt and other obligations of a subsidiary. The Company provided a bank guarantee in the amount of $30 in order to secure an agreement with a customer.

c.    On January 19, 2000, Supercom Slovakia, a 66% owned subsidiary of the Company filed a claim against the Ministry of Interior of Republic of Slovakia for the breach of the "Delivery of Technology, co-operation and services agreement". The Company requests performance of the agreement. As of today, there is an arbitration proceeding that is about to be finalized. The Company's management and its legal advisors believe that the company will receive at least the cost of the arbitration.

d.    On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel-Aviv-Jaffa against the Company and InkSure Ltd. (former subsidiary) seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and the Company; (b) unjust enrichment of the Company and InkSure Ltd; (c) breach of fiduciary duties owed to the plaintiff by the Company and InkSure Ltd.; and (d) a tort of misappropriation of trade secrets and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. The Company's legal counsel and management are of the opinion that, based on the facts provided by the Company

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

and InkSure Ltd., the prospects are favorable that the court will not grant the permanent injunction or award damages of a substantial amount in connection with the litigation.

e.    Subsequent to the year 2002, the Company's subsidiary in Hong-Kong was served with summons naming the subsidiary as defendant for unpaid commissions to an agent. The subsidiary is in the process of filing a counter-claim for damages sustained by the subsidiary for the negligent act of the agent. The Company's legal counsel and management are of the opinion that the company can successfully defend its claim.

NOTE 10 — TAXES ON INCOME

a.    Tax benefits under the Law for the Encouragement of Capital Investments, 1959 ("the law"):

The Company's production facilities have been granted the status of "Approved Enterprise", under the law, for three separate investment programs that were approved in July 1992, October 1994 and March 1996.

According to the provisions of the law, the Company has elected to enjoy "alternative benefits", a waiver of grant, in return for tax exemption, for those investment programs as follows:

1.    Income derived from the first program was tax-exempt for a two-year period ended December 31, 1993, and was subject to a reduced tax rate of 25% for an additional five-year period ended December 31, 1998.

2.    Income derived from the second program was tax-exempt for a two-year period ended December 31, 1995, and was subject to a reduced tax rate of 25% for an additional five-year period ending December 31, 2000.

3.    Income derived from the third program is tax-exempt for a four-year period ending December 31, 2001, and is subject to a reduced tax rate of 25% for an additional three-year period ending December 31, 2004.

Since the Company is operating under more than one approval enterprise and since the Company is not entitled to tax benefits on part of its taxable income which is stated at the rate of 36%, under the abovementioned law, its effective tax rate will be the result of a weighted combination of the various applicable rates and tax exemptions. The computation is made for income derived from each project, on the basis of formulas specified by law and approvals.

The entitlement to the above benefits is conditional upon the Company fulfilling the conditions stipulated by the above law, regulations published thereunder and the instruments of approval for the specific investments in "approved enterprises". In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2002, management believes that the Company is meeting all of the aforementioned conditions.

The tax-exempt profits that will be earned by the Company's "Approved Enterprises" can be distributed to shareholders' without tax liability to the Company only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits (currently 25% for an "Approved Enterprise"). The Company's Board of Directors has determined that such tax-exempt income will not be distributed as dividends.

The period of tax benefits, detailed above, is subject to limits of 12 years from the commencement of production, or 14 years from the approval date, whichever is earlier.

The law also grants entitlement to claim accelerated depreciation on buildings, machinery and equipment used by the "Approved Enterprise", during the first five tax years.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

Should the Company derive income from sources other than an "Approved Enterprise" during the relevant period of benefits, such income will be taxable at regular corporate tax rates of 36%.

b.    Tax benefits under the Law for the Encouragement of Industry (Taxation), 1969:

The Company is an "industrial company", as defined by this law and, as such, is entitled to certain tax benefits, mainly accelerated depreciation of machinery and equipment, the right to claim public issuance expenses and amortization of patents and other intangible property rights as a deduction for tax purposes.

c.    Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985.

Results for tax purposes are measured in terms of earnings in NIS after certain adjustments for increase in the Israeli consumer price index ("CPI"). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the functional currency and the tax bases of assets and liabilities.

d.    Israeli tax reform:

On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132) 5762-2002, known as the tax reform, became effective. The tax reform changed the Israeli tax system from a territorial basis into a personal basis.

e.    Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts, used for income tax purposes. Significant components of the Company and its subsidiaries' deferred tax assets are as follows:

	December 31,
	2001	2002
Operating loss carryforward	$4,290	$3,256
Reserves and allowances	320	290
Net deferred tax asset before valuation allowance	4,610	3,546
Valuation allowance	(4,610)	(3,546)
Net deferred tax asset	$—	$—
Deferred income taxes consist of the following:
Domestic	$3,467	$2,640
Valuation allowance	(3,467)	(2,640)
Foreign	$1,143	$906
Valuation allowance	(1,143)	(906)
	$—	$—

The Company and its subsidiaries have provided valuation allowances of $3,546 in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that since the Company and its subsidiaries have a history of losses deferred tax assets will not be realized in the foreseeable future.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

f.    Net operating losses carryforward:

Supercom Ltd. has accumulated losses for tax purposes as of December 31, 2002, in the amount of approximately $10,700, which may be carried forward and offset against taxable income in the future for an indefinite period.

Supercom subsidiaries — in United States, Belgium and Hong Kong, have estimated total available carryforward tax losses of $657, $1,274 and $720, respectively, which are available to offset against future taxable income, if any, in the future for an indefinite period in Belgium and Hong Kong and expiring in 2019 in the United States.

Utilization of U.S. net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

g.    Income (loss) from continuing operations before taxes on income consists of the following:

	Year ended December 31,
	2000	2001	2002
Domestic	$(6,272)	$(3,330)	$5,614
Foreign	(3,408)	(1,930)	601
	$(9,680)	$(5,260)	$6,215

h.    Reconciliation of the theoretical tax expense (benefit) to the actual tax expense (benefit):

A reconciliation of theoretical tax expense, assuming all income is taxed at the statutory rate applicable to the income of companies in Israel (36% for each of the years ended December 31, 2000, 2001 and 2002, respectively), and the actual tax expense, is as follows:

	Year ended December 31,
	2000	2001	2002
Income (loss) from continuing operations before taxes on income, as reported in the consolidated statements of operations	$(9,680)	$(5,260)	$6,215
Statutory tax rate in Israel	36%	36%	36%
Theoretical tax expenses (benefit)	$(3,485)	$(1,894)	$2,237
Carryforward losses and other deferred taxes for which a full valuation allowance was recorded	3,485	1,894	(2,237)
Taxes due to a subsidiary	2	—	—
Actual income tax	$2	$—	$—

NOTE 11 — SHARE CAPITAL

a.    Shareholders' rights:

The Ordinary shares confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if declared.

b.    Stock options:

On February 14, 1999, the Board of Directors adopted the 1999 Employee Stock Option Plan which was amended and restated in march 2002 (the "Option Plan"). Under the Option Plan 1,000,000 shares have been reserved for issuance.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

Options become exercisable ratably over a period of three to five years, commencing with the date of grant. The options generally expire no later than ten years from the date of grant. Any options, which are forfeited or canceled before expiration, become available for future grants.

A summary of the Company's stock option activity, and related information is as follows:

	Year ended December 31
	2000		2001		2002
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at beginning of year	531,789	$6.5	768,410	$4.3	543,495	$5.19
Granted	320,163	3.3	65,000	0.42	443,081	0.42
Canceled and forfeited	(83,542)	8.5	(289,915)	3.36	(105,864)	4.41
Outstanding at end of year	768,410	$4.3	543,495	$5.19	880,712	$2.88
Exercisable at end of year	217,204	$5.9	329,842	$5.58	478,714	$4.32

Compensation cost recognized by the Company related to its share-based employee compensation awards was $163, $66 and $0 for the years ended December 31, 2000, 2001 and 2002, respectively.

The options outstanding as of December 31, 2002, have been separated into ranges of exercise price as follows:

Exercise price	Options outstanding as of December 31, 2002	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2002	Weighted average exercise price
$0.42	508,081	8.56	0	160,714	$0.42
$2.00	15,000	3	2	6,000	$2.00
$4.00 – $6.00	155,589	1.4	4	138,785	$4.13
$8.00 – $9.60	202,042	1.2	8	173,215	$8.17
	880,712		2	478,714	$4.32

c.    Dividends:

In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.

NOTE 12 — RELATED PARTY TRANSACTIONS

a.    On October 1, 2001, the Company entered into a consulting agreement with a Company owned by the chairman of the board of directors who is one of the co-founders of the Company.

In consideration of these services, the Company has undertaken to pay $10.5 per month plus car expenses. During 2002 the Company paid $145 pursuant to this agreement.

b.    On October 1, 2001, the Company entered into a consulting agreement with a Company owned by a member of the board of directors of the Company.

In consideration of these services, the Company has undertaken to pay $4.6 per month plus car expenses. During 2002 the Company paid $64 pursuant to this agreement.

During the year 2002, the co-founder received $152 (including VAT) as a compensation for all salaries and social benefits for the period he served as an employee.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

c.    On October 1, 2001, the Company entered into a consulting agreement with a Company owned by one of the co-founders of the Company.

In consideration of these services, the Company has undertaken to pay $4.6 per month plus car expenses. During 2002 the Company paid $80 pursuant to this agreement.

During the year 2002 the co-founder received $154 (including VAT) as a compensation for all salaries and social benefits for the period he served as an employee.

d.    On September 1, 2001, the Company entered into an agreement with its 40% owned subsidiary pursuant to which the company agreed to sub-lease office space in Raanana, Israel facility to CT Card Tech and to provide CT Card Tech with certain additional services in consideration for a monthly payment of $1.

e.    On March 7, 2000, the Company entered into an agreement with IFTIC Ltd., a company registered in Israel and wholly owned by a member of the Company's Board of Directors. Under the terms of the agreement, IFTIC provides the Company with market promotion and management services with a minimum fee of $2,500 per month for the first 10 hours and an additional fee of 1.5% of sales initiated from new customers first introduced by the member of the board. The Company paid IFTIC $20 in 2002.

NOTE 13 — SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

a.    Summary information about geographic areas:

The Company manages its business on the basis of one reportable segment (see Note 1 for a brief description of the Company's business) and follows the requirements of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information".

The following is a summary of operations within geographic areas, based on customers location:

	Year ended December 31,
	2000		2001		2002
	Total revenues	Long-lived Assets	Total revenues	Long-lived Assets	Total revenues	Long-lived Assets
Eastern Europe	$752	$—	$1,749	$—	$3,680	$—
Far East	1,518	166	2,212	144	1,942	58
England	511	—	213	—	285	—
Israel	142	861	327	1,493	229	1.822
Turkey	—	—	—	—	1,272	—
United States	139	459	2,241	120	581	—
Other	—	88	147	106	38	—
	$3,062	$1,574	$6,889	$1,863	$8,027	$1,880

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

b.    Major customers data as a percentage of total sales:

	Year ended December 31,
	2000	2001	2002
Customer A	—	—	26%
Customer B	23%	16%	19%
Customer C	—	—	16%
Customer D	26%	17%	12%
Customer E	18%	—	8%
Customer F	—	23%	6%
Customer G	15%	3%	4%
Customer H	—	14%	—

NOTE 14 — FINANCIAL INCOME (EXPENSES), NET

	Year ended December 31,
	2000	2001	2002
Financial expenses:
Interest, bank charges and fees	$(47)	$(116)	$(119)
Foreign currency translation	(59)	—	—
	(106)	(116)	(119)
Financial income:
Foreign currency translation	—	108	50
Interest	850	131	34
	850	239	84
	$744	$123	$(35)

NOTE 15 — OTHER INCOME (EXPENSES), NET

	Year ended December 31,
	2000	2001	2002
Loss on sale of property and equipment, net	$—	$(511)	$(209)
Decline in market value of available for sale securities	(1,688)	—
Gain on sale of subsidiary's shares	—	250	1,936
Gain on sale of a subsidiary	—	—	2,685
Gain on issuance of subsidiary's shares	—	—	1,802
Other	—	20	(11)
	$(1,688)	$(241)	$6,203

NOTE 16 — SUBSEQUENT EVENTS

On January 26, 2003 a special general meeting, approved the grant to each of the directors of the Company who is not an external director, commencing on October 1, 2002, a monthly remuneration of $1 fee participation remuneration per meeting of the Board of Directors, provided however, that each

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)
U.S. dollars in thousands

of the directors of the Company who is not an external director shall be entitled to an aggregate sum of monthly remuneration and participation remuneration of not more than $18 per year.

At the general meeting, it was approved to grant an option to acquire up to 50,000 shares of the Company to each of the directors of the Company, who are not external directors. The exercise price under the terms of such options is $0.42 per share.

It was also approved to grant an option to acquire up to 670,981 shares of the Company (the "Opiton") to Mr. Eli Rozen in lieu of his rights due to the termination of his employment. The exercise price under the terms of the Option is $0.42 per share.

SUPERCOM LTD. AND ITS SUBSIDIARIES
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003
IN U.S. DOLLARS
UNAUDITED

INDEX

Page
Consolidated Balance Sheets	F-29 – 30
Consolidated Statements of Operations	F-31
Statements of Changes in Shareholders' Equity	F-32
Consolidated Statements of Cash Flows	F-33 – 34
Notes to Consolidated Financial Statements	F-35 – 37

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31, 2002	June 30, 2003
		Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,567	$3,932
Bank deposit	—	791
Restricted cash deposits	53	68
Marketable debt securities	609	274
Trade receivables (net of allowance for doubtful accounts of $1,200 at December 31, 2002 and June 30, 2003)	2,202	3,851
Other accounts receivable and prepaid expenses	517	441
Inventories	3,144	2,898

Total current assets	11,092	12,255
LONG-TERM INVESTMENTS:
Investment in an affiliate and others	323	323
Severance pay fund	288	308
	611	631
PROPERTY AND EQUIPMENT, NET	1,880	1,760
CAPITALIZED SOFTWARE PRODUCTION COSTS, NET	173	130
	$13,756	$14,776

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share amounts

	December 31, 2002	June 30, 2003
		Unaudited
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank credit and current maturities of long-term loan	$851	$1,697
Trade payables	691	985
Employees and payroll accruals	192	234
Accrued expenses and other liabilities	1,734	2,337
Total current liabilities	3,468	5,253
LONG-TERM LIABILITIES:
Long-term loan, net of current maturities	429	345
Accrued severance pay	362	392
Total long-term liabilities	791	737
SHAREHOLDERS' EQUITY:
Share capital:
Ordinary shares of NIS 0.01 par value – Authorized: 26,500,000 shares at December 31, 2002 and June 30, 2003; Issued and outstanding: 12,706,339 shares at December 31, 2002 and June 30, 2003	40	40
Additional paid-in capital	25,730	25,730
Deferred stock compensation	(26)	—
Accumulated deficit	(16,247)	(16,984)
Total shareholders' equity	9,497	8,786
	$13,756	$14,776

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands, except share and per share amounts

	Six months ended June 30,		Three months ended June 30,
	2002	2003	2002	2003
	Unaudited
Revenues	$4,002	$3,905	2,160	1,021
Cost of revenues	589	1,504	257	447
Gross profit	3,413	2,401	1,903	574
Operating expenses:
Research and development	829	465	539	229
Selling and marketing, net	1,200	1,547	685	260
General and administrative	1,130	939	570	438
Total operating expenses	3,159	2,951	1,794	927
Operating income (loss)	254	(550)	109	(353)
Financial income (expenses), net	30	(146)	(16)	(131)
Other income (expenses), net	2,186	(41)	961	(11)
Income (loss) before income taxes	2,470	(737)	1,054	(495)
Equity in losses of affiliates, net of taxes	(4)	—	(4)	—
Net income (loss) from continuing operations (Note 1)	2,466	(737)	1,050	(495)
Loss from discontinued operations	(131)	—	(84)	—
Net income (loss)	$2,335	$(737)	966	(495)
Net earning (loss) per share:
Basic and diluted earning (loss) from continuing operations	$0.19	$(0.06)	0.08	(0.04)
Basic and diluted loss from discontinued operations	$(0.01)	$—	(0.01)	—
Basic and diluted net earnings (losses) per share	$0.18	$(0.06)	0.08	(0.04)
Weighted average number of shares outstanding	12,706,339	12,706,339	12,706,339	12,706,339

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
U.S. dollars in thousands, except share amounts

Six months ended June 30, 2003	Number of ordinary shares	Share capital	Additional paid-in capital	Deferred stock compensation	Accumulated deficit	Total shareholders' equity
Balance as of January 1, 2003	12,706,339	40	25,730	(26)	(16,247)	9,497
Amortization of deferred stock compensation (unaudited)		—	—	26	—	26
Net loss (unaudited)		—	—	—	(737)	(737)
Balance as of June 30, 2003 (unaudited)	12,706,339	$40	$25,730	$—	$(16,984)	$8,786

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,
	2002	2003	2002	2003
	Unaudited
Cash flows from operating activities:
Net income (loss)	$2,335	(737)	$966	(495)
Loss for the period from discontinued operations	131	—	84	—
Net income (loss) from continuing operations	2,466	(737)	1,050	(495)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	283	189	179	93
Amortization of deferred stock compensation	—	26	—	1
Equity in earnings of affiliates, net	4	—	4	—
Accrued severance pay, net	(9)	10	(8)	9
Increase in trade receivables	(167)	(1,649)	(121)	(165)
Decrease (increase) in other accounts receivable and prepaid expenses	(100)	76	39	(206)
Decrease (increase) in inventories	(490)	246	(326)	(199)
Increase (decrease) in trade payables	(276)	294	(77)	436
Increase (decrease) in employees and payroll accruals	(120)	42	(22)	25
Increase (decrease) in accrued expenses and other liabilities	(252)	603	121	(52)
Gain on sale of subsidiary	(2,000)	—	(2,000)	—
Others	(1)	6	(3)	6
Net cash used in operating activities	(662)	(894)	(1,164)	(547)
Adjustments to reconcile net loss to net cash used in operating activities from discontinued operations	72	—	84	—
Net cash used in operating activities from discontinued operations	(59)	—	—	—
Net cash used in operating activities of continuing operations	(721)	(894)	(1,164)	(547)

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,
	2002	2003	2002	2003
	Unaudited
Cash flows from investing activities:
Proceeds from sale of property and equipment	$6	$1	3	1
Purchase of property and equipment	(43)	(31)	(36)	(13)
Investment in short-term bank deposit	—	(791)	—	—
Proceeds from short-term bank deposits	68	—	16	—
Proceeds from sale of subsidiary	2,000	—	2,000	—
Investment in marketable debt securities	(696)		(696)	—
Proceeds from redemption of marketable debt securities	—	335	—	—
Restricted cash deposits	—	(15)	—	(7)
Net cash provided by (used in) investing activities	1,335	(501)	1,287	(19)
Cash flows from financing activities:
Short-term bank credit, net	(259)	768	204	583
Proceeds from long-term loan	—	167	—	167
Principal payment of long-term loan	—	(175)	—	(87)
Net cash used in financing activities from discontinued operations	(20)	—	(1)	—
Net cash provided by (used in) financing activities	(279)	760	203	663
Increase (decrease) in cash and cash equivalents	335	(635)	326	97
Cash and cash equivalents at the beginning of the period	274	4,567	283	3,835
Cash and cash equivalents at the end of the period	$609	$3,932	609	3,932

The accompanying notes are an integral part of the consolidated financial statements.

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

The balance sheet at December 31, 2002, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included herein.

Supercom Ltd. ("the Company") was established in 1988 in Israel and has been traded since 1999 on NASDAQ EUROPE under the symbol SPRC.

The Company is a technology integrator and provider of high-end smartcard systems. The Company functions as a "one-stop" technological integration and support source for system integrators, utilizing its unique know-how and technologies. The Company is also a developer and provider of a wide-range of complementary, cutting-edge technologies and solutions for the smartcard market. The Company develops and markets innovative smartcards, smartcard-related products, proprietary smartcard production technologies and advanced identification technologies, complemented by brand protection and authentication technologies. The Company is also the developer of generic web-based, large-scale organizational registry software system.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a.    The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2002, are applied consistently in these financial statements.

b.    Accounting for stock-based compensation:

Under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and net loss per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Six months ended June 30,		Three months ended June 30,
	2002	2003	2002	2003
	Unaudited
Risk free interest rates	2%	1%	2%	1%
Dividend yields	—	—	—	—
Volatility	0.330	1.642	0.330	1.642
Expected life	5	5	5	5

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Pro forma information under SFAS 123:

	Six months ended June 30		Three month ended June 30
	2002	2003	2002	2003
Net income (loss) from continuing operations as reported	2,466	(737)	1,050	(495)
Deduct: Stock based compensation expenses determined under fair value based method	164	253	74	28
Add: stock based compensation expenses included in reported net income (loss)	—	26	—	1
Pro forma net income (loss) from continuing operations	2,302	(964)	976	(522)
Basic and diluted net earning (loss) from continuing operations as reported	$0.19	$(0.06)	$0.08	$(0.04)
Pro forma basic and diluted income (loss) from continuing operations	$0.18	$(0.08)	$0.08	$(0.04)
Net loss from discontinuing operations as reported	$(131)	$—	$(84)	$—
Deduct: stock based compensation expenses determined under fair value based method	—	—	—	—
Add: stock based compensation expenses included in reported net income (loss)	—	—	—	—
Pro forma net loss from discontinuing operations	(131)	$—	$(84)	$—
Pro forma basic and diluted loss from discontinuing operations	$(0.01)	$—	$(0.007)	$—
Net income (loss) as reported	$2,335	$(737)	$966	$(495)
Deduct: stock based compensation expenses determined under fair value based method	164	253	74	28
Add: stock based compensation expenses included in reported net income (loss)	—	26	—	1
Pro forma net income (loss)	$2,171	$(964)	$892	$(522)
Basic and diluted net earning (loss) as reported	$0.18	$(0.06)	$0.08	$(0.04)
Pro forma basic and diluted income (loss) per share	$0.17	$(0.08)	$0.07	$(0.04)

NOTE 3 — INVENTORIES

	December 31, 2002	June 30, 2003
		Unaudited
Raw materials, parts and supplies	$962	$1,756
Finished products	2,182	1,142
	$3,144	$2,898

NOTE 4 — CONTINGENT LIABILITIES

Guarantees:

1.    The Company obtained bank guarantees in the amount of $60 in order to secure the Company's lease. The Company provided a guarantee in favor of Bank Hapoalim Ltd. in the

SUPERCOM LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

amount of $440, for debt and other obligations. The Company provided a bank guarantee in the amount of $158 in order to secure an agreement with a customer and $48 in order to secure other obligations.

2.    The Company mortgaged its deposits in the amount of $186 in Israel Discount Bank Ltd. in favor of the bank and an amount of $118 in favor of Bank Otsar Ha-Hayal Ltd.

NOTE 5 — SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

Summary information about geographic areas:

The Company manages its business on a basis of one reportable segment and follows the requirements of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information".

The following is a summary of operations within geographic areas, based on customers location:

	Six months ended June 30,		Three months ended June 30,
	2002	2003	2002	2003
	Unaudited
Eastern Europe	$835	$2,509	454	335
Far East	1,076	1,030	849	419
England	151	143	23	136
Israel	52	163	4	103
Turkey	1,272	—	698	—
United States	578	35	126	27
Other	38	25	6	1
	$4,002	$3,905	$2,160	$1,021

NOTE 6 — SIGNIFICANT EVENT

a.    On May 6, 2003, the Company announced that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between the Company and PerfectData Corp. In connection with the merger, the shareholders of the Company will exchange their shares of capital stock in the Company for capital shares of Common stock of PerfectData Corp. At the closing of the merger, shareholders of the Company will own, after payment of fees and expenses, an aggregate of 72.5% of the shares of PerfectData Common stock on a fully-diluted basis subject to adjustment. The shareholders of PerfectData Common stock prior to the merger will own, after payment of fees and expenses, an aggregate of 21.5% of the shares of PerfectData Common stock on a fully-diluted basis, provided that if PerfectData has less than $2,000,000 of cash net of liabilities at the closing, then the post-merger ownership to be allocated to the PerfectData shareholders shall be proportionately reduced. In addition, certain finders will own up to an aggregate of 6% of PerfectData Common stock on a fully-diluted basis upon closing of the merger.

The closing of the transaction is subject to certain conditions, and there is no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

b.    On 14 July, 2003, an Israeli agent ("the claimant") filed a lawsuit with the District Court in Tel-Aviv-Jaffa against the Company and its chairman of directors, claims that the company call off an commission agreement that the parties has signed on March 10, 1993,

The company's management and its legal advisors cannot assess at this stage the outcome of this arbitration.

PERFECTDATA CORPORATION

Financial Statements

March 31, 2003 and 2002

(With Independent Auditors' Report Thereon)

355 South Grand Avenue
Suite 2000
Los Angeles, CA 90071-1568

Independent Auditors' Report

The Board of Directors and Shareholders
PerfectData Corporation:

We have audited the accompanying balance sheet of PerfectData Corporation as of March 31, 2003 and the related statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the years ended March 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PerfectData Corporation as of March 31, 2003 and the results of its operations and its cash flows for the years ended March 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
May 9, 2003

PERFECTDATA CORPORATION
Balance Sheet
March 31, 2003
(Amounts in thousands, except share amounts)

Assets
Current assets:
Cash and cash equivalents	$2,173
Accounts receivable, net	158
Inventories	188
Prepaid expenses and other current assets	62
Total current assets	2,581
Property and equipment, at cost, net	6
$2,587
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$283
Accrued compensation	38
Other accrued expenses	101
Total current liabilities	422
Commitments and contingencies (note 8)
Shareholders' equity:
Preferred stock. Authorized 2,000,000 shares; none issued	—
Common stock, no par value. Authorized 10,000,000 shares; issued and outstanding 6,159,530 shares	11,206
Accumulated deficit	(9,041)
Net shareholders' equity	2,165
$2,587

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Statements of Operations
Years ended March 31, 2003 and 2002
(Amounts in thousands, except per share information)

	2003	2002
Net sales	$2,005	$1,716
Cost of goods sold	1,326	1,255
Gross profit	679	461
Selling, general, and administrative expenses	1,358	1,310
Loss from operations	(679)	(849)
Other income:
Interest, net	—	—
Other, net	37	54
Net loss	$(642)	(795)
Net loss per common share:
Basic and diluted	$(0.10)	$(0.13)
Weighted average shares outstanding:
Basic and diluted	6,159	6,159

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Statements of Shareholders' Equity and
Comprehensive Income (Loss) (notes 6 and 7)
Years ended March 31, 2003 and 2002
(Amounts in thousands)

	Comprehensive loss	Common stock		Accumulated deficit	Accumulated other comprehensive income (loss)	Net shareholders' equity
		Shares	Amount
Balance at March 31, 2001		6,159	$11,206	(7,604)	(33)	3,569
Comprehensive loss:
Realized loss on marketable securities	$—	—	—	—	33	33
Net loss	(795)	—	—	(795)	—	(795)
Total comprehensive loss	$(795)
Balance at March 31, 2002		6,159	11,206	(8,399)	—	2,807
Comprehensive loss:
Net loss	$(642)	—	—	(642)	—	(642)
Total comprehensive loss	$(642)
Balance at March 31, 2003		6,159	$11,206	(9,041)	—	2,165

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Statements of Cash Flows
Years ended March 31, 2003 and 2002
(Amounts in thousands)

	2003	2002
Cash flows from operating activities:
Net Loss	$(642)	$(795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20	31
Loss on sale or impairment charge of marketable securities	—	37
Decrease in accounts receivable	20	73
(Increase) decrease in inventories	(34)	237
(Increase) decrease in prepaid expenses and other assets	(7)	17
Increase (decrease) in accounts payable	76	(153)
Decrease in accrued expenses	(18)	(37)
Net cash used in operating activities	(585)	(590)
Cash flows from investing activities:
Sale of marketable securities	—	171
Net cash provided by investing activities	—	171
Net decrease in cash and cash equivalents	(585)	(419)
Cash and cash equivalents at beginning of year	2,758	3,177
Cash and cash equivalents at end of year	$2,173	2,758
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	—
Interest	—	—

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002

(1)    Summary of Significant Accounting Policies

(a)    Description of Business

PerfectData Corporation (the Company) designs, assembles, and sells computer and office equipment care and maintenance products.

(b)    Cash Equivalents

Cash equivalents of $2,173,000 at March 31, 2003 consist of all highly liquid money market instruments with an original maturity of three months or less to be cash equivalents.

(c)    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(d)    Financial Instruments

The carrying amounts related to cash and cash equivalents, accounts receivable, and accounts' payable approximate fair value due to their relatively short maturity.

(e)    Plant and Equipment

Plant and equipment are stated at cost.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

Machinery and equipment	3 to 5 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	Life of lease

(f)    Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, pervasive evidence of an arrangement exists, and the sales price is fixed or determinable.

(g)    Loss per Common Share

Basic and diluted loss per common share is based on the weighted average number of shares outstanding during each of the respective periods. Diluted earnings per share includes the dilutive impact of stock options, warrants, or other equity instruments. During the years presented herein, because net losses were incurred, the impact from such common stock equivalents was antidilutive; accordingly, the common stock equivalents were excluded from the calculation.

(h)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The realizability of deferred tax assets is assessed throughout the year and a valuation allowance is established accordingly.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

(i)    Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts, inventory valuation, deferred income tax asset valuation allowances, and the estimated future operating cash flows from the Company's long-lived assets. Considerable management judgment is necessary to estimate future operating cash flows as future cash flows are impacted by competitive and other factors that are generally out of management's control. Accordingly, actual results could vary significantly from management's estimates.

(j)    Stock-Based Compensation

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

The Company is adopting the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Due to the reduction of the exercise price of fixed stock options through the cancellation of stock option awards and the granting of replacement awards, per FIN No. 44, Accounting for Certain Transactions involving Stock Compensation, the Company has adopted variable accounting for the replacement awards, per FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The Company applies APB Option No. 25 in accounting for its employees and director stock option plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 and SFAS No. 148, the Company's net loss would have been increased to the pro forma amounts indicated below. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model, assuming a risk-free interest rate of 4.57% – 6.26%, a ten-year term, 50% volatility, and $0 expected dividend rate.

	2003	2002
Net income, as reported	$(642)	(795)
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(4)	(42)
Pro forma net income	$(646)	(837)
Basic and diluted net loss per common share:
As reported	$(0.10)	(0.13)
Pro forma	(0.10)	(0.14)

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

(k)    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

(l)    Recently Issued Accounting Standards

In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on the Company's financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these financial statements.

(2)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, and accounts receivable.

As of March 31, 2003, the Company had approximately $2,173,000 of cash equivalents in two financial institutions, which exposes the Company to concentration of credit risk. The Company had approximately $2,138,000 invested in highly liquid money market instruments, which are not federally insured. The remaining $35,000 was deposited at a bank, which is federally insured up to $100,000.

The Company sells its principal products to a number of customers in the retail industry. During the years ended March 31, 2003 and 2002, two customers accounted for more than 10% of net sales. These customers each accounted for 47% and 23%, and 33% and 28% in 2003 and 2002, respectively. As of March 31, 2003 and 2002, approximately 78% and 38% of recorded accounts receivable were from two wholesale/discount merchants. For the years ended March 31, 2003 and 2002, sales made to these customers amounted to $942,000 and $457,000 and $560,000 and $483,000, respectively. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral. New customers requiring large credit accounts are required to provide letters of credit.

(3)    Inventories

Inventories, consisting of materials, labor, and other direct manufacturing costs, are stated at the lower of cost or market. Inventories at March 31, 2003 are summarized as follows (dollars in thousands):

Raw materials	$68
Work in process	1
Finished products	119
$188

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

(4)    Property and Equipment

Property and equipment at March 31, 2003 consist of:

Machinery and equipment	$309
Furniture and fixtures	84
Leasehold improvements	155
548
Less accumulated depreciation and amortization	542
$6

(5)    Income Taxes

A reconciliation of the federal statutory income tax rate to the effective income tax rate on loss from continuing operations is as follows:

	March 31
	2003	2002
Federal statutory rate	34%	34%
Increases (reductions) in taxes due to:
State income taxes (net of federal benefit)	6	6
Change in valuation allowance	46	(37)
Dividends-received deduction	(3)	(2)
California net operating loss limitation	(3)	(3)
Expiration of federal net operating loss	(74)	—
Expiration of general business credit	(3)	—
Other	(3)	2
	—%	—%

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets at March 31, 2003 are summarized as follows (in thousands):

Deferred tax assets (liabilities):
Net operating losses	$1,878
Inventories	(9)
Accrued expenses	46
Business tax credit carryforwards	12
Other	17
1,944
Less valuation allowance	1,944
$—

At March 31, 2003, the Company had net operating loss (NOL) carryforwards of approximately $5,152,476 and $2,162,657 for federal income tax purposes and California income tax purposes, respectively, expiring in varying amounts through 2021. The NOL carryforwards, which are available to offset future profits of the Company and are subject to limitations should a "change in ownership" as defined in the Internal Revenue Code occur, will begin to expire in 2003 if not utilized. Additionally, the Company has general business tax credit carryforwards of approximately $12,000 which will begin to expire in 2006.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

Realization of the future tax benefits of the NOL carryforwards and other deferred tax assets is dependent on the Company's ability to generate future taxable income within the periods in which they benefit. In assessing the likelihood of utilization of existing deferred tax assets, management considered the historical results of continuing operations over the last three years and the current economic environment in which the Company operates. Management has determined that future taxable income of the Company will more likely than not be insufficient to realize the recorded net deferred tax assets of $1,944,000 and has recorded a valuation allowance of $1,944,000. During the year ended March 31, 2003, the Company increased the valuation allowance in deferred tax assets by $294,848.

(6)    Shareholders' Equity

On January 20, 2000, the Company entered into certain agreements with Millennium Capital Corporation (MCC) and JDK Associates Inc. (JDK). Pursuant to the agreements, the Company sold 1,333,333 shares of its common stock to MCC, JDK, and certain other buyers and issued a warrant to purchase 1,800,000 shares of the Company's common stock at $2.75 per share, for aggregate consideration of $3,000,000. In addition, under the agreements, MCC and JDK will provide financial advisory assistance to the Company in searching for and closing future acquisitions and financings for which they will receive an advisory fee of 5% of the estimated purchase price for a future acquisition which they introduced to the Company or for additional capital raised in support of future acquisitions. The term of this consulting agreement is five years. MCC and JDK have agreed to terminate the consulting agreement effective with a closing of a proposed transaction with SuperCom Ltd., an Israeli company, with JDK to receive 150,000 shares of the common stock upon such termination. If the proposed transaction does not close, then the consulting agreement continues in effect.

Because of the significance of these agreements, the Company was required to obtain, and they did obtain on March 31, 2000, shareholder approval. Immediately thereafter, the warrant holders exercised warrants to purchase 1,780,000 shares of common stock, resulting in the issuance on March 31, 2000 of 1,515,406 shares of common stock. Accordingly, on March 31, 2000, 2,848,739 shares were issued for an aggregate consideration of $3,000,000.

For financial reporting purposes, the Company has accounted for these transactions as an increase in common stock for $3,000,000, recorded net of the applicable costs. The future 5% consulting fees will be accounted for if and when occurred.

The remaining warrants to purchase 20,000 shares of common stock at $2.75 per share are outstanding at March 31, 2003.

The articles of incorporation authorize a class of preferred stock issuable in classes and series with such designations, voting rights, redemption provisions, dividend rates, liquidation and conversion rights, and other preferences and limitations as may be determined by the board of directors. No preferred stock was outstanding at March 31, 2003.

(7)    Stock Option and Bonus Plans

1985 Stock Option Plan

During November 1985, the Company adopted the 1985 stock option plan to grant incentive and nonqualified stock options to officers and key employees of the Company for the purchase of up to 500,000 shares of the Company's common stock. Under the Plan, options were granted at prices equal to or greater than fair market value at date of grant. The shares, subject to various limitations, are exercisable over terms not to exceed ten years. No options were granted during the four years ended March 31, 2003. A total of 377,750 options were exercised through March 31, 2003, with 10,000 options left outstanding. The 1985 plan has expired; therefore, no additional options can be issued under its terms.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

On March 31, 2003, an employee of the Company was terminated who was previously granted an option to purchase 1,500 shares of common stock at $2.0625 per share. As the terminated employee has 90 days to exercise, the option is outstanding as of March 31, 2003.

Activity under the Plan is summarized as follows:

	Number of shares	Option price per share (average)	Aggregate
Options outstanding at March 31, 2001	11,500	$1.3017	14,970
Options exercised	—	—	—
Options outstanding at March 31, 2002	11,500		14,970
Options canceled	—	—	—
Options outstanding at March 31, 2003	11,500	1.3017	$14,970

On April 28, 1999, the board of directors authorized the issuances of options or warrants to purchase up to an aggregate of 100,000 shares of common stock to directors, employees, or consultants. The options or warrants were to be sold to the grantee at $0.05 per share, to have an exercise price of $1.56 per share, and to have a three-year term from the respective date of grant. Activity for these options and warrants is summarized as follows:

	Shares	Price	Weighted average option price
Warrants outstanding at March 31, 2001	13,000	$1.56	1.56
Issued	—	—	—
Canceled	—	—	—
Exercised	—	—	—
Warrants outstanding at March 31, 2002	13,000		1.56
Issued	—	—	—
Canceled	(8,000)	1.56	1.56
Exercised	—	—	—
Warrants outstanding at March 31, 2003	5,000		1.56

2000 Stock Option Plan

On May 22, 2000, the Company's board of directors adopted the Stock Option Plan of 2000 of PerfectData Corporation (the 2000 Plan) which provides for the granting of options to directors, officers, employees, and consultants of the Company. The Company's board of directors reserved 1,000,000 shares of common stock under the 2000 Plan. On September 7, 2000, the Company's board of directors amended the 2000 Plan to reserve an additional 1,000,000 shares of common stock. On October 19, 2000, the shareholders of the Company approved the 2000 Plan and ratified options previously granted.

Options granted under the 2000 Plan shall be at a price no less than the fair market value of the common stock on the date of grant or in the case of nonqualified stock options at a price equal to or greater than 85% of the fair market value on the date of grant. Options issued under the 2000 Plan are exercisable at various times as determined by the board of directors or its designee.

On October 31, 2001, the Company granted an option to purchase 10,000 shares of common stock at $3.43 per share to each of the five directors. The option price was equal to the fair market value at the time of grant. All of the options described were to become exercisable in four substantially equal installments, commencing with the first anniversary of the respective date of grant.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

Effective May 31, 2001, the Company dissolved the Advisory Board. All options held by Advisory Board members were to be exercised within 60 days. No Advisory Board members exercised their options by July 31, 2001. Therefore, options to purchase 100,000 shares of common stock were canceled as of March 31, 2002.

On June 15, 2002, the Company granted an option to purchase 10,000 shares of common stock at $1.60 per share to each of the five directors. The option price was equal to 120% of the fair market value at the time of grant. All of the options described were to become exercisable in three substantially equal installments, commencing with the first anniversary of the respective date of grant.

On September 17, 2002, the board of directors canceled the options granted to each director pursuant to the 2000 Plan, on March 31, 2000 to purchase 25,000 shares of common stock at $18.50 per share and on September 7, 2000, to purchase 25,000 shares of the common stock at $4.63 per share. None of the options to purchase an aggregate of 250,000 shares were exercised.

On September 26, 2002, the Company granted an option to purchase 25,000 shares of common stock at $1.00 per share to each of the five directors. The fair market value of the stock on the date shareholder approval was obtained was below the exercise price. All of the options described were to become exercisable in three substantially equal installments, commencing with the first anniversary of the respective date of grant. In accordance with FIN 44, the Company has adopted variable accounting for these replacement awards. No compensation expense has been recognized in the financial results as the fair market value has not exceeded the exercise price.

On March 31, 2003, an employee of the Company was terminated who was previously granted an option to purchase 1,500 shares of common stock at $3.43 per share. None of the options were exercised. As the terminated employee has 60 days to exercise, the option is outstanding as of
March 31, 2003. The option subsequently expired unexercised.

Activity under the Plan is summarized as follows:

	Number of shares	Option price per share (average)	Weighted average option price
Options outstanding at March 31, 2002	260,000	$3.43 – 18.50	11.25
Options granted	175,000	1.00 – 1.60	1.17
Options canceled	(250,000)	3.43 – 18.50	10.97
Options exercised	—	—	—
Options outstanding at March 31, 2003	185,000	1.00 – 3.43	1.29

As of March 31, 2003, options to purchase 2,500 share of common stock are exercisable at a weighted average exercise price of $3.43. As of March 31, 2003, 1,815,000 shares were available for future grants.

The weighted average remaining contractual life of all outstanding options was approximately
9.5 years as of March 31, 2003. The weighted average grant date fair value of all outstanding options was $0.76 at March 31, 2003.

(8)    Commitments

The Company leases its facility under a noncancelable operating lease that expires June 20, 2003. During 2002, the Company entered into a sublease agreement of certain warehouse space in its facility that expires June 20, 2003.

Rental expense, net of sublease income, was $100,000 and $103,000 for the years ended March 31, 2003 and 2002, respectively.

PERFECTDATA CORPORATION
Notes to Financial Statements
March 31, 2003 and 2002  (Continued)

Minimum rental commitments, net of sublease income of $9,000 for 2004, under operating leases are summarized as follows (in thousands):

2004	$28

(9)    Subsequent Event

On May 5, 2003, the Company announced that it executed a letter of intent with SuperCom Ltd., an Israeli-based developer of smart card solutions, pursuant to which a newly incorporated subsidiary of the Company in Israel would be merged into SuperCom and SuperCom would become a subsidiary of the Company. In connection with such merger, the shareholders of SuperCom would exchange their shares of SuperCom common stock for shares of the Company's common stock, no par value. The closing of the transaction is subject to certain conditions, including execution of a definitive merger agreement, the completion of due diligence, shareholder approvals, the registration of the shares issued to SuperCom shareholders and the sale or other disposition of the current operations of the Company. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

PART I.    FINANCIAL INFORMATION

Item 1.    Financial Statements

PERFECTDATA CORPORATION
Balance Sheet
(Unaudited)
(Dollars in thousands)

June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$2,113
Accounts receivable, net	118
Inventories	108
Prepaid expenses and other current assets	76
Total current assets	2,415

Property, plant and equipment, at cost, net	1
$2,416
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$185
Accrued compensation	89
Other accrued expenses	71
Total current liabilities	345
Shareholders' equity:
Preferred Stock. Authorized 2,000,000 shares; none issued	—
Common Stock, no par value. Authorized 10,000,000 shares; issued and outstanding 6,159,530 shares	11,206
Accumulated deficit	(9,135)
Net shareholders' equity	2,071
$2,416

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Statements of Operations
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,
	2003	2002
Net sales	$725	$564
Cost of goods sold	470	365
Gross profit	255	199
Selling, general and administrative expenses	354	331
Loss from operations	(99)	(132)
Other income:
Other, net	5	12
Net loss	(94)	(120)
Net loss per common share – basic and diluted	$(.02)	$(.02)
Weighted average shares outstanding – basic and diluted	6,159	6,159

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Month Period Ended June 30,
	2003	2002
Cash Flows from operating activities:
Net loss	$(94)	$(120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5	5
(Increase) decrease in accounts receivable	40	(10)
Decrease in inventories	80	15
Increase in prepaid expenses and other assets	(14)	(20)
Increase (decrease) in accounts payable	(98)	90
Increase (decrease) in accrued expenses	21	(3)
Net cash used in operating activities	(60)	(43)
Decrease in cash and cash equivalents	(60)	(43)
Cash and cash equivalents at beginning of period	2,173	2,758
Cash and cash equivalents at end of period	$2,113	$2,715

See accompanying notes to financial statements.

PERFECTDATA CORPORATION
Notes to Financial Statements

1.    All adjustments included in the financial statements in this Report are of a normal recurring nature and are necessary to present fairly the Company's financial position as of June 30, 2003 and the results of its operations and cash flows for the three months ended June 30, 2003 and 2002. Results of operations for the interim periods are not necessarily indicative of results of operations for a full year due to external factors that are beyond the control of the Company. This Report should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 ("Annual Report 2003").

During recent months certain major shareholders of the Company on their own initiative had discussed with Harris A. Shapiro, the Chairman of the Board and Chief Executive Officer of the Company, what actions in their opinion the Board should adopt that would be most beneficial to the shareholders of the Company. Mr. Shapiro pointed out to these shareholders, among other matters, that, especially in view of the contemplated transaction with SuperCom, the major customers of the Company were concerned as to how much longer the Company would continue its current operations, and that the lease for the Company's premises would expire on June 20th, raising the question as to whether it was feasible to renew the lease on any long-term basis. He also reported to these shareholders that the Company was in discussions with several possible purchasers. As a result of these discussions, the participants concluded that the Company should seek to sell these operations, whether or not the SuperCom transaction was consummated, or, if a sale to a third party was not feasible, to liquidate the Company's inventory and collect its accounts receivable, while waiting the outcome of the SuperCom transaction. The participants in these discussions concluded that either such action, if successfully implemented, would cut the continuing losses and thereby help preserve the Company's principal asset, its cash and cash equivalents.

On June 22, 2003, the Company's Board of Directors authorized, subject to obtaining shareholders' approval, a sale of its operations or, if a sale is not feasible, a liquidation thereof.

2.    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories are summarized as follows (in thousands):

June 30, 2003
(unaudited)
Raw materials	$25
Work in process	1
Finished products	82
$108

3.    Property and Equipment

Property and equipment consist of (in thousands):

June 30, 2003
(unaudited)
Machinery and equipment	$309
Furniture and fixtures	84
Leasehold improvements	155
548
Less accumulated depreciation and amortization	(547)
$1

PERFECTDATA CORPORATION
Notes to Financial Statements  (Continued)

4.    Income taxes

At June 30, 2003, the Company had net operating loss (NOL) carryforwards of approximately $4,976,134 for federal income tax purposes expiring in varying amounts through 2020. The NOL carryforwards, which are available to offset future profits of the Company and are subject to limitations should a "change in ownership" as defined in the Internal Revenue Code occur, will begin to expire in 2003 if not utilized. Additionally, the Company has general business tax credit carryforwards of $12,000 which will begin to expire in 2006.

SFAS 109 requires that the tax benefit of such NOLs and other deferred tax assets be recorded as an asset using current tax rates to the extent management assesses the utilization of such NOLs and other assets to be more likely than not. Management has determined that future taxable income of the Company will likely not be sufficient to realize the recorded deferred tax asset of $1,903,754. As such, the Company has recorded a valuation allowance of $1,903,754.

5.    Loss Per Common Share

Basic net loss per share is based on the weighted average number of shares outstanding during each of the respective periods. Diluted net loss per share includes the dilutive impact of all Common Stock equivalents such as options and warrants to purchase the Company's Common Stock. During the respective periods, the impact of the Common Stock equivalents, such as stock options, was antidilutive; therefore, they have been excluded from the calculation of diluted loss per share.

6.    Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Due to the reduction of the exercise price of fixed stock options through the cancellation of stock option awards and the granting of replacement awards, per FIN No. 44, Accounting for Certain Transactions involving Stock Compensation, the Company has adopted variable accounting for the replacement awards, per FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

The Company applies APB Option No. 25 in accounting for its employees and director stock option plans. Had the company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 and SFAS No. 148, the Company's net loss would have been increased to the pro forma amounts indicated below. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model, assuming a risk-free interest rate of 4.57% – 6.26%, a ten-year term, 50% volatility, and $0 expected dividend rate.

	2003	2002
Net income, as reported	$(94)	(120)
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(4)	(30)
Pro forma net income	$(98)	(150)
Basic and diluted net loss per common share:
As reported	$(0.02)	(0.02)
Pro forma	(0.02)	(0.02)

During the quarter ended June 30, 2003, the Board of Directors approved the issuance of 50,000 shares of the Company's Common Stock to a director as compensation for past services. These shares were fully vested at the issuance date of July 31, 2003 and accordingly, $51,500 was accrued and recognized as a charge to selling, general and administrative expenses for the quarter ended June 30, 2003.

PERFECTDATA CORPORATION
Notes to Financial Statements  (Continued)

7.    Subsequent Event

On July 8, 2003, the Company announced that it had entered into an Agreement and Plan of Merger and Recapitalization dated July 2, 2003 (the "Merger Agreement") with SuperCom. SuperCom's shareholders would receive approximately 72.5% of the outstanding shares of the Common Stock (subject to upward adjustment) and the right to name six of the eight directors if shareholders of the Company and SuperCom approve the Merger Agreement and the related transactions. The closing of the Merger Agreement is subject to certain conditions, including shareholder approvals, the registration of the shares to be issued to the SuperCom shareholders and the sale or other disposition of the current operations of the Company.

ANNEX A

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

PerfectData Corporation
("Parent"),

SuperCom Ltd.
(the "Company")

and

PerfectData Merger Sub Ltd.
("Merger Sub")

Dated: July 2, 2003

A-i

A-ii

		Page
8.6	Amendment	31
8.7	Extension; Waiver	31
8.8	Descriptive Headings	31
8.9	Applicable Law	31
8.10	Waiver of Jury Trial	31
8.11	Severability	31
8.12	Enforcement	31
8.13	Remedies Cumulative	31
8.14	Counterparts	31

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (the "Agreement") is made and entered into as of July 2, 2003 by and among PerfectData Corporation, a California corporation ("Parent"), PerfectData Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of Parent ("Merger Sub"), and SuperCom Ltd., an Israeli company (the "Company").

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law, 5759-1999 (the "Israeli Companies Law"), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B.    The Board of Directors of the Company has: (i) determined that this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined in Section 1.1) will be unable to fulfill the obligations of the Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

C.    The Board of Directors of Parent has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Parent and its shareholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Board of Directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

D.    Concurrently with the execution of this Agreement and as a condition and inducement to the Company's and Parent's willingness to enter into this Agreement: (i) all directors and executive officers and certain principal shareholders of Parent are entering into Voting Agreements, including the irrevocable proxies contained therein, in substantially the form attached hereto as Exhibit A (the "Parent Voting Agreements"); (ii) certain principal shareholders of the Company are entering into Voting Agreements, including the irrevocable proxies contained therein, in substantially the form attached hereto as Exhibit B (the "Company Voting Agreements"); and (iii) all directors and executive officers and certain principal shareholders of Parent and the Company are entering into Lock-Up Agreements in substantially the form attached hereto as Exhibit C (the "Lock-Up Agreements").

E.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

Now, therefore, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into the Company (as the absorbing company (Chevra Koletet) in the Merger) in accordance with Sections 314 through 327 of the Israeli Companies Law (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company: (i) shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"); and (ii) shall succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the aforesaid sections of the Israeli Companies Law.

1.2    Closing Date.    Subject to the terms and conditions of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the "Closing Date"), which shall be no later than the third business day after the later to occur of: (i) the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing) or (ii) the 71st day after the delivery of the Merger Proposal (as defined in Section 5.15) to the office of the Registrar of Companies of the State of Israel (the "Companies Registrar"), or at such other time, date and location as the parties hereto shall mutually agree.

1.3    Effective Time.    Each of the Company and Merger Sub, promptly and no later than three (3) days after the date of the approvals required under Sections 1.4(a) and 1.4(c) hereof are obtained, shall deliver (and Parent shall cause Merger Sub to deliver) to the Companies Registrar a notice (the "Merger Notice") informing the Companies Registrar that the Merger was approved by the general shareholders meeting of the Company and the general shareholders meeting of Merger Sub. The Merger shall become effective ("Effective Time") upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law.

1.4    Approval of Shareholders.

(a)    Company Shareholders Meeting.    The Company shall (i) take all steps necessary to duly call, give notice of, convene and hold a general meeting of the shareholders of Company (the "Company Shareholders Meeting") for the purpose of securing the approval of the Company's shareholders of this Agreement and the Merger, (ii) recommend to the Company's shareholders the approval of this Agreement, the Merger and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters.

(b)    Parent Shareholders Meeting.    Parent shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of the shareholders of Parent (the "Parent Shareholders Meeting" and, together with the Company Shareholders Meeting, the "Shareholders Meetings") for the purpose of securing the approval of Parent's shareholders of the following proposals: (1) approval of this Agreement, the Merger and the issuance of the shares of common stock, no par value per share, of Parent ("Parent Common Stock") in connection with the Merger contemplated by this Agreement, (2) reincorporation of Parent in the State of Delaware under the name "SuperCom Corporation" (or similar name), effective as of the Effective Time (the "Reincorporation"), (3) an increase in the number of shares of Parent Common Stock that Parent is authorized to issue to such amount as Parent and the Company shall mutually agree upon, (4) the authorization of the Board of Directors of Parent, in its discretion, to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock, of such ratio as Parent and the Company shall mutually agree upon, (5) the adoption of a new employee stock option plan by Parent in the form prepared by the Company, (6) the sale or liquidation of Parent's operating assets, (7) the amendment to Parent's bylaws to increase the number of directors to eight, (8) the election of eight members (six to be designated by the Company and two to be designated by Parent) to the Board of Directors of Parent, which election shall be effective at the Effective Time, and (9) the designation of independent auditors selected by the Company for the current fiscal year (collectively, the "Parent Shareholder Proposals"); (ii) recommend to the shareholders of Parent the approval of the Parent Shareholder Proposals and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with the Company with respect to each of the foregoing matters. Parent may, at its option, convene the Parent Shareholders Meeting at its Annual Meeting of Shareholders and include alternative choices for its shareholders relating to selection of directors and auditors in the event that Parent's shareholders do not approve the proposal in clause (1) of this Section 1.4(b).

(c)    Merger Sub Shareholder Approval.    Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby by the execution of a consent of sole shareholder in lieu of a meeting.

1.5    Registration Statement; Joint Proxy Statement; Comfort Letters.

(a)    Joint Proxy Statement/Prospectus; Registration Statement.    As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare a Joint Proxy Statement/Prospectus (the "Proxy Statement"), and Parent will prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") in which the Proxy Statement will be included as a prospectus. Parent will respond to any comments of the SEC; the Company will cooperate with Parent in responding to any such comments; each of the Company and Parent will use its best efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"), as promptly as practicable after its filing, and the Company and Parent will cause the Proxy Statement to be mailed to their respective shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), the Securities Act or any other federal, foreign or blue sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 1.5(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder, including (i) the Exchange Act, (ii) the Securities Act, and (iii) the requirements of the Israeli Companies Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and shareholders of Parent, such amendment or supplement.

(b)    Letter of the Company Accountants.    The Company shall use all reasonable efforts to cause to be delivered to Parent a "comfort" letter (the "Company Comfort Letter") of Ernst & Young (Israel) ("E&Y"), dated a date within two (2) business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c)    Letter of Parent Accountants.    Parent shall use all reasonable efforts to cause to be delivered to the Company a "comfort" letter (the "Parent Comfort Letter") of KPMG LLP ("KPMG"), dated a date within two (2) business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

1.6    Articles of Association.    At the Effective Time, the Articles of Association of the Company shall remain the Articles of Association of the Surviving Corporation.

1.7    Directors.

(a)    Directors of Parent.    As of the Effective Time, Parent and the Company shall use their respective best efforts to cause the Board of Directors of Parent to be comprised of the following: (i) six (6) directors designated by the Company, three (3) of which shall be independent to the extent required by applicable law (including, without limitation, the Sarbanes-Oxley Act of 2002), and (ii) two (2) directors designated by Parent.

(b)    Directors of Surviving Corporation.    The directors of the Company at the Effective Time shall become the directors of the Surviving Corporation.

1.8    Corporate Offices.    As of the Effective Time, the offices of Parent shall be in New York, New York.

1.9    Reincorporation in Delaware.    On the date of, and immediately prior to, the Effective Time, Parent shall consummate the Reincorporation (as defined in Section 1.4(b)) by merging Parent with and into SuperCom Corporation ("SuperCom Delaware"), a newly-formed Delaware corporation and wholly-owned subsidiary of Parent, with SuperCom Delaware as the Surviving Corporation. Following the Reincorporation, (i) Parent will cease to exist as a separate entity; (ii) SuperCom Delaware, by operation of law, will succeed to all the rights and properties, and subject to all the obligations and liabilities, of Parent including, without limitation, those under this Agreement; and (iii) each outstanding share of Parent Common Stock will be converted into one share of SuperCom Delaware's common stock, $.01 par value per share ("SuperCom Delaware Common Stock"). SuperCom Delaware will own 100% of Merger Sub following the Reincorporation and 100% of the Surviving Corporation following the Merger. The Certificate of Incorporation and Bylaws of SuperCom Delaware shall be in the form as Parent and the Company shall mutually agree upon. Following the Reincorporation, (i) all references to "Parent" in this Agreement, other than in the defined term in the preamble and this Section 1.9, shall be deemed to refer to SuperCom Delaware, as successor in interest to Parent, and (ii) all references to Parent Common Stock shall refer to SuperCom Delaware Common Stock.

1.10    Change in Merger Structure.    Anything in this Agreement to the contrary notwithstanding, the Company may elect at any time before the Effective Time, by written notice to Parent and Merger Sub, to structure the Merger in a reverse way, namely, that the Company shall be the target company (Chevrat Yaad), rather than the absorbing company (Chevra Koletet), and it shall merge with and into Merger Sub with Merger Sub as the Surviving Corporation. Should the Company make such election, this Agreement shall be amended accordingly and the parties will cooperate with each other and take all other measures as may be required or advisable in order to carry out and implement the Merger in the elected structure.

ARTICLE II

CONVERSION OF COMPANY SHARES

2.1    Conversion of Shares.    By virtue of the Merger and without any action on the part of the holders thereof:

(a)    Common Shares To Be Exchanged.    Each Ordinary Share, NIS 0.01 par value per share, of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time, other than any Company Shares (i) owned by Parent or Merger Sub or any subsidiary thereof, if any, or (ii) held in the Company's treasury, shall automatically be converted into and represent the right to receive the number of shares (as the same may be adjusted as provided herein, the "Exchange Ratio") of Parent Common Stock equal to the Exchange Ratio, subject to any adjustment provided by Section 2.3. For purposes hereof, the "Exchange Ratio" shall mean the number of shares of Parent Common Stock equal to (i) 3.3720926 times the number of shares of Parent Common Stock outstanding on a fully-diluted basis (including, without limitation, all shares of Parent Common Stock issuable upon exercise of options and warrants and the number of shares to be issued to JDK Associates, Inc. as disclosed in Section 5.2(ii) of the Parent Disclosure Schedule) at the Effective Time, divided by (ii) the number of Company Shares outstanding on a fully-diluted basis

(including, without limitation, all Company Shares issuable upon exercise of options and warrants) at the Effective Time. The Exchange Ratio, assuming the Minimum Cash Balance (as defined in Section 2.3(b)) is met, is intended to result in the following equity ownership of Parent after giving effect to the Merger and the payment of all finder fees: 72.5% to the shareholders of the Company, 5% to the finders for the Company, 1% to the finders for Parent, and 21.5% to the shareholders of the Parent. Based on the fully-diluted ownership of Parent and the Company as of the date hereof, the Exchange Ratio would equal 1.534804837 (assuming the Minimum Cash Balance is met and there are no changes to the respective capitalizations of Parent or the Company). No fractional shares of Parent Common Stock shall be issued in accordance with Section 2.2(e). If any Company Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such Company Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b)    Shares of Merger Sub.    Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

2.2    Exchange of Certificates.

(a)    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with U.S. Stock Transfer Corporation (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of Parent Common Stock and cash in such amount that the Exchange Agent possesses such number of shares of Parent Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by Parent pursuant to the provisions of this Article II (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Shares (the "Certificates"): (i) a letter of transmittal (which is reasonably agreed to by Parent and the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to and receipt by the Exchange Agent and shall be in such form and have such other provisions as Parent or Exchange Agent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Company Shares formerly evidenced by such Certificate in accordance with Section 2.1, and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (the shares of Parent Common Stock, dividends, distributions and cash described in clauses (A) and (B) being collectively, the "Merger Consideration"), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock may be issued in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c)    Distributions With Respect To Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock. No interest shall be paid on the Merger Consideration.

(d)    No Further Rights in Company Shares.    All shares of Parent Common Stock (and other Merger Consideration) issued upon conversion of the shares of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Shares.

(e)    No Fractional Shares.    No fractional shares of Parent Common Stock shall be issued in the Merger. All shares of Parent Common Stock to which a holder of Company Shares is entitled as a result of the Merger shall be aggregated and if a fractional share of Parent Common Stock results even after such aggregation, such fractional share shall be rounded up or down to the nearest whole share of Parent Common Stock, in lieu of the fractional share.

(f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and, subject to Section 2.2(g), any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

(g)    No Liability.    Neither Parent nor the Company shall be liable to any holder of shares of Company Shares for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)    Withholding Rights.    Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Shares the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, the Israeli Income Tax Ordinance [New Version], as amended (the "Ordinance") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Shares in respect of which such deduction and withholding was made by Parent.

2.3    Adjustments to Exchange Ratio.

(a)    If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares.

(b)    In the event that Parent has cash or cash equivalents as determined in accordance with GAAP net of all liabilities, fixed, accrued or contingent, at the Effective Time ("Final Net Available Cash") of less than $2,000,000 (the "Minimum Cash Balance") as determined pursuant to subsection (c) below, then the Exchange Ratio shall be adjusted as provided in Schedule 2.3(b) hereto; provided, however, that if the Closing has not occurred within five (5) months from the date of this Agreement as a result of a delay caused solely by the Company, then such $2,000,000 amount may be reduced by the actual out-of-pocket expenses incurred by Parent to non-affiliates for costs relating to its obligations as a public company, such amount not to exceed $30,000 in the aggregate.

(c)    Parent shall prepare and deliver, or cause to be prepared and delivered, to the Company (i) an unaudited statement that shall consist solely of a balance sheet of Parent (the "Closing Statement") as of the day which is the later of two (2) days following the closing of Parent's sale of its operating business or three (3) days prior to the anticipated Effective Time (the "Statement Date") on a basis prepared in accordance with GAAP applied consistently with the Parent SEC Filings (as defined in Section 4.6); (ii) evidence (in a form satisfactory to the Company) from Parent's bank as to its cash position dated as of the Statement Date and as of the Effective Time; and (iii) written statements from Parent's professional firms (i.e. legal counsel, accounting firm, etc.) with respect to amounts payable to such professional firms relating to the Merger and the transactions contemplated hereby. Such Closing Statement shall include a good faith estimation of the Final Net Available Cash (as defined in Section 2.3(b) above) on the anticipated closing date of the Merger (the "Estimated Net Available Cash"), taking into account all expenses relating to the Merger expected to be incurred by Parent ("Parent Merger Expenses") and all other anticipated liabilities not set forth on the Closing Statement. Within two (2) days following the delivery of the Closing Statement by Parent to the Company, the Company may object to the Estimated Net Available Cash calculation by notifying Parent; if the Company does not so object, the "Final Net Available Cash" shall equal the Estimated Net Available Cash. If the Company objects to the Estimated Net Available Cash calculation, the parties shall attempt to resolve such dispute by negotiation and mutually agree upon the Final Net Available Cash. Parent shall cooperate with the Company and provide the Company and the Company's certified public accountants with reasonable access to all information used by Parent to prepare the Closing Statement. If the parties are unable to resolve such dispute within three (3) days of any objection by the Company, the parties shall appoint one of the five (5) largest independent certified public accounting firms, as shall be mutually agreed upon, who shall, at Parent's and the Company's joint expense, review the Closing Statement and Estimated Net Available Cash calculation and determine the adjustment to the Estimated Net Available Cash, if any, necessitated. The finding of such accounting firm shall be deemed to be the Final Net Available Cash and shall be binding on the parties hereto.

2.4    Closing of the Company Transfer Books.    Upon the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares (other than shares into which the capital stock of Merger Sub is to be converted pursuant to the Merger) shall thereafter be made. After the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

2.5    Stock Options; Warrants.

(a)    Subject to Section 2.5(b) hereof, at the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") shall be converted into and become rights to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement or, for Company Options granted after the date hereof, as in effect on the date of such grants) of the stock option plan under which it was issued and or the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of Company Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged. The Company's 1999 Employee Stock Option Plan (the "Company Stock Option Plan"), shall be cancelled upon the Merger.

(b)    Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 2.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights in connection with the Merger with respect thereto other than those specifically provided in this Section 2.5.

(c)    Upon the Effective Time, Parent shall honor all Company Warrants (as defined in Section 3.2 hereof). The Company Warrants shall thereupon be exercisable in accordance with the terms thereof for such number of shares of Parent Common Stock as equals (i) the number of Company Shares for which the Company Warrants were exercisable multiplied by (ii) the Exchange Ratio. The exercise price for the Company Warrants shall thereupon be the exercise price for the Company Warrants prior to the Effective Time divided by the Exchange Ratio and the number of underlying securities shall be proportionately adjusted and rounded as provided for Company Options unless otherwise provided in the Company Warrant.

2.6    Merger Sub Ordinary Shares.    The ordinary shares of Merger Sub outstanding or held in treasury immediately prior to the Effective Time shall not be affected by the Merger but shall be converted into the same number of shares of the Surviving Corporation without further action.

2.7    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the "Company Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by the Company to Parent.

The Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization; Charter Documents.

(a)    Each of the Company and its subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. Except as disclosed on the Company Disclosure Schedule, the Company does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity.

(b)    The Company has previously furnished to Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the "Company Charter Documents") and a complete and correct copy of the equivalent organizational documents of its subsidiaries. Such Company Charter Documents and equivalent organizational documents of each of the Company's subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

3.2    Capitalization.    The authorized capital stock of the Company consists of 26,500,000 shares of Company Shares. As of the date hereof, there are 12,706,339 shares of Company Shares issued and outstanding. As of the date hereof, there are 1,790,078 Company Shares issuable upon exercise of outstanding stock options under the Company Stock Option Plan. As of the date hereof, there are no shares of Company Shares issuable upon exercise of outstanding warrants to purchase shares of Company Shares. The Company Disclosure Schedule 3.2 sets forth a schedule of all options which may be exercised for issuance of Company Shares and the terms upon which the options may be exercised (the "Company Stock Options") and all warrants which may be exercised for issuance of Company Shares and the terms upon which the warrants may be exercised. The Company has previously furnished to Parent true and complete copies of the option plans and grant agreements pursuant to which the Company Stock Options were granted and a true and complete list of each outstanding Company Stock Option. All issued and outstanding shares of Company Shares have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Company Disclosure Schedule, the Company has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

3.3    Authority.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of the Company to this Agreement, the Merger and the other transactions contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Required Company Shareholder Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub and the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Required Company Shareholder Vote, constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject to the provisions of Section 320(c) of the Israeli Companies Law, the affirmative vote of 75% (seventy-five percent) of the voting shares of Company present and voting at the Company Shareholders Meeting (as defined below) at which a quorum is present is a sufficient vote of the holders of any Company Shares necessary to approve the Merger (the "Required Company Shareholder Vote"). The quorum required for the Company Shareholders Meeting is shareholders holding collectively at least one-third of the issued share capital of Company (present in person or by proxy). No statutory vote of: (i) any creditor of Company, (ii) any holder of any option or warrant granted by Company; or (iii) any shareholder of any of Company's subsidiaries is necessary in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other transactions contemplated by this Agreement.

3.4    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Required Company Shareholder Vote is duly obtained, violate any provision of the Company Charter Documents, (ii) assuming that the Required Company Shareholder Vote is duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company and which will not prevent or delay the consummation of the transactions contemplated hereby.

(b)    Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity") with respect to the Company or its subsidiaries, except: (i) for: (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities laws ("Blue Sky Laws"); (B) consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") to the change in ownership of Company to be effected by the Merger (the "OCS Approval"); (C) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center") of the change in ownership of Company to be effected by the Merger (the "Investment Center Approval"); (D) obtaining the Israeli Tax Ruling (as defined in Section 5.17(c)); (E) obtaining the Israeli Securities Exemptions (as defined in Section 5.17(d)); and (F) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.5    Financial Statements.

(a)    The Company Public Filings (as hereinafter defined) set forth copies of: (i) the balance sheets of the Company as of December 31, 2002 and December 31, 2001, and the statements of operations, and shareholders' deficit and cash flows for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, in each case accompanied by the audit report of E&Y, independent accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company as of March 31, 2003 (the "Company March Balance Sheets") and the unaudited statements of operations, and shareholders' equity and cash flows for the three-month period ended March 31, 2003 (collectively, the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

(b)    The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements.

(c)    Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of December 31, 2002, the Company had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of the Company which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated financial statements as of December 31, 2002 or the notes thereto. The Company has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

3.6    Absence of Certain Changes or Events.

(a)    Except as disclosed in the Company Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of the Company since March 31, 2003 and, to the best of the Company's knowledge, no facts or condition exists which the Company believes will cause such a material adverse change in the future.

(b)    Except as set forth in the Company Disclosure Schedule, the Company has not taken or permitted any of the actions set forth in Section 5.2 hereof between March 31, 2003 and the date hereof and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice.

3.7    Legal Proceedings.    Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the best of the Company's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any officer or director of the Company in his or her capacity as such. Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any pending order, judgment or decree entered in any lawsuit or proceeding.

3.8    Compliance with Law.    The business of the Company has been conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental and self-regulating authorities, including, without limitation, all environmental laws, all laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977, except for any matter otherwise covered by this sentence which could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company. To its knowledge, the Company has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

3.9    Taxes and Tax Returns.

(a)    Filing of Tax Returns and Payment of Taxes.    The Company has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by the Company have been timely paid, and the Company will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Company Disclosure Schedule, if any, as reflected in the accounting records of the Company, and any Taxes of the Company arising after such date will be incurred in the ordinary course of the Company's business. The Company has made available to Parent true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 2000, and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

(b)    Deficiencies.    No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against the Company.

(c)    Liens.    There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

(d)    Extensions to Statute of Limitations for Assessment of Taxes.    The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

(e)    Extensions of the Time for Filing Tax Returns.    Except as set forth in the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

(f)    Pending Proceedings.    There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of the Company, threatened, against or with respect to the Company. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of the Company.

(g)    No Failures to File Tax Returns.    No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(h)    Tax Sharing, Allocation, or Indemnity Agreements.    The Company is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

(i)    Withholding Taxes.    The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

(j)    Tax-Free Merger.    The Company has not taken any action, nor does the Company know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

(k)    Certain Defined Terms.    As used in this Agreement:

(i)    "Tax" or "Taxes" (and with correlative meaning, "Taxable" and "Taxing") means any United States, Israeli, federal, provincial, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

(ii)    "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

3.10    Board Approval.    The Board of Directors of the Company has duly: (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

3.11    Transactions With Affiliates.    Except as disclosed in the Company Disclosure Schedule, no affiliate, as such term is defined in Rule 405 promulgated under the Securities Act, of the Company (i) has any material direct or indirect interest in any entity which transacts business with the Company,

(ii) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business, (iii) has any other contractual relationship with the Company in respect of its business (other than employment agreements and option agreements in the ordinary course of business), (iv) owns any asset used by the Company in connection with its business or (v) has made or received any loans or other debt financing to or from the Company other than compensation described in the Company Disclosure Schedule or the documents listed therein.

3.12    Broker's and Other Fees.    Except for fees and expenses payable to (i) Atlantis Equities, Inc. ("Atlantis") pursuant to a finder letter agreement dated May 1, 2003, as amended on June 30, 2003, a true, correct and complete copy of which has been provided to Parent and which has not been amended or modified in any respect, and (ii) Elie Housman as a consultant pursuant to an oral agreement with the Company as disclosed in the Company Disclosure Schedule, both of which claims the Company shall satisfy, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Merger.

3.13    Public Filings.    The Company has previously made available to Parent a complete copy of each filing by the Company with the Market Authority of Nasdaq Europe since December 31, 1999 pursuant to the Nasdaq Europe Rule Book (collectively, the "Company Public Filings"). Since January 1, 2000, the Company has timely filed all reports and filings that it was required to file with the Market Authority of Nasdaq Europe, all of which complied in all material respects with the rules and regulations thereunder. As of their respective dates, each such report or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.14    Registration Statement; Prospectus/Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Company for inclusion in the Proxy Statement to be filed by Parent and Company with the SEC as part of the Registration Statement pursuant to Section 1.5(a) hereof will, at the date or dates mailed to the shareholders of the Company, and at the time of Company Shareholders Meeting in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the Israeli Companies Law and the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder. If at any time prior to Company Shareholders Meeting, any event relating to Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in the Registration Statement or Proxy Statement.

3.15    Disclosure.    No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

References herein to the "Parent Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by Parent to the Company.

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. Parent does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity other than the Merger Sub. However, Parent is in the process of incorporating a wholly-owned subsidiary under the laws of the State of Delaware in order to effectuate the Reincorporation pursuant to Section 1.9 hereof.

(b)    Parent has previously furnished to the Company a complete and correct copy of its Articles of Incorporation and By-laws as amended to the date of this Agreement (together, the "Parent Charter Documents"). Such Parent Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of Parent Charter Documents.

(c)    Merger Sub is a corporation duly organized and validly existing under the laws of Israel.

4.2    Capitalization.    The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, no par value per share ("Parent Preferred Stock"). As of the date hereof, there are 6,159,530 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding. As of the date hereof, there are 183,500 shares of Parent Common Stock issuable upon exercise of outstanding stock options under its Stock Option Plan of 2000 (the "Parent Stock Option Plan"), 35,000 shares of Parent Common Stock issuable upon exercise of outstanding stock options outside of the Parent Stock Option Plan, and 20,000 shares of Parent Common Stock issuable upon exercise of outstanding warrants to purchase shares of Parent Common Stock. The Parent Disclosure Schedule sets forth a schedule of all options and warrants which may be exercised for issuance of Parent Common Stock and the terms upon which the options and the warrants may be exercised ("Parent Stock Options"). Parent has previously furnished to the Company true and complete copies of the option plans and grant agreements pursuant to which the Parent Stock Options were granted and a true and complete list of each outstanding Parent Stock Option. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except for the Parent Stock Options disclosed in the Parent Disclosure Schedule, Parent has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

4.3    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and by Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub other than a vote by Parent's shareholders are necessary to authorize this Agreement or for each of Parent and Merger Sub to perform its obligations hereunder, including the issuance of Parent Common Stock in connection with the Merger. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents; (ii) subject to compliance with the requirements set forth in Section 3.4(b) (or the Parent Disclosure Schedule) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which its properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any material Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a material adverse effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(b)    Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to Parent and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws; (B) the OCS Approval; (C) obtaining the Investment Center Approval; (D) obtaining the Israeli Tax Ruling (as defined in Section 5.17(c)); (E) obtaining the Israeli Securities Exemptions (as defined in Section 5.17(d)); and (F) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

4.5    Financial Statements.

(a)    The Parent SEC Filings set forth copies of: the balance sheets of Parent as of March 31, 2003 (the "Parent March Balance Sheet") and March 31, 2002, and the statements of operations, shareholders' equity and comprehensive income (loss) for the years ended March 31, 2003, March 31, 2002 and March 31, 2001, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent (collectively, the "Parent Financial Statements"). Parent Financial Statements (including the related notes) have been prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of Parent as of the respective dates set forth therein, and the consolidated results of Parent's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year end adjustments).

(b)    The books and records of Parent are being maintained in material compliance with applicable legal and accounting requirements.

(c)    Except as and to the extent reflected, disclosed or reserved against in Parent Financial Statements (including the notes thereto), as of March 31, 2003, Parent had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of Parent which were required by GAAP (consistently applied) to be disclosed in Parent's consolidated financial statements as of March 31, 2003 or the notes thereto. Since March 31, 2003, Parent has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

4.6    SEC Filings.    Parent has previously made available to the Company a complete copy of each filing by Parent with the SEC since December 31, 1999 pursuant to the Securities Act or the Exchange Act (collectively, the "Parent SEC Filings"). Since January 1, 2000, Parent has timely filed, and will timely file, all reports, proxy statements, registration statements and filings that Parent was or will be required to file with the SEC under the Securities Act and the Exchange Act, all of which complied or will comply in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, including Regulation S-X. As of their respective dates, the Parent SEC Filings, as well as each such report, proxy statement, registration statement, form or other document to be filed by Parent with the SEC after the date hereof and prior to the Effective Time, including without limitation, any financial statements or schedules included therein, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.7    Absence of Certain Changes or Events.

(a)    Except as disclosed in the Parent Disclosure Schedule and the Parent SEC Filings, there has not been any material adverse change in the business, operations, assets or financial condition of Parent since March 31, 2003 and, to the best of Parent's knowledge, no facts or condition exists which Parent believes will cause such a material adverse change in the future.

(b)    Except as set forth in the Parent Disclosure Schedule, Parent has not taken or permitted any of the actions set forth in Section 5.2 hereof between March 31, 2003 and the date hereof and, except for execution of this Agreement, Parent has conducted its business only in the ordinary course, consistent with past practice.

4.8    Legal Proceedings.    Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any, and there are no pending or, to the best of Parent's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any officer or director of Parent in his or her capacity as such. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

4.9    Compliance with Law.    The business of Parent has been conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental and self-regulating authorities, including, without limitation, all environmental laws, all laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977, except for any matter otherwise covered by this sentence which could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of Parent. To its knowledge, Parent has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

4.10    Taxes and Tax Returns.

(a)    Filing of Tax Returns and Payment of Taxes.    Parent has timely filed all Tax Returns (as hereinafter defined) required to be filed by it as of the date hereof, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by Parent have been timely paid, and Parent will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Parent Disclosure Schedule, if any, as reflected in the accounting records of Parent, and any Taxes of Parent arising after such date will be incurred in the ordinary course of Parent's business. Parent has made available to the Company true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after March 31, 1999, and has delivered or made available to the Company all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by Parent.

(b)    Deficiencies.    No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against Parent.

(c)    Liens.    There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Parent.

(d)    Extensions to Statute of Limitations for Assessment of Taxes.    Parent has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

(e)    Extensions of the Time for Filing Tax Returns.    Except as set forth in the Parent Disclosure Schedule, Parent has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

(f)    Pending Proceedings.    There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of Parent, threatened, against or with respect to Parent. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of Parent.

(g)    No Failures to File Tax Returns.    No claim has ever been made by a Taxing authority in a jurisdiction where Parent does not pay Tax or file Tax Returns that Parent is or may be subject to Taxes assessed by such jurisdiction.

(h)    Tax Sharing, Allocation, or Indemnity Agreements.    Parent is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes, except in connection with license agreements.

(i)    Withholding Taxes.    Parent has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

(j)    Tax-Free Merger.    Parent has not taken any action, nor does Parent know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

4.11    Board Approval.

(a)    The Board of Directors of Parent has: (a) determined that the Merger is fair to, and in the best interests of, Parent and its shareholders; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of Parent approve this Agreement, the Merger, the Parent Shareholder Proposals and the other transactions contemplated by this Agreement.

(b)    The Board of Directors of Merger Sub has unanimously: (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole shareholder, and that,

considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

4.12    Transactions With Affiliates.    Except as disclosed in the Parent Disclosure Schedule, since January 1, 2001, no affiliate, as such term is defined in Rule 405 promulgated under the Securities Act, of Parent (i) has any material direct or indirect interest in any entity which transacts business with Parent, (ii) has any direct or indirect interest in any property, asset or right which is used by Parent in the conduct of its business, (iii) has any other contractual relationship with Parent in respect of its business (other than employment agreements and option agreements in the ordinary course of business), (iv) owns any asset used by Parent in connection with its business, or (v) has made or received any loans or other debt financing to or from Parent other than compensation described in the Parent Disclosure Schedule or the documents listed therein.

4.13    Broker's and Other Fees.    Except for fees and expenses payable to Belgravia Investment Partners LLC pursuant to a letter agreement dated June 11, 2003, as amended on June 23, 2003, a true, correct and complete copy of which has been provided to the Company and which has not been amended or modified in any respect, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Merger.

4.14    Registration Statement; Proxy Statement.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date or dates mailed to the shareholders of the Company and Parent and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act. If at any time prior to the Shareholders Meetings, any event relating to Parent or Merger Sub should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in the Registration Statement or Proxy Statement.

4.15    Parent Common Stock.    At the Effective Time, the Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Parent, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued pursuant to the Merger will be registered under the Securities Act and issued without any legend thereon, except as may be required pursuant to Rule 145 promulgated under the Securities Act (regardless of whether Company Shares exchanged therefor were legended), in accordance with all applicable state and federal laws, rules and regulations.

4.16    Disclosure.    No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.1    Conduct of Business.    During the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall:

(i)    conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, including the Parent's sale of its operating assets, or with the prior written consent of the other party, which consent will not be unreasonably withheld; and

(ii)    confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

5.2    Prohibited Actions Pending Closing.    Except as provided in this Agreement and as disclosed in either the Company Disclosure Schedule or Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall:

(i)    amend or otherwise change its Articles of Association or Articles of Incorporation, as the case may be, or other governing documents;

(ii)    issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of their capital stock or any other of their securities (other than the exercise of presently outstanding options or warrants);

(iii)    declare, set aside, make or pay any dividend or other di stribution to its shareholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in their authorized or issued capital stock;

(iv)    sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of its assets or properties, other than any assets or properties where such sale, license or disposition occurs or is to occur in the ordinary course of business consistent with past practice;

(v)    take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated hereby;

(vi)    except as disclosed in Sections 3.11 or 4.12, pay any finders or investment bankers' fees in connection with the transactions contemplated by this Agreement; or

(vii)    take any action prior to the Effective Time which would materially breach any of the representations and warranties contained in this Agreement.

5.3    Litigation.    Each of Parent and the Company shall promptly notify the other party of (a) any lawsuits, claims, proceedings or investigations of which it has knowledge which after the date hereof are threatened or commenced against it or against any of its officers, directors, employees, consultants, agents or shareholders with respect to or affecting its business or (b) any material change in the status of legal proceedings reported in the Company Disclosure Schedule or the Parent Disclosure Schedule, whichever is applicable.

5.4    Current Information.    During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Each of Parent and the Company shall promptly notify the other party of any material events regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Parent shall file its Exchange Act reports with the SEC on a timely basis, and shall provide copy of the Exchange Act report in draft form to the Company at least one (1) business day prior to the proposed filing date. From the period beginning immediately following the delivery by Parent of the Closing Statement as required by Section 2.3(c) until the Closing Date, Parent shall notify the Company with respect to any activity in its bank accounts, including, without limitation, uncashed checks, checks written out to third parties, withdrawals from such accounts or any other activity which would have the effect of affecting the calculation of Final Net Available Cash.

5.5    Due Diligence; Access to Properties and Records.

(a)    The Company shall permit Parent and its representatives, and Parent shall permit the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to (and allow copies to be made of) Parent and its representatives, or the Company and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and shall, in all respects, be subject to the Confidentiality Agreement previously entered into between Parent and the Company.

5.6    Governmental Consents.    The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

5.7    Further Assurances.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.8    Public Announcements.    Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger contemplated hereby, and Parent and the Company agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel, provided that the party issuing the release will provide to the other party a draft of the release prior to issuance.

5.9    Disclosure Supplements.    From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to such Schedules shall correct or cure any representation, warranty or covenant which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

5.10    Tax-Free Merger Status.    The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (iii) that the tax consequences to the shareholders of both companies are minimized.

5.11    Nasdaq or Amex Listing.    The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation and take all actions reasonably necessary in an effort to secure the listing of the Parent Common Stock on The Nasdaq SmallCap Market or American Stock Exchange, as the case may be.

5.12    Notice of Certain Matters.    Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any material failure of the Company or Parent, as the case may be, to comply or satisfy any covenant, condition or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not relieve any party giving such notice of its obligation hereunder.

5.13    Sale of Operating Assets; Available Cash.    Parent shall use its best efforts to sell its operating assets and conduct its business so that, as of the Effective Time, Parent shall have Net Available Cash in the amount of at least $2,000,000 net of all liabilities, whether fixed, accrued or contingent. The agreement with respect to the sale of Parent's operating assets shall be satisfactory to the Company and shall contain an express assumption of all liabilities of Parent's operating business.

5.14    Resignation of Officers and Directors.    On or prior to the Closing, Parent shall deliver, or cause to be delivered, to the Company the resignation of each officer and director of Parent, effective at the Effective Time.

5.15    Merger Proposal.    As promptly as practicable after the execution and delivery of this Agreement: (a) the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of Exhibit D (the "Merger Proposal") to be executed in accordance with Section 316 of the Israeli Companies Law; (b) the Company and Merger Sub shall call the Company Shareholders Meeting and a general meeting of Merger Sub's shareholders, respectively, and (c) each of Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of such shareholders meetings. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their respective non-secured creditors of the Merger

Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder and as set forth in subsections (a) and (b) below. Promptly after the Company and Merger Sub shall have complied with the preceding sentence and with subsections (a) and (b) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Without derogating from the above, each of the Company and, if applicable, Merger Sub, shall:

(a)    Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company's registered offices or Merger Sub's registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a widespread newspaper in Belgium, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable law and regulations;

(b)    Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the "Substantial Creditors" (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

(c)    If it employs 50 or more persons, send to the "employees committee" or display in a prominent place at the Company's premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

5.16    Shareholders Meetings.

(a)    The Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose set forth in Section 1.4(a) hereof.

(b)    Parent shall take all steps necessary to duly call, give notice of, convene and hold the Parent Shareholders Meeting for the purpose set forth in Section 1.4(b) hereof and, in its capacity as the sole shareholder of Merger Sub, shall approve and adopt this Agreement and the transactions contemplated hereby as set forth in Section 1.4(c) hereof.

5.17    Israeli Approvals.

(a)    Government Filings.

(i)    The parties hereto shall respond as promptly as practicable to any inquiries or requests received from the Commissioner of Israeli Restrictive Trade Practices for additional information or documentation;

(ii)    Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing, the Company and Parent shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents and approvals, and any other consents and approvals that may be required pursuant to Israeli legal requirements in connection with the Merger: (i) the OCS Approval; and (ii) the Investment Center Approval. In this connection, Parent shall provide to the OCS and the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the OCS Approval or Investment Center Approval (including, without limitation, if requested, the standard undertaking with respect to the observance by Parent, as shareholder of Company or the Surviving Corporation, of the requirements of The Encouragement of Research and Development in Industry Law, 5744-1984 of the State of Israel, as amended from time to time (the "R&D Law") as well as the regulations issued pursuant to the R&D Law, including in respect of the transfer outside Israel of know how or production rights developed with financing from the OCS, or any other standard undertaking that may be required pursuant to any amendment of the R&D Law).

(b)    Legal Proceedings.    Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the OCS, the Investment Center, the Israeli Securities Authority, the Israeli Income Tax Commission, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to.

(c)    Israeli Tax Rulings.    As promptly as practically possible after the execution and delivery of this Agreement, the Company shall apply to the Israeli Income Tax Commissioner for a tax ruling certifying that for Israeli income tax purposes (i) the Company and its shareholders shall not recognize any gain or loss as a result of the Merger, (ii) the Company shareholders shall (a) have a carryover basis with respect to the Parent Common Stock received in connection with the Merger, (b) include the period for which they have held the Company Ordinary Shares converted in connection with the Merger in determining the period for which they hold Parent Common Stock received in connection with the Merger, and (c) upon disposition of the Parent Common Stock received in connection with the Merger, be subject to the same Israeli income tax rates that would have applied had no tax ruling been obtained, and (iii) the Company employees whose Company Options shall be converted into the rights to purchase Parent Common Stock pursuant to Section 2.5, shall not be subject to Israeli income tax as a result of such conversion.

(d)    Israeli Securities Law Exemption.    Parent shall use its reasonable best efforts to either: (i) obtain an exemption from the Israeli Securities Authority (the "ISA") from any prospectus requirements with respect to the exchange of Company Shares and Company Options held by Israeli residents or (ii) comply with respect to the foregoing with the prospectus requirements of the Israeli Securities Law, 1968 and the regulations adopted thereunder, as such requirements may be modified by the ISA.

5.18    Termination of Parent Employee Benefit Plans.    Prior to the Effective Time, Parent shall terminate all of its employee benefit plans, except with respect to its outstanding stock options.

ARTICLE VI

CLOSING CONDITIONS

6.1    Conditions of Each Party's Obligations Under This Agreement.    The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a)    Approval of Shareholders; SEC Registration.    This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company and of Parent, and all of the Parent Shareholder Proposals shall have been approved by the requisite vote of the shareholders of Parent. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

(b)    Suits and Proceedings.    No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger or any of the other transactions contemplated hereby; and no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or any other transactions contemplated hereby.

(c)    Israeli Governmental Entity Approvals.    All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, including, without limitation, the OCS Approval, the Investment Center Approval, the tax ruling contemplated in Subsection 5.17(c)(i) and (ii), the Israeli Securities Exemption (or compliance with prospectus requirements), and the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law.

(d)    Nasdaq Europe and Belgian Law Approvals.    All approvals required pursuant to the rules and regulations of Nasdaq Europe and the laws of Belgium for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, including, without limitation, the approval of the Belgian Banking and Finance Commission.

6.2    Conditions To the Obligations of Parent and Merger Sub Under This Agreement.    The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties; Performance of Obligations of the Company.    Except for those representations which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Company Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Company Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

(b)    Opinions of Counsel.    Parent shall have received (i) an opinion of Yossi Avraham & Co., Israeli counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to the matters set forth in Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement with respect to the Company only, and with the exception of certain factual matters set forth in Subsections 3.1(a), 3.2 and 3.4(a), and (ii) an opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., U.S. counsel to the Company, to the effect that for United States federal income tax purposes the Merger will qualify as a tax-free reorganization within the meaning of the Code, and such other matters as are reasonably requested by Parent and its counsel.

(c)    Officers' Certificate.    The Company shall have furnished Parent with an Officer's Certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to the Closing set forth in Section 6.2 have been satisfied.

(d)    Regulatory Filings.    All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of the Company. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

(e)    Voting Agreements.    Each shareholder of the Company who beneficially owns at least five percent (5%) of the outstanding capital stock of the Company shall each have executed and delivered to Parent a Voting Agreement, in the form attached as Exhibit B hereto, to the effect that each such shareholder shall vote in favor of the Merger and any other matters to be submitted to the shareholders of the Company pursuant to this Agreement.

(f)    Lock-Up Agreements.    Each executive officer and director of the Company, and each of their respective affiliates, and each shareholder of the Company who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing, shall each have executed and delivered to Parent a written lock-up agreement, in substantially the form attached hereto as Exhibit C whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of three (3) months after the Effective Time and thereafter, such person may dispose of up to 25% of his or her shares every three (3) months.

(g)    Comfort Letter.    The Company Comfort Letter shall have been delivered to Parent.

(h)    Directors.    Two (2) directors designated by Parent shall have been elected, as of the Effective Time, to be members of the Boards of Directors of Parent.

(i)    Company Material Adverse Change.    From the date of this Agreement to the Closing Date, there shall not have occurred a Company Material Adverse Change. For the purposes of this Agreement, a Company Material Adverse Change shall mean (i) termination of either or both of the Company's agreements with the Department of Resources Maintenance of Ministry of Internal Affairs of Ukraine (Contract numbers 20-12-15/30 and 10-82), (ii) the Company having cash or cash equivalents of less than $2,000,000 as of June 30, 2003 as reported in its quarterly report for such period, or (iii) a formal Israeli governmental investigation of the Company that has a material adverse effect on the business, financial condition and results of operations of the Company.

6.3    Conditions To the Obligations of the Company Under This Agreement.    The obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties; Performance of Obligations of Parent.    Except for those representations which are made as of a particular date, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Parent shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Parent Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Parent Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

(b)    Opinion of Counsel.    The Company shall have received an opinion of Wachtel & Masyr, LLP, outside counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the matters set forth in Sections 4.1 (except as to the Merger Sub), 4.2, 4.3 and 4.4 (except as to the Merger Sub) of this Agreement and to the effect that for United States federal income tax purposes the Merger will qualify as a tax-free reorganization within the meaning of the Code, and such other matters as are reasonably requested by the Company and its counsel.

(c)    Officers' Certificate.    Parent and Merger Sub shall have furnished the Company with an Officer's Certificate, duly executed by Parent's Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to the Closing set forth in this Section 6.3 have been satisfied.

(d)    Regulatory Filings.    All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

(e)    Voting Agreements.    Each officer and director of Parent, and each of their respective affiliates, and certain shareholders of Parent who beneficially owns at least five percent (5%) of the outstanding capital stock of Parent as listed in Schedule 6.3(e) hereto shall each have executed and delivered to the Company a Voting Agreement, in the form attached as Exhibit A hereto, to the effect that each such shareholder shall vote in favor of the Merger and any other matters to be submitted to the shareholders of Parent pursuant to this Agreement.

(f)    Lock-Up Agreements.    Each officer and director of Parent, and each of their respective affiliates, and certain of the shareholders of Parent who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing as listed on Schedule 6.3(f) hereto, shall each have executed and delivered to Parent a written lock-up agreement, in substantially the form attached hereto as Exhibit C, whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of three (3) months after the Effective Time and thereafter, such person may dispose of up to twenty-five (25%) of his or her shares every three (3) months; provided that (i) Mr. Corey P. Schlossman may dispose of up to fifty percent (50%) of his shares following the initial three-month period and up to twenty-five (25%) of such shares every three (3) months thereafter and (ii) 100,000 shares held by Digital Trust shall be subject to the same lock-up agreement as Mr. Schlossman.

(g)    Comfort Letter.    The Parent Comfort Letter shall have been delivered to the Company.

(h)    Directors.    Six (6) directors designated by the Company shall have been elected, as of the Effective Time, to be members of the Boards of Directors of Parent.

(i)    Sale of Parent's Operating Assets; Final Net Available Cash.    Parent (i) shall have disposed of its operating assets, (ii) shall have Final Net Available Cash, as calculated in accordance with Section 2.3(c), of at least $1,500,000, and (iii) shall have no material liabilities, whether fixed, accrued or contingent, which in any event shall not exceed $50,000 in the aggregate.

(j)    Dissenters' Rights.    Holders of no more than ten percent (10%) of the outstanding shares of Parent Common Stock shall have exercised and perfected dissenters' rights under the California Business Corporation Law in connection with the Merger.

ARTICLE VII

NO SOLICITATION;
TERMINATION, AMENDMENT AND WAIVER

7.1    No Solicitation.

(a)    Unless and until this Agreement shall have been terminated pursuant to and in compliance with Section 7.2 hereof, neither Parent nor the Company shall (whether directly or indirectly through its respective advisors, agents or other intermediaries), nor shall the Company or Parent authorize or permit any of its respective officers, directors, agents, employees, representatives or advisors to (i) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing)

from any person (other than Parent or the Company, as the case may be, and its respective affiliates) relating to (A) any acquisition or purchase of any of the assets of the Company or Parent, as the case may be, or of any class of equity securities of the Company or Parent, as the case may be, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as the case may be, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the other party hereto of the transactions contemplated by this Agreement (collectively, "Acquisition Proposals"), or agree to, recommend or endorse any Acquisition Proposal, (ii) enter into or execute any agreement with respect to any of the foregoing or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or assist, facilitate, or encourage, any effort or attempt by any other person (other than the Company or Parent, as the case may be, and its respective affiliates) to do or seek any of the foregoing. Notwithstanding anything in this Section 7.1 to the contrary, Parent may solicit, negotiate and agree to an offer to purchase its operating assets or business.

(b)    Nothing contained in this Agreement shall prohibit the Company or Parent (i) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with respect to a bona fide tender offer or exchange offer or Section 329 of the Israeli Companies Law, (ii) from making any disclosure of an Acquisition Proposal to its respective shareholders or otherwise if its respective Board of Directors concludes in good faith, within five (5) business days after consultation with its outside legal counsel, that such disclosure is necessary under applicable law or the failure to make such disclosure would be inconsistent with its fiduciary duties to its respective shareholders under applicable law or (iii) from participating in negotiations or discussions with or furnishing information to any person in connection with an Acquisition Proposal not solicited after the date hereof in breach of Section 7.1(a) above and which is submitted in writing by such person to the Board of Directors of the Company or Parent, as the case may be, after the date of this Agreement; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, within five (5) business days after its receipt of the Acquisition Proposal, the Board of Directors of Parent or the Company, as the case may be, shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as hereinafter defined) and, after consultation with its outside legal counsel, that failure to participate in such negotiations or discussions or furnishing such information would be inconsistent with its fiduciary duties to the shareholders of Parent or the Company, as the case may be, under applicable law. The Company or Parent, as the case may be, shall (i) promptly notify the other party hereto (but in no event later than two (2) business days thereafter) if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the person or entity involved and a copy of any such Acquisition Proposal, with the intent of enabling such other party to make a matching offer so that the transactions contemplated hereby may be effected. The Company or Parent, as the case may be, shall thereafter keep the other party hereto informed, on a current basis, of the status and terms of any such inquiries or Acquisition Proposals and the status of any such negotiations or discussions,. The Company or Parent, as the case may be, shall promptly furnish the other party hereto with copies of any written information (and advise it orally of any non-written information) provided to or by any person relating to an Acquisition Proposal to the extent such information has not previously been provided to such other party hereto.

(c)    Prior to the Effective Time, in the event the Board of Directors of the Company or Parent, as the case may be, by majority vote of all its members, determines in good faith that it has received a Superior Proposal and determines in good faith that taking the following actions would be inconsistent with its fiduciary duties to the Company or Parent, as the case may be, under applicable law, the Company or Parent, as the case may be, and its respective Board of Directors may (i) withdraw, modify or change the Board of Directors' approval or recommendation of this Agreement or the Merger, (ii) approve or recommend such Superior Proposal to its shareholders, (iii) terminate this Agreement and pay the Break-Up Fee (as defined in Section 7.3 hereof) and (iv) publicly announce the Board of Directors' intention to do any or all of the foregoing.

(d)    The Company and Parent will immediately cease and cause its respective advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which it is a party.

(e)    "Superior Proposal" means a proposal with respect to any of the transactions described in clause (A), (B), (C) or (D) of the definition of Acquisition Proposal which the Board of Directors shall have concluded in good faith after receiving an opinion from its outside legal counsel, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the proposal, (ii) if consummated, would result in a transaction more favorable to the shareholders of the Company or Parent, as the case may be, from a financial point of view than the transactions contemplated by this Agreement (taking into account any and all modifications proposed by the Company or Parent, as the case may be) and (iii) is fully financed (or, based on a good faith determination of the Board of Directors, is readily financable).

7.2    Termination.    This Agreement may be terminated prior to the Effective Time:

(a)    by mutual written consent of the parties hereto;

(b)    by Parent or the Company (i) if the Effective Time shall not have occurred on or prior to January 1, 2004 (the "Deadline Date") unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

(c)    by Parent or the Company (provided that the party seeking to terminate the Agreement shall not be in material breach of any of its obligations herein), upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority despite the reasonable efforts of the party seeking to terminate this Agreement to avoid such result, or if a court of competent jurisdiction has issued a final, non-appealable order prohibiting, restraining or enjoining the Merger and the other transactions contemplated hereby;

(d)    by Parent, if a vote of the shareholders of the Company is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose;

(e)    by the Company, if a vote of the shareholders of Parent is taken and such shareholders fail to approve any of the Parent Shareholder Proposals listed in Section 1.4(b) hereof, at the meeting (or any adjournment thereof) held for such purpose;

(f)    by Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent to the Company specifying the nature of such breach and requesting that it be remedied;

(g)    by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied within thirty (30) days after receipt by Parent of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

(h)    by Parent, if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by the Deadline Date;

(i)    by the Company, if the conditions set forth in Section 6.3 are not satisfied and are not capable of being satisfied by the Deadline Date; or

(j)    by Parent or the Company, if (i) the other party hereto approves or enters into an agreement providing for it to engage in a Superior Proposal, (ii) the other party has taken any action pursuant to Section 7.1(c) or (iii) ten (10) business days has elapsed since the Board of Directors of the other party has determined that an Acquisition Proposal is a Superior Proposal pursuant to Section 7.1(b)(iii) and such Board of Directors has not withdrawn its prior determination that such Acquisition Proposal was a Superior Proposal nor has it advised management to terminate, and caused any representative of the other party to terminate, discussions or negotiations with or furnishing information to the person, or any of affiliates or representatives of such person, that had made the Acquisition Proposal.

7.3    Break-Up Fee.

(a)    If the Company terminates this Agreement pursuant to Section 7.2(e), 7.2(g), 7.2(i) or 7.2(j) hereof, or Parent terminates this Agreement pursuant to Section 7.1(c) hereof, then Parent will immediately (but in any event within three (3) business days after Parent receives notice of termination) pay to the Company a termination fee equal to $250,000 in cash (the "Cash Break-Up Fee") plus the fees and expenses incurred by the Company not to exceed $250,000; provided, however, if the Company terminates this Agreement pursuant to Section 7.2(i) pursuant to the non-satisfaction of the condition set forth in Section 6.3(i), then Parent shall pay to the Company the Cash Break-Up Fee, plus an additional $100,000, plus the fees and expenses incurred by the Company.

(b)    If Parent terminates this Agreement pursuant to: Section 7.2(d); 7.2(f); 7.2(h) (except pursuant to the non-satisfaction of the condition set forth in Section 6.2(i)); or 7.2(j) hereof; or the Company terminates this Agreement pursuant to Section 7.1(c) hereof, then the Company will immediately (but in any event within three business days after the Company receives notice of termination) pay to Parent the Cash Break-Up Fee plus the fees and expenses incurred by Parent not to exceed $250,000.

7.4    Effect of Termination.    In the event of the termination and abandonment of this Agreement by either Parent or the Company pursuant to Section 7.2, this Agreement (other than Sections 8.1, 8.9 and 8.12 which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders, except pursuant to Section 7.3 above. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1    Expenses.

(a)    Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Parent and the Company shall each pay 50% of all expenses and fees related to filing of the Registration Statement (including the Proxy Statement included therein) and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger.

(b)    Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting and reasonable printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder, including reasonable legal fees and expenses incurred in enforcing such rights.

8.2    Survival.    The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time.

8.3    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

If to Parent or Merger Sub, to:

PerfectData Corporation 110 West Easy Street Simi Valley, California 93065 Attn: Harris A. Shapiro Chief Executive Officer

Copy to:

Wachtel & Masyr, LLP 110 East 59th Street New York, New York 10022 Attn: Robert W. Berend, Esq.

If to the Company, to:

SuperCom Ltd. Millennium Building 3 Tidhar Street, P.O. Box 2094 Raanana 43665, Israel Attn: Avi Schechter Chief Executive Officer

Copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 Attn: Kenneth Koch, Esq.

and:

Yossi Avraham & Co. 3 Daniel Frisch Street Tel Aviv, 64731, Israel Attn: Yossi Avraham, Adv.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

8.4    Parties In Interest.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, other than Section 1.7(c) (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

8.5    Entire Agreement.    This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

8.6    Amendment.    Subject to applicable law, this Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of the Company or adversely affects the shareholders of Parent, without the approval of the affected shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

8.7    Extension; Waiver.    The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

8.8    Descriptive Headings.    The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.9    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York; provided, however, that (a) any matter involving the internal corporate affairs of Parent or any other party shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Israeli Companies Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the County and the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process except that either party may move to remove the action from state to the federal court or vice versa in the County and State of New York.

8.10    Waiver of Jury Trial.    Each party hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

8.11    Severability.    If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.12    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13    Remedies Cumulative.    All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.14    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

PerfectData Corporation

By:    /s/ Harris A. Shapiro

Harris A. Shapiro Chief Executive Officer and Chairman of the Board

SuperCom Ltd.

By:    /s/ Avi Schechter

Avi Schechter Chief Executive Officer and President

By:    /s/ Eli Rozen

Eli Rozen Chairman

PerfectData Merger Sub Ltd.

By:    /s/ Harris A. Shapiro

Harris A. Shapiro Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION]

Schedule 2.3(b)

ADJUSTMENT OF EXCHANGE RATIO IF PERFECTDATA HAS FINAL NET AVAILABLE
CASH OF LESS THAN $2,000,000 AT THE EFFECTIVE TIME

A = PerfectData fully-diluted shares of common stock

B = SuperCom fully-diluted shares of common stock

X = Total number of PerfectData shares to be received by SuperCom shareholders and finders in Merger

Y = Final Net Available Cash
  $2,000,000

In the event that PerfectData's cash and cash equivalents are less than $2,000,000, the base percentages used to calculate the adjusted exchange ratio shall reflect the agreement between the parties that the Finders' fees as a percentage of the total post-merger fully diluted shares will be reduced to an aggregate of 5.5% (from 6%) and the resulting PerfectData shareholders percentage ownership will be increased to 22% (from 21.5%).

FORMULA:

        X         = 1 - (.22 x Y)
  X + A

Adjusted Exchange Ratio = X - [(X + A) x (.055 x Y)]
  B

Assuming that PerfectData has 6,598,030 fully-diluted shares and SuperCom has 14,496,417 fully-diluted shares:

If Final Net Available Cash is $1,500,000:	Adjusted Exchange Ratio = 2.1895426 Post-merger percentage ownership SuperCom: 79.375%
PerfectData: 16.5%
Finders: 4.125%

If Final Net Available Cash is $1,600,000:	Adjusted Exchange Ratio = 2.0171376 Post-merger percentage ownership SuperCom: 78.0%
PerfectData: 17.6%
Finders: 4.4%

If Final Net Available Cash is $1,750,000:	Adjusted Exchange Ratio = 1.7954742 Post-merger percentage ownership SuperCom: 75.9%
PerfectData: 19.25%
Finders: 4.8125%

Schedule 6.3(e)

Harris A. Shapiro
Corey P. Schlossman
Bryan Maizlish
Timothy D. Morgan
Tracie Savage
Irene J. Marino
Digital Trust

Schedule 6.3(f)

Harris A. Shapiro
Corey P. Schlossman
Bryan Maizlish
Timothy D. Morgan
Tracie Savage
Irene J. Marino
Digital Trust

ANNEX B-1

FORM OF PERFECTDATA VOTING AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 2, 2003 (this "Agreement"), by and among PerfectData Corporation, a California corporation (the "Parent"), PerfectData Merger Sub Ltd., an Israeli company and a newly-formed, special-purpose and wholly-owned direct subsidiary of the Parent ("Merger Sub"), SuperCom Ltd., an Israeli company (the "Company") and each of the Shareholders of the Parent identified on Schedule A hereto (individually, a "Shareholder" and, collectively, the "Shareholders").

WHEREAS, the Company, Parent and Merger Sub have contemporaneously with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub will be merged (the "Merger") with and into the Company pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement); and

WHEREAS, as an essential condition and inducement to the Company to enter into the Merger Agreement and in consideration therefor, Parent, the Company and the undersigned Shareholders have agreed to enter into this Agreement; and

WHEREAS, as of the date hereof, each Shareholder is the record and/or beneficial owner of the number of shares of Parent Common Stock as set forth opposite their respective names under Column I on Schedule A hereto (with respect to each such Shareholder, such Shareholder's "Current Shares" and together with any shares of Parent Common Stock acquired after the date hereof, whether upon the exercise of options or otherwise, such Shareholder's "Shares") and the record and beneficial owner of options or other rights to purchase the number of shares of Parent Common Stock set forth under Column II of Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

Voting of Shares to Approve the Merger

1.1    Agreement to Vote.    Each Shareholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of the Company, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of Shareholders of the Parent, however called, or in connection with any written consent of the holders of Parent Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Parent (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the approval and adoption of the Merger Agreement, the Merger, the issuance of the Parent Common Stock in connection with the Merger and any action required in furtherance thereof, (ii) in favor of the Parent Shareholder Proposals (as defined in the Merger Agreement), (iii) against any action or agreement that would directly or indirectly result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement, and (iv) against any Acquisition Proposal other than a Superior Proposal (both terms as defined in the Merger Agreement) or any other action or agreement that directly or indirectly, is inconsistent with or that is reasonably likely, directly or indirectly, to impede, interfere with, delay, postpone or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, any action taken by Parent or by any Shareholder in his or her capacity as an officer or member of the Board of Directors of Parent in accordance with Section 7.1(b) of the Merger Agreement shall be deemed not to violate this Section 1.1.

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Article II

Representations and Warranties of Shareholders

Each Shareholder hereby severally and not jointly represents and warrants as follows:

2.1    Authorization; Validity of Agreement; Necessary Action.    Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, the Company and Merger Sub, constitutes a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms.

2.2    Consents and Approvals; No Violations.    Except for filings required under applicable Israeli, federal and state securities laws and regulations, none of the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or approval of, any governmental authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any order or law applicable to it or any of its properties or assets.

2.3    Shares.    Such Shareholder's Current Shares are, and all of its Shares on the closing date of the Merger (the "Closing Date") will be, owned beneficially and of record by such Shareholder. As of the date hereof, such Shareholder's Current Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Shareholder. All of such Shareholder's Current Shares are issued and outstanding, and, except as set forth on in Schedule A, such Shareholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Parent Common Stock or any other capital stock or securities of the Parent and has no interest in or voting rights with respect to any other securities of the Parent. As of the date of this Agreement, such Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder's Current Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable Israeli, federal and state securities laws and the terms of this Agreement. Such Shareholder has good and marketable title to its Current Shares and at all times during the term hereof and on the Closing Date will have good and marketable title to its Shares, free and clear of all liens.

2.4    No Group.    Each Shareholder is acting individually and not as part of a "group" as defined in the Securities Exchange Act of 1934.

Article III

Other Covenants

3.1    Further Agreements of Shareholder.

(a)    Each Shareholder acknowledges and agrees that each certificate representing any Shares shall, at the Company's request, bear the following legend:

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This certificate and the shares represented hereby are subject to certain voting and transfer restrictions set forth in the Voting Agreement dated as of July 2, 2003 by and among PerfectData Corporation, SuperCom Ltd., PerfectData Merger Sub Ltd. and the parties identified on Schedule A thereto (a copy of which is available for inspection at the offices of PerfectData Corporation).

If the Company so requests, as soon as practicable after the execution and delivery of this Agreement, each Shareholder shall surrender each certificate representing any of such Shares to the Parent in exchange for one or more certificates representing such Shares bearing the foregoing legend.

(b)    Each Shareholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Parent or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Current Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Parent Common Stock or any interest in any of the foregoing, without the prior written consent of Parent (provided nothing contained herein shall be deemed to restrict the exercise of options).

(c)    Each Shareholder shall not request that the Parent or its transfer agent register the transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Shareholder's Shares, and hereby consents to the entry of stop transfer instructions by the Parent of any transfer of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

(d)    In the event of a stock dividend or distribution, or any change in the Parent Common Stock by reason of any stock dividend or distribution, or any change in the Parent Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

(e)    Each Shareholder shall not, nor shall it authorize or permit any affiliate, director, officer, employee, or any investment banker, attorney or other advisor, agent or representative of, such Shareholder (collectively, the "Representatives") to, directly or indirectly, (i) solicit, facilitate, initiate, entertain or encourage, or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to, or take any action with the intent to facilitate the efforts of, any person concerning any possible Acquisition Proposal or any inquiry or communication which might be reasonably be expected to result in an Acquisition Proposal.

(f)    In furtherance and not in limitation of the foregoing, each Shareholder, by this Agreement, with respect to all of such Shares owned by such Shareholder, has executed an Irrevocable Proxy (the "Proxy") in favor of the Company, in the form attached hereto as Exhibit A. By its signature of this Agreement, the Parent acknowledges that the Proxy granted by each Shareholder, when made in the form of Exhibit A, shall be in an acceptable form.

3.2    Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement, voting trust or similar agreement with respect to any of the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, and the Shares are not otherwise subject to, a proxy or power of attorney with respect to any of the Shares which is inconsistent with such Shareholder's obligations pursuant to this Agreement or in the Proxy. Each Shareholder also covenants and agrees that such Shareholder will not, prior to the termination of this Agreement, take any action that would make any representation or warranty contained herein or in the Merger Agreement untrue or have the effect of

B-1-3

preventing, disabling or hindering such Shareholder from performing its obligations under this Agreement or the Parent from consummating the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, any action taken by Parent or by any Shareholder in his or her capacity as an officer or member of the Board of Directors of Parent in accordance with Section 7.1(b) of the Merger Agreement shall be deemed not to violate this Section 3.1(g).

Article IV

Miscellaneous

4.1    Best Efforts.    Prior to the consummation of the Merger, each Shareholder shall use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and without further consideration, the Merger and the other transactions contemplated by the Merger Agreement and this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including any necessary filings under foreign competition laws) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the obtaining of all necessary approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or this Agreement or the consummation of any of the transactions contemplated by the Merger Agreement and this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments and the taking of such further action as may be necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and this Agreement.

4.2    Termination.    Except as set forth in this Agreement, this Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time of the Merger or (b) termination of the Merger Agreement pursuant to Section 7.2 thereof. Nothing in this Section 4.2 shall relieve or otherwise limit any party of liability for breach of this Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

4.3    Entire Agreement; No Third Party Beneficiaries.    This Agreement, the Merger Agreement and the other related agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.4    Amendments; Assignments; Successors.    This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned delegated or otherwise transferred, in whole or in part, by any of the parties without prior written consent of the other parties, and any purported assignment, delegation or transfer without such consent shall be null and void. If any Shareholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any options or other rights, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Agreement. Without limiting the foregoing, each Shareholder specifically agrees that the obligations of such Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Shareholder or otherwise.

4.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this

B-1-4

Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.6    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

4.7    Governing Law; Specific Performance; Enforcement.    Except as to the extent that California law as governing law of Parent otherwise requires, this Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts in the State and County of New York or the federal courts of the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the state courts in the State and County of New York or the federal courts of the Southern District of New York, (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby and (e) consents to service of process by delivery pursuant to Section 4.8 hereof.

4.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

If to a Shareholder:

At the address set forth opposite such Shareholder's name on Schedule A hereto

Parent:

PerfectData Corporation 110 West Easy Street Simi Valley, CA 93065-1689 Attention: Harris A. Shapiro Telecopier: (805) 522-5788

With a copy (which shall not constitute notice) to:

Wachtel & Masyr, LLP 110 East 59th Street New York, NY 10022 Attention: Robert W. Berend, Esq. Telecopier: (212) 909-9455

B-1-5

Company:

SuperCom Ltd. Millennium Bldg., 3 Tidhar St. P.O.B. 2094 Raanana 43665 Israel Attention: Eyal Tuchman Telecopier: +972-9-7750820

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Attention: Kenneth Koch, Esq. Telecopier: (212) 983-3115
and to:
Yossi Avraham & Co. 3 Daniel Frisch St. Tel Aviv 64731, Israel Attention: Yossi Avraham, Adv. Telecopier: +972-3-6963801

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

4.9    Obligations of Shareholders.    Except as otherwise provided herein, the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Shareholders are several and not joint. The obligations of the Shareholders hereunder are several and not joint and the covenants and agreements of the Shareholders herein are made only in their capacity as Shareholders of the Parent and not as directors or officers.

4.10    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Parent or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein or in the Proxy, or in the performance of the Shareholders' duties or responsibilities as Shareholders of the Parent.

4.11    Interpretation.    The parties have participated jointly in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Agreement.

4.12    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. As to any Shareholder, this Agreement shall become effective when three or more counterparts have been signed by each of such Shareholder, the Company and Parent and delivered to the other parties.

4.13    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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4.14    Survival.    Notwithstanding Section 4.2, Sections 4.3 through Section 4.10 shall survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

B-1-7

IN WITNESS WHEREOF, each of the parties hereto have caused this Shareholders Agreement to be duly executed as of the date first written above.

PERFECTDATA CORPORATION

By:	______________________________ Name: Harris A. Shapiro Title: Chief Executive Officer and Chairman of the Board
PERFECTDATA MERGER SUB LTD.

By:	______________________________ Name: Harris A. Shapiro Title: Director
SUPERCOM LTD.

By:	______________________________ Name: Avi Schechter Title: Chief Executive Officer and President

By:	______________________________ Name: Eli Rozen Title: Chairman
SHAREHOLDER:

Name: Harris A. Shapiro
SHAREHOLDER:

Name: Corey P. Schlossman
SHAREHOLDER:

Name: Bryan Maizlish
SHAREHOLDER:

Name: Timothy D. Morgan

[SIGNATURE PAGE TO VOTING AGREEMENT]

B-1-8

SHAREHOLDER:

Name: Tracie Savage
SHAREHOLDER:

Name: Irene J. Marino
SHAREHOLDER:
Digital Trust

By:	______________________________ William B. Wachtel, Trustee

[SIGNATURE PAGE TO VOTING AGREEMENT]

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Schedule A

Shareholders

	I	II	III
Name and Address	(Current Shares)	(Options)	(Warrants)
Harris A. Shapiro
Corey P. Schlossman
Bryan Maizlish
Timothy D. Morgan
Tracie Savage
Irene J. Marino
Digital Trust

B-1-10

Exhibit A

IRREVOCABLE PROXY

By its execution hereof, and in order to secure its obligations under the Voting Agreement (the "Voting Agreement") of even date herewith among PerfectData Corporation, a California corporation ("Parent"), PerfectData Merger Sub Ltd., an Israeli company and a newly-formed, special-purpose and wholly-owned direct subsidiary of Parent ("Merger Sub"), SuperCom Ltd., an Israeli company (the "Company") and certain Shareholders of Parent, the undersigned (the "Shareholder") hereby irrevocably constitutes and appoints the Company and each of Avi Schechter and Eyal Tuchman in their respective capacities as officers of the Company and any individual who shall hereafter succeed to any such officer of the Company, and any other designee of the Company, each of them individually, and each of their successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Voting Agreement, as such Shareholder's true and lawful attorney and proxy (its "Proxy"), for and in such Shareholder's name, place and stead, to demand that the Secretary call a special meeting of Shareholders of the Parent for the purpose of considering any action related to the Merger Agreement and to vote each of the Shares of the Shareholders as such Shareholder's Proxy at every annual, special or adjourned meeting of Shareholders of the Parent, and to sign on behalf of such Shareholders (as a Shareholder of the Parent) any ballot, proxy, consent, certificate or other document relating to the Parent that law permits or requires, in a manner consistent with Article I of the Voting Agreement. This Proxy is coupled with interest and the Shareholder intends this Proxy to be irrevocable to the fullest extent permitted by Law. Each Shareholder hereby revokes any proxy previously granted by such Shareholder with respect to such Shares. Capitalized terms used but not defined herein shall have the meaning set forth in the Voting Agreement. Each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company or any of its nominees, the power to carry out and give effect to the provisions of this Proxy.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this 2nd day of July, 2003.

______________________________________________________________________________

Name:	______________________________________________________________________________

Address:	______________________________________________________________________________
______________________________________________________________________________

B-1-11

ANNEX B-2

FORM OF SUPERCOM VOTING AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 2, 2003 (this "Agreement"), by and among PerfectData Corporation, a California corporation (the "Parent"), PerfectData Merger Sub Ltd., an Israeli company and a newly-formed, special-purpose and wholly-owned direct subsidiary of the Parent ("Merger Sub"), and each of the Shareholders of SuperCom Ltd., an Israeli company (the "Company") identified on Schedule A hereto (individually, a "Shareholder" and, collectively, the "Shareholders").

WHEREAS, the Company, Parent and Merger Sub have contemporaneously with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub will be merged (the "Merger") with and into the Company pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement); and

WHEREAS, as an essential condition and inducement to Parent to enter into the Merger Agreement and in consideration therefor, Parent and the undersigned Shareholders have agreed to enter into this Agreement; and

WHEREAS, as of the date hereof, each Shareholder is the record and/or beneficial owner of the number of shares of Company Shares as set forth opposite their respective names under Column I on Schedule A hereto (with respect to each such Shareholder, such Shareholder's "Current Shares" and together with any shares of Company Shares acquired after the date hereof, whether upon the exercise of options or otherwise, such Shareholder's "Shares") and the record and beneficial owner of options or other rights to purchase the number of shares of Company Shares set forth under Column II of Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

Voting of Shares to Approve the Merger

1.1    Agreement to Vote.    Each Shareholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of Shareholders of the Company, however called, or in connection with any written consent of the holders of Company Shares, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the approval and adoption of the Merger Agreement, the Merger and any action required in furtherance thereof, (ii) against any action or agreement that would directly or indirectly result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) against any Acquisition Proposal other than a Superior Proposal (both terms as defined in the Merger Agreement). Notwithstanding the foregoing, any action taken by the Company or by any Shareholder in his or her capacity as an officer or member of the Board of Directors of the Company in accordance with Section 7.1(b) of the Merger Agreement shall be deemed not to violate this Section 1.1.

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Article II

Representations and Warranties of Shareholders

Each Shareholder hereby severally and not jointly represents and warrants as follows:

2.1    Authorization; Validity of Agreement; Necessary Action.    Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, the Company and Merger Sub, constitutes a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms.

2.2    Consents and Approvals; No Violations.    Except for filings required under applicable Israeli, federal and state securities laws and regulations, none of the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or approval of, any governmental authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any order or law applicable to it or any of its properties or assets.

2.3    Shares.    Such Shareholder's Current Shares are, and all of its Shares on the closing date of the Merger (the "Closing Date") will be, owned beneficially and of record by such Shareholder. As of the date hereof, such Shareholder's Current Shares constitute all of the shares of Company Shares owned of record or beneficially by such Shareholder. All of such Shareholder's Current Shares are issued and outstanding, and, except as set forth on in Schedule A, such Shareholder does not own, of record or beneficially, any warrants, options or other rights to acquire any Company Shares or any other capital stock or securities of the Company and has no interest in or voting rights with respect to any other securities of the Company. As of the date of this Agreement, such Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder's Current Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable Israeli, federal and state securities laws and the terms of this Agreement. Such Shareholder has good and marketable title to its Current Shares and at all times during the term hereof and on the Closing Date will have good and marketable title to its Shares, free and clear of all liens.

2.4    No Group.    Each Shareholder is acting individually and not as part of a "group" as defined in the Securities Exchange Act of 1934.

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Article III

Other Covenants

3.1    Further Agreements of Shareholder.

(a) Each Shareholder acknowledges and agrees that each certificate representing any Shares shall, at the Parent's request, bear the following legend:

This certificate and the shares represented hereby are subject to certain voting and transfer restrictions set forth in the Voting Agreement dated as of July 2, 2003 by and among PerfectData Corporation, SuperCom Ltd., PerfectData Merger Sub Ltd. and the parties identified on Schedule A thereto (a copy of which is available for inspection at the offices of SuperCom Ltd.).

If Parent so requests, as soon as practicable after the execution and delivery of this Agreement, each Shareholder shall surrender each certificate representing any of such Shares to the Company in exchange for one or more certificates representing such Shares bearing the foregoing legend.

(b) Each Shareholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Current Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Shares or any interest in any of the foregoing, without the prior written consent of the Company (provided nothing contained herein shall be deemed to restrict the exercise of options).

(c) Each Shareholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Shareholder's Shares, and hereby consents to the entry of stop transfer instructions by the Parent of any transfer of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

(d) In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Each Shareholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Shares are canceled in the Merger.

(e) Each Shareholder shall not, nor shall it authorize or permit any affiliate, director, officer, employee, or any investment banker, attorney or other advisor, agent or representative of, such Shareholder (collectively, the "Representatives") to, directly or indirectly, (i) solicit, facilitate, initiate, entertain or encourage, or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to, or take any action with the intent to facilitate the efforts of, any person concerning any possible Acquisition Proposal or any inquiry or communication which might be reasonably be expected to result in an Acquisition Proposal.

(f) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement, voting trust or similar agreement with respect to any of the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, and the Shares are not otherwise subject to, a proxy or power of attorney with respect to any of the Shares which is inconsistent with such Shareholder's obligations pursuant to this Agreement or in the Proxy. Each Shareholder also covenants and agrees that such Shareholder will not, prior to the termination of this Agreement, take any action that would make any

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representation or warranty contained herein or in the Merger Agreement untrue or have the effect of preventing, disabling or hindering such Shareholder from performing its obligations under this Agreement or the Company from consummating the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, any action taken by the Company or by any Shareholder in his or her capacity as an officer or member of the Board of Directors of the Company in accordance with Section 7.1(b) of the Merger Agreement shall be deemed not to violate this Section 3.1(f).

Article IV

Miscellaneous

4.1    Best Efforts.    Prior to the consummation of the Merger, each Shareholder shall use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and without further consideration, the Merger and the other transactions contemplated by the Merger Agreement and this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including any necessary filings under foreign competition laws) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the obtaining of all necessary approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or this Agreement or the consummation of any of the transactions contemplated by the Merger Agreement and this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments and the taking of such further action as may be necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and this Agreement.

4.2    Termination.    Except as set forth in this Agreement, this Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Date of the Merger or (b) termination of the Merger Agreement pursuant to Section 7.2 thereof. Nothing in this Section 4.2 shall relieve or otherwise limit any party of liability for breach of this Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

4.3    Entire Agreement; No Third Party Beneficiaries.    This Agreement, the Merger Agreement and the other related agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.4    Amendments; Assignments; Successors.    This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned delegated or otherwise transferred, in whole or in part, by any of the parties without prior written consent of the other parties, and any purported assignment, delegation or transfer without such consent shall be null and void. If any Shareholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any options or other rights, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Agreement. Without limiting the foregoing, each Shareholder specifically agrees that the obligations of such Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Shareholder or otherwise.

4.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of

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this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.6    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

4.7    Governing Law; Specific Performance; Enforcement.    Except as to the extent that Israeli law as governing law of the Company otherwise requires, this Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts in the State and County of New York or the federal courts of the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the state courts in the State and County of New York or the federal courts of the Southern District of New York, (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby and (e) consents to service of process by delivery pursuant to Section 4.8 hereof.

4.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

If to a Shareholder:

At the address set forth opposite such Shareholder's name on Schedule A hereto

Parent:

PerfectData Corporation 110 West Easy Street Simi Valley, CA 93065-1689 Attention: Harris A. Shapiro Telecopier: (805) 522-5788

With a copy (which shall not constitute notice) to:

Wachtel & Masyr, LLP 110 East 59th Street New York, NY Attention: Robert W. Berend, Esq. Telecopier: (212) 909-9455

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Company:

SuperCom Ltd. Millennium Bldg., 3 Tidhar St. P.O.B. 2094 Raanana 43665 Israel Attention: Eyal Tuchman Telecopier: +972-9-7750820

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Attention: Kenneth Koch, Esq. Telecopier: (212) 983-3115
and to:
Yossi Avraham & Co. 3 Daniel Frisch St. Tel Aviv 64731, Israel Attention: Yossi Avraham, Adv. Telecopier: +972-3-6963801

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

4.9    Obligations of Shareholders.    Except as otherwise provided herein, the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Shareholders are several and not joint. The obligations of the Shareholders hereunder are several and not joint and the covenants and agreements of the Shareholders herein are made only in their capacity as Shareholders of the Company and not as directors or officers.

4.10    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and the Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein or in the Proxy, or in the performance of the Shareholders' duties or responsibilities as Shareholders of the Company.

4.11    Interpretation.    The parties have participated jointly in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Agreement.

4.12    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. As to any Shareholder, this Agreement shall become effective when three or more counterparts have been signed by each of such Shareholder, the Company and Parent and delivered to the other parties.

4.13    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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4.14    Survival.    Notwithstanding Section 4.2, Sections 4.3 through Section 4.10 shall survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties hereto have caused this Shareholders Agreement to be duly executed as of the date first written above.

PERFECTDATA CORPORATION

By:

Name: Harris A. Shapiro Title: Chief Executive Officer and Chairman of the Board

PERFECTDATA MERGER SUB LTD.

By:

Name: Harris A. Shapiro Title: Director

SUPERCOM LTD.

By:

Name: Avi Schechter Title: Chief Executive Officer and President

By:

Name: Eli Rozen Title: Chairman

SHAREHOLDER:

Name: Eli Rozen

SHAREHOLDER:

Name: Jack Hassan

SHAREHOLDER:

Name: Avi Landman

SHAREHOLDER:

Name: Avi Landman

[SIGNATURE PAGE TO VOTING AGREEMENT]

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Schedule A

Shareholders

	I	II
Name and Address	(Current Shares)	(Options)
Eli Rozen 38, Heleni Hamalka st Herzlia 46768 Israel	2,425,359	770,981
Jack Hassan 21, Shenat Hayovel st Hod-Hasharon 45304 Israel	2,346,358
Avi Landman & Ashland Investments Ltd. 99, Hagdud Haevri st Haifa 26306 Israel	2,345,764	50,000

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ANNEX C

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

PerfectData Corporation 110 W. Easy Street Simi Valley, CA 93065	SuperCom Ltd. Millennium Bldg, 3 Tidhar St. P.O.B. 2094 Raanana 43665 Israel

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed merger (the "Merger") of PerfectData Merger Sub Ltd. ("Merger Sub") with and into SuperCom Ltd. (the "Company") pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of July 2, 2003, as amended, among PerfectData Corporation ("Parent"), Merger Sub and the Company (the "Merger Agreement"). Defined terms used herein and not otherwise defined herein shall have the respective meanings given them in the Merger Agreement. Pursuant to the terms of the Merger Agreement, certain holders of the common stock, no par value per share, of Parent (the "Parent Common Stock") currently outstanding are required to enter into this Agreement with respect to all or a portion of their shares of Parent Common Stock (which shares shall be converted into shares of SuperCom Corporation (as successor to Parent)) at the Effective Time of the Merger.

In consideration of the foregoing and in order to induce the Company and Parent to effect the Merger, the undersigned hereby agrees (such agreement, the "Lock-Up"), for the benefit of Parent and the Company, that during the period beginning the date hereof and continuing to and including the date one year after the Effective Time (as defined in the Agreement) (the "Lock-Up Period"), the undersigned will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain an open "put equivalent position" (within the meaning of Rule 16-a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent Common Stock (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any Common Stock, or other capital stock of Parent or any securities convertible into, exercisable for or exchangeable for Parent Common Stock, or other capital stock of Parent that the undersigned currently beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, or may beneficially own, directly or indirectly in the future (collectively, the "Lock-Up Shares").

During the Lock-Up Period, the Lock-Up Shares held by the undersigned will be subject to the Lock-Up in accordance with the following schedule:

(1) Until 90 days from the Effective Time, 100% of such Lock-Up Shares are subject to the Lock-Up;

(2) From 90 days from the Effective Time until 180 days from the Effective Time, 75% of such Lock-Up Shares are subject to the Lock-Up;

(3) From 180 days from the Effective Time until 270 days from the Effective Time, 50% of such Lock-Up Shares are subject to the Lock-Up; and

(4) From 270 days from the Effective Time until one year from the Effective Time, 25% of such Lock-Up Shares are subject to the Lock-Up.

The undersigned further: (i) authorizes Parent during the Lock-Up Period to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of Parent with respect to any Common Stock and any securities convertible into exercisable or exchangeable for Common Stock for which the undersigned is the record holder and, in the case of any such share or securities for which the undersigned is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop

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transfer restrictions on such books and records with respect to such shares or securities; (ii) agrees, from the date hereof until the end of the Lock-Up Period, that the undersigned will not exercise and will waive his, her or its rights, if any, to require Parent to register its Common Stock and to receive notice thereof; and (iii) represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned. It is understood that if the Merger Agreement shall be terminated by either party in accordance with the provisions thereof at any time prior to the Closing Date, this Agreement shall terminate. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,
If an individual:	If a company or trust:
__________________________________ Signature	__________________________________ Print Corporate Name
__________________________________ Printed Name	By:
Name:
Title:

Dated this 2nd day of July, 2003.

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ANNEX D

DISSENTERS' RIGHTS UNDER CALIFORNIA LAW

CALIFORNIA CORPORATIONS CODE SECTION 1300-1313

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision

(b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof.

(1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or

(2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof,

(a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or

(b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded,

(1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and

(2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX E

REINCORPORATION MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement") dated as of _____________ ___, 2003, is made and entered into by and between Perfectdata Corporation, a California corporation (the "Parent") and SuperCom (Delaware) Inc., a Delaware corporation (the "Subsidiary").

RECITALS:

A.    The Parent is a corporation organized and existing under the laws of the State of California.

B.    The Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of the Parent.

C.    The Parent and the Subsidiary and their respective Boards of Directors deem it advisable and to the advantage, welfare, and best interests of the corporations and their respective stockholders to merge Parent with and into Subsidiary pursuant to the provisions of California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL") upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Parent shall be merged into the Subsidiary (the "Merger") upon the terms and conditions hereinafter set forth.

ARTICLE I

PRINCIPAL TERMS OF THE MERGER

1.1.    Merger. On the Effective Date (as defined in Section 4.1 hereof), the Parent shall be merged into the Subsidiary, the separate existence of the Parent shall cease and the Subsidiary (following the Merger referred to as the "Surviving Corporation") shall operate under the name "SuperCom (Delaware) Inc." by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1297, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

1.2.    Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Subsidiary as in effect on the date hereof without change unless and until amended in accordance with applicable law.

1.3.    Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be the Bylaws of the Subsidiary as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

1.4.    Directors and Officers. At the Effective Date of the Merger, the directors and officers set forth on Exhibit A attached hereto shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

ARTICLE II

CONVERSION, CERTIFICATES AND PLANS

2.1.    Conversion of Shares. At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

(a)	Common Stock. Each share of the Parent's common stock, no par value per share (the "Parent's Common Stock"), issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation's common stock, $0.01 par value per share (the "Surviving Corporation's Common Stock"), except for those shares of the Parent's Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under the CGCL.
(b)	Options. Each option to acquire shares of the Parent's Common Stock outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of shares of the Surviving Corporation's Common Stock, which is equal to the number of shares of the Parent's Common Stock that the optionee would have received had the optionee exercised such option in full immediately prior to the Effective Date of the Merger (whether or not such option was then exercisable) and the exercise price per share under each of said options shall be equal to the exercise price per share thereunder immediately prior to the Effective Date of the Merger, unless otherwise provided in the instrument granting such option.
(c)	Warrants. Each warrant to acquire shares of the Parent's Common Stock outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a warrant to acquire, upon the same terms and conditions, the number of shares of the Surviving Corporation's Common Stock which is equal to the number of shares of the Parent's Common Stock that the warrant holder would have received had the warrant holder exercised such warrant in full immediately prior to the Effective Date of the Merger (whether or not such warrant was then exercisable) and the exercise price per share under each of said warrants shall be equal to the exercise price per share thereunder immediately prior to the Effective Date of the Merger, unless otherwise provided in the instrument granting such warrant.
(d)	Other Rights. Any other right, by contract or otherwise, to acquire shares of the Parent's Common Stock outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions, the number of shares of the Surviving Corporation's Common Stock which is equal to the number of shares of the Parent's Common Stock that the right holder would have received had the right holder exercised such right in full immediately prior to the Effective Date of the Merger (whether or not such right was then exercisable) and the exercise price per share under each of said rights shall be equal to the exercise price per share thereunder immediately prior to the Effective Date of the Merger, unless otherwise provided in the agreement granting such right.
(e)	Each share of the Subsidiary's Common Stock issued and outstanding immediately prior to the Effective Date of the Merger and held by the Parent shall be canceled without any consideration being issued or paid therefor.

2.2.    Stock Certificates. After the Effective Date of the Merger, each certificate theretofore representing issued and outstanding shares of the Parent's Common Stock will thereafter be deemed to represent one share of the same class and series of capital stock of the Subsidiary. The holders of outstanding certificates theretofore representing the Parent's Common Stock will not be required to surrender such certificate to the Parent.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1.    Effects of the Merger. At the Effective Date of the Merger, the Merger shall have the effects specified in the CGCL, the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of the Parent and the Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in the Parent and the Subsidiary or either of them, shall not revert to be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

3.2.    Additional Actions. If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Parent acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Parent and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Corporation are fully authorized in the name of the Parent or otherwise to take any and all such action.

ARTICLE IV

APPROVAL BY SHAREHOLDERS; AMENDMENT; EFFECTIVE DATE

4.1.    Approval. This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with the CGCL and the DGCL. As promptly as practicable after approval of this Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of California and the Secretary of State of Delaware, respectively, in accordance with the laws of the States of California and Delaware. The effective date (the "Effective Date") of the Merger shall be the date on which the Merger becomes effective under the laws of California or the date on which the Merger becomes effective under the laws of Delaware, whichever occurs later.

4.2.    Amendments. The Board of Directors of the Parent may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of the Parent shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of the Parent's Common Stock, (b) alter or change any term of the Certificate of Incorporation of the Subsidiary, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of the Parent's Common Stock.

ARTICLE V

MISCELLANEOUS

5.1.    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of California and the Secretary of State of Delaware, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of the Parent and the Subsidiary.

5.2.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

5.3.    Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

5.4.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, except to the extent the laws of the State of California shall apply to the Merger where mandated by the CGCL.

*        *        *

IN WITNESS WHEREOF, the undersigned officers of each of the parties to this Agreement, pursuant to authority duly given by their respective boards of directors, have caused this Agreement to be duly executed on the date set forth above.

PERFECTDATA CORPORATION

By: ____________________________________________

Name:

Title:

SUPERCOM (DELAWARE) INC.

By: ____________________________________________

Name:

Title:

EXHIBIT A

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Directors

Officers

ANNEX F

CERTIFICATE OF INCORPORATION OF SUPERCOM DELAWARE

CERTIFICATE OF INCORPORATION

OF

SUPERCOM (DELAWARE) INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

FIRST:    The name of the corporation (hereinafter called the "Corporation") is:

SuperCom (Delaware) Inc.

SECOND:    The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1297, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

THIRD:    The nature of the business to be conducted and the purposes of the Corporation are:

To purchase or otherwise acquire, invest in, own, lease, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade and deal in and with real property and personal property of every kind, class and description (including, without limitation, goods, wares and merchandise of every kind, class and description), to manufacture goods, wares and merchandise of every kind, class and description, both on its own account and for others;

To make and perform agreements and contracts of every kind and description; and

To engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,000,000 shares, consisting of 10,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

A.	Common Stock.
1.	General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.
2.	Voting Rights. The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.
3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.
4.	Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.
B.	Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of

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shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

FIFTH:    The name and mailing address of the sole incorporator is as follows:

x	Name	Mailing Address

x	Ebun S. Garner, Esq.	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. The Chrysler Center 666 Third Avenue, 25th Floor New York, NY 10017

SIXTH:    The Corporation is to have perpetual existence.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the "Board of Directors"). The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Corporation's By-Laws (the "By-laws"). The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B.    After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C.    The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

EIGHTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation

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shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for the monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article Ninth shall be prospective and shall not affect the rights under this Article Ninth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

TENTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:    From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

I, the undersigned, being the sole incorporator, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this          day of                         , 2003.

/s/ Ebun S. Garner Ebun S. Garner, Esq. Sole Incorporator

F-3

ANNEX G

BYLAWS OF SUPERCOM DELAWARE

BYLAWS OF

SUPERCOM (DELAWARE) INC.

ARTICLE I

OFFICES

1.1   Registered Office.

The address of SuperCom (Delaware) Inc.'s (the "Corporation") registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1297, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

1.2   Other Offices.

The Corporation may also have an office or offices at any other place or places within or outside the State of Delaware.

ARTICLE II

MEETING OF STOCKHOLDERS; STOCKHOLDERS'
CONSENT IN LIEU OF MEETING

2.1   Annual Meetings.

The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors (the "Board") and designated in the notice or waiver of notice thereof, except that no annual meeting need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the "Delaware Statute") to be taken at a stockholders' annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.10 of this Article II.

2.2   Special Meetings.

A special meeting of the stockholders for any purpose or purposes may be called by the Board, the Chairman, the Chief Executive Officer or the record holders of at least 10% of the shares entitled to cast votes at such meeting, to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

2.3   Notice of Meetings.

Except as otherwise required by statute, the Certificate of Incorporation of the Corporation (the "Certificate") or these Bylaws, notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the day on which the meeting is to be held, by delivering written notice thereof to him personally, or by mailing a copy of such notice, postage prepaid, directly to him at his address as it appears in the records of the Corporation, or by transmitting such notice thereof to him at such address by telegraph, cable or other telephonic transmission. Every such notice shall state the place, the date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy, or who shall, in person or by his attorney thereunto authorized, waive such notice in writing, either before or after such meeting. Except as otherwise provided in these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the stockholders need be specified in any such notice or waiver of notice. Notice of any adjourned meeting of stockholders shall not be required to be given, except when expressly required by law.

2.4   Quorum.

At each meeting of the stockholders, except where otherwise provided by the Certificate or these Bylaws, the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority in interest of the stockholders present in person or represented by proxy and entitled to vote, or, in the absence of all the stockholders entitled to vote, any officer entitled to preside at, or act as secretary of, such meeting, shall have the power to adjourn the meeting from time to time, until stockholders holding the requisite amount of stock to constitute a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

2.5   Place of Meetings.

Annual meetings or special meetings of stockholders may be held at any place within or without the State of Delaware as may be selected from time to time by the Chief Executive Officer or Board.

2.6   Organization.

Unless otherwise determined by the Board, at each meeting of the stockholders, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(a)    the Chairman, if any;

(b)    the Chief Executive Officer;

(c)    any director, officer or stockholder of the Corporation designated by the Board to act as chairman of such meeting and to preside thereat if the Chairman or the Chief Executive Officer shall be absent from such meeting; or

(d)    a stockholder of record who shall be chosen chairman of such meeting by a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat.

The Secretary or, if he shall be presiding over such meeting in accordance with the provisions of this Section 2.6 or if he shall be absent from such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary has been appointed and is present) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

2.7   Order of Business.

The order of business at each meeting of the stockholders shall be determined by the chairman of such meeting, but such order of business may be changed by a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat.

2.8   Voting.

Except as otherwise provided by law, the Certificate or these Bylaws, at each meeting of the stockholders, every stockholder of the Corporation shall be entitled to one vote in person or by proxy for each share of Common Stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to Section 6.7 of Article VI as the record date for the determination of stockholders entitled to vote at such meeting. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. A person whose stock is pledged shall be entitled to vote, unless, in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent such stock and vote thereon. If shares or other securities having voting power stand in the record of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary shall be given written notice to the contrary and furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(a)    if only one votes, his act binds all;

(b)    if more than one votes, the act of the majority so voting binds all; and

(c)    if more than one votes, but the vote is evenly split on any particular matter, such shares shall be voted in the manner provided by law.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purposes of this Section 2.8 shall be a majority or even-split in interest. The Corporation shall not vote directly or indirectly any share of its own capital stock. Any vote of stock may be given by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, delivered to the secretary of the meeting; provided, however, that no proxy shall be voted after three years from its date, unless said proxy provides for a longer period. At all meetings of the stockholders, all matters (except where other provision is made by law, the Certificate or these Bylaws) shall be decided by the vote of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon, a quorum being present. Unless demanded by a stockholder present in person or by proxy at any meeting and entitled to vote thereon, the vote on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot upon any question, such vote by ballot shall be taken. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

2.9   Inspection.

The chairman of the meeting may at any time appoint one or more inspectors to serve at any meeting of the stockholders. Any inspector may be removed, and a new inspector or inspectors appointed, by the Board at any time. Such inspectors shall decide upon the qualifications of voters, accept and count votes, declare the results of such vote, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the question, respectively. The inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against his election to any position with the Corporation or on any other matter in which he may be directly interested. Before acting as herein provided, each inspector shall subscribe an oath faithfully to execute the duties of an inspector with strict impartiality and according to the best of his ability.

2.10  List of Stockholders.

It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to any such meeting, during ordinary business hours, for a period of at least 10 days prior to such meeting, either at a place within the city where such meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. Such list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.11  Stockholders' Consent in Lieu of Meeting.

Any action required by the Delaware Statute to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, by a consent in writing, as permitted by the Delaware Statute.

2.12  Action by Means of Conference Telephone or Similar Communications Equipment.

Any one or more of the stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE III

BOARD OF DIRECTORS

3.1   General Powers.

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

3.2   Number and Term of Office.

The number of directors of the Corporation shall not be less than six nor more than eight. The number of directors within the range set forth in the preceding sentence shall be fixed from time to time by the Board. Directors need not be stockholders. Each director shall hold office until his successor is elected and qualified, or until his earlier death or resignation or removal in the manner hereinafter provided.

3.3   Election of Directors.

At each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon shall be the directors; provided, however, that for purposes of such vote no stockholder shall be allowed to cumulate his votes. Unless an election by ballot shall be demanded as provided in Section 2.8 of Article II, election of directors may be conducted in any manner approved at such meeting.

3.4   Resignation, Removal and Vacancies.

Any director may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any director or the entire Board may be removed, with or without cause, at any time, by vote of the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 2.11 of Article II.

Vacancies occurring on the Board for any reason may be filled by vote of the stockholders or by the stockholders' written consent pursuant to Section 2.11 of Article II, or by vote of the Board or by the directors' written consent pursuant to Section 3.6 of this Article III. If the number of directors then in office is less than a quorum, such vacancies may be filled by a vote of a majority of the directors then in office.

3.5   Meetings.

(a)    Annual Meetings.    As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.6 of this Article III.

(b)    Other Meetings.    Other meetings of the Board shall be held at such times and at such places as the Board, the Chairman, the Chief Executive Officer or any director shall from time to time determine.

(c)    Notice of Meetings.    Notice shall be given to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least two days before the date on which such meeting is to be held, or shall be sent to him at such place by telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(d)    Place of Meetings.    The Board may hold its meetings at such place or places within or outside the State of Delaware as the Board may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e)    Quorum and Manner of Acting.    A majority of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f)    Organization.    At each meeting of the Board, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(i)	the Chairman, if any;

(ii)	the Chief Executive Officer (if a director); or

(iii)	any director designated by a majority of the directors present.

The Secretary or, in the case of his absence, an Assistant Secretary, if an Assistant Secretary has been appointed and is present, or any person whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

3.6   Directors' Consent in Lieu of Meeting.

Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors then in office and such consent is filed with the minutes of the proceedings of the Board.

3.7   Action by Means of Conference Telephone or Similar Communications Equipment.

Any one or more members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.8   Committees.

The Board may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board, and each such committee to consist of one or more directors of the Corporation, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.

ARTICLE IV

OFFICERS

4.1   Executive Officers.

The principal officers of the Corporation shall be a Chairman, a Chief Executive Officer, a Secretary and a Treasurer, and may include such other officers as the Board may appoint pursuant to Section 4.3 of this Article IV. Any two or more offices may be held by the same person.

4.2   Authority and Duties.

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent so provided, by the Board.

4.3   Other Officers.

The Corporation may have such other officers, agents and employees as the Board may deem necessary, including one or more Assistant Secretaries, one or more Assistant Treasurers and one or more Vice Presidents, each of whom shall hold office for such period, have such authority and perform such duties as the Board, the Chairman or the Chief Executive Officer may from time to time determine. The Board may delegate to any principal officer the power to appoint and define the authority and duties of, or remove, any such officers, agents or employees.

4.4   Term of Office, Resignation and Removal.

All officers shall be elected or appointed by the Board and shall hold office for such term as may be prescribed by the Board. Each officer shall hold office until his successor has been elected or appointed and qualified or until his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, at the time it is accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

All officers and agents elected or appointed by the Board shall be subject to removal at any time by the Board or by the stockholders of the Corporation with or without cause.

4.5   Vacancies.

If the office of Chairman, Chief Executive Officer, Secretary or Treasurer becomes vacant for any reason, the Board shall fill such vacancy, and if any other office becomes vacant, the Board may fill such vacancy. Any officer so appointed or elected by the Board shall serve only until such time as the unexpired term of his predecessor shall have expired, unless reelected or reappointed by the Board.

4.6   The Chairman.

The Chairman shall give counsel and advice to the Board and the officers of the Corporation on all subjects concerning the welfare of the Corporation and the conduct of its business and shall perform such other duties as the Board may from time to time determine. Unless otherwise determined by the Board, he shall preside at meetings of the Board and of the Stockholders at which he is present.

4.7   The Chief Executive Officer.

Unless otherwise determined by the Board, the Chief Executive Officer shall be the chief executive officer of the Corporation. The Chief Executive Officer shall have general and active management and control of the business and affairs of the Corporation subject to the control of the Board and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall from time to time make such reports of the affairs of the Corporation as the Board of Directors may require and shall perform such other duties as the Board may from time to time determine.

4.8   The Secretary.

The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose. He may give, or cause to be given, notice of all meetings of the stockholders and of the Board, and shall perform such other duties as may be prescribed by the Board, the Chairman or the Chief Executive Officer, under whose supervision he shall act. He shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or, if appointed, an Assistant Secretary or an Assistant Treasurer. He shall keep in safe custody the certificate books and stockholder records and such other books and records as the Board may direct, and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman or the Chief Executive Officer.

4.9   The Treasurer.

The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, shall render to the Chairman, Chief Executive Officer and directors, at the regular meetings of the Board or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation and shall perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board, the Chairman or the Chief Executive Officer.

ARTICLE V

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

5.1   Execution of Documents.

The Board shall designate, by either specific or general resolution, the officers, employees and agents of the Corporation who shall have the power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Unless so designated or expressly authorized by these Bylaws, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement, to pledge its credit or to render it liable pecuniarily for any purpose or amount.

5.2   Deposits.

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or Treasurer, or any other officer of the Corporation to whom power in this respect shall have been given by the Board, shall select.

5.3   Proxies with Respect to Stock or Other Securities of Other Corporations.

The Board shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the

Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent with respect to such stock or securities. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its powers and rights.

ARTICLE VI

SHARES AND THEIR TRANSFER; FIXING RECORD DATE

6.1   Certificates for Shares.

Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him in the Corporation, which shall be in such form as shall be prescribed by the Board. Certificates shall be numbered and issued in consecutive order and shall be signed by, or in the name of, the Corporation by the Chairman, the Chief Executive Officer or any Vice President, and by the Treasurer (or an Assistant Treasurer, if appointed) or the Secretary (or an Assistant Secretary, if appointed). In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

6.2   Record.

A record in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes regarding the Corporation.

6.3   Transfer and Registration of Stock.

The transfer of stock and certificates which represent the stock of the Corporation shall be governed by Article 8 of Subtitle 1 of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time.

Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

6.4   Addresses of Stockholders.

Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his post-office address, if any, as the same appears on the share record books of the Corporation or at his last known post-office address.

6.5   Lost, Destroyed and Mutilated Certificates.

The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

6.6   Regulations.

The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for stock of the Corporation.

6.7   Fixing Date for Determination of Stockholders of Record.

(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the Delaware Statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the Delaware Statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VII

INDEMNIFICATION AND INSURANCE

7.1   Indemnification.

(a)    As provided in the Certificate, to the fullest extent permitted by the Delaware Statute as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director.

(b)    Without limitation of any right conferred by paragraph (a) of this Section 7.1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Statute, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, testators, intestates, executors and administrators; provided, however, that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided further, however, that no indemnification shall be made in the case of an action, suit or proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable to the Corporation, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification; provided further, however, that, except as provided in Section 7.1(c) of this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

(c)    If a claim under Section 7.1(b) of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware Statute. Neither the failure of the Corporation (including the Board, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware Statute, nor an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

(d)    The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate, agreement, vote of stockholders or disinterested directors or otherwise.

7.2   Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Statute.

ARTICLE VIII

8.1   Seal.

The Board may provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of incorporation of the Corporation and the words and figures "Corporate Seal — Delaware."

8.2   Fiscal Year.

The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board.

8.3   Amendment.

Any bylaw (including these Bylaws) may be adopted, amended or repealed by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders' written consent pursuant to Section 2.11 of Article II, or by the vote of the Board or by the directors' written consent pursuant to Section 3.6 of Article III.

* * * * *

ANNEX H

2003 EQUITY INCENTIVE PLAN

PERFECTDATA CORPORATION

2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

1.     DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this PerfectData Corporation 2003 Employee, Director and Consultant Stock Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Code means the United States Internal Revenue Code of 1986, as amended.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company's common stock, $.01 par value per share.

Company means a Delaware corporation.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Fair Market Value of a Share of Common Stock means:

(1)    If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

(2)    If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date; and

(3)    If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Option Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Participant means an Employee, director or consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, "Participant" shall include "Participant's Survivors" where the context requires.

Plan means this PerfectData Corporation 2003 Employee, Director and Consultant Stock Plan.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Grant Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Stock Right means a right to Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option or a Stock Grant.

Survivor means a deceased Participant's legal representatives and/or any person or persons who acquired the Participant's rights to a Stock Right by will or by the laws of descent and distribution.

2.     PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain consultants to the Company in order to attract such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options and Stock Grants.

3.     SHARES SUBJECT TO THE PLAN.

The number of Shares which may be issued from time to time pursuant to this Plan shall be 5,000,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 23 of the Plan.

If an Option ceases to be "outstanding", in whole or in part, or if the Company shall reacquire any Shares issued pursuant to a Stock Grant, the Shares which were subject to such Option and any Shares so reacquired by the Company shall be available for the granting of other Stock Rights under the Plan. Any Option shall be treated as "outstanding" until such Option is exercised in full, or terminates or expires under the provisions of the Plan, or by agreement of the parties to the pertinent Option Agreement.

4.     ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan or of any Option or Stock Grant and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

b.	Determine which Employees, directors and consultants shall be granted Stock Rights;

c.	Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 500,000 Shares be granted to any Participant in any fiscal year;

d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted; and

e.	Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax laws applicable to the

Company or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Options or Shares acquired upon exercise of Options.

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

If permissible under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. Any such allocation or delegation may be revoked by the Board of Directors or the Committee at any time.

5.     ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options and Stock Grants may be granted to any Employee, director or consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights.

6.     TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

A.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

a.	Option Price: Each Option Agreement shall state the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than the par value per share of Common Stock.

b.	Each Option Agreement shall state the number of Shares to which it pertains;

c.	Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events; and

d.	Exercise of any Option may be conditioned upon the Participant's execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

i.	The Participant's or the Participant's Survivors' right to sell or transfer the Shares may be restricted; and

ii.	The Participant or the Participant's Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

B.	ISOs: Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

a.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (a) thereunder.

b.	Option Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

i.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option; or

ii.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 110% of the said Fair Market Value on the date of grant.

c.	Term of Option: For Participants who own:

i.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

ii.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

d.	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.     TERMS AND CONDITIONS OF STOCK GRANTS.

Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in a Stock Grant Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Stock Grant Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)	Each Stock Grant Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the grant of the Stock Grant;

(b)	Each Stock Grant Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c)	Each Stock Grant Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such reacquisition rights shall accrue and the purchase price therefor, if any.

8.     EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee, together with provision for payment of the full purchase price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the purchase price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months, or (c) at the discretion of the Administrator, by delivery of the grantee's personal note, for full, partial or no recourse, bearing interest payable not less than annually at market rate on the date of exercise and at no less than 100% of the applicable federal rate, as defined in Section 1274(d) of the Code, with or without the pledge of such Shares as collateral, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant's Survivors, as the case may be). In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 26) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6.B.d.

The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant's Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any ISO shall be made only after the Administrator determines whether such amendment would constitute a "modification" of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such ISO.

9.     ACCEPTANCE OF STOCK GRANT AND ISSUE OF SHARES.

A Stock Grant (or any part or installment thereof) shall be accepted by executing the Stock Grant Agreement and delivering it to the Company or its designee, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant is being accepted, and upon compliance with any other conditions set forth in the Stock Grant Agreement. Payment of the purchase price for the Shares as to which such Stock Grant is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months and having a Fair Market Value equal as of the date of acceptance of the Stock Grant to the purchase price of the Stock Grant, or (c) at the discretion of the Administrator, by delivery of the grantee's personal note, for full or partial recourse as determined by the Administrator, bearing interest payable not less than annually at no less than 100% of the applicable federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Administrator, by any combination of (a), (b) and (c) above.

The Company shall then reasonably promptly deliver the Shares as to which such Stock Grant was accepted to the Participant (or to the Participant's Survivors, as the case may be), subject to any escrow provision set forth in the Stock Grant Agreement. In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

The Administrator may, in its discretion, amend any term or condition of an outstanding Stock Grant or Stock Grant Agreement provided (i) such term or condition as amended is permitted by the Plan, and (ii) any such amendment shall be made only with the consent of the Participant to whom the Stock Grant was made, if the amendment is adverse to the Participant.

10.    RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or acceptance of the Stock Grant and tender of the full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company's share register in the name of the Participant.

11.    ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Option Agreement or Stock Grant Agreement. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant's lifetime, only by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

12.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN "FOR CAUSE" OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant's Option Agreement, in the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.	A Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than termination "for cause", Disability, or death for which events there are special rules in Paragraphs 13, 14, and 15, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant's Option Agreement.

b.	Except as provided in Subparagraph (c) below, or Paragraph 14 or 15, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant's termination of employment.

c.	The provisions of this Paragraph, and not the provisions of Paragraph 14 or 15, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy, provided, however, in the case of a Participant's Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant's Survivors may exercise the Option within one year after the date of the Participant's termination of service, but in no event after the date of expiration of the term of the Option.

d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant's termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant's termination, the Participant engaged in conduct which would constitute "cause", then such Participant shall forthwith cease to have any right to exercise any Option.

e.	A Participant to whom an Option has been granted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

f.	Except as required by law or as set forth in a Participant's Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant's status within or among the Company and any Affiliates, so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

13.    EFFECT ON OPTIONS OF TERMINATION OF SERVICE "FOR CAUSE".

Except as otherwise provided in a Participant's Option Agreement, the following rules apply if the Participant's service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated "for cause" prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated "for cause" will immediately be forfeited.

b.	For purposes of this Plan, "cause" shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of "cause" will be conclusive on the Participant and the Company.

c.	"Cause" is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of "cause" occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute "cause", then the right to exercise any Option is forfeited.

d.	Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of "cause" for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

14.    EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant's Option Agreement, a Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

a.	To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant's termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

15.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant's Option Agreement, in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate, such Option may be exercised by the Participant's Survivors:

a.	To the extent that the Option has become exercisable but has not been exercised on the date of death; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant's date of death.

If the Participant's Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

16.    EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS.

In the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, such offer shall terminate.

For purposes of this Paragraph 16 and Paragraph 17 below, a Participant to whom a Stock Grant has been offered and accepted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 16 and Paragraph 17 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

17.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN "FOR CAUSE" OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant's Stock Grant Agreement, in the event of a termination of service (whether as an employee, director or consultant), other than termination "for cause," Disability, or death for which events there are special rules in Paragraphs 18, 19, and 20, respectively, before all Company rights of repurchase shall have lapsed, then the Company shall have the right to repurchase that number of Shares subject to a Stock Grant as to which the Company's repurchase rights have not lapsed.

18.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE "FOR CAUSE".

Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if the Participant's service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated "for cause":

a.	All Shares subject to any Stock Grant shall be immediately subject to repurchase by the Company at the purchase price, if any, thereof.

b.	For purposes of this Plan, "cause" shall include (and is not limited to) dishonesty with respect to the employer, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of "cause" will be conclusive on the Participant and the Company.

c.	"Cause" is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of "cause" occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute "cause," then the Company's right to repurchase all of such Participant's Shares shall apply.

d.	Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of "cause" for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

19.    EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if a Participant ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability: to the extent the Company's rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

20.	EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate: to the extent the Company's rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant's death.

21.    PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the "1933 Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

a.	The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

"The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws."

b.	At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

22.    DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants which have not been accepted will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant's Survivors have not otherwise terminated and expired, the Participant or the Participant's Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.

23.    ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant's rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant's Option Agreement or Stock Grant Agreement:

A.    Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise or acceptance of such Stock Right may be appropriately increased or decreased proportionately, and appropriate adjustments may be made including, in the purchase price per share, to reflect such events.

B.    Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets other than a transaction to merely change the state of incorporation (a "Corporate Transaction"), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator, or, upon a change of control of the Company, all Options being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Stock Grants must be accepted (to the extent then subject to acceptance) within a specified number of days of the date of such notice, at the end of which period the offer of the Stock Grants shall terminate; or (iii) terminate all Stock Grants in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Stock Grants over the purchase price thereof, if any. In addition, in the event of a Corporate Transaction, the Administrator may waive any or all Company repurchase rights with respect to outstanding Stock Grants.

C.    Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising or accepting a Stock Right after the recapitalization or reorganization shall be entitled to receive for the purchase price paid upon such exercise or acceptance the number of replacement securities which would have been received if such Stock Right had been exercised or accepted prior to such recapitalization or reorganization.

D.    Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C above with respect to ISOs shall be made only after the Administrator determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such "modification" on his or her income tax treatment with respect to the ISO.

24.    ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

25.    FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

26.    CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

27.    WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act ("F.I.C.A.") withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant's salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or in connection with a Disqualifying Disposition (as defined in Paragraph 28) or upon the lapsing of any right of repurchase, the Company may withhold from the Participant's compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company's Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant's payment of such additional withholding.

28.    NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

29.    TERMINATION OF THE PLAN.

The Plan will terminate on the date which is ten (10) years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Option Agreements or Stock Grant Agreements executed prior to the effective date of such termination.

30.    AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Option Agreements and Stock Grant Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Agreements and Stock Grant Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

31.    EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Option Agreement or Stock Grant Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

32.    GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

PERFECTDATA CORPORATION

APPENDIX A — ISRAEL

TO THE 2003 EMPLOYEE, DIRECTORS AND CONSULTANT STOCK PLAN

I.  1.        GENERAL

1.1.	This appendix (the "Appendix") shall apply only to participants who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the 2003 Employee, Director and Consultant Stock Plan of PerfectData Corporation (hereinafter: the "Plan"), which applies to the issuance of options to purchase Shares of PerfectData Corporation (hereinafter: the "Company"). According to the Plan, options to purchase the Company's Shares may be issued to employees, directors, consultants and service provides of the Company or its affiliates

1.2	This Appendix is effective with respect to Options granted as of January 1, 2003 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

1.3.	This Appendix is to be read as a continuation of the Plan and only modifies options granted to Israeli Optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Optionees.

1.4.	The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

II.  2.        DEFINITIONS

2.1	"Affiliate" means any "employing company" within the meaning of Section 102(a) of the Ordinance.

2.2	"Approved 102 Option" means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3	"Capital Gain Option (CGO)" means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	"Controlling Shareholder" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	"Employee" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.6	"ITA" means the Israeli Tax Authorities.

2.7	"Non-Employee" means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8	"Ordinary Income Option (OIO)" means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9	"102 Option" means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.10	"3(i) Option" means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.11	"Ordinance" means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.12	"Section 102" means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13	"Trustee" means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.14	"Unapproved 102 Option" means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

III.  3.        ISSUANCE OF OPTIONS

3.1	The persons eligible for participation in the Plan as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options

3.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	The grant of Approved 102 Options shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4	Approved 102 Options may either be classified as Capital Gain Options ("CGOs") or Ordinary Income Options ("OIOs").

3.5	No Approved 102 Options may be granted under this Appendix to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Options as CGO or OIO granted to Employees (the "Election"), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

IV  4.        TRUSTEE

4.1	Approved 102 Options which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the "Holding Period"). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee's tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

4.3	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

4.4	Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Option or Share granted to him thereunder.

V.  5.        THE OPTIONS

The terms and conditions upon which the Options shall be issued and exercised, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix. Each Option

Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

VI  6.     FAIR MARKET VALUE

Without derogating from Section 1 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the date of grant of the CGOs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

VII  7.        EXERCISE OF OPTIONS

A.	Options shall be exercised in accordance with the terms of Section 8 of the Plan by the Optionee by giving a written notice to the Company and/or to any third party designated by the Company (the "Representative"), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of Shares with respect to which the option is being exercised, at the Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the option is being exercised.

VIII  8.        ASSIGNABILITY AND SALE OF OPTIONS

8.1.	Notwithstanding any other provision of the Plan, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2	As long as Options or Shares purchased pursuant to thereto are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

IX.  9.        INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER'S PERMIT

9.1.	With regards to Approved 102 Options, the provisions of the Plan and/or the Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

9.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Option Agreement, shall be considered binding upon the Company and the Optionees.

X.  10.        DIVIDEND

Subject to the Company's incorporation documents, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised options) allocated or issued upon the exercise of Options and held by the Optionee or by the Trustee as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

XI.  11.        TAX CONSEQUENCES

11.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

11.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Optionee until all required payments have been fully made.

11.3	With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

XII  12.        GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

* * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

PerfectData Corporation (the "Registrant") is incorporated in the State of California. Under Section 317 of the California General Corporation Law (the "CGCL"), the Registrant has broad powers to indemnify its "agents" (which term includes its directors and officers) against liabilities that they may incur in such capacities. Section 317 of the CGCL permits the Registrant to pay expenses (including attorneys' fees) incurred by an officer or director (1) in successfully defending any civil, criminal, administrative or investigative action, suit or proceeding or (2) in connection with a settlement if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 317 also permits payment of expenses in advance of the final disposition upon receipt of an undertaking by the officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

The Registrant's Articles of Incorporation provide that the Registrant is authorized to provide indemnification of agents (including officers and directors) for breach of duty to the Registrant and its shareholders through by-law provisions or through an agreement with the agent, or through both methods, in excess of the indemnification otherwise permitted by Section 317, subject to certain limits on such excess indemnification as set forth in clauses (A), (B) and (C) of Section 204(a)(10) of the CGCL. Two examples of these statutory limits are that liability cannot be eliminated or limited if the acts or omissions involved intentional misconduct or if the director derived an improper personal benefit.

In Article VI of its Bylaws, the Registrant has adapted provisions substantially similar to those in Section 317 of the CGCL. The Registrant also has followed the practice of entering into an indemnification agreement with a person when he or she is elected as an officer or director of the Registrant, which agreement contains provisions substantially similar to those contained in Section 317 of the CGCL and its Bylaws.

SuperCom Delaware is incorporated in the State of Delaware. Under Section 145 of the Delaware General Corporation Law, SuperCom Delaware has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

SuperCom Delaware's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

SuperCom Delaware's Bylaws provide for the payment of expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding by the SuperCom Delaware in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the SuperCom Delaware. SuperCom Delaware's Bylaws also provide for, in the discretion of the board of directors, the payment of expenses (including attorneys' fees) incurred by each of its employees and agents in defending any civil, criminal, administrative or investigative action, suit or proceeding on such terms and conditions, if any, as the board of directors deems appropriate.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of July 2, 2003, by and among PerfectData Corporation, SuperCom Ltd. and SuperCom Merger Sub Ltd. (1)

Exhibit Number	Description
3.1	Articles of Incorporation of PerfectData Corporation as amended to date (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1990).
3.2	Bylaws of PerfectData Corporation as amended to date (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1990).
5.1	Opinion of Wachtel & Masyr LLP†
9.1	Form of SuperCom Voting Agreement dated July 2, 2003(1)
9.2	Form of PerfectData Voting Agreement dated July 2, 2003(1)
9.3	Form of Lock-Up Agreement dated July 2, 2003(1)
10.1	PerfectData 1985 Employee Stock Option Plan (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1985).
10.2	Form of Non-Qualified Stock Option Agreement (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1985).
10.3	Standard Industrial Lease dated August 26, 1991 between Wayne Mertes, Mamie Mertes, Mike Butler and Sarah Butler, as lessor, and PerfectData Corporation, as lessee (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992).
10.4	Stock Purchase Agreement dated January 20, 2000 by and among PerfectData Corporation, Millennium Capital Corporation ("Millennium"), JDK Associates, Inc. ("JDK") and other Buyers (incorporated by reference to the Registrant's definitive proxy statement dated March 10, 2000 filed on March 14, 2000).
10.5	Letter Agreement dated January 20, 200 (the "Consulting Agreement") by and among PerfectData Corporation Millennium and JDK (incorporated by reference to the Registrant's Form 8-K filed April 14, 1985).
10.6	Amendment dated June 20, 2003 to the Consulting Agreement*
10.7	Stock Option Plan of 2000 of PerfectData Corporation (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000).
10.8	Four Forms of Stock Option Agreements used under the Stock Option Plan of 2000 of PerfectData Corporation (incorporated by reference to the Registrant's Registration Statement on Form S-8, File No. 333-51774).
10.9	Employment Agreement dated September 1, 2000 by and between PerfectData Corporation and Harris A. Shapiro (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2001).
10.10	Agreement dated as of July 15, 2003 by and among certain principal shareholders, the directors and the executive officers of PerfectData Corporation (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).
10.11	Stock Option Agreement dated November 27, 2000 by and between PerfectData Corporation and Terry J. Baker (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2001).
10.12	Form of Representative Agreement between PerfectData Corporation and its Representatives (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1987).
10.13	Form of Standard Exclusive Distributor Agreement between PerfectData Corporation and its Distributors (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1987).
10.14	PerfectData 2003 Stock Incentive Plan(1)

Exhibit Number	Description
10.15	Asset Purchase Agreement dated as of October 3, 2003 by and between PerfectData Corporation and Spray Products Corporation (incorporated by reference to the Registrant's Current Report on Form 8-K filed on October 9, 2003)
10.16	Agreement dated May 1, 2003 (the "Finder's Agreement") by and between Atlantis Equities, Inc. and SuperCom Ltd.*
10.17	Amendment dated June 30, 2003 to the Finder's Agreement*
10.18	Agreement dated June 11, 2003 by and between Belgravia Investment Partners LLC and PerfectData Corporation*
10.19	Form of Common Stock Purchase Warrant to be issued to Belgravia Investment Partners LLC†
23.1	Consent of KPMG LLP, Independent Accountants *
23.2	Consent of Kost, Forer & Gabbay, Independent Accountants *
23.3	Consent of BDO International, Independent Accountants *
23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinions filed as Exhibits 5.1 and 8.1) †
23.5	Consent of Wachtel & Masyr LLP (included in opinion filed as Exhibit 5.1) †
99.1	Form of PerfectData proxy card*
99.2	Form of SuperCom proxy card*

(1)	Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.
*	Filed with this registration statement.
†	To be filed by amendment.

Item 22.    Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(3) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 22nd day of October, 2003.

PerfectData Corporation
By: /s/ Harris A. Shapiro
Harris A. Shapiro Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Harris A. Shapiro	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 22, 2003
Harris A. Shapiro
/s/ Irene J. Marino	Chief Financial Officer (Principal Financial and Accounting Officer)	October 22, 2003
Irene J. Marino
/s/ Corey P. Schlossman	Director	October 22, 2003
Corey P. Schlossmann
/s/ Bryan Maizlish	Director	October 22, 2003
Bryan Maizlish
/s/ Timothy D. Morgan	Director	October 22, 2003
Timothy D. Morgan
/s/ Tracie Savage	Director	October 22, 2003
Tracie Savage

EXHIBIT INDEX

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of July 2, 2003, by and among PerfectData Corporation, SuperCom Ltd. and SuperCom Merger Sub Ltd. (1)
9.1	Form of SuperCom Voting Agreement dated July 2, 2003 (1)
9.2	Form of PerfectData Voting Agreement dated July 2, 2003 (1)
9.3	Form of Lock-Up Agreement dated July 2, 2003 (1)
10.6	Amendment dated June 20, 2003 to the Consulting Agreement.
10.14	PerfectData 2003 Equity Incentive Plan (1)
10.16	Agreement dated May 1, 2003 (the "Finder's Agreement") by and between Atlantis Equities, Inc. and SuperCom Ltd.
10.17	Amendment dated June 30, 2003 to the Finder's Agreement
10.18	Agreement dated June 11, 2003 by and between Belgravia Investment Partners LLC and PerfectData Corporation
23.1	Consent of KPMG LLP, Independent Accountants
23.2	Consent of Kost, Forer & Gabbay, Independent Accountants
23.3	Consent of BDO International, Independent Accountants
99.1	Form of PerfectData proxy card
99.2	Form of SuperCom proxy card

(1)	Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.